As filed with the Securities and Exchange Commission on January 30, 2017.

Registration No. 333-215609

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT No. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTERSTATE BANKS, INC.

(Name of Registrant as specified in its charter)

Florida	6022	59-3606741
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

1101 First Street South, Winter Haven, Florida 33880

(863) 293-4710

(Address and telephone number of principal executive offices)

Jennifer Idell

Senior Vice President and Chief Financial Officer

CenterState Banks, Inc.

1101 First Street South, Winter Haven, Florida 33880

(863) 293-4710

(Name, address and telephone number of agent for service)

Copy to:

John P. Greeley, Esquire Smith Mackinnon, PA 255 South Orange Avenue, Suite 1200 Orlando, Florida 32801 Phone: (407) 843-7300; Facsimile (407) 843-2448	Gustav L. Schmidt, Esquire Gunster, Yoakley & Stewart, PA Las Olas Centre 450 East Las Olas Boulevard, Suite 1400 Fort Lauderdale, Florida 33301-4206 Phone: (954) 468-1373; Facsimile (954) 888-2002

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement has become effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filed, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, please an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 14e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-party Tender Officer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell nor shall there be any sale of these securities in any jurisdiction in which such offer or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION DATED JANUARY 30, 2017.

CENTERSTATE BANKS, INC.	GATEWAY FINANCIAL HOLDINGS OF FLORIDA, INC.

Proxy Statement of the Gateway Banks Financial Holdings of Florida, Inc./Prospectus of CenterState Banks, Inc.

Up to 5,052,840 Shares of CenterState Banks, Inc. Common Stock

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

To the Shareholders of the Gateway Financial Holdings of Florida, Inc.:

Gateway Financial Holdings of Florida, Inc. (“Gateway”) and CenterState Banks, Inc. (“CenterState”) entered into an Agreement and Plan of Merger dated November 30, 2016 that provides for the combination of the two companies. Under the merger agreement, Gateway will merge with and into CenterState, with CenterState as the surviving company. Before the merger can be completed, Gateway shareholders must approve the merger agreement pursuant to Florida law. Holders of shares of Gateway common stock and Series A preferred stock (which we collectively refer to with the common stock as the “Gateway voting stock”) will vote to approve the merger agreement at a special meeting of shareholders to be held on March 16, 2017 at 4:30 p.m. No vote of CenterState shareholders is required to complete the merger. This document, which serves as Gateway’s proxy statement for the special meeting of its shareholders and as a prospectus for the shares of CenterState common stock to be issued in the merger to Gateway shareholders, gives you detailed information about the special meeting and the merger.

In the merger, each share of Gateway common stock (except for specified shares of Gateway common stock held by Gateway or CenterState and any dissenting shares) will be converted into the right to receive, at the shareholder’s election, either: (a) $18.00 in cash (which we refer to as the “Cash Consideration”), or (b) 0.95 shares of CenterState common stock (which we refer to as the “Stock Consideration”). Both the Cash Consideration and the Stock Consideration are subject to proration and adjustment procedures to ensure that 30% of the shares of Gateway common stock outstanding upon the closing of the merger receive the Cash Consideration.

The precise consideration that Gateway shareholders will receive if they elect the Cash Consideration or the Stock Consideration will not be known at the time that Gateway shareholders vote on the approval of the merger agreement or make an election. For a description of the consideration that Gateway shareholders will receive if they elect the Cash Consideration or the Stock Consideration, and the potential adjustments to this consideration, see “The Merger Agreement — Merger Consideration” beginning on page 72 of this proxy statement/prospectus and “The Merger Agreement — Election and Proration Procedures” beginning on page 74 of this proxy statement/prospectus.

Gateway may terminate the merger agreement if (i) the average closing price of CenterState common stock for a specified period prior to completion of the merger is less than $18.53, (ii) CenterState’s common stock under performs the Nasdaq Bank Index by more than 17.5% and (iii) CenterState does not elect to increase the Cash Consideration by a formula-based amount outlined in the merger agreement, as discussed in further detail on page 90 of this proxy statement/prospectus.

Based on the closing price of CenterState common stock on the Nasdaq Global Select Market on November 29, 2016, the last trading day before public announcement of the merger, of $22.46 the 0.95 exchange ratio represented $21.34 in value for each share of Gateway common stock. Based on the closing stock price of CenterState common stock on the Nasdaq Global Select Market on January 27, 2017, a date shortly before the date of this proxy statement/prospectus, of $24.91 the 0.95 exchange ratio represented $23.66 in value for each share of Gateway common stock. Because the value of CenterState’s stock is subject to fluctuation, the relative value of the Stock Consideration to be issued in the merger may be different than the Cash Consideration to be issued in the merger. We urge you to obtain current sale prices for the CenterState common stock. The CenterState common stock is traded on the Nasdaq Global Select Market under the symbol “CSFL.” The Gateway common stock is not traded on any established trading market.

The merger cannot be completed unless all necessary regulatory approvals are obtained and the shareholders of Gateway approve the merger agreement. Gateway is asking its shareholders to consider and vote on the merger proposal at a special meeting of shareholders and on a proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting. Approval of the merger agreement requires the affirmative vote of the holders of the majority of the outstanding shares of Gateway voting stock.

Whether or not you plan to attend the special meeting, please take the time to vote by following the voting instructions included in the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger agreement and FOR the adjournment proposal. If you do not vote your shares as instructed in the enclosed proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name” (i) the effect will be a vote against the merger agreement, and (ii) there will be no effect as to the adjournment proposal.

The Gateway board of directors has determined that the merger is fair to, and in the best interest of, Gateway and its shareholders and unanimously recommends that Gateway shareholders vote “FOR” approval of the merger agreement and “FOR” the approval of the other proposals described in this proxy statement/prospectus.

You should read this entire proxy statement/prospectus, including the appendices and the documents incorporated herein by reference, carefully because it contains important information about the special meeting and the merger. In particular, you should read carefully the information set forth under “Risk Factors” beginning on page 19 and which discusses the risks relating to the proposed merger.

On behalf of the Gateway board of directors, thank you for your prompt attention to this important matter.

Sincerely,

Shaun P. Merriman

Shaun P. Merriman

Chief Executive Officer

Gateway Financial Holdings of Florida, Inc.

The shares of CenterState common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of CenterState or Gateway, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated February     , 2017, and is being first mailed to Gateway shareholders on or about February     , 2017.

GATEWAY FINANCIAL HOLDINGS OF FLORIDA, INC.

1950 W. INTERNATIONAL SPEEDWAY BOULEVARD

DAYTONA BEACH, FLORIDA 32114

(368) 947-5404

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON MARCH 16, 2017

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Gateway Financial Holdings of Florida, Inc. (“Gateway”) will be held at the Oceanside Country Club, 75 N. Halifax Dr., Ormond Beach, FL 32176 on March 16, 2017, at 4:30 p.m. local time, for the following purposes:

1.	Approve Agreement and Plan of Merger. For holders of shares of Gateway common stock and Series A preferred stock to consider and vote upon a proposal to approve the Agreement and Plan of Merger dated November 30, 2016 (“merger agreement”) by and between Gateway and CenterState Banks, Inc. (“CenterState”) pursuant to which Gateway will merge with and into CenterState, with CenterState as the surviving company, as more fully described in the attached proxy statement/prospectus. You will find a copy of the merger agreement in Appendix A to this document.

2.	Adjourn or postpone the Special Meeting. For holders of Gateway common stock to consider and vote upon any proposal of the Gateway board of directors to adjourn or postpone the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

3.	Other business. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

We have fixed the close of business on January 27, 2017 as the record date for the Special Meeting. Only Gateway shareholders of record on that date are entitled to notice of, and to vote at, the Special Meeting. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Gateway common stock and Series A preferred stock, voting together as a single class.

Holders of Gateway common stock and Series A preferred Stock who comply with the provisions of Florida law relating to appraisal rights applicable to the Merger are entitled to assert appraisal rights under the Florida appraisal rights law, a copy of which is attached as Appendix D to this document.

The attached proxy statement/prospectus provides a detailed description of the Special Meeting, the merger, the documents related to the merger, and other related matters. We urge you to read carefully the proxy statement/prospectus, including any document incorporated by reference and its Appendices.

Your vote is very important. We cannot complete the proposed merger unless Gateway shareholders approve the merger agreement. You are cordially invited to attend the Special Meeting in person. Please vote, sign, date and return the enclosed proxy card in the self-addressed envelope as soon as possible, even if you plan to attend the Special Meeting. No additional postage is required if mailed within the United States. If you choose to attend the Special Meeting, then you may vote your shares in person, even if you have previously signed and returned your proxy card. If you hold your Gateway shares through a bank, broker or other nominee (commonly referred to as held in “street name”), then you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from them. You may revoke your proxy at any time prior to the Special Meeting as specified in the accompanying proxy statement/prospectus.

The Gateway board of directors has determined that the merger is fair to, and in the best interest of, Gateway and its shareholders. The Gateway board of directors unanimously recommends that Gateway shareholders vote “FOR” approval of the merger agreement and “FOR” approval of any proposal of the Gateway board of directors to adjourn or postpone the Special Meeting, if necessary.

By Order of the Board of Directors

Shaun P. Merriman

Shaun P. Merriman

Chief Executive Officer

February     , 2017

YOUR VOTE IS VERY IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENCLOSED RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING. THE AFFIRMATIVE VOTE OF HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF GATEWAY COMMON STOCK AND SERIES A PREFERRED STOCK, VOTING TOGETHER AS A SINGLE CLASS, IS REQUIRED FOR APPROVAL OF THE AGREEMENT.

WHERE YOU CAN FIND MORE INFORMATION

CenterState files annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (“SEC”). You may read and copy any materials that CenterState files with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the Public Reference Room. In addition, CenterState files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from CenterState by accessing CenterState’s website at www.centerstatebanks.com. Copies can also be obtained, free of charge, by directing a written request to:

CenterState Banks, Inc.

1101 First Street South

Winter Haven, Florida 33880

Attn: Corporate Secretary

CenterState has filed a Registration Statement on Form S-4 to register with the SEC up to 5,052,840 shares of CenterState common stock to be issued pursuant to the merger. This proxy statement/prospectus is a part of that Registration Statement on Form S-4. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the Registration Statement on Form S-4 or in the exhibits or schedules to the Registration Statement on Form S-4. You may read and copy the Registration Statement on Form S-4, including any amendments, schedules and exhibits, at the SEC’s Public Reference Room at the address set forth above. The Registration Statement on Form S-4, including any amendments, schedules and exhibits, is also available, free of charge, by accessing the websites of the SEC and CenterState or upon written request to CenterState at the address set forth above.

Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the Registration Statement on Form S-4. This proxy statement/prospectus incorporates important business and financial information about CenterState that is not included in or delivered with this document, including incorporating by reference documents that CenterState has previously filed with the SEC. These documents contain important information about CenterState and its financial condition. See “Documents Incorporated by Reference.” These documents are available free of charge upon written request to CenterState at the address listed above.

To obtain timely delivery of these documents, you must request them no later than March 9, 2017 in order to receive them before the Special Meeting of shareholders.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. CenterState supplied all information contained in, or incorporated by reference into, this proxy statement/prospectus relating to CenterState, and Gateway supplied all information contained in this proxy statement/prospectus relating to Gateway.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from what is contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to Gateway shareholders nor the issuance of CenterState common stock or the payment of cash by CenterState in the merger shall create any implication to the contrary.

No person has been authorized to give any information or make any representation about the merger or Gateway Financial Holdings of Florida, Inc. or CenterState Banks, Inc. that differs from, or adds to, the information in this proxy statement/prospectus or in documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

i

Appendix A —	Agreement and Plan of Merger dated November 30, 2016 by and between Gateway Financial Holdings of Florida, Inc. and CenterState Banks, Inc.
Appendix B —	Opinion of Hovde Group, LLC
Appendix C —	Opinion of Monroe Financial Partners, Inc.
Appendix D —	Provisions of Florida Business Corporation Act Relating to Appraisal Rights

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you may have about the special meeting and the proposed merger, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the special meeting and the proposed merger. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Q:	What am I being asked to vote on?

A:	You are being asked to vote to approve and adopt the Agreement and Plan of Merger, dated November 30, 2016, entered into between CenterState and Gateway, which we will refer to as the merger agreement, and provides for the merger of Gateway with and into CenterState. Immediately thereafter, Gateway’s wholly owned subsidiary banks (Gateway Bank of Florida, Gateway Bank of Central Florida, and Gateway Bank of Southwest Florida, which we collectively refer to as the “Gateway Banks”) will be merged with and into CenterState’s wholly owned subsidiary, CenterState Bank of Florida N.A. (“CenterState Bank”), with CenterState Bank being the surviving subsidiary bank of CenterState. Under applicable law, the shareholders of Gateway must vote to approve the merger agreement because Gateway will be merged out of existence, and Gateway shareholders receiving shares of CenterState common stock as a result of the merger will become CenterState shareholders. A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A.

In addition, Gateway shareholders are being asked to approve a proposal referred to as the Adjournment Proposal, providing for one or more adjournments of the Gateway Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes to approve the merger agreement at the time of the Special Meeting.

Q:	Why do CenterState and Gateway want to merge?

A:	We believe the combination of CenterState and Gateway will create one of the leading and profitable community banking franchises in the State of Florida. The Gateway board of directors has determined that the merger is fair to, and in the best interest of, Gateway and its shareholders, and unanimously recommends that Gateway shareholders vote for approval of the merger agreement. You should review the reasons for the merger described in greater detail under “The Merger — Gateway’s Reasons for the Merger; Recommendation of the Gateway Board of Directors” and “The Merger — CenterState’s Reasons for the Merger.”

Q:	What will I receive in the merger?

A:	If the merger is completed, each issued and outstanding share of Gateway common stock will be converted into the right to receive, at the election of the holder thereof (subject to the proration procedures described below): (a) $18.00 in cash (which we refer to as the “Cash Consideration”); or (b) 0.95 shares of CenterState common stock (which we refer to as the “Stock Consideration”).

However, the foregoing does not apply to the following: (i) any shares of Gateway common stock held as treasury stock or owned by CenterState, CenterState Bank or any of the Gateway Banks or by any of their respective subsidiaries (other than any such shares owned in a fiduciary capacity or as a result of debts previously contracted), which will each be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (the shares in (i) are referred to as “excluded shares”) and (ii) shares of Gateway common stock held by Gateway shareholders who have perfected and not effectively withdrawn a demand for, or lost the right to, appraisal under Florida law, which shall be entitled to the appraisal rights provided under Florida law as described under “The Merger — Appraisal Rights for Gateway Shareholders”

beginning on page 68 of this proxy statement/prospectus (the shares in (ii) are referred to as “dissenting shares”). Gateway shareholders may elect to receive all cash, all stock or cash for some of their shares and stock for the remaining shares they own, subject to the election and proration procedures set forth in the merger agreement. The total number of shares of Gateway common stock that will be converted into the Cash Consideration is fixed at 30% of the total number of shares of Gateway common stock outstanding at the time the merger becomes effective. As a result, if the aggregate number of shares with respect to which a valid cash election has been made exceeds this limit, shareholders who elect the oversubscribed amount will receive a mixture of both cash and stock consideration in accordance with the proration procedures set forth in the merger agreement.

CenterState will not issue any fractional shares of CenterState common stock in the merger. Rather, Gateway shareholders who would otherwise be entitled to a fractional share of CenterState common stock upon the completion of the merger will instead receive an amount in cash equal to such fractional part of a share of CenterState common stock multiplied by the average closing price per share of CenterState common stock on the Nasdaq Global Select Market for the 10 trading day period ending on the later of (i) the date on which the last required regulatory approval is obtained without regard to any requisite waiting period, or (ii) the date on which the Gateway shareholders approve the merger agreement.

Q:	Will Gateway shareholders receive the form of consideration they elect?

A:	Each Gateway shareholder may not receive the exact form of consideration that such shareholder elects in the merger. It is currently estimated that, if the merger is completed, CenterState will issue approximately 4.2 million shares of CenterState common stock and the amount of cash to be paid to Gateway shareholders will be approximately $34.4 million based on the number of Gateway shares outstanding at December 31, 2016. Under the proration and adjustment procedures provided for in the merger agreement, the total number of shares of Gateway common stock (other than excluded shares), as a whole, that will receive the Cash Consideration is 30% of the shares of Gateway common stock outstanding upon the closing of the merger. Holders of shares of Gateway common stock (other than excluded shares and dissenting shares) who make no election or an untimely election (the “no election shares”) will receive the Stock Consideration, subject to the proration procedure that is intended to assure that 30% of the shares of Gateway common stock outstanding upon the closing of the merger receive the Cash Consideration. The mix of consideration payable to Gateway shareholders who elect to receive the Cash Consideration or the Stock Consideration will not be known until the results of the elections made by Gateway shareholders are tallied, which will not occur until near or after the closing of the merger. The greater the oversubscription of those electing to receive the Stock Consideration, the less stock and more cash a Gateway shareholder making the stock election will receive. Conversely, the greater the oversubscription of those electing to receive the Cash Consideration, the less cash and more stock a Gateway shareholder making the cash election will receive. See “The Merger Agreement — Election and Proration Procedures — Proration Procedures” beginning on page 74 of this proxy statement/prospectus.

Q:	How do Gateway shareholders make their election to receive cash, or shares of CenterState common stock or a combination of both?

A:

An election form will be mailed on a date to be mutually agreed by Gateway and CenterState that is 30 to 45 days prior to the anticipated closing date of the merger or on such other date as CenterState and Gateway mutually agree (the “election form mailing date”) to each holder of record of shares of Gateway common stock as of the close of business on the fifth business day prior to such mailing (the “election form record date”). CenterState will also make one or more election forms available, if requested, to each person that subsequently becomes a holder or beneficial owner of shares of Gateway common stock. Each Gateway shareholder should complete and return the election form according to the instructions included with the form. The election form will be provided to Gateway shareholders under separate cover and is not being provided with this document. The election deadline will be 5:00 p.m., Eastern time, on the twenty-fifth day following the election form mailing date (or such other time and date as CenterState and Gateway shall agree) (the “election deadline”). CenterState and Gateway will cooperate to issue a press release announcing the date of the election deadline at least five business days prior to, and no more than 15 business days before, the election deadline. See “The Merger Agreement — Election and Proration Procedures — Election Materials and Procedures” beginning on page 74 of this proxy statement/prospectus.

If you own shares of Gateway common stock in “street name” through a bank, broker or other nominee and you wish to make an election, you should seek instructions from the bank, broker or other nominee holding your shares concerning how to make an election.

Q:	What happens if a Gateway shareholder does not make a valid election to receive cash or CenterState common stock?

A:	If a Gateway shareholder does not return a properly completed election by the election deadline, such shareholder will be deemed to have made an election to receive the Stock Consideration, and his or her shares of Gateway common stock (other than excluded shares and proposed dissenting shares) will be converted into the right to receive the Stock Consideration with respect to such shares of Gateway common stock, subject to the proration procedures that are intended to assure that 30% of the shares of Gateway common stock outstanding upon the closing of the merger receive the Cash Consideration. See “The Merger Agreement — Merger Consideration” beginning on page 72 of this proxy statement/prospectus.

Q:	Will the value of the Stock Consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:	Yes, the value of the Stock Consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of CenterState common stock. In the merger, holders of Gateway common stock who receive all or a portion of their merger consideration as Stock Consideration will receive a fraction of a share of CenterState common stock for each share of Gateway common stock they hold. Any fluctuation in the market price of CenterState common stock after the date of this proxy statement/prospectus will change the value of the shares of CenterState common stock that Gateway shareholders will receive. Based on the closing price of CenterState common stock on the Nasdaq Global Select Market on November 29, 2016, the last full trading day before the public announcement of the merger, of $22.46, the value of the Stock Consideration was $21.34. Based on the closing stock price of CenterState common stock on the Nasdaq Global Select Market on January 27, 2017, a date shortly before the date of this proxy statement/prospectus, of $24.91 the 0.95 exchange ratio represented $23.66 in value for each share of Gateway common stock. We urge you to obtain current market quotations for shares of CenterState common stock.

Q:	What will happen if the trading price of CenterState common stock changes significantly prior to completion of the Merger?

A:	Because the Merger Consideration is fixed, and it was based on an Initial CenterState Market Price of $22.46 in November 2016, CenterState and Gateway agreed to include provisions in the merger agreement by which Gateway would have an opportunity to terminate the merger agreement in the event the average closing price of the CenterState common stock is (i) less than $18.53 during a specified time prior to completion of the merger and (ii) the CenterState stock price under performs an index of stock prices of banks listed on the Nasdaq Stock Market by more than 17.5%. However, Gateway may not use this provision to terminate the merger agreement unless it first gives CenterState an opportunity to pay an additional amount in cash to Gateway shareholders (as determined in accordance with a formula contained in the merger agreement) to increase the value of the consideration payable and CenterState declines to pay such additional amount.

Q:	How will this adjustment work?

A:	The merger agreement includes a formula for determining (i) whether Gateway has the right to terminate the merger agreement due to a change in the price of the CenterState common stock, and (ii) the amount of any required adjustment to the merger consideration in order to preclude such termination. Pursuant to this formula:

(i)	If the average closing price of the CenterState common stock during a 10-day period prior to a specified determination date close to the closing of the merger is less than $18.53 per share (that is, a decline of more than 17.5% from the Initial CenterState Market Price of $22.46 per share), and

(ii)	That decline, on a percentage basis, is greater than any corresponding decline in the Nasdaq Bank Index during the same period by at least 17.5%, then

(iii)	Gateway’s board of directors would have the right to terminate the merger agreement unless CenterState increases the amount of the Cash Consideration by an amount sufficient to result in aggregate merger consideration equal to a maximum of $18.53 for each share of Gateway common stock (or such lesser amount as adjusted for the performance of the Nasdaq Bank Index).

For additional information on this termination provision, please see page 90 of this proxy statement/prospectus.

The value of the shares of CenterState common stock to be issued in the merger will fluctuate between now and the closing date of the merger. You should obtain current sale prices for the CenterState common stock. The CenterState common stock is traded on the Nasdaq Global Select Market under the symbol “CSFL.”

Q:	Should I send in my stock certificates now?

A:	No. You should wait until you receive the election form that will be mailed on the date that is 30 to 45 days prior to the anticipated closing date of the merger, and then you should submit your Gateway stock certificates along with the completed election form. At the time the election form is sent to you, it will be accompanied by instructions explaining how to complete the form and deliver the form and your stock certificates to Continental Stock Transfer and Trust Company, the exchange agent, in an envelope that will be provided.

Q:	How will the merger impact Gateway option awards?

A:	If the merger is completed, each option to acquire shares of Gateway common stock which is then outstanding will automatically become vested and be converted into an option to purchase that number of shares of CenterState common stock equal to the number of shares of Gateway common stock to which the option holder is entitled to purchase multiplied by the Stock Consideration of 0.95 (rounded to the nearest whole share). The exercise price will equal the Gateway exercise price divided by 0.95 (rounded to the nearest cent). Gateway had a total of 1,220,348 stock options outstanding at December 31, 2016, of which 1,058,093 were vested and 162,255 were not vested.

Q:	What will happen to the Gateway Series B Preferred Stock?

A:	At or prior to the merger and subject to the receipt of any necessary regulatory approval, Gateway will redeem the outstanding shares of Series B Preferred Stock for an amount not to exceed the $2,596,000 face amount of such securities plus accrued and unpaid dividends through the date of redemption.

Q:	What will happen to the Gateway Banks following the merger?

A.	Immediately following the merger, each of the Gateway Banks will be merged with and into CenterState Bank.

Q:	Does the Gateway board of directors support the merger?

A:	Yes. The Gateway board of directors has determined that the merger is fair to, and in the best interest of, Gateway’s shareholders and unanimously recommends that shareholders vote for approval and adoption of the merger agreement and the merger. In that regard, Gateway’s directors have entered into shareholder voting agreements with CenterState under which they have agreed, among other things, to vote all of the shares they beneficially own for approval of the merger agreement. A total of 1,237,680 shares of Gateway voting stock, representing approximately 19.4% of the outstanding shares of Gateway voting stock entitled to vote at the Special Meeting, are subject to these shareholder voting agreements.

Q:	When and where is the Special Meeting of Gateway shareholders?

A:	The Gateway Special Meeting will take place on March 16, 2017, at 4:30 p.m., local time, at the Oceanside Country Club, 75 N. Halifax Drive, Ormond Beach, FL 32176.

Q:	Who can vote at the Special Meeting of Gateway shareholders?

A:	You can vote at the Special Meeting if you own shares of Gateway voting stock at the close of business on January 27, 2017, the record date for the Special Meeting. As of the close of business on that date, approximately 6,376,175 shares of Gateway voting stock were outstanding.

Q:	What vote is required to approve the merger agreement?

A:	Approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Gateway voting stock (i.e., common stock and Series A preferred stock) outstanding on the record date, voting together as a single class. Shareholders will have one vote for each share of Gateway voting stock owned by them.

Q:	What do I need to do now?

A:	Please read this proxy statement/prospectus and decide how you wish to vote your shares and then indicate that vote on the proxy card included with this proxy statement/prospectus. Sign and return the proxy card in the enclosed prepaid return envelope marked “Proxy” as soon as possible, so that your shares may be represented and voted at the Special Meeting to be held on January 27, 2017.

Q:	What if I do not vote?

A:	If you do not vote, it (i) will have the same effect as voting your shares against the merger, and (ii) will have no effect on the Adjournment Proposal.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. There are three ways in which you may revoke your proxy and change your vote. First, you may send a written notice to the Corporate Secretary of Gateway, stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may attend the Special Meeting and vote in person. Simply attending the Special Meeting, however, will not revoke your proxy.

Q:	When do you expect the merger to be completed?

A:	We expect the merger to be completed in the second quarter of 2017. We are working towards completing the merger as quickly as possible. To do so, the shareholders of Gateway must approve the merger agreement and CenterState must obtain the bank regulatory approvals that are necessary to complete the merger and other conditions must be satisfied. See “The Merger Agreement — Conditions to Completion of the Merger.”

Q:	Can I exercise dissenters’ rights in connection with the merger?

A:	Yes. If you want to exercise appraisal rights and receive fair value of shares of Gateway voting stock in cash instead of the merger consideration, then you must file a written objection with Gateway prior to the Special Meeting stating, among other things, that you will exercise your right to dissent if the merger is completed. Also, you may not vote in favor of the merger agreement and must follow other procedures, both before and after the Special Meeting, as described in Appendix D to this proxy statement/prospectus. Note that if you return a signed proxy card without voting instructions or with instructions to vote “FOR” the merger agreement, then your shares will automatically be voted in favor of the merger agreement and you will lose all appraisal rights available under Florida law. See “The Merger — Appraisal Rights for Gateway Shareholders.”

Q:	What are the U.S. federal income tax consequences of the merger to Gateway shareholders?

A:	The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer as the “Code.” Accordingly, a Gateway shareholder generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the CenterState common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of Gateway common stock surrendered) and (2) the amount of cash received pursuant to the merger. Further, a Gateway shareholder generally will recognize gain or loss with respect to cash received instead of fractional shares of CenterState common stock that the Gateway common shareholder would otherwise be entitled to receive. For further information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	Whom should I call with questions or to obtain additional copies of this proxy statement/prospectus?

A:	Gateway shareholders should contact David Maholias, at Gateway Financial Holdings of Florida, Inc., 1950 W. International Speedway Boulevard, Daytona Beach, Florida 32114; telephone (368) 947-5404.

SUMMARY

This following summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire proxy statement/prospectus and the other documents to which we refer to understand fully the merger. See “Where You Can Find More Information” on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this proxy statement/prospectus. Gateway and CenterState encourage you to read the merger agreement because it is the legal document that governs the merger.

Risk Factors (see page 19)

You should consider in particular the factors as described under “Risk Factors”.

Information regarding CenterState and Gateway (see pages 93 and 94)

CenterState Banks, Inc.

1101 First Street South

Winter Haven, Florida

33880(863) 293-4710

CenterState is a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), which owns all the outstanding shares of CenterState Bank. Headquartered in Winter Haven, Florida between Orlando and Tampa, CenterState provides a full range of consumer and commercial banking services to individuals, businesses and industries through its 68 full service banking locations in 24 counties throughout Florida and through a loan production office in Macon, Georgia. CenterState Bank also operates a correspondent banking and bond sales division and owns R4ALL, Inc. (“R4ALL”), which acquires and disposes of troubled assets from CenterState Bank. At September 30, 2016, CenterState had total consolidated assets of $5.0 billion, total consolidated loans of $3.3 billion, total consolidated deposits of $4.1 billion, and total consolidated shareholders’ equity of $552.8 million. CenterState’s common stock is listed on the Nasdaq Global Select Market under the symbol “CSFL”.

Gateway Financial Holdings of Florida, Inc.

1950 W. International Speedway Boulevard

Daytona Beach, Florida 32114

(368) 947-5404

Gateway is a multi-bank holding company incorporated under the laws of the State of Florida in 2005, which owns all of the outstanding shares of the Gateway Banks, which are state chartered commercial banks that are engaged in providing a variety of commercial banking and related financial products and services through their nine banking locations in East, Central and West Florida. At September 30, 2016, Gateway had total consolidated assets of $879.7 million, total consolidated loans of $542.6 million and total consolidated deposits of $721.3 million. Total shareholders’ equity at September 30, 2016 was $85.0 million.

Pending Acquisition of Platinum Bank Holding Company

On October 17, 2016, CenterState entered into an agreement to acquire Platinum Bank Holding Company (“PBHC”), the holding company of Platinum Bank. The transaction was approved by the boards of directors of each of CenterState and PBHC and is expected to close in the second quarter of 2017. Completion of the transaction is subject to customary closing conditions, including receipt of required regulatory approvals and approval of PBHC’s shareholders. Under the terms of the agreement, holders of PBHC common stock will receive 3.7832 shares of CenterState common stock and $7.60 in cash for each share of PBHC common stock, which equates to an aggregate transaction value of approximately $83.8 million (comprised of approximately 74.5 million of CenterState common stock and $9.3 million of cash).

At September 30, 2016, PBHC had total consolidated assets of approximately $584.1 million, total consolidated loans, net of allowance for loan losses, of approximately $447.3 million, and total consolidated deposits of approximately $493.1 million. PBHC’s total common shareholders’ equity at September 30, 2016 was approximately $47.4 million.

Gateway Special Meeting (see page 34)

The Special Meeting of Gateway shareholders will be held on March 16, 2017, at 4:30 p.m., local time, at the Oceanside Country Club, 75 N. Halifax Drive, Ormond Beach, FL 32176. At the Special Meeting:

•	holders of Gateway common stock and Series A preferred stock will be asked to vote on the proposal to approve the merger agreement;

•	holders of Gateway common stock will be asked to vote on any proposal of the Gateway board of directors to adjourn or postpone the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the merger agreement; and

•	holders of Gateway common stock will be asked to vote on any other matters as may properly be brought before the Special Meeting or any adjournment or postponement of the Special Meeting.

You can vote at the Special Meeting if you owned Gateway voting stock as of the close of business on January 27, 2017. On that date, there were an aggregate of 6,376,175 shares of Gateway voting stock outstanding and entitled to vote, approximately 11.8% of which were owned and entitled to be voted by Gateway directors and executive officers and their affiliates. As of the record date, neither CenterState nor any of its directors or executive officers owned or had the right to vote any of the outstanding shares of Gateway voting stock. You can cast one vote for each share of Gateway voting stock you owned on that date.

In order to approve the merger agreement, the holders of at least a majority of the outstanding shares of Gateway voting stock entitled to vote, and voting together as a single class, must vote in favor of doing so. Gateway’s directors have entered into shareholder voting agreements with CenterState under which they have agreed, among other things, to vote all of the shares they beneficially own for approval of the merger agreement. A total of 1,237,680 shares of Gateway voting stock, representing approximately 19.4% of the outstanding shares of Gateway voting stock entitled to vote at the Special Meeting, are subject to these shareholder voting agreements.

The Merger (see page 38)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated by reference herein. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

In the merger, Gateway will merge with and into CenterState, with CenterState as the surviving company. It is expected that immediately after the effective time of the merger each of, the Gateway Banks will merge into CenterState Bank, with CenterState Bank as the surviving bank. We refer to the merger of CenterState Bank and the Gateway Banks as the “bank merger.”

Closing and Effective Time of the Merger (see page 72)

The closing date is expected to occur during the second quarter of 2017. The merger will become effective at such time as the articles of merger are filed with the Secretary of State of Florida or such other time as may be specified in the articles of merger.

Merger Consideration (see page 72)

Gateway shareholders have a choice that will impact the consideration that they will receive in the merger. Gateway shareholders will have the right to make either a cash election to receive the Cash Consideration, which is $18.00 in cash, or a stock election to receive the Stock Consideration, which is 0.95 of a share of CenterState common stock, for each of their Gateway shares. In the election, Gateway shareholders may elect to receive all cash, all stock or cash for some of their shares and stock for the remainder of the shares they own, and subject to the election and proration procedures set forth in the merger agreement. The total number of shares of Gateway common stock that will be converted into the Cash Consideration is fixed at 30% of the total number of shares of Gateway common stock outstanding at the time the merger becomes effective. As a result, if the aggregate number of shares with respect to which a valid cash or stock election has been made exceeds the limit, shareholders who elect the form of consideration that has been oversubscribed will receive a mixture of both cash and stock consideration in accordance with the proration procedures set forth in the merger agreement and described further under “The Merger Agreement — Election and Proration Procedures” beginning on page 74 of this proxy statement/prospectus. Holders of shares of Gateway common stock (other than excluded shares and dissenting shares) who make no election or an untimely election will receive the Stock Consideration, subject to these proration procedures.

No holder of Gateway common stock will be issued fractional shares of CenterState common stock in the merger. Each holder of Gateway common stock who would otherwise have been entitled to receive a fraction of a share of CenterState common stock will receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of CenterState common stock multiplied by the average closing price of CenterState common stock, as recorded on the Nasdaq Global Select Market, for the ten trading day period ending on the later of (i) the date on which the last required regulatory approval is obtained without regard to any requisite waiting period, or (ii) the date on which the Gateway shareholders approve the merger agreement. See “The Merger Agreement — Merger Consideration” beginning on page 72 of this proxy statement/prospectus.

The precise consideration that Gateway shareholders will receive if they elect the Cash Consideration or the Stock Consideration will not be known at the time that Gateway shareholders vote on the approval of the merger agreement or make an election. For a description of the consideration that Gateway shareholders will receive if they elect the Cash Consideration or the Stock Consideration, and the potential adjustments to this consideration, see “The Merger Agreement — Merger Consideration” beginning on page 72 of this proxy statement/prospectus and “The Merger Agreement — Election and Proration Procedures” beginning on page 74 of this proxy statement/prospectus.

Gateway may terminate the merger agreement if (i) the average closing price of CenterState common stock for a specified period prior to completion of the merger is less than $18.53, and (ii) CenterState’s common stock under performs that Nasdaq Bank Index by more than 17.5%. However, Gateway may not use this provision to terminate the merger agreement unless it first gives CenterState an opportunity to make an adjustment of the merger consideration so that, at the closing of the merger, the aggregate merger consideration will be within the allowable range (17.5%) of the merger consideration as determined by reference to the $22.46 Initial CenterState Market Price.

For additional information on this termination provision, please see page 90 of this proxy statement/prospectus.

The value of the shares of CenterState common stock to be issued in the merger will fluctuate between now and the closing date of the merger. You should obtain current sale prices for the CenterState common stock. The CenterState common stock is traded on the Nasdaq Global Select Market under the symbol “CSFL.” The Gateway common stock is not traded on any established trading market.

Election and Proration Procedures (see page 74)

Both the Cash Consideration and the Stock Consideration are subject to proration and adjustment procedures, depending on the aggregate elections of the Gateway shareholders. If a Gateway shareholder elects cash, and the product of the number of shares with respect to which cash elections have been made multiplied by the Cash Consideration of $18.00 (such product, the “cash election amount”) is greater than the product of $18.00 multiplied by the total number of shares of Gateway common stock (other than excluded shares) issued and outstanding immediately prior to the effective time of the merger, and multiplied further by 30% (the “available cash election amount”), such shareholder will receive for each share of Gateway common stock for which such shareholder elects cash:

•	an amount in cash (without interest) equal to $18.00 multiplied by a fraction, the numerator of which shall be the available cash election amount and the denominator of which shall be the cash election amount (such fraction, the “cash fraction”); and

•	a number of validly issued, fully paid and non-assessable shares of CenterState common stock equal to the product of the Stock Consideration of 0.95 multiplied by a fraction equal to one minus the cash fraction

If the available cash election amount is greater than the cash election amount, then the exchange agent shall select first among the no election shares by a pro rata selection process, and then (if necessary) from among the remaining stock election shares, by a pro rata selection process, a sufficient number of stock election shares to instead receive the Cash Consideration such that the cash election amount equals as closely as practicable, but does not exceed, the available cash election amount. Accordingly, for such a Gateway shareholder electing the Stock Consideration, but subject to proration, such shareholder will receive for each share of Gateway common stock for which such shareholder elects stock:

•	an amount of cash (without interest) equal to the amount of the excess of the available cash election amount over the cash election amount divided by the number of shares of Gateway common stock for which stock elections were made; and

•	a number of validly issued, fully paid and non-assessable shares of CenterState common stock equal to the product of (i) the Stock Consideration of 0.95 multiplied by (ii) a fraction, the numerator of which shall be the difference between (a) $18.00 minus (b) the amount of cash calculated in the immediately preceding bullet, and the denominator of which shall be $18.00.

The greater the oversubscription of the stock election, the less stock and more cash a Gateway shareholder making the stock election will receive. Conversely, the greater the oversubscription of the cash election, the less cash and more stock a Gateway shareholder making the cash election will receive. For additional detail and for illustrative examples, see “The Merger Agreement — Election and Proration Procedures” beginning on page 74 of this proxy statement/prospectus.

Equivalent Gateway Per Share Value

CenterState common stock trades on the Nasdaq Global Select Market under the symbol “CSFL.” The Gateway common stock is not listed or traded on any established securities exchange or quotation system. The following table presents the closing price of CenterState common stock on November 29, 2016, the last trading day before the date of the public announcement of the merger agreement, and January 27, 2017, a date shortly before the date of this proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of Gateway common stock on those dates, calculated by multiplying the closing sales price of CenterState common stock on those dates by 0.95.

Date	CenterState closing sale price	Equivalent Gateway per share value
November 29, 2016	$22.46	$21.34
January 27, 2017	$24.91	$23.66

The value of the shares of CenterState common stock to be issued in the merger will fluctuate between now and the closing date of the merger. You should obtain current sale prices for the CenterState common stock.

Surrender of Stock Certificates (see page 77)

Promptly after the effective time of the merger, CenterState’s exchange agent, Continental Stock Transfer and Trust Company, will mail to each holder of record of Gateway common stock (other than a holder of dissenting shares) a letter of transmittal and instructions for the surrender of the holder’s Gateway stock certificate(s) for the merger consideration (including cash in lieu of any fractional CenterState shares) and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.

Please do not send in your certificate until you receive these instructions.

Material U.S. Federal Income Tax Consequences of the Merger (see page 65)

It is expected that the merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). As a tax-free reorganization, the holders of shares of Gateway common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of their shares in the merger, except to the extent of the total Cash Consideration and cash in lieu of any fractional shares of CenterState common stock. The U.S. federal income tax consequences described above may not apply to all holders of Gateway common stock. Tax matters are very complicated and the consequences of the merger to any particular Gateway shareholder will depend on that shareholder’s particular facts and circumstances. You should consult your own tax advisor to determine the particular tax consequences of the merger to you.

Appraisal Rights (see page 68 and Appendix D to this proxy statement/prospectus)

Under Florida law, Gateway shareholders have the right to dissent from the merger and receive a cash payment equal to the fair value of their shares of Gateway common stock instead of receiving the merger consideration. To exercise appraisal rights, Gateway shareholders must strictly follow the procedures established by Sections 607.1301 through 607.1333 of the Florida Business Corporation Act (“FBCA”), which include filing a written objection with Gateway prior to the Special Meeting stating, among other things, that the shareholder will exercise his or her right to dissent if the merger is completed, and not voting for approval of the merger agreement.

Gateway’s Reasons for the Merger; Recommendation of the Gateway Board of Directors (see page 42)

The Gateway board of directors has determined that the merger is fair, and in the best interests of, Gateway and its shareholders and unanimously recommends that Gateway shareholders vote “FOR” approval of the merger agreement and “FOR” the approval of the other proposals described in this proxy statement/prospectus.

In determining whether to approve the merger agreement, the Gateway board of directors consulted with certain of its senior management and with its legal and financial advisors. In arriving at its determination, the Gateway board of directors also considered the factors described under “The Merger — Gateway’s Reasons for the Merger; Recommendation of the Gateway Board of Directors.”

Opinion of Hovde Group, LLC, Financial Advisor of Gateway (see page 43 and Appendix B)

On November 30, 2016, Hovde Group, LLC (“Hovde”) provided the Gateway board of directors with a written opinion regarding the fairness of the merger consideration to be received by Gateway shareholders from a financial point of view.

The Hovde opinion was directed to the Gateway board of directors and relates only to the fairness of the merger consideration to be received by Gateway shareholders, from a financial point of view. Hovde’s opinion does not address any other aspect of the merger and is not a recommendation to any Gateway shareholder as to how such shareholder should vote at the Special Meeting.

The full text of the Hovde’s November 30, 2016 opinion is included as Appendix B to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde in rendering its opinion. The description of the opinion is qualified in its entirety by reference to the opinion. Gateway shareholders are urged to read the entire opinion carefully in connection with their consideration of the merger agreement.

Opinion of Monroe Financial Partners, Inc., Financial Advisor of Gateway (see page 50 and Appendix C)

On November 30, 2016, Monroe Financial Partners, Inc. (“Monroe”) provided the Gateway board of directors with a written opinion regarding the fairness of the merger consideration to be received by Gateway shareholders from a financial point of view.

The Monroe opinion was directed to the Gateway board of directors and relates only to the fairness of the merger consideration to be received by Gateway shareholders, from a financial point of view. Monroe’s opinion does not address any other aspect of the merger and is not a recommendation to any Gateway shareholder as to how such shareholder should vote at the Special Meeting.

The full text of the Monroe’s November 30, 2016 opinion is included as Appendix C to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Monroe in rendering its opinion. The description of the opinion is qualified in its entirety by reference to the opinion. Gateway shareholders are urged to read the entire opinion carefully in connection with their consideration of the merger agreement.

Interests of Gateway Directors and Executive Officers in the Merger (see page 62)

Some of the executive officers and directors of Gateway have interests in the merger that are in addition to, or different from, the interests of Gateway’s shareholders generally. These interests include the following:

•	The merger agreement provides for the acceleration of the vesting of the Gateway stock options and the conversion of such options into options exercisable for shares of CenterState common stock;

•	Certain Gateway executives are entitled to certain payments pursuant to the termination of their existing change in control agreements and supplemental retirement plan agreements between the executives and Gateway;

•	Certain the Gateway Banks officers have entered into employment agreements with CenterState Bank, effective as of the closing of the merger; and

•	Gateway’s directors and executive officers will be entitled to indemnification by CenterState with respect to claims arising from matters occurring at or prior to the closing of the merger and to coverage under a directors’ and officers’ liability insurance policy for six years after the merger.

These interests are discussed in more detail in the Section entitled “The Merger — Interests of Gateway Executive Officers and Directors in the Merger.” The Gateway board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

Treatment of Gateway Stock Options (see page 78)

If the merger is completed, each option to acquire shares of Gateway common stock which is then outstanding will automatically become vested and be converted into an option to purchase that number of shares of CenterState common stock equal to the number of shares of Gateway common stock to which the option holder is entitled to purchase multiplied by the Stock Consideration of 0.95 (rounded to the nearest whole share). The exercise price will equal the Gateway exercise price divided by 0.95 (rounded to the nearest cent).

Regulatory Approvals (see page 67)

The merger and the bank mergers are subject to various regulatory approvals, including approvals from the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Office of the Comptroller of the Currency (“OCC”). The approval of the Federal Reserve has been received. Notifications and/or applications requesting approvals for the merger or for the bank mergers may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. The parties have filed notices and applications to obtain the necessary regulatory approvals. Although the parties currently believe they should be able to obtain all regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on the combined company after the completion of the merger. We make no assurance that the regulatory approvals received will not contain any condition, or carryover of any condition applicable to Gateway or the Gateway Banks, that would increase any of the minimum regulatory capital requirements of CenterState following the merger or of CenterState Bank following the bank mergers. It is a condition to CenterState’s obligation to complete the merger that no such regulatory condition be imposed. The regulatory approvals to which the completion of the merger and bank merger are subject are described in more detail under the section entitled “The Merger — Conditions to Completion of the Merger.”

Conditions to Completion of the Merger (see page 88)

The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including:

•	the approval of the merger agreement by Gateway shareholders;

•	the authorization for listing on the Nasdaq Global Select Market of the shares of CenterState common stock to be issued in the merger;

•	the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”);

•	the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank mergers or the other transactions contemplated by the merger agreement;

•	the receipt of all regulatory approvals required to consummate the transactions contemplated by the merger agreement, without any materially burdensome regulatory conditions or any commitments, conditions, restrictions or understandings which, individually or in the aggregate, would constitute a material adverse effect on CenterState and CenterState Bank, taken as a whole, after giving effect to the transactions contemplated by the merger agreement;

•	accuracy, generally in all material respects, of CenterState’s and Gateway’s respective representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement);

•	performance in all material respects by CenterState and Gateway of their respective obligations under the merger agreement;

•	the absence of any event which has resulted in a material adverse effect on the other, and the absence of any condition, event, fact, circumstance or other occurrence that is reasonably expected to have a material adverse effect on the other; and

•	as a condition to CenterState’s obligation to complete the merger, (i) that any dissenting shares constitute less than 7.5% of the outstanding shares of Gateway’s common stock, (ii) that the consummation of the merger will not trigger any “excess parachute payment” under the Internal Revenue Code, and (iii) that all change in control agreements, salary continuation agreements, severance agreements, employment agreements, and similar compensation arrangements between Gateway and/or the Gateway Banks and any officer, director or employee shall be amended or terminated as of the effective time of the merger.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Third Party Proposals (see page 85)

Gateway has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than CenterState, and to certain related matters. The merger agreement does not, however, prohibit Gateway from considering prior to the Special Meeting an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met.

Termination (see page 89)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by Gateway shareholders:

•	by mutual written consent of CenterState and Gateway;

•	by either CenterState or Gateway, if a regulatory or other governmental authority that must grant a requisite regulatory approval has denied approval of the merger or the bank mergers and such denial has become final and non-appealable or a regulatory or other governmental authority has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the completion of the merger or the bank mergers (provided that the denial is not attributable to the failure of the party seeking to terminate the merger agreement to perform any covenant in the merger agreement required to be performed prior to the effective time of the merger), which we refer to as a “Regulatory Nonapproval”;

•	by either CenterState or Gateway, if the merger has not been completed by August 27, 2017, unless the failure to complete the merger by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

•	by either CenterState or Gateway, if there is a breach by the other party of any representation, warranty, covenant or other agreement set forth in the merger agreement, that would, individually or in the aggregate, result in the failure to satisfy the closing conditions of the party seeking termination and such breach is not cured within 20 days following written notice to the breaching party or by its nature or timing cannot be cured within that time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

•	by CenterState, if (i) the Gateway board of directors fails to recommend that the Gateway shareholders approve the merger agreement or withdraws or modifies, in a manner adverse to CenterState, such recommendation or makes, or causes to be made, any third party or public communication proposing or announcing an intention to withdraw or modify, in any manner adverse to CenterState, such recommendation (referred to as a “change in recommendation”), or (ii) Gateway materially breaches any of the provisions of the merger agreement relating to third party proposals;

•	by Gateway, prior to obtaining the approval of the merger agreement by the Gateway shareholders, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to third party proposals (provided that Gateway has not materially breached any such provisions and pays CenterState the required termination fee);

•	by either CenterState or Gateway, if the Gateway shareholders fail to approve the merger agreement at a duly held meeting of Gateway shareholders or any adjournment or postponement thereof (provided that the board of directors of Gateway has not failed to recommend that Gateway shareholders approve the merger agreement and Gateway has not materially breached any of the provisions of the merger agreement relating to third party proposals); and

•	by Gateway, if both of the following conditions exist:

(i)	the average closing sales price of the CenterState common stock during a specified time prior to completion of the merger is less than $18.53, and

(ii)	CenterState’s common stock underperforms a peer group index (the Nasdaq Bank Index) by more than 17.5%.

and Gateway complies with the following. First, Gateway must elect to terminate the merger agreement. If Gateway elects to exercise its termination right, it must give prompt written notice to CenterState. During the five business day period commencing with its receipt of such notice, CenterState has the option to increase the per share cash consideration by adjusting it to equal the lesser of:

(x)	the product of the Stock Consideration and an amount equal to (1) the product of the Index Ratio multiplied by $22.46, less (2) the Average Closing Price, or

(y)	the product of the Stock Consideration and an amount equal to (1) the product of 0.825 multiplied by $22.46, less (2) the Average Closing Price.

If CenterState so elects within such five business day period, it must give written notice to Gateway of such election and the amount of the increase in the per share cash consideration, whereupon no termination will have occurred and the merger agreement will remain in effect in accordance with its terms (except as the payment of cash to holders of Gateway common stock shall have been so modified).

For purposes of the above termination provisions of the merger agreement by Gateway and CenterState, the following terms have the meanings indicated:

“Average Closing Price” means the closing price of the CenterState common stock as reported on the Nasdaq Stock Market over the 10 consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.

“Determination Date” means the later of (i) the date on which the last required regulatory approval is obtained without regard to any requisite waiting period, or (ii) the date on which the Gateway shareholders approve the merger agreement.

“Final Index Price” means the average of the Index Prices for the 10 consecutive trading days ending on the trading day prior to the Determination Date.

“Index Group” means the Nasdaq Bank Index.

“Index Price” means the closing price of the Index Group on any applicable Trading Day.

“Initial Index Price” means $3,574.56.

“Initial CenterState Market Price” means $22.46.

“Trading Day” means any day on which the Nasdaq Stock Market is open for trading; provided that, a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).

Termination Fee and Expenses (see page 90)

Gateway must pay CenterState a termination fee of $6.1 million:

•	if the merger agreement is terminated by CenterState because the Gateway board of directors did not recommend that the Gateway shareholders approve the merger agreement or made a change in recommendation, or because Gateway materially breaches certain of the provisions of the merger agreement relating to third party proposals;

•	if the merger agreement is terminated by Gateway, prior to obtaining approval of the merger agreement by the Gateway shareholders, in order to enter into an agreement relating to a superior proposal and Gateway has not materially breached certain of the provisions of the merger agreement relating to third party proposals; or

•	if the merger agreement is terminated by CenterState or Gateway because the Gateway shareholders fail to approve the merger agreement and, if prior to such termination, there is a publicly announced acquisition proposal (as defined in the merger agreement) and, within 12 months of such termination, Gateway or the Gateway Banks enters into a definitive agreement with respect to such acquisition proposal or completes such acquisition proposal.

CenterState also has agreed to reimburse Gateway for its reasonable documented out-of-pocket expenses incurred in connection with the transaction contemplated by the merger agreement if the merger agreement is terminated (i) by either CenterState or Gateway because of a Regulatory Non Approval, (ii) by Gateway as a result of a material breach by CenterState of any representation, warranty, covenant or agreement under the merger agreement which has resulted in the failure of the satisfaction of a condition to closing and which is not cured within 20 days following written notice, or (iii) by Gateway if the merger has not closed by August 27, 2017 unless the failure to close by such date is due to the failure of Gateway to perform or observe the covenants and agreements required of it under the merger agreement.

Nasdaq Listing (see page 81)

CenterState will use its commercially reasonable efforts to cause the shares of CenterState common stock to be issued to the holders of Gateway common stock in the merger to be authorized for listing on the Nasdaq Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.

Accounting Treatment (see page 67)

CenterState will account for the merger under the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America.

Resale of CenterState Common Stock

All shares of CenterState common stock received by Gateway shareholders in the merger will be freely tradeable for purposes of the Securities Act, except for shares of CenterState common stock received by any such holder who becomes an “affiliate” of CenterState after the completion of the merger. This proxy statement/prospectus does not cover resales of shares of CenterState common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Market Prices and Dividend Information (see page 32)

CenterState

CenterState common stock is traded on the Nasdaq Global Select Market under the symbol “CSFL.” The following table sets forth the reported high and low sales prices of shares of CenterState common stock and the quarterly cash dividends per share of CenterState common stock declared, in each case for the periods indicated.

	CenterState Common Stock
	High	Low	Dividends
2017
First Quarter (through January 27, 2017)	$26.30	$24.09	NA

2016
First Quarter	$15.72	$12.57	$0.04
Second Quarter	$16.59	$14.49	$0.04
Third Quarter	$18.27	$15.30	$0.04
Fourth Quarter	$25.83	$17.09	$0.04

2015
First Quarter	$12.35	$10.94	$0.01
Second Quarter	$13.98	$11.70	$0.02
Third Quarter	$15.00	$12.20	$0.02
Fourth Quarter	$16.24	$14.24	$0.02

The holders of CenterState common stock receive dividends if and when declared by the CenterState board of directors out of funds legally available, subject to certain restrictions imposed by state and federal laws. As of December 31, 2016, there were 48,146,981 shares of CenterState common stock outstanding and owned by approximately 1,217 registered shareholders of record.

Gateway

Gateway common stock is not listed or traded on any established market. The following table sets forth the high and low sales prices of shares of Gateway common stock to the extent known to management of Gateway.

These transactions represent privately negotiated transactions directly between the purchaser and seller and do not include all transactions that have occurred, because such transactions are not subject to any reporting system. The shares of Gateway common stock are not traded frequently. The following also sets forth the cash dividends per share of Gateway common stock declared, in each case for the periods indicated.

	Gateway Common Stock
	High	Low	Dividends
2017
First Quarter (through January 27, 2017)	—	—	—

2016
First Quarter	$11.50	$11.00	—
Second Quarter	$12.25	$12.00	$0.08
Third Quarter	$12.25	$12.00	—
Fourth Quarter	$12.25	$12.00	—

2015
First Quarter	$9.50	$9.25	—
Second Quarter	$9.50	$9.00	—
Third Quarter	$9.95	$9.50	$0.08
Fourth Quarter	$12.00	$9.00	—

The holders of Gateway common stock and Series A preferred stock receive dividends if and when declared by the Gateway board of directors out of funds legally available, subject to certain restrictions imposed by state and federal laws. As of December 31, 2016, there were 5,456,939 shares of Gateway common stock outstanding and owned by approximately 406 registered shareholders of record and 919,236 shares of Series A preferred stock outstanding and owned by approximately 287 registered shareholders of record.

Comparative Rights of CenterState Shareholders and Gateway Shareholders (Page 100)

Gateway shareholders, whose rights are currently governed by Gateway’s articles of incorporation, the Gateway’s bylaws and Florida law, will, upon completion of the merger, become shareholders of CenterState and their rights will be governed by CenterState’s articles of incorporation, the CenterState’s bylaws, and Florida law. The material differences between the rights of shareholders of CenterState and Gateway are (i) CenterState has a director nomination policy providing a process for CenterState shareholders to nominate directors to the CenterState board, while Gateway’s articles of incorporation and bylaws do not provide for any such process, and (ii) holders of at least one-third of CenterState’s shares may call a special meeting of CenterState shareholders, while the call of the special meeting by Gateway’s shareholders requires the holders of at least one-tenth of the Gateway shares.

RISK FACTORS

In addition to the other information contained in, or incorporated by reference into, this proxy statement/prospectus, including CenterState’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, subsequent quarterly reports on Form 10-Q, and the matters addressed under “Forward-Looking Statements,” Gateway shareholders should consider the matters described below carefully in determining whether to vote to approve the merger agreement. Additional Risk Factors included in Item 1A in CenterState’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are incorporated by reference. Gateway shareholders should read and consider those Risk Factors in addition to the Risk Factors listed below.

Because the sale price of the CenterState common stock may fluctuate, you cannot be sure of the value of the merger consideration that you will receive in the merger until the closing.

Under the terms of the merger agreement, each share of Gateway common stock outstanding immediately prior to the effective time of the merger (excluding dissenting shares) will be converted into the right to receive either 0.95 shares of CenterState common stock (the “Stock Consideration”) or $18.00 in cash (the “Cash Consideration”), subject to certain limitations. The value of the shares of CenterState common stock to be issued to Gateway shareholders in the merger will fluctuate between now and the closing date of the merger due to a variety of factors, including general market and economic conditions, changes in the parties’ respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of CenterState and Gateway. We make no assurances as to whether or when the merger will be completed. Gateway shareholders should obtain current sale prices for shares of CenterState common stock before voting their shares of Gateway common stock at the Special Meeting.

Gateway shareholders may receive a form of consideration different from what they elect.

While each Gateway shareholder may elect to receive cash or CenterState common stock in exchange for each share of Gateway common stock that is owned, the total number of shares of Gateway common stock that will be converted into the Cash Consideration is fixed at 30% of the total number of shares of Gateway common stock outstanding when the merger becomes effective. As a result, if either a cash or stock election appears to be more popular among Gateway shareholders, and you choose the election that is more popular, you might receive a portion of your consideration in the form you did not elect.

Combining the two companies may be more difficult, costly or time consuming than expected, and CenterState may fail to realize all of the anticipated benefits of the merger.

CenterState and Gateway have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger will depend on, among other things, CenterState’s ability to combine the businesses of CenterState and Gateway in a manner that does not materially disrupt the existing customer relationships of either CenterState or Gateway or result in decreased revenues from customers of either of them, as well as to realize anticipated cost savings. If CenterState is not able to successfully achieve these objectives, then the anticipated benefits of the merger may not be realized fully, if at all, or may take longer to realize than expected.

It is possible that the integration process could take longer than anticipated, result in the loss of key employees, disrupt either CenterState’s or Gateway’s ongoing businesses or result in inconsistencies in standards, controls, procedures and policies that adversely affect the ability of CenterState or Gateway to maintain relationships with their respective clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts by CenterState and Gateway will also divert management attention and resources. These integration matters could have an adverse effect on each of CenterState and Gateway during the transition period and on the combined company following completion of the merger.

The termination fees and the restrictions on third party proposals set forth in the merger agreement may discourage others from trying to acquire Gateway.

Until the completion of the merger, with some exceptions, Gateway is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to a proposal to acquire Gateway, such as a merger or other business combination transaction, with any person other than CenterState. In addition, Gateway has agreed to pay to CenterState in certain circumstances a termination fee equal to $6.1 million. These provisions could discourage other companies from trying to acquire Gateway even though those other companies might be willing to offer greater value to Gateway shareholders than CenterState has offered in the merger. The payment of any termination fee could also have a material adverse effect on Gateway’s financial condition. See “The Merger Agreement — Third Party Proposal,” “The Merger Agreement — Termination” and “The Merger Agreement — Termination Fee.”

If for a specified period prior to completion of the merger (a) the average closing price of CenterState common stock divided by $22.46 is less than 0.825 and (b) this ratio is less than (i) the number obtained by dividing the Final Index Price by $3,574.56, and (ii) subtracting 0.175, then Gateway has the right to terminate the merger agreement and the merger would not occur.

If for a specified period prior to completion of the merger (a) the average closing price of CenterState common stock divided by $22.46 is less than 0.825 and (b) this ratio is less than the number obtained by (i) dividing the Final Index Price by $3,574.56, and (ii) subtracting 0.175, then Gateway may terminate the merger agreement subject to CenterState’s discretion (but not obligation) to increase the merger consideration by increasing the Cash Consideration by a specified amount. If CenterState elects not to increase the Cash Consideration, Gateway may then terminate the merger agreement.

As a result, even if Gateway shareholders approve the merger agreement, the merger may ultimately not be completed. Although the CenterState board of directors has the ability to increase the merger consideration and Gateway’s board of directors has the power to choose not to terminate the merger agreement and proceed with the merger if CenterState does not increase the Cash Consideration, there is no obligation of either board to exercise such power.

If you are a Gateway shareholder and you surrender your shares of Gateway common stock to make an election, you will not be able to sell those shares, unless you revoke your election prior to the election deadline.

If you are a Gateway shareholder making a valid cash or stock election, you will have to deliver your stock certificates with the properly completed and signed form of election to Continental Stock Transfer and Trust Company, the exchange agent, prior to the election deadline. You will not be able to sell any shares of Gateway common stock that you have delivered as part of your election unless you revoke your election before the election deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in Gateway common stock for any reason until you receive the merger consideration. The parties will issue a press release announcing the date of the election deadline before the election deadline, which is expected to be shortly before the merger is completed. In the time between the election deadline and the completion of the merger, however, the trading price of CenterState common stock or Gateway common stock may decrease, and you might otherwise want to sell your shares of Gateway common stock to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment. The date that you will receive your merger consideration depends on the completion date of the merger, which is uncertain. The completion date of the merger might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals.

The opinions that Gateway has obtained from Hovde and Monroe have not been, and are not expected to be, updated to reflect any changes in circumstances that may have occurred since the signing of the merger agreement.

The opinion issued to the Gateway board of directors by each of Hovde and Monroe, financial advisors to Gateway, with respect to the fairness of the merger consideration to be received by Gateway shareholders, from a financial point of view, speaks only as of November 30, 2016. Changes in the operations and prospects of CenterState or Gateway, general market and economic conditions and other factors which may be beyond the control of CenterState and Gateway, and on which the opinion was based, may have altered the value of CenterState or Gateway or the sale prices of shares of CenterState common stock as of the date of this proxy statement/prospectus, or may alter such values and sale prices by the time the merger is completed. Neither Hovde nor Monroe has any obligation to update, revise or reaffirm their opinion to reflect subsequent developments and has not done so. Because Gateway does not currently anticipate asking Hovde or Monroe to update their opinions, the opinions will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. The Gateway board of directors’ recommendation that Gateway shareholders vote for approval of the merger agreement, however, is made as of the date of this proxy statement/prospectus. See “Agreement and Plan of Merger — Opinion” and Appendix B and Appendix C to this proxy statement/prospectus.

The merger and the bank mergers are subject to the receipt of consents and approvals from regulatory authorities that may impose conditions that could have an adverse effect on CenterState.

Before the merger and the bank mergers can be completed, various approvals or consents must be obtained from bank regulatory authorities. These authorities may impose conditions on the completion of the merger or the bank mergers or require changes to their terms. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or the bank merger, or imposing additional costs on or limiting the revenues of CenterState following the merger, any of which might have a material adverse effect on CenterState following the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. If the consummation of the merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of each company may also be materially adversely affected. See “The Merger Agreement — Conditions to Completion of the Merger.”

The merger is expected to, but may not, qualify as a tax-free “reorganization” within the meaning of the Code.

It is currently expected the merger will qualify as a tax-free “reorganization” within the meaning of the Code, and CenterState and Gateway have received a tax opinion to that effect. This opinion is not binding on the Internal Revenue Service. If the merger does not qualify as a tax-free reorganization, then the holders of shares of Gateway common stock may be required to recognize any gain with respect to the entire consideration received in the merger, including the per share stock consideration received. Tax matters are very complicated and the consequences of the merger to any particular Gateway shareholder will depend on that shareholder’s particular facts and circumstances. You should consult your own tax advisor to determine the particular tax consequences of the merger to you.

CenterState and Gateway may waive one or more of the conditions to the merger without re-soliciting shareholder approval for the merger.

Each of the conditions to the obligations of CenterState and Gateway to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of CenterState and Gateway, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of CenterState and

Gateway may evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies are necessary. CenterState and Gateway, however, generally do not expect any such waiver to be significant enough to require re-solicitation of shareholders. In the event that any such waiver is not determined to be significant enough to require re-solicitation of shareholders, the companies will have the discretion to complete the merger without seeking further shareholder approval.

The combined company expects to incur substantial expenses related to the merger. If the merger is not completed, these expenses will have been incurred without realizing the expected benefits of the merger.

The combined company expects to incur substantial expenses in connection with completing the merger and combining the businesses, operations, networks, systems, technologies, policies and procedures of CenterState and Gateway. Although CenterState and Gateway have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger. In addition, prior to completion of the merger, each of Gateway and CenterState will incur or have incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, CenterState and Gateway would have to recognize these expenses without realizing the anticipated benefits of the merger.

CenterState and Gateway shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

CenterState shareholders currently have the right to vote in the election of the board of directors of CenterState and on other matters affecting CenterState. Gateway shareholders currently have the right to vote in the election of the board of directors of Gateway and on other matters affecting Gateway. Upon the completion of the merger, each party’s shareholders will be shareholders of CenterState with a percentage ownership of CenterState that is smaller than such shareholders’ current percentage ownership of CenterState or Gateway, as applicable. It is currently expected that the former shareholders of Gateway as a group will receive shares in the merger constituting approximately 9% of the outstanding shares of the combined company’s common stock immediately after the merger, and approximately 8% of the outstanding shares of the combined company’s common stock immediately after the merger and taking into account the closing of the PBHC merger transaction and assuming, in each case, the exercise of Gateway’s stock options prior to the closing of the merger. Because of this, Gateway and CenterState shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of CenterState or Gateway, as applicable.

Shares of CenterState common stock to be received by Gateway shareholders as a result of the merger will have rights different from the shares of Gateway common stock.

Upon completion of the merger, the rights of former Gateway shareholders will be governed by the article of incorporation and bylaws of CenterState. The rights associated with Gateway common stock are different from the rights associated with CenterState common stock, although both companies are organized under Florida law. Please see the section entitled “Comparison of Shareholders’ Rights” for a discussion of the different rights associated with CenterState common stock.

CenterState and Gateway will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of Gateway and CenterState. These uncertainties may impair CenterState’s or Gateway’s ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with us to seek to change existing business relationships with us or fail to extend an existing relationship with us. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.

The pursuit of the merger and the preparation for the integration may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations. Retention of certain employees by CenterState or Gateway also may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with CenterState after the merger. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with CenterState or Gateway, CenterState’s business or Gateway’s business could be harmed.

In addition, in the merger agreement each party has agreed to operate its business in the ordinary course prior to closing, and is restricted from taking certain actions without the other party’s consent while the merger is pending. These restrictions may, among other matters, prevent such party from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the merger agreement, entering into other transactions or making other changes to such party’s business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on the party’s business, financial condition and results of operations. Please see the section entitled “The Merger Agreement – Conduct of Business Pending the Merger” for a description of the restrictive covenants applicable to Gateway and CenterState.

Failure of the merger to be consummated, the termination of the merger agreement or a significant delay in the consummation of the merger could negatively impact CenterState and Gateway.

If the merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of the each party’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be consummated. If the consummation of the merger is delayed, the business, financial condition and results of operations of each company may be materially adversely affected. If the merger agreement is terminated and a party’s board of directors seeks another merger or business combination, such party’s shareholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger.

There is no assurance that CenterState will complete the PBHC merger transaction.

Like the Gateway merger transaction, the PBHC merger is subject to customary conditions to closing, include the receipt of required regulatory approvals and the approval of PBHC shareholders. If any conditions to the PBHC merger are not satisfied or waived, to the extent permitted by law, the merger will not be completed. In addition, CenterState and PBHC may terminate the PBHC merger agreement under certain circumstances even if the merger agreement is approved by PBHC shareholders. If CenterState and PBHC do not complete the merger, CenterState would not realize any of the expected benefits of having completed the merger. Accordingly, there is no assurance that the PHBC merger will be consummated, or if it is, the timing for its completion.

Gateway’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Gateway shareholders.

Executive officers of Gateway negotiated the terms of the merger agreement with CenterState, and the Gateway board of directors unanimously approved and recommended that Gateway shareholders vote to approve the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that certain Gateway executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Gateway shareholders generally. See “The Merger Agreement — Interests of Gateway Executive Officers and Directors in the Merger” for information about these financial interests.

Future capital needs could result in dilution of shareholder investment.

On January 13, 2017, CenterState closed the sale of 2,695,000 shares of CenterState common stock at $23.58 per share pursuant to a public offering of such shares. CenterState’s board of directors may determine from time to time there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of CenterState’s common stock. New investors may also have rights, preferences and privileges senior to CenterState’s shareholders which may adversely impact its shareholders.

The trading volume in CenterState’s common stock and the sale of substantial amounts of its common stock in the public market could depress the price of its common stock.

CenterState cannot predict the effect, if any, that future sales of its common stock in the market, or availability of shares of its common stock for sale in the market, will have on the market price of its common stock. CenterState therefore can give no assurance that sales of substantial amounts of its common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of its common stock to decline or impair its ability to raise capital through sales of its common stock.

The market price of CenterState common stock after the merger may be affected by factors different from those affecting the shares of CenterState or Gateway currently.

Upon completion of the merger, holders of Gateway common stock will become holders of CenterState common stock. CenterState’s businesses differ from those of Gateway, and accordingly, the results of operations of CenterState will be affected by some factors that are different from those currently affecting the results of operations of Gateway. For a discussion of the businesses of CenterState and Gateway and of some important factors to consider in connection with those businesses, see the section entitled “The Parties to the Merger” and the documents incorporated by reference referred to under the section entitled “Where You Can Find More Information,” including, in particular, in the section entitled “Risk Factors” in CenterState’s Annual Report on Form 10-K for the year ended December 31, 2015.

CenterState’s ability to pay dividends is limited and it may be unable to pay future dividends.

During the last four fiscal quarters, CenterState has paid cash dividends of $0.04 per common share. CenterState’s ability to pay dividends is limited by law and regulation and the need to maintain sufficient consolidated capital. The ability of CenterState’s subsidiary bank to pay dividends to it is limited by its need to maintain sufficient capital and by other general restrictions on its dividends that are applicable to national banks that are regulated by the OCC. If CenterState does not satisfy these legal and regulatory requirements, it will be unable to pay dividends on its common stock.

Holders of CenterState’s junior subordinated debentures have rights that are senior to those of its common shareholders.

CenterState has helped support its continued growth through the issuance of, and the acquisition of, through prior mergers, trust preferred securities from special purpose trusts and accompanying junior subordinated debentures. At September 30, 2016, CenterState had outstanding trust preferred securities and accompanying junior subordinated debentures totaling $30.5 million. Payments of the principal and interest on these debt instruments are conditionally guaranteed by it. Further, the accompanying junior subordinated debentures CenterState issued to the special purpose trusts are senior to CenterState’s shares of common stock. As a result, CenterState must make payments on the junior subordinated debentures before any dividends can be paid on its common stock and, in the event of CenterState’s bankruptcy, dissolution or liquidation, the holders of the junior subordinated debentures must be satisfied before any distributions can be made on CenterState’s common stock. CenterState has the right to defer distributions on its junior subordinated debentures (and the related trust preferred securities) for up to five years, during which time no dividends may be paid on its common stock.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included in, or incorporated by reference into, this proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to: (i) statements about the benefits of the merger, including future financial and operating results and cost savings that may be realized from the merger; (ii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of CenterState’s and Gateway’s managements, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond CenterState’s and Gateway’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the filings of CenterState with the SEC that are incorporated by reference into this proxy statement/prospectus, as well as the following:

•	the merger may not be completed when expected because the requisite regulatory approvals for the merger, and/or the approval of the merger agreement by Gateway shareholders, or the requisite regulatory and shareholder approvals related to CenterState’s proposed merger with PBHC, might not be obtained or other conditions to the completion of the merger set forth in the merger agreement might not be satisfied or waived;

•	the sale price for the CenterState common stock could decline, before the completion of the merger, including as a result of the financial performance of Gateway, or of PBHC, more generally due to broader stock market movements and the performance of financial companies and peer group companies;

•	the expected cost savings, synergies and other financial benefits from the merger and the proposed PBHC merger might not be realized within the expected time frames or at all as a result of, among other things, changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the markets in which CenterState and Gateway operate;

•	Gateway’s business and PBHC’s business may not be integrated into CenterState’s business successfully, or such integration may take longer to accomplish than expected;

•	operating costs, customer losses and business disruption following the merger with Gateway and the proposed merger with PBHC, including adverse developments in relationships with employees, may be greater than expected; and

•	management time and effort may be diverted to the resolution of merger-related issues, including the time and effort management is directing to its pending merger with PBHC at the same time as the pending merger of Gateway.

Because these forward-looking statements are subject to assumptions and uncertainties, CenterState’s and Gateway’s actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference into this proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus, and attributable to CenterState or Gateway or any person acting on their behalf, are expressly qualified in their entirety by the cautionary statements contained or referred to in this “Forward-Looking Statements.” CenterState and Gateway undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CENTERSTATE

The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2015, 2014, 2013, 2012 and 2011 is derived from the audited consolidated financial statements of CenterState. The following selected historical consolidated financial data as of and for the nine months ended September 30, 2016 and 2015, is derived from the unaudited consolidated financial statements of CenterState and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of CenterState’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.

The results of operations as of and for the nine months ended September 30, 2016, are not necessarily indicative of the results that may be expected for the twelve months ending December 31, 2016 or any future period. You should read the following selected historical consolidated financial data in conjunction with: (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and CenterState’s audited consolidated financial statements and accompanying notes included in CenterState’s Annual Report on Form 10-K for the twelve months ended December 31, 2015; and (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and CenterState’s unaudited consolidated financial statements and accompanying notes included in CenterState’s Quarterly Report on Form 10-Q for the nine months and three months ended September 30, 2016, both of which are incorporated by reference into this proxy statement/prospectus. See “Documents Incorporated by Reference.”

(amounts are in thousands, except ratios, per share data, banking locations and FTEs)

	(unaudited) Nine months ended September 30,		Year ended December 31,
	2016	2015	2015	2014	2013	2012	2011
SUMMARY OF OPERATIONS:
Total interest income	$138,510	$121,222	$162,320	$138,227	$100,378	$94,950	$82,243
Total interest expense	(6,719)	(5,467)	(7,286)	(7,356)	(5,885)	(8,481)	(12,207)
Net interest income	131,791	115,755	155,034	130,871	94,493	86,469	70,036
Provision for loan losses	(2,696)	(3,950)	(4,493)	(826)	76	(9,220)	(45,991)
Net interest income after provision for loan losses	129,095	111,805	150,541	130,045	94,569	77,249	24,045
Non-interest income	25,332	9,809	9,883	6,027	12,445	20,336	14,422
Income from correspondent banking and bond sales division	21,801	17,971	27,563	20,153	20,410	35,707	27,066
Net gain on sale of securities available for sale	13	4	4	46	1,060	2,423	3,464
Bargain purchase gain, acquisition of institution	—	—	—	—	—	453	57,020
Gain on sale of bank branch office real estate	—	—	—	—	31	342	—
Credit related expenses	(1,157)	(989)	(2,295)	(5,282)	(12,730)	(11,206)	(12,696)
Non-interest expense	(135,073)	(93,007)	(123,787)	(130,899)	(98,032)	(110,774)	(101,993)
Income (loss) before income taxes	40,011	45,593	61,909	20,090	17,753	14,530	11,328
Income tax (expense) benefit	(13,697)	(16,651)	(22,571)	(7,126)	(5,510)	(4,625)	(3,419)
Net income (loss)	$26,314	$28,942	$39,338	$12,964	$12,243	$9,905	$7,909

PER COMMON SHARE DATA:
Basic earnings (loss) per share	$0.55	$0.64	$0.87	$0.32	$0.41	$0.33	$0.26
Diluted earnings (loss) per share	$0.55	$0.63	$0.85	$0.31	$0.41	$0.33	$0.26
Common equity per common share outstanding	$11.51	$10.55	$10.79	$9.98	$9.08	$9.09	$8.74
Tangible common equity per common share outstanding (6)	$8.96	$8.57	$8.82	$7.95	$7.38	$7.36	$7.30
Dividends per common share	$0.12	$0.05	$0.07	$0.04	$0.04	$0.04	$0.04
Actual shares outstanding	48,017	45,469	45,459	45,324	30,112	30,080	30,055
Weighted average common shares outstanding	47,254	45,164	45,182	40,852	30,103	30,074	30,035
Diluted weighted average common shares outstanding	47,955	45,733	45,789	41,236	30,220	30,142	30,039

	(unaudited) Nine months ended September 30,		Year ended December 31,
	2016	2015	2015	2014	2013	2012	2011
BALANCE SHEET DATA:
Assets	$5,014,512	$3,933,072	$4,022,717	$3,776,869	$2,415,567	$2,363,240	$2,284,459
Total loans	3,294,482	2,563,631	2,593,776	2,429,525	1,474,179	1,435,863	1,283,766
Allowance for loan losses	25,499	22,648	22,264	19,898	20,454	26,682	27,944
Total deposits	4,055,934	3,185,189	3,215,178	3,092,040	2,056,231	1,997,232	1,919,789
Short-term borrowings	285,218	189,815	252,722	179,014	50,366	57,724	69,276
Corporate debentures	25,899	24,049	24,093	23,917	16,996	16,970	16,945
Common shareholders’ equity	552,771	479,812	490,514	452,477	273,379	273,531	262,633
Total shareholders’ equity	552,771	479,812	490,514	452,477	273,379	273,531	262,633
Tangible capital	430,279	389,456	400,774	360,337	222,339	221,300	219,395
Goodwill	105,492	76,739	76,739	76,739	44,924	44,924	38,035
Core deposit intangible (CDI)	16,267	12,744	12,164	14,417	4,958	5,944	5,203
Trust intangible	733	873	837	984	1,158	1,363	—
Average total assets	4,781,307	3,885,815	3,928,523	3,419,541	2,381,620	2,445,902	2,176,571
Average loans	3,068,715	2,495,935	2,518,572	2,160,155	1,439,069	1,451,492	1,216,086
Average interest earning assets	4,272,762	3,439,412	3,484,739	2,995,845	2,034,542	2,070,990	1,914,812
Average deposits	3,936,131	3,148,567	3,178,569	2,891,459	2,087,004	2,062,682	1,800,998
Average interest bearing deposits	2,524,567	2,027,538	2,038,955	1,942,299	1,425,858	1,555,755	1,407,942
Average interest bearing liabilities	2,769,931	2,261,929	2,278,427	2,046,061	1,502,481	1,652,460	1,512,898
Average total shareholders’ equity	524,259	466,746	471,130	391,574	273,852	269,282	253,398

SELECTED FINANCIAL RATIOS:
(ratios are annualized where applicable)
Return on average assets	0.74%	1.00%	1.00%	0.38%	0.51%	0.40%	0.36%
Return on average equity	6.70%	8.29%	8.35%	3.31%	4.47%	3.68%	3.12%
Dividend payout	22%	8%	8%	13%	10%	12%	15%
Efficiency ratio (1)	57%	63%	62%	74%	78%	77%	84%
Efficiency ratio, excluding correspondent (2)	56%	62%	61%	71%	74%	77%	84%
Net interest margin, tax equivalent basis (3)	4.20%	4.56%	4.51%	4.41%	4.71%	4.24%	3.72%
Net interest spread, tax equivalent basis (4)	4.09%	4.45%	4.40%	4.30%	4.61%	4.14%	3.55%

CAPITAL RATIOS:
Tier 1 leverage ratio	8.96%	10.57%	10.53%	10.11%	10.38%	9.91%	10.49%
Risk-based capital
Tier 1	11.70%	14.93%	14.99%	14.36%	16.64%	16.63%	17.79%
Total	12.38%	15.76%	15.79%	15.14%	17.89%	17.89%	19.05%
Tangible common equity ratio	8.80%	10.13%	10.19%	9.78%	9.40%	9.58%	9.79%

ASSET QUALITY RATIOS:
(ratios are annualized where applicable)
Net charge-offs to average loans (5)	-0.03%	0.06%	0.09%	0.07%	0.42%	0.93%	4.28%
Allowance to period end loans (5)	0.82%	0.97%	0.93%	0.90%	1.58%	2.11%	2.46%
Allowance for loan losses to non-performing loans (5)	128%	101%	106%	76%	73%	93%	71%
Non-performing assets to total assets (5)	0.58%	0.65%	0.56%	0.92%	1.39%	1.41%	2.16%

OTHER DATA:
Banking locations	66	57	57	58	55	55	58
Full-time equivalent employees	929	780	784	785	693	689	655

(1)	Efficiency ratio is non-interest expense (less non-recurring items, credit related expenses and intangible amortization) divided by the sum of the tax equivalent net interest income before the provision for loan losses plus non-interest income (less non-recurring items and FDIC indemnification income).
(2)	Efficiency ratio is same as (1) above excluding correspondent banking non-interest expense (including indirect expense allocations) from the numerator and excluding correspondent banking net interest income and non-interest income from the denominator.
(3)	Net interest margin is net interest income divided by total average earning assets.
(4)	Net interest spread is the difference between the average yield on earning assets and the average yield on average interest bearing liabilities.
(5)	Excludes purchased credit impaired loans and loans covered by FDIC loss share agreements.
(6)	Tangible common equity per common share outstanding is defined as tangible common equity divided by total common shares outstanding.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF GATEWAY

The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2015, 2014, 2013, 2012 and 2011 is derived from the audited consolidated financial statements of Gateway. The following selected historical consolidated financial data as of and for the nine months ended September 30, 2016 and 2015, is derived from the unaudited condensed consolidated financial statements of Gateway and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of Gateway’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.

The results of operations as of and for the nine months ended September 30, 2016, are not necessarily indicative of the results that may be expected for the twelve months ending December 31, 2016 or any future period.

	(unaudited) Nine months ended September 30,		Year ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(amounts are in thousands, except ratios, outstanding shares, per share data, banking locations and FTEs)

Total interest income	$22,083	$18,967	$25,562	$24,965	$23,426	$22,706	$24,799
Total interest expense	(3,073)	(2,792)	(3,367)	(4,903)	(4,811)	(3,621)	(5,128)
Net interest income	19,010	16,175	22,195	20,062	18,615	19,085	19,671
(Provision) credit for loan losses	(434)	222	24	150	503	(2,369)	(7,583)
Net interest income after (provision) credit for loan losses	18,576	16,397	22,219	20,212	19,118	16,716	12,088
Non-interest income	1,945	(595)	(256)	216	5,768	1,944	1,817
Net gain (loss) on sale of securities available for sale	786	2,122	2,204	1,716	(2,865)	7,015	2,702
Credit related expenses	(31)	(268)	(164)	(25)	(419)	(663)	(1,440)
Non-interest expense	(15,041)	(13,962)	(18,268)	(17,847)	(16,512)	(18,047)	(16,059)
Income (loss) before income taxes	6,235	3,694	5,735	4,272	5,090	6,965	(892)
Income tax (expense) benefit	(1,747)	(595)	(1,120)	110	53	(1,406)	660
Net income (loss)	$4,488	$3,099	$4,615	4,382	$5,143	$5,559	($232)
Class B preferred stock dividends paid	($97)	($154)	($195)	(205)	($204)	($204)	($157)
Net income (loss) applicable to common stockholders	$4,391	$2,945	$4,420	4,177	$4,939	$5,355	($389)

Per Share Data:
Basic earnings (loss) per share	$0.69	$0.46	$0.69	$0.66	$0.78	$0.85	($0.06)
Diluted earnings (loss) per share	$0.67	$0.45	$0.68	$0.65	$0.76	$0.85	($0.06)
Common equity per common share outstanding	$12.24	$11.35	$11.56	$11.28	$9.47	$10.54	$9.33
Tangible common equity per common share outstanding (4)	$12.17	$11.34	$11.53	$11.28	$9.47	$10.54	$9.33
Dividends per common & preferred A share	$0.08	$0.08	$0.08	$0.00	$0.00	$0.00	$0.00
Actual shares outstanding	6,569	6,363	6,363	6,363	6,328	6,328	6,328
Weighted average common shares outstanding	6,363	6,363	6,363	6,349	6,328	6,328	6,328
Diluted weighted average common shares outstanding	6,536	6,511	6,506	6,441	6,500	6,328	6,328

	(unaudited) Nine months ended September 30,		Year ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(amounts are in thousands, except ratios, outstanding shares, per share data, banking locations and FTEs)
Balance Sheet Data:
Assets	$879,702	$718,138	$774,765	$673,049	$663,520	$624,933	$561,063
Total loans	542,552	445,564	476,033	386,664	318,966	291,415	308,529
Allowance for loan losses	7,227	5,563	5,774	6,348	6,506	7,273	8,956
Intangibles	448	123	174	18	17	23	—
Total deposits	721,265	609,553	661,804	557,510	567,222	488,540	440,961
Borrowings	67,750	28,000	30,500	35,012	25,500	62,550	54,474
Common shareholders’ equity	80,417	72,250	73,561	71,794	59,951	66,728	59,066
Preferred shareholders’ equity	4,608	4,608	4,608	4,616	4,603	4,603	4,603
Total shareholders’ equity	85,025	76,858	78,169	76,410	64,554	71,331	63,669
Tangible common equity	79,969	72,127	73,387	71,776	59,934	66,705	59,066
Average total assets	845,808	689,112	708,199	661,535	660,050	601,824	564,468
Average loans	517,765	408,528	421,841	347,671	301,731	294,814	319,312
Average interest earning assets	765,749	628,636	641,313	607,477	599,803	547,621	512,373
Average deposits	706,052	579,519	589,839	561,984	560,890	464,970	436,739
Average interest bearing deposits	537,971	447,022	453,741	453,096	466,938	391,698	385,221
Average interest bearing liabilities	578,859	476,191	482,913	483,053	505,064	458,495	454,077
Average total shareholders’ equity	82,852	76,894	77,069	72,837	66,728	68,612	61,887

SELECTED FINANCIAL RATIOS:
(ratios are annualized where applicable)
Return on average assets	0.71%	0.60%	0.65%	0.66%	0.78%	0.92%	-0.04%
Return on average equity	7.24%	5.39%	5.99%	6.02%	7.71%	8.10%	-0.37%
Efficiency ratio (1)	68%	82%	77%	75%	58%	77%	74%
Net interest margin, tax equivalent basis (2)	3.50%	3.74%	3.74%	3.86%	3.82%	3.95%	3.89%
Net interest spread, tax equivalent basis (3)	3.29%	3.47%	3.65%	3.52%	3.39%	3.74%	3.68%
CAPITAL RATIOS
Tier 1 leverage ratio	9.28%	10.28%	9.74%	10.95%	10.22%	10.27%	10.15%
Risk-based capital
Tier 1	13.30%	14.02%	13.83%	16.58%	15.87%	16.89%	16.11%
Total	14.36%	15.09%	14.90%	15.33%	17.13%	18.15%	17.38%
Tangible common equity ratio	9.10%	10.05%	9.47%	10.66%	9.03%	10.67%	10.53%

ASSET QUALITY RATIOS:
(ratios are annualized where applicable)
Net charge-offs to average loans	-0.26%	0.18%	0.13%	0.00%	0.09%	1.37%	2.70%
Allowance to period end loans	1.33%	1.25%	1.21%	1.64%	2.04%	2.50%	2.90%
Allowance for loan losses to non-performing loans	2,834%	271%	360%	319%	380%	142%	69%
Non-performing assets to total assets	0.23%	0.47%	0.32%	0.49%	0.47%	1.36%	2.82%

OTHER DATA:
Banking locations	9	9	9	9	9	9	9
Full-time equivalent employees	122	122	121	115	114	105	108

(1)	Efficiency ratio is non-interest expense (less non-recurring items, credit related expenses and intangible amortization) divided by the sum of the tax equivalent net interest income before the provision for loan losses plus non-interest income (less non-recurring items).
(2)	Net interest margin is net interest income divided by total average earning assets.
(3)	Net interest spread is the difference between the average yield on earning assets and the average yield on average interest bearing liabilities.
(4)	Tangible common equity per common share outstanding is defined as tangible common equity divided by total common shares outstanding.

MARKET PRICES AND DIVIDEND INFORMATION

CenterState common stock is listed and trades on The Nasdaq Global Select Market under the symbol “CSFL.” As of December 31, 2016, there were 48,146,981 shares of CenterState common stock outstanding. CenterState has approximately 1,217 registered shareholders of record, as reported by its stock transfer agent, Continental Stock Transfer and Trust Company. Registered shareholders are defined as those shareholders who hold a valid paper CenterState stock certificate. The stock for all other CenterState shareholders are beneficially held for them by a bank, broker or other nominee, commonly referred to as held in “street name.” To CenterState’s knowledge and based upon September 30, 2016 available information, approximately 75% of CenterState’s outstanding shares at that time were owned by institutional investors (as reported by SNL LC), and the only shareholders who owned more than 5% of the outstanding shares of CenterState common stock on September 30, 2016 were: BlackRock, Inc. (9.8%), 55 East 52nd Street, New York, NY 10055 and Capital Research and Management Company (5.9%), 333 South Hope Street, 55th Floor, Los Angeles, CA 90071

As of December 2016, there were 6,376,175 shares of Gateway voting stock outstanding, which were held by approximately 406 holders of record. In addition, there were outstanding options that were exercisable on that date for 1,220,080 additional shares of Gateway common stock.

The following tables show, for the indicated periods, the high and low sales prices per share for CenterState common stock, as reported by Nasdaq, and for Gateway common stock, as to the extent known to management of Gateway. The transactions in Gateway common stock represent privately negotiated transactions directly between the purchaser and seller and do not include all transactions that have occurred, because such transactions are not subject to any reporting system. Gateway common shares do not trade frequently. Cash dividends declared and paid per share on CenterState common stock and Gateway common stock are also shown for the periods indicated below.

	CenterState			Gateway Common Stock
	High	Low	Dividend	High	Low	Dividend
2017
First Quarter (through January 27, 2017)	26.30	$24.09	NA	—	—	—

2016
First Quarter	$15.72	$12.57	$0.04	$11.50	12.00	—
Second Quarter	$16.59	$14.49	$0.04	$12.25	12.00	$0.08
Third Quarter	$18.27	$15.30	$0.04	$12.25	12.00	—
Fourth Quarter	$25.83	$17.09	$0.04	$12.25	12.00	—

2015
First Quarter	$12.35	$10.94	$0.01	$9.50	$9.25	—
Second Quarter	$13.98	$11.70	$0.01	$9.50	$9.00	$0.08
Third Quarter	$15.00	$12.20	$0.02	$9.95	$9.50	—
Fourth Quarter	$16.24	$14.24	$0.02	$12.00	$9.00	—

On November 30, 2016, the last full trading day before the announcement of the merger agreement which occurred after the market closed on November 30, 2016, the high and low sales prices of shares of CenterState common stock as reported on Nasdaq were $22.74 and $22.38, respectively. On January 27, 2017, a date shortly before the date of this proxy statement/prospectus, the closing sales price of shares of CenterState common stock as reported by Nasdaq was $24.91.

The last trade of Gateway common stock known to Gateway’s management that occurred prior to the day of the announcement of the merger agreement, was a sale for $12.25 per share on October 20, 2016. Management is not aware of any trades in Gateway common stock after this date.

On January 13, 2017, CenterState closed the sale of 2,695,000 shares of CenterState common stock at $23.58 per share pursuant to a public offering of such shares.

Gateway shareholders are advised to obtain current market quotations for CenterState common stock. The market price of CenterState common stock will fluctuate between the date of this proxy statement/prospectus and the effective date of the merger. No assurance can be given concerning the market price of CenterState common stock before or after the effective date of the merger.

INFORMATION ABOUT THE SPECIAL MEETING

This section contains information about the Special Meeting that Gateway has called to allow Gateway shareholders to vote on the approval of the merger agreement. The Gateway board of directors is mailing this proxy statement/prospectus to you, as a Gateway shareholder, on or about February     , 2017. Together with this proxy statement/prospectus, the Gateway board of directors also is sending to you a notice of the Special Meeting of Gateway shareholders and a form of proxy that the Gateway board of directors is soliciting for use at the Special Meeting and at any adjournments or postponements of the Special Meeting.

Time, Date, and Place

The Special Meeting is scheduled to be held on March 16, 2017 at 4:30 p.m., local time, at the Oceanside Country Club, 75 N. Halifax Drive, Ormond Beach, FL 32176.

Matters to be Considered at the Meeting

At the Special Meeting:

•	holders of Gateway common stock and Series A preferred stock will be asked to consider and vote on a proposal to approve the merger agreement;

•	holders of Gateway common stock will be asked to consider and vote on any proposal of the Gateway board of directors to adjourn or postpone the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the merger agreement; and

•	holders of Gateway common stock will be asked to consider and vote on any other matters as may properly be brought before the Special Meeting or any adjournment or postponement of the Special Meeting.

At this time, the Gateway board of directors is unaware of any other matters that may be presented for action at the Special Meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.

Recommendation of the Gateway Board of Directors

The Gateway board of directors unanimously recommends that Gateway shareholders vote “FOR” approval of the merger agreement and “FOR” approval of any proposal of the Gateway board of directors to adjourn or postpone the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the merger agreement. See “The Merger — Gateway’s Reasons for the Merger; Recommendation of the Gateway Board of Directors.”

Record Date and Quorum

January 27, 2017 has been fixed as the record date for the determination of Gateway shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. At the close of business on the record date, there were 6,376,175 shares of Gateway voting stock outstanding and entitled to vote at the Special Meeting, held by approximately 406 shareholders of record.

A quorum is necessary to transact business at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Gateway voting stock entitled to vote at the Special

Meeting is necessary to constitute a quorum. Shares of Gateway voting stock represented at the Special Meeting but not voted, including shares that a shareholder abstains from voting and shares held in “street name” with a bank, broker or other nominee for which a shareholder does not provide voting instructions, will be counted for purposes of establishing a quorum. Once a share of Gateway voting stock is represented at the Special Meeting, it will be counted for the purpose of determining a quorum not only at the Special Meeting but also at any adjournment or postponement of the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned or postponed.

Required Vote

The affirmative vote of the holders of at least a majority of the outstanding shares of Gateway voting stock entitled to vote at the Special Meeting and voting together as a single class is necessary to approve the merger agreement.

In that regard, Gateway’s directors have entered into shareholder voting agreements with CenterState under which they have agreed, among other things, to vote all of the shares they beneficially own for approval of the merger agreement. A total of 1,237,680 shares of Gateway voting stock, representing approximately 19.4% of the outstanding shares of Gateway voting stock entitled to vote at the Special Meeting, are subject to these shareholder voting agreements.

With respect to the proposal to approve the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you vote to abstain or if you fail to vote, this will have the same effect as voting against approval of the merger agreement.

A proposal of the Gateway board of directors to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Gateway common stock represented in person or by proxy at the Special Meeting. Abstentions on this proposal will have the same effect as voting against the proposal. A failure to vote on this proposal will have no effect on the outcome of the vote on this proposal.

Each share of Gateway voting stock you own as of the record date for the Special Meeting entitles you to one vote at the Special Meeting on all matters properly presented at the meeting.

Shares Subject to Voting Agreements; Shares Held by Directors and Executive Officers

A total of 1,237,680 shares of Gateway voting stock, representing approximately 19.4% of the outstanding shares of Gateway voting stock entitled to vote at the Special Meeting, are subject to shareholder voting agreements between CenterState and each of Gateway’s directors. Pursuant to his respective shareholder voting agreement, each director has agreed to, at any meeting of Gateway shareholders, however called, or any adjournment thereof:

•	appear at such meeting or otherwise cause the shares of Gateway voting stock held by such director to be counted as present for purposes of calculating a quorum; and

•	vote all shares of Gateway voting stock beneficially owned by such director (i) in favor of the approval of the merger agreement, (ii) against action or agreement that would result in a breach of any covenant, representation or warranty or other obligation of Gateway in the merger agreement and (iii) against any acquisition proposal (as defined in “The merger agreement — Third Party Proposals”) or any other action, agreement or transaction that is intended or could reasonably be expected to impede, delay, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement.

Pursuant to the shareholder voting agreement, each director has further agreed not to sell or otherwise dispose of any shares of Gateway voting stock; provided, however, that transfers by will or operation of law, transfers subject to a pledge agreement and transfers in connection with estate and tax planning purposes are permitted, subject to the transferee being bound by the terms of the shareholder voting agreement.

For more information about the beneficial ownership of the Gateway voting stock by each, each director and executive officer of Gateway and all Gateway directors and executive officers as a group, as well as each other person who is the beneficial owner of 5% or more of Gateway’s voting stock, see “The Companies — Security Ownership of Certain Beneficial Owners and Management of Gateway.”

How to Vote - Shareholders of Record

Voting in Person. If you are a shareholder of record, you can vote in person by submitting a ballot at the Special Meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the Special Meeting. This will ensure that your vote is received. If you attend the Special Meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

Voting by Proxy. Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” approval of the merger agreement and “FOR” approval of any proposal to adjourn or postpone the Special Meeting, if necessary. Please do not send in your Gateway stock certificates with your proxy card.

How to Vote - Shares Held in “Street Name”

If your shares of Gateway voting stock are held through a bank, broker or other nominee, you are considered the beneficial owner of such shares held in “street name.” In such case, this proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee, who is considered, with respect to such shares, the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote the shares by following the voting instructions that they have sent, or will send, to you. Without specific instructions from you, your bank, broker or other nominee is not empowered to vote your shares on the proposal to approve the merger agreement or any proposal of the Gateway board of directors to adjourn or postpone the Special Meeting, if necessary. Not voting these shares will have the effect of voting against these proposals. Alternatively, if you are a beneficial owner and wish to vote in person at the Special Meeting, you must provide a proxy executed in your favor by your bank, broker or other nominee.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Revocation of Proxies

You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:

•	submitting another valid proxy card bearing a later date;

•	attending the Special Meeting and voting your shares in person; or

•	delivering prior to the Special Meeting a written notice of revocation to Gateway’s Corporate Secretary.

Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy.

If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.

Solicitation of Proxies

The proxy for the Special Meeting is being solicited on behalf of the Gateway board of directors. Gateway will bear the entire cost of soliciting proxies from you. All other costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses. See “The merger agreement — Expenses.” Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of Gateway in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

Attending the Meeting

All holders of Gateway voting stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are cordially invited to attend the Special Meeting. Shareholders of record can vote in person at the Special Meeting. If you are not a shareholder of record and would like to vote in person at the Special Meeting, you must produce a proxy executed in your favor by the record holder of your shares. In addition, you must bring a form of personal photo identification with you in order to be admitted at the Special Meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Special Meeting without Gateway’s express written consent is prohibited.

Adjournments and Postponements

Although it is not currently expected, the Special Meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the Special Meeting to approve the proposal to approve the merger agreement or if a quorum is not present at the Special Meeting. Other than an announcement to be made at the Special Meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Gateway at:

Gateway Financial Holdings of Florida, Inc.

1950 W. International Speedway Boulevard

Daytona Beach, Florida 32114

Telephone: (368) 947-5404

Attn: David Maholias

THE MERGER

Background of the Merger

As part of its ongoing consideration and evaluation of its long-term prospects and strategies, the Gateway board of directors and senior management have regularly reviewed and assessed Gateway’s business strategies and objectives, including strategic opportunities and challenges, and have considered various strategic options potentially available, all with the goal of enhancing value for Gateway shareholders. The strategic discussions have focused on, among other things, the evaluation of potential buyers, the need to grow to be in a position to deliver a competitive return to Gateway’s shareholders, and the business environment facing financial institutions generally and the Gateway Banks, including specifically, net interest margin and bank regulatory pressures.

In connection with the foregoing, the board of directors also formed an M&A committee to evaluate potential merger opportunities. The M&A Committee was formed on July 25, 2013 and consisted of Robert Dale, Charles Lichtigman, Tucker Longabach, David Maholias, Shaun Merriman and Sanford Miller, who served as chairman of the committee. The members of the M&A Committee were selected based on their experience with prior merger and acquisition transactions in the financial industry. Gateway engaged Hovde on November 14, 2013 to assist in evaluating potential strategic options. Hovde was selected by Gateway based on the firm’s experience in advising community bank and bank holding companies in merger transactions.

During the fourth quarter of 2013 and the first quarter of 2014, Hovde conducted a limited auction process with 10 potential acquirers to gauge market interest in a potential transaction involving Gateway. Of the 10 entities contacted, four executed nondisclosure agreements and conducted limited due diligence on Gateway. Each of the four potential acquirers submitted informal indications of interest, the highest of which was received from CenterState with proposed consideration of $12.50 to $13.00 per share. After receiving the indications of interest, the Gateway board of directors determined that pursuing a potential transaction at that time was not in the best interest of Gateway and its shareholders and instead shifted its focus to growing the company and increasing earnings.

Between January 2015 and April 2015, members of the M&A Committee had several informal communications and meetings with three financial institutions regarding a potential merger transaction, including Company A, Company B and Company C. During this time, representatives of Hovde assisted the M&A Committee in finding and evaluating potential opportunities and gave presentations concerning merger and acquisition activity. During this period, the board of directors consulted with legal counsel concerning compliance with its fiduciary duties in light of the informal discussions that had occurred.

In early May 2015, Gateway received a verbal initial indication of interest concerning a potential merger with CenterState. The indication of interest tentatively provided for consideration to be paid 60% in CenterState common stock and 40% in cash, which consideration was nominally valued at approximately $15.00 per share. Following discussion of the proposal at a board meeting on May 19, 2015, including consultation with representatives from Hovde, the Gateway board of directors determined the terms of this proposal were not in the best interests of Gateway and its shareholders at that time.

During the last two weeks of May 2015, the M&A Committee continued to have informal discussions concerning a potential merger transaction with Company A, Company B, and Company C. during the last week of May 2015, members of management and the M&A Committee met with representatives of Company D concerning Company D’s interest in potentially acquiring Gateway. At a meeting held on June 1, 2015, the Gateway board of directors discussed the merits of a potential transaction with CenterState and the other four financial institutions that had expressed interest in a potential transaction with Gateway. At that meeting, the Gateway board discussed the unsolicited revised verbal proposal that was received from CenterState as well as other strategic options, including an initial public offering to provide liquidity to shareholders. Following discussion, the board determined to reconvene at a later date to permit the board to review and analyze the various options being considered.

In late July 2015, members of the M&A Committee met with representatives of Company A to further discuss a potential transaction. The parties informally agreed to the general terms of the merger if the parties decided to proceed with negotiating a letter of intent for a potential transaction with Company A. On August 1, 2015, the Gateway board of directors met to discuss the proposal. At the meeting, concerns were raised about certain risks that would be faced in the Orlando market area if a proposed transaction with Company A was pursued. The board asked members of management to meet with members of management from Company A to further discuss these potential risks and issues. Additionally, Mr. Miller discussed another potential opportunity with Company E. Although nothing formal had been discussed with representatives from Company E, the board agreed to contact them to determine Company E’s interest in a potential transaction.

At a board meeting on September 24, 2015, Mr. Miller advised the board that Company A intended to proceed with a transaction with a third party. In light of this, a representative from Hovde made a presentation about the other potential strategic transaction options for Gateway. Following extensive discussion, the board determined the minimum thresholds for any potential transactions going forward and instructed Hovde to re-evaluate the potential strategic options in light of the guidelines adopted.

From October 2015 through March 2016 the Gateway board of directors continued to regularly discuss the Florida bank M&A market at board meetings with representatives of Hovde. At these meeting, the board also discussed alternative strategic options, including the possibility of conducting an initial public offering to provide liquidity to Gateway shareholders, as well as consolidation of the GBF Banks’ separate charters to reduce costs and increase profitability going forward should the board determine that continued operation of Gateway as a going concern was in the best interest of the shareholders.

On April 15, 2016, Gateway received a draft revised letter of intent from CenterState proposing to pay approximately $16.50 to $17.00 per share. A meeting of the M&A Committee was convened on April 21, 2016 to discuss the revised terms of the CenterState letter of intent. The revised letter of intent was also discussed at the next regular board meeting on April 28, 2016. After these meetings, the board determined to accept the letter of intent and to approve moving forward with the proposed transactions, subject to certain modifications to the letter of intent, including increasing the price range to $17.00 to $18.00 per share which consideration would be payable 65% to 75% in CenterState Stock and permitting Gateway to pay a cash dividend to shareholders. The board of directors also approved the engagement of a second investment banking firm, Monroe, to provide a valuation of Gateway to assist the board in evaluating the proposed transaction with CenterState. Monroe also advised the board on the current community bank M&A landscape in Florida.

On May 4, 2016, in light of the requests from Gateway, CenterState submitted a revised letter of intent to Gateway with a proposed price of $17.00 per share. The Gateway board of directors continued to debate the merits of the proposed transaction with CenterState, but several directors believed the price to be inadequate based on Gateway’s projected earnings at the time. The Gateway board of directors determined to not approve the revised letter of intent but agreed to continue further negotiations in an attempt to achieve a higher price. On May 13, 2016, Gateway and CenterState entered into an amended nondisclosure agreement to further facilitate these negotiations.

Over the course of the next several weeks, representatives of Gateway and CenterState negotiated the terms of the proposed transaction. During this time, the Gateway board regularly consulted and met with their representatives of both Hovde and Monroe to assist in evaluating the proposed transaction being negotiated with CenterState. During this period, Gateway engaged Gunster, Yoakley & Stewart, P.A. (“Gunster”) as counsel in connection with the proposed transaction. As a result of these negotiations, CenterState agreed to increase the proposed nominal price per share first to $17.50 and then to $18.00 following further negotiations. As a result of these negotiations, the parties entered into a nonbinding letter of intent.

During the next few weeks, Gateway and CenterState each conducted due diligence on the other party. As a result of CenterState’s due diligence, CenterState indicated that it would no longer be able to pay $18.00 per share due to potential additional merger-related expenses. On August 18, 2016, Gateway terminated the nonbinding letter of intent as a result of CenterState’s unwillingness to pay $18.00 per share.

On October 20, 2016, representatives of CenterState contacted Hovde expressing renewed interest in pursuing a transaction with Gateway and indicated that CenterState would be willing to pay $18.00 per share due to the subsequent mitigation of certain of the above mentioned merger-related expenses. On October 31, 2016, representatives from Gateway, CenterState and Hovde participated in a conference call to discuss the proposed terms of the transaction. On that call, the parties reached agreement on the material terms of the transaction.

On November 1, 2016, CenterState delivered a final letter of intent to Gateway for consideration. Pursuant to the terms of the letter of intent, CenterState proposed to offer consideration valued at $18.00 per share, 70% payable in shares of common stock and 30% payable in cash, subject to the entry into a definitive merger agreement. The letter of intent also permitted Gateway to declare and pay a $0.12 per share dividend to shareholders and also provided Gateway the ability to terminate the proposed transaction, under certain circumstances, if the price of CenterState’s common stock dropped below a specified threshold. The final letter of intent also did not contain a similar termination right for CenterState in the event of a subsequent increase in the price of CenterState’s common stock.

On November 4, 2016, Smith Mackinnon, counsel to CenterState, delivered a draft merger agreement to Gunster, counsel to Gateway, incorporating the terms of the final letter of intent. During the following few days, Gunster and members of the M&A Committee and members of management discussed the draft merger agreement on several occasions and began preparing a revised draft.

On November 10, 2016, the Gateway board met to discuss the final negotiated letter of intent that was received from CenterState and the draft merger agreement. Following discussion at the board meeting, additional changes to the draft merger agreement were provided to Gunster. Gunster prepared a revised draft of the merger agreement, which was circulated to Smith Mackinnon the following day.

Over the next two weeks, Gunster and Smith Mackinnon exchanged several revised drafts of the merger agreements and ancillary agreements, which included drafts of employment agreements for Messrs. Merriman, Maholias and Ingram, shareholder voting agreements, non-competition and non-solicitation agreements and claims letters. In the course of these discussions, representatives of Gateway negotiated several material provisions contained in the draft merger agreement, including the pay-out of accrued sick leave for employees, inclusion of a board fiduciary out to allow the board to terminate the transaction to comply with its fiduciary duties, requiring a second fairness opinion from an independent financial advisory firm, and limiting CenterState’s ability to terminate in the event a regulatory approval conditioned compliance with a materially burdensome condition, among other things. During this period, members of management of each of Gateway and CenterState had multiple calls regarding the terms of the proposed employment agreements. During this period, CenterState finalized its due diligence review of Gateway, Saltmarsh, Cleveland & Gunn (“Saltmarsh”), advisors to the Gateway board of directors, completed its reverse due diligence of CenterState on behalf of Gateway and Compensation Advisors, executive compensation consultants to Gateway completed its compensation review of the proposed employment agreements for Messrs. Merriman, Maholias and Ingram, and determined such compensation was justified and reasonable.

On November 23, 2016, Gunster circulated a substantially final draft of the merger agreement to Smith Mackinnon as well as to members of the board of directors and management of Gateway. Smith Mackinnon provided a revised draft of the merger agreement on November 28, 2016 with minor revisions, which was circulated to the same group for review in advance of the anticipated board meetings scheduled for November 30, 2016. This draft included the proposed exchange ratio for the Stock Election Shares to be paid the Gateway shareholders of 0.95 shares of CenterState common stock for each share of Gateway common stock, which represented a nominal value of approximately $21.34 per share for the stock election shares based on the closing price of CenterState common stock of $22.46 per share as of November 29, 2016. The cash payment for the cash election shares was set at $18.00 per share. Based on the foregoing, the nominal value of the consideration payable to Gateway common shareholders was approximately $20.34 per share (based on a 70/30 stock to cash ratio). Additionally, the final draft of the merger agreement did not cap the value of the stock consideration in the event of an increase in the trading price of CenterState’s common stock on the Nasdaq stock market, allowing Gateway shareholders to further participate in any price appreciation of CenterState common stock above $22.46 per share.

On November 30, 2016, the board of directors of Gateway met to review the proposed merger with CenterState and the most recent draft of the merger agreement. Representatives of Gunster, Hovde, and Monroe were present at the meeting. Also present at the meeting was a representative from Saltmarsh who reported the findings and conclusions of their reverse due diligence conducted on CenterState. Following this presentation, Hovde reviewed the financial aspects of the proposed merger with CenterState and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Hovde as set forth in such opinion, the consideration to be paid in the proposed merger was fair, from a financial point of view, to the holders of Gateway common stock. A representative of Monroe also reviewed and discussed with the directors its financial analyses of the merger consideration and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Monroe as set forth in such opinion, the merger consideration in the proposed merger with CenterState was fair, from a financial point of view, to the holders of Gateway common stock. In addition, representatives of Gunster reviewed with the directors the final draft of the proposed merger agreement and the ancillary agreements, including the terms related to the price as well as the termination fee payable in the event that the merger agreement was terminated in certain circumstances, related transaction documents, as well as the legal standards applicable to the Gateway board decisions and actions with respect to the proposed transaction, as they had previously done. Representatives of Gunster also reviewed final drafts of the employment agreements for Messrs. Merriman, Maholias and Ingram and the related executive compensation market review prepared by Compensation Advisors. Following the presentations by Gateway’s management and advisors and discussion among the members of Gateway board of directors, including consideration of the factors described under “The Merger — Recommendation of the Gateway Board of Directors and Reasons for the Merger” beginning on page 42 of this proxy statement/prospectus, the Gateway of Directors unanimously (1) determined that the merger agreement, the merger, the voting agreements to be entered into by Gateway’s directors, the employment agreements to be entered into between each of Messrs. Merriman, Maholias and Ingram, on one hand, and CenterState Bank of Florida, N.A., on the other hand, and the other agreements contemplated by the merger agreement are advisable and in the best interests of Gateway and its shareholders, (2) approved the merger, the merger agreement, the voting agreements, the employment agreements and the transactions contemplated thereby, (3) directed that the merger, the merger agreement and the transactions contemplated thereby be submitted for adoption by Gateway’s shareholders, and (4) recommended that Gateway’s shareholders approve the merger, the merger agreement and the transactions contemplated thereby. Six directors voted in favor, none voted in opposition and three abstained from the vote. Messrs. Merriman, Maholias and Ingram abstained from voting on the foregoing matters because of their respective arrangements with CenterState for post-merger employment.

On November 30, 2016, the CenterState board and the board of directors of CenterState Bank held a joint meeting, and at which representatives from their legal counsel and financial advisors participated, to consider approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the bank mergers. At the meeting, the boards received an update from CenterState’s management team on the status of the negotiations with Gateway and information regarding the proposed merger and the combined business. Counsel also reviewed for the directors the terms and conditions of the merger agreement and related agreements. Following the discussion among the members of the boards, the CenterState board determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and voted to unanimously approve the merger agreement and the transactions contemplated by the merger agreement, and the other transaction agreements.

On the evening of November 30, 2016, Gateway and CenterState executed the final merger agreement and issued a joint press release announcing the transaction after market close.

Recommendation of Gateway’s Board of Directors and Reasons for the Merger

After careful consideration, Gateway’s board of directors, at a meeting held on November 30, 2016, determined that the merger agreement is in the best interests of Gateway and its shareholders. Accordingly, Gateway’s board of directors adopted and approved the merger agreement and the merger and the other transactions contemplated by the merger agreement and recommends that Gateway shareholders vote “FOR” the approval of the merger agreement. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement, the Gateway board of directors consulted with Gateway’s management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

•	each of Gateway’s, CenterState’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the Gateway board of directors considered its view that CenterState’s business and operations complement those of Gateway and that the merger would result in a combined company with diversified revenue sources, a well-balanced loan portfolio and an attractive funding base, as evidenced by a significant portion of core deposit funding;

•	its understanding of the current and prospective environment in which Gateway and CenterState operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on Gateway both with and without the proposed transaction;

•	the results that Gateway could expect to achieve operating independently, and the likely risks and benefits to Gateway shareholders of that course of action, as compared to the value of the merger consideration to be received from CenterState;

•	its view that the size of the institution and related economies of scale was becoming increasingly important to continued success in the current financial services environment, including the increased expenses of regulatory compliance, and that a merger with a larger bank holding company could provide those economies of scale, increase efficiencies of operations and enhance customer products and services;

•	its review and discussions with Gateway’s management regarding the benefits of an acquisition by CenterState compared to other alternatives;

•	the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

•	management’s expectation that the combined company will have a strong capital position upon completion of the transaction;

•	the board’s belief that the combined enterprise would benefit from CenterState’s ability to take advantage of economies of scale and grow in the current economic environment, making CenterState an attractive partner for Gateway;

•	its belief that the transaction is likely to provide substantial value to Gateway’s shareholders;

•

the opinions of Hovde Group, LLC (“Hovde”) and Monroe Financial Partners, Inc. (“Monroe”), Gateway’s financial advisors, delivered to Gateway’s board of directors, to the effect that, as of the date of such opinions, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by each of Hovde and Monroe as set forth in their respective opinions, the consideration to be paid in the proposed merger was fair, from a financial point of view, to holders of Gateway common stock, as more fully described in the section entitled “The Merger — Opinions of Gateway’s Financial Advisors” beginning on page 43 of this proxy statement/prospectus;

•	the financial and other terms of the merger agreement, the expected tax treatment and deal protection provisions, including the ability of Gateway’s board of directors, under certain circumstances, to withdraw or materially adversely modify its recommendation to Gateway shareholders that they approve the merger agreement (subject to payment of a termination fee), each of which it reviewed with its outside financial and legal advisors;

•	the fact that the merger consideration will consist of shares of CenterState common stock, which would allow Gateway shareholders to participate in a significant portion of the future performance of the combined Gateway and CenterState business and synergies resulting from the merger, and the value to Gateway shareholders represented by that consideration;

•	the greater liquidity in the trading market for CenterState common stock relative to the market for Gateway common stock due to the listing of CenterState’s shares on the Nasdaq Global Select Market;

•	the potential risk of diverting management attention and resources from the operation of Gateway’s business and towards the completion of the merger;

•	the requirement that Gateway conduct its business in the ordinary course and the other restrictions on the conduct of Gateway’s business prior to the completion of the merger, which may delay or prevent Gateway from undertaking business opportunities that may arise pending completion of the merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Gateway’s business, operations and workforce with those of CenterState; and

•	the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions.

The foregoing discussion of the factors considered by the Gateway board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Gateway board of directors. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, the Gateway board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Gateway board of directors considered all these factors as a whole, including discussions with, and questioning of, Gateway’s management and Gateway’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the Gateway board of directors has unanimously adopted and approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Each of the directors of Gateway has entered into a voting agreement with CenterState, pursuant to which they have agreed to vote in favor of the merger proposal and the other proposals to be voted on at the Gateway special meeting. The voting agreements are discussed in more detail in the section entitled “Information About the Gateway Special Meeting — Shares Subject to Voting Agreements; Shares Held by Directors” beginning on page 35 of this proxy statement/prospectus.

Opinions of Financial Advisors of Gateway

Opinion of Hovde Group, LLC

The fairness opinion and a summary of the underlying financial analyses of Gateway’s financial advisor, Hovde Group, LLC, is described below. The description contains projections, estimates and other forward-

looking statements about the future earnings or other measures of the future performance of Gateway. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by Gateway or CenterState. You should review the copy of the fairness opinion, which is attached as Appendix B.

Hovde has acted as Gateway’s financial advisor in connection with the proposed merger. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Gateway and its operations. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions.

Hovde reviewed the financial aspects of the proposed merger with Gateway’s board of directors and, on November 30, 2016, delivered a written opinion to Gateway’s board of directors that the merger consideration to be received by the shareholders of Gateway in connection with the merger is fair to the shareholders of Gateway from a financial point of view.

The full text of Hovde’s written opinion is included in this proxy statement as Appendix B and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of the Hovde’s opinion included in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Hovde’s opinion was directed to Gateway’s board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to be received by Gateway’s shareholders in connection with the merger. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any of the shareholders as to how such shareholder should vote at the special meeting on the merger or any related matter.

During the course of its engagement, and as a basis for arriving at its opinion, Hovde reviewed and analyzed material bearing upon the financial and operating conditions of Gateway and material prepared in connection with the merger, including, among other things, the following:

•	reviewed a draft of the Merger Agreement dated November 29, 2016, as provided to Hovde by Gateway;

•	reviewed certain unaudited financial statements for Gateway and CenterState for the nine-month period ended September 30, 2016;

•	reviewed certain historical annual reports of Gateway and CenterState, including audited annual reports for the year ending December 31, 2015;

•	reviewed certain historical publicly available business and financial information concerning Gateway and CenterState;

•	reviewed certain internal financial statements and other financial and operating data concerning of Gateway and CenterState;

•	reviewed financial projections prepared by certain members of senior management of Gateway;

•	reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Hovde considered relevant;

•	assessed the general economic, market and financial conditions;

•	analyzed the pro forma financial impact of the merger on the combined company’s earnings per share, consolidated capitalization and financial ratios;

•	reviewed historical market prices and trading volumes of CenterState’s common stock; and

•	reviewed certain publicly available financial and stock market data relating to selected public companies that Hovde deemed relevant to its analysis.

Hovde also conducted meetings and had discussions with members of senior management of Gateway and CenterState for purposes of reviewing the business, financial condition, results of operations and future prospects of Gateway and CenterState, as well as the history and past and current operations of Gateway and CenterState and Gateway’s and CenterState’s historical financial performance, outlook and future prospects. Hovde also discussed with management of Gateway its assessment of the rationale for the merger. Hovde also performed such other analyses and considered such other factors as Hovde deemed appropriate, and took into account its experience in other similar transactions, as well as its knowledge of the banking and financial services industry and its general experience in securities valuations.

In rendering its opinion, Hovde assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to it by Gateway, and in the discussions it had with management of Gateway. Hovde relied upon the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to Hovde by Gateway, and assumed that the financial forecasts, including without limitation, the projections regarding under-performing and non-performing assets and net charge-offs were reasonably prepared by Gateway on a basis reflecting the best currently available information and judgments and estimates by Gateway, and that such forecasts would be realized in the amounts and at the times contemplated thereby. Hovde did not assume any responsibility to independently to verify such information or assumptions.

Hovde is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses with respect thereto. Hovde assumed that such allowances for Gateway and CenterState, are in the aggregate, adequate to cover such losses, and would be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and did not conduct, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities or liabilities (contingent or otherwise) of Gateway or CenterState, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde was not furnished with any such evaluations or appraisals, nor did Hovde review any loan or credit files of Gateway or CenterState.

Hovde assumed that the merger would be consummated substantially in accordance with the terms set forth in the Merger Agreement, without any waiver of material terms or conditions by Gateway or any other party to the Merger Agreement and that the final Merger Agreement would not differ materially from the draft Hovde reviewed. Hovde assumed that the merger would be in compliance with all laws and regulations that are applicable to Gateway and CenterState. Gateway advised Hovde that there are no factors that would impede any necessary regulatory or governmental approval of the merger. Hovde further assumed that, in the course of obtaining the necessary regulatory and government approvals, no restriction would be imposed on Gateway or on CenterState that would have a material adverse effect on the contemplated benefits of the merger. Hovde also assumed that no changes in applicable law or regulation would occur that would cause a material adverse change in the prospects or operations of Gateway and CenterState after the merger.

Gateway engaged Hovde on November 14, 2013 (later amended as of August 13, 2014), to provide Gateway with financial services relating to, among other things, issuing a fairness opinion to Gateway’s board of directors. Pursuant to the terms of the engagement, Hovde will receive consideration in the amount of $50,000 for the delivery of its fairness opinion. At the time the merger is completed, Gateway will pay Hovde a completion fee, which is contingent upon the completion of the merger. Pursuant to the engagement agreement, in addition to its fees and regardless of whether the merger is consummated, Gateway has agreed to reimburse Hovde for certain reasonable out-of-pocket expenses incurred in performing its services and to indemnify Hovde against certain claims, losses and expenses arising out of the merger or Hovde’s engagement.

In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hovde, Gateway and CenterState. Hovde’s opinion was necessarily based on financial, economic, market and other conditions and circumstances as they existed on, and on the information made available to Hovde as of, the dates used in its opinion. Any estimates contained in the analyses performed by Hovde are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may be sold or the prices at which any securities may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Hovde’s opinion does not address the relative merits of the merger as compared to any other business combination in which Gateway might engage. In addition, Hovde’s fairness opinion was among several factors taken into consideration by Gateway’s board of directors in making its determination to approve the Merger Agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of Gateway’s board of directors or Gateway’s management with respect to the fairness of the merger consideration to be received by Gateway’s shareholders in connection with the merger.

The following is a summary of the material analyses prepared by Hovde and delivered to Gateway’s board of directors on November 30, 2016, in connection with the delivery of its fairness opinion. This summary is not a complete description of the analyses underlying the fairness opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables alone are not a complete description of the financial analyses.

Market Approach – Comparable Transactions. As part of its analysis, Hovde reviewed publicly available information related to two comparable groups (a “Regional Group” and a “Nationwide Group”) of select acquisition transactions of banks. The Regional Group consisted of acquisition transactions of banks headquartered in the Southeast Region of the United States (consisting of the states of Virginia, West Virginia, Tennessee, North Carolina, South Carolina, Georgia, Alabama, Arkansas, Mississippi, Louisiana, and Florida) announced since January 1, 2014, in which the target had assets between $500 million and $1 billion, nonperforming assets (“NPAs”) to assets of less than 2.5%, and a return on average assets (“ROAA”) between 0.50% and 1.50% over the last twelve months (“LTM”). The Nationwide Group consisted of acquisition transactions of banks in the United States announced since January 1, 2014, in which the target had assets between $600 million and $1.2 billion, NPAs to assets of less than 1.5%, and a return on average assets between 0.50% and 1.50% over the last twelve months. In each case, for which financial information was available, no transaction that fit the selection criteria was excluded. Information for the target institutions was based on balance sheet data as of, and income statement data for the twelve months preceding, the most recent quarter prior to announcement of the transactions. The resulting two groups consisted of the following transactions (12 transactions for the Regional Group and 17 transactions for the Nationwide Group):

Regional Group:
Buyer (State)	Target (State)
CenterState Banks, Inc. (FL)	Platinum Bank Holding Company (FL)

Simmons First National Corporation (AR)	Citizens National Bank (TN)

Regional Group:
Buyer (State)	Target (State)

BNC Bancorp (NC)	High Point Bank Corporation (NC)

Park Sterling Corporation (NC)	First Capital Bancorp, Inc. (VA)

BNC Bancorp (NC)	Southcoast Financial Corporation (SC)

Home BancShares, Inc. (AR)	Florida Business BancGroup, Inc. (FL)

Pinnacle Financial Partners, Inc. (TN)	Magna Bank (TN)

Pinnacle Financial Partners, Inc. (TN)	CapitalMark Bank & Trust (TN)

BNC Bancorp (NC)	Valley Financial Corporation (VA)

State Bank Financial Corporation (GA)	Georgia-Carolina Bancshares, Inc. (GA)

Eagle Bancorp, Inc. (MD)	Virginia Heritage Bank (VA)

Seacoast Banking Corp. of Florida (FL)	BANKshares, Inc. (FL)

Nationwide Group:
Buyer (State)	Target (State)
Investors Bancorp, Inc. (NJ)	Bank of Princeton (NJ)

First Mid-Illinois Bancshares, Inc. (IL)	First Clover Leaf Financial Corp. (IL)

Guaranty Bancorp (CO)	Home State Bancorp (CO)

Pinnacle Financial Partners, Inc. (TN)	Avenue Financial Holdings, Inc. (TN)

TowneBank (VA)	Monarch Financial Holdings, Inc. (VA)

WSFS Financial Corporation (DE)	Penn Liberty Financial Corp.(PA)

Pacific Premier Bancorp, Inc. (CA)	Security California Bancorp (CA)

Park Sterling Corporation (NC)	First Capital Bancorp, Inc. (VA)

Heartland Financial USA, Inc. (IA)	Premier Valley Bank (CA)

Pinnacle Financial Partners, Inc. (TN)	CapitalMark Bank & Trust (TN)

Bridge Bancorp, Inc. (NY)	Community National Bank (NY)

Peoples Bancorp, Inc. (OH)	NB&T Financial Group, Inc. (OH)

Eagle Bancorp, Inc. (MD)	Virginia Heritage Bank (VA)

CU Bancorp (CA)	1st Enterprise Bank (CA)

Simmons First National Corporation (AR)	Liberty Bancshares, Inc. (MO)

Eastern Bank Corporation (MA)	Centrix Bank & Trust (NH)

IBERIABANK Corporation (LA)	Teche Holding Company (LA)

For each precedent transaction, Hovde compared the implied ratio of deal value to certain financial characteristics of Gateway as follows:

•	the multiple of the purchase consideration to the acquired company’s tangible common book value (the “Price-to-Tangible Common Book Value Multiple”);

•	the multiple of the purchase consideration to the acquired company’s LTM net earnings per share (the “Price-to-LTM Earnings Multiple”); and

•	the multiple of the difference between the purchase consideration and the acquired company’s tangible book value to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the merger were derived from the estimated per share purchase price of $20.34, which implied a total deal value (including implied value of stock options) of $142,476,708 for Gateway and were based on September 30, 2016 financial results of Gateway.

Implied Value for Gateway Based On:	Price-to-Tangible Common Book Value Multiple	Price-to- LTM Earnings Multiple	Premium-to-Core Deposits Multiple
Total Deal Value	172.8%	24.3x	9.4%

Precedent Transactions Regional Group:
Median	168.2%	18.1x	9.1%
Minimum	127.3%	15.4x	4.3%
Maximum	242.1%	29.3x	21.0%

Precedent Transactions Nationwide Group:
Median	173.4%	18.5x	10.8%
Minimum	130.2%	12.5x	4.5%
Maximum	242.1%	31.8x	21.0%

Using publicly available information, Hovde compared the financial performance of Gateway with that of the median of the precedent transactions from the Regional Group and Nationwide Group. The performance highlights are based on September 30, 2016 financial results of Gateway.

	Tangible Equity/ Tangible Assets	Core Deposits	LTM ROAA	LTM ROAE 1	Efficiency Ratio	NPAs/ Assets	ALLL/ NPLs 2
Gateway	9.67%	88.62%	0.73%	7.36%	71.25%	0.37%	222.23%

Precedent Transactions Regional Group:
Median	10.58%	80.49%	0.81%	7.93%	68.66%	1.82%	98.23%

Precedent Transactions Nationwide Group:
Median	9.42%	87.94%	0.83%	9.20%	66.53%	0.93%	118.42%

1	Return on average equity
2	Allowance for loan and lease losses as a percentage of nonperforming loans

No company or transaction used as a comparison in the above transaction analyses is identical to Gateway, and no transaction was consummated on terms identical to the terms of the Merger Agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The resulting values of the Precedent Transactions Regional Group indicated an implied aggregate valuation ranging between $106,439,000 and $140,877,000 compared to the proposed total deal value of $142,475,708. The resulting values of the Precedent Transactions Nationwide Group indicated an implied aggregate valuation ranging between $108,638,000 and $151,440,000 compared to the proposed merger consideration of $142,475,708.

Income Approach – Discounted Cash Flow Analysis. Taking into account various factors including, but not limited to, Gateway’s recent performance, the current banking environment and the local economy in which Gateway operates, Hovde determined, in consultation with and based on information provided by management of Gateway, after-tax earnings estimates for Gateway over a forward looking five year period, and Gateway management developed the forward-looking projections and key assumptions, which formed the basis for the discounted cash flow analyses. The resulting projected net income numbers used for the analysis were $6,040,000 for 2017, $8,282,000 for 2018, $8,955,000 for 2019, $9,682,000 for 2020 and $10,467,000 for 2021.

To determine present values of Gateway based on these projections, Hovde utilized two discounted cash flow models, each of which capitalized terminal values using a different methodology: (1) Terminal Price/Earnings Multiple (“DCF Terminal P/E Multiple”); and, (2) Terminal Price/Tangible Book Value Multiple (“DCF Terminal P/TBV Multiple”).

In the DCF Terminal P/E Multiple analysis, an estimated value of Gateway’s common stock was calculated based on the present value of Gateway’s net income based on Gateway management’s forward-looking projections. Hovde utilized a terminal value at the end of 2021 by applying a range of price-to-earnings multiples of 16.5x to 20.5x, with a midpoint of 18.5x, which is the median price-to-earnings multiple derived from transactions in the Nationwide Group. The present value of Gateway’s projected dividends, if any, plus the terminal value was then calculated assuming a range of discount rates between 11.5% and 14.5%. This range of discount rates was chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Gateway’s common stock. The resulting aggregate values of Gateway’s common stock of the DCF Terminal P/E Multiple ranged between $89,993,000 and $126,979,000, with a midpoint of $107,448,000.

In the DCF Terminal P/TBV Multiple model, the same earnings estimates and projected net income were used; however, in arriving at the terminal value at the end of 2021, Hovde applied a range of price-to-tangible book value multiples of 1.53x to 1.93x with the midpoint being 1.73x, which is the median price-to-tangible book value multiple derived from transactions in the Nationwide Group. The present value of projected dividends, if any, plus the terminal value, was then calculated assuming a range of discount rates between 11.5% and 14.5%. The resulting aggregate values of Gateway’s common stock of the DCF Terminal P/TBV Multiple ranged between $96,177,000 and $138,511,000, with a midpoint of $116,161,000.

These analyses and their underlying assumptions yielded a range of values for Gateway, which are outlined in the table below:

Implied Value for Gateway Based On:	Price-to-Tangible Book Value Multiple	Price-to- LTM Earnings Multiple	Premium-to-Core Deposits Multiple
Total Deal Value	172.8%	24.3x	9.4%

DCF Analysis – Terminal P/E Multiple
Midpoint	130.4%	18.3x	3.9%

DCF Analysis – Terminal P/TBV Multiple
Midpoint	140.9%	19.8x	5.3%

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, projected dividend payouts, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected values of Gateway’s common stock.

CenterState Comparable Companies Analysis: Hovde used publicly available information to compare selected financial and trading information for CenterState and a group of 15 publicly-traded financial institutions selected by Hovde which was based on active publicly-traded acquirers in the Southeast United States:

Ameris Bancorp	Renasant Corporation
BNC Bancorp	Seacoast Banking Corp. of Florida
Capital Bank Financial Corp.	ServisFirst Bancshares, Inc.
Cardinal Financial Corporation	Simmons First National Corporation
City Holding Company	State Bank Financial Corporation
FCB Financial Holdings, Inc.	TowneBank

Fidelity Southern Corporation	Union Bankshares Corporation
First Bancorp
FCB Financial Holdings, Inc.

The analysis compared publicly available financial and market trading information for CenterState and the data for the 15 financial institutions identified above as of and for the most recent nine-month period which was publicly available. The table below compares the data for CenterState and the median data for the 15 financial institutions identified above, with pricing data as of November 29, 2016.

	Market Cap ($M)	Price/ Tangible Book Value	Price/ LTM EPS	Price/ 2016E EPS	Dividend Yield	YTD/ Price Change	Two Year Total Return
CenterState	$1,078.5	250.6%	29.2x	17.4x	0.71%	43.5%	103.6%

Comparable Companies:
Median	$1,550.1	248.2%	20.0x	19.4x	1.55%	30.9%	55.8%

CenterState fell within the range of pricing metrics of comparable companies. No company used as a comparison in the above analyses is identical to CenterState. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Accretion / Dilution Analysis: Hovde performed pro forma merger analyses that combined projected income statement and balance sheet information of Gateway and CenterState. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of CenterState. In the course of this analysis, Hovde used earnings estimates provided by Gateway’s management for Gateway for the years ending December 31, 2016, December 31, 2017 and December 31, 2018 and used the FactSet consensus estimates for earnings estimates for CenterState for the years ending December 31, 2016, December 31, 2017 and December 31, 2018. This analysis indicated that the merger is expected to be breakeven in 2017 and accretive by four cents per share to CenterState’s consensus estimated earnings per share of $1.49 in 2018. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for CenterState by ten cents per share (or -0.97%) in 2017 and dilutive by two cents per share (or -0.19%) in 2018 and that CenterState would maintain capital ratios in excess of those required for CenterState to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by Gateway and CenterState prior to and following the merger will vary from the projected results, and the variations may be material.

Other Factors and Analyses. Hovde took into consideration various other factors and analyses, including but not limited to: current market environment; merger and acquisition environment; movements in the common stock valuations of selected publicly-traded banking companies; and movements in the S&P 500 Index.

Conclusion. Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the merger consideration to be received in connection with the merger is fair from a financial point of view to Gateway’s shareholders. Each shareholder is encouraged to read Hovde’s fairness opinion in its entirety. The full text of this fairness opinion is included as Appendix B to this proxy statement.

Opinion of Monroe Financial Partners, Inc.

Gateway retained Monroe to provide an opinion as to the fairness, from a financial point of view, of the merger consideration to the shareholders of Gateway. Monroe is a nationally-recognized investment banking firm that provides specialized corporate finance and investment research services to financial institutions. In the ordinary course of its investment banking business, Monroe is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Gateway selected Monroe as its financial advisor based upon Monroe’s qualifications, expertise, and reputation in such capacity and its historical relationship with Gateway.

On November 30, 2016, Monroe rendered its fairness opinion to the board of directors of Gateway that, as of such date and based upon and subject to various matters set forth in its opinion, the merger was fair, from a financial point of view, to the shareholders of Gateway. The full text of the fairness opinion is attached as Appendix C to this proxy statement/prospectus.

You should consider the following when reading the discussion of Monroe’s opinion in this document:

•	The summary of the opinion of Monroe set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion that is attached as Appendix C to this proxy statement/prospectus. You should read the opinion in its entirety for a full discussion to the procedures followed, assumptions made, matters considered and qualification and limitation on the review undertaken by Monroe in connection with its opinion.

•	Monroe’s opinion speaks only as of the date of its opinion. The opinion was directed to Gateway’s board of directors and is directed only to the fairness of the merger to the Gateway shareholders, from a financial point of view. It does not address the Board’s underlying business decision to engage in the merger or any other aspect of the merger and is not a recommendation to any shareholder as to how he or she should vote at the Special Meeting with respect to the merger or any other matter.

In connection with its written opinion dated November 30, 2016, Monroe reviewed and considered, among other things:

•	the merger agreement;

•	audited financial information of Gateway for the years ending December 31, 2011 through 2015 and unaudited financial information for the nine months ended September 30, 2016;

•	audited financial information of CenterState for the years ending December 31, 2011 through 2015 and unaudited financial information for the nine months ended September 30, 2016; and

•	certain other financial and operating information with respect to the business, operations, and prospects of Gateway, CenterState, and their subsidiaries.

In addition, Monroe:

•	held discussions with members of the managements of both Gateway and CenterState regarding historical and current business operations, financial condition, and future prospects of their respective companies;

•	reviewed the historical market prices and any trading activity for the common stocks of both Gateway and CenterState;

•	compared the results of operations of Gateway and CenterState with those of certain banking companies which were deemed to be comparable and relevant;

•	compared the proposed financial terms of the merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations which were deemed to be comparable and relevant;

•	considered the current market environment generally and the commercial banking environment in particular; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as it deemed relevant.

Monroe has relied, without independent verification, upon the accuracy and completeness of the information provided to it by Gateway and CenterState for the purposes of its opinion. Monroe further relied on the assurances of the senior management of both Gateway and CenterState that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Monroe assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Gateway and CenterState since the date of the most recent financial statements made available to Monroe. Monroe did not undertake any independent evaluation or appraisal of the assets and liabilities of Gateway and CenterState or any of their subsidiaries, nor was it furnished with any appraisals. Monroe is not an expert in the evaluation of loan portfolios, including under-performing or non-performing assets, charge-offs or the allowance for loan losses, nor has it reviewed any individual credit files of Gateway or CenterState or any of their subsidiaries. Monroe assumed that the respective allowances for loan losses for Gateway and CenterState or any of their subsidiaries are adequate to cover such losses.

Any estimates for Gateway and CenterState contained in Monroe’s analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than the estimates. Monroe assumed that any projections provided or approved by Gateway and CenterState were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management. Monroe assumed such forecasts and projections will be realized in the amounts and at times contemplated thereby.

Monroe’s opinion is necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Monroe as of, the date of its opinion. Events occurring after the date of its opinion could materially affect Monroe’s views. Monroe has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of the opinion. Monroe expressed no opinion as to any of the legal, regulatory, tax or accounting matters relating to the merger or any other transactions contemplated in connection with the merger.

In performing its analyses, Monroe made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which cannot be predicted and are beyond the control of Gateway, CenterState, and Monroe. The analyses performed by Monroe are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Monroe prepared its analyses solely for the purposes of rendering its opinion and provided its analyses to the Gateway Board at the November 30, 2016 meeting when the Agreement was considered. Estimates on the values of the companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different.

In rendering the opinion, Monroe performed a variety of financial analyses. The following is a summary of the material analyses performed by Monroe, but is not a complete description of all the analyses underlying Monroe’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgment as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. The evaluation of fairness, from a financial point of view, of the Merger Consideration is to some extent subjective, based on the experience and judgment of Monroe, and not merely the result of mathematical analysis of financial data. Monroe did not attribute particular weight to any analysis or factor considered by it. The process, therefore, is not necessarily susceptible to partial analysis or summary description. Monroe believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered in its analyses, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the process underlying the rendering of Monroe’s opinion. Also, no company included in Monroe’s comparative analysis described below is identical to Gateway and CenterState and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex consideration and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Gateway and CenterState and the companies to which they are being compared.

The analyses and opinion of Monroe were among several factors taken into consideration by the Gateway board of directors in making its determination to approve the merger agreement and the transactions contemplated by the Agreement (including the merger) and the analyses described below should not be viewed as determinative of the decision of the Gateway board of directors or management with respect to the fairness of the merger.

Summary of the Proposed Merger. Gateway has agreed to be acquired by CenterState in a stock and cash transaction. Pursuant to the merger agreement, each share of Gateway Common Stock issued and outstanding prior to the Effective Time shall be converted into the right to receive, at the election of the holder, $18.00 in cash (the “Cash Election Consideration”), or 0.95 shares of CenterState Common Stock (the “Stock Election Consideration”) (collectively, the “Merger Consideration”), provided the aggregate cash payment constitutes 30% of the total Merger Consideration. Gateway’s outstanding stock options will be exchanged for CenterState stock options with the number of shares and the exercise price adjusted by the 0.95 exchange ratio. The total Merger Consideration is equal to $142.476 million or approximately $20.34 per share, based on CenterState’s closing stock price of $22.46 on November 29, 2016, the date one day prior to the merger announcement, and the mix of stock and cash consideration provided for in the merger agreement. Based on the Merger Consideration, Gateway shareholders will own approximately 10% of the combined company, and CenterState shareholders will own 90%, assuming CenterState’s common shares and options outstanding at September 30, 2016, and excluding any impact from the Platinum acquisition.

Based upon financial information at or for the nine months ended September 30, 2016 and CenterState’s recent closing price of $22.46 on November 29, 2016, Monroe calculated the following merger transaction ratios:

Merger Consideration	Stock	Cash		Options	Total
Gateway Shares Exchanged (1)	4,454,153	1,908,923	Total Options	1,235,180
Exchange Ratio/ Cash Value	0.95	$18.00	Exchange Ratio	0.95

CenterState Shares Received	4,231,445	na		1,173,421	5,404,866
CenterState Stock Price (11/29/16)	$22.46		Est. Net Profit in Options	$10.59
Consideration Value ($000s)	$95,038	$34,361		$13,077	$142,476
Indicated Per Share Value	$21.34	$18.00		na	$20.34	(1)

(1)	Assumes 70% stock / 30% cash consideration

Merger Multiples based on Merger Consideration
9/30/2016	Price to:
Tangible Common Equity	172.8%
LTM Earnings	24.3x
Total Assets	16.2%
Total Deposits	19.7%
Core Deposit Premium	9.4%

Analysis of Comparable Merger Transactions. In rendering its opinion, Monroe analyzed the consideration paid in selected financial institution merger transactions that it deemed similar to Gateway and the terms of the merger. The objective of Monroe’s analysis was to determine an appropriate value for Gateway common stock by analyzing data related to actual sales transactions of similar financial institutions.

Florida Transactions. Monroe selected a group of comparable Florida transactions and compared the pricing multiples to the multiples implied by the merger. Specifically, Monroe selected 25 bank merger transactions (the “Florida Transactions”) according to the following criteria:

•	Merger transactions announced from January 1, 2015 to November 29, 2016; and

•	Seller was located in Florida.

Florida Merger Transactions >$500MM. Monroe selected a second group of comparable Florida merger transactions and compared the pricing multiples to the multiples implied by the merger. Specifically, Monroe selected six bank merger transactions (the “Florida Transactions >$500 million”) according to the following criteria:

•	Merger transactions announced from January 1, 2015 to November 29, 2016;

•	Seller’s total assets were greater than $500 million; and

•	Seller was located in Florida.

Southeast Transactions. Monroe selected a group of comparable Southeast United States merger transactions and compared the pricing multiples to the multiples implied by the merger. Specifically, Monroe selected 12 bank merger transactions (the “Southeast Transactions”) according to the following criteria:

•	Merger transactions announced from January 1, 2015 to November 29, 2016;

•	Seller’s total assets were between $500 million and $1.5 billion;

•	Seller’s total nonperforming assets to total assets ratio was less than 2.5%; and

•	Seller was located within the Southeast United States.

United States Transactions. Monroe selected a group of comparable United States merger transactions and compared the pricing multiples to the multiples implied by the merger. Specifically, Monroe selected 23 bank merger transactions (the “United States Transactions”) according to the following criteria:

•	Merger transactions announced from January 1, 2015 to November 29, 2016;

•	Seller’s total assets were between $500 million and $1.5 billion;

•	Seller’s total nonperforming assets to total assets ratio was less than 2.5%; and

•	Seller was located within the United States.

Indicated Value Based on Comparable Transactions. Monroe compared the price to tangible book value, price to latest twelve months earnings, and core deposit premiums for the recent comparable merger transactions and applied the median multiple for those transactions to the appropriate Gateway indicators, to determine an indicated value for Gateway.

Value Indicated by Comparable Transactions

	Tangible Book Value	LTM Earnings	Core Deposit Premium	Average Value
Gateway Values ($M)
September 30, 2016	$82.429	$5.866	$640.176

Florida Transactions
Median Transaction Multiple	143.9%	19.7x	5.8%
Indicated Values ($M)	$118.615	$115.560	$119.559	$117.912

Florida Transactions >$500 Million
Median Transaction Multiple	170.2%	21.8x	10.4%
Indicated Values ($M)	$140.294	$127.879	$149.007	$139.060

Southeast Transactions
Median Transaction Multiple	175.2%	18.2x	10.4%
Indicated Values ($M)	$144.416	$106.761	$149.007	$133.395

United States Transactions
Median Transaction Multiple	160.7%	19.7x	8.6%
Indicated Values ($M)	$132.463	$115.560	$137.484	$128.503

Indicated Merger Values
Merger Consideration ($M)	$142.476	$142.476	$142.476
Indicated Multiples	172.8%	24.3x	9.4%

Monroe noted that the Merger Consideration of $142.476 million fell within the range of the implied values based on the comparable merger transactions.

Monroe then compared the implied value of the merger to Gateway’s tangible book value, latest twelve months earnings, and core deposit premium with the same metrics for the comparable merger transactions groups. The tables below compare the mean, median, high, and low multiples of the identified transactions with those of the merger.

Comparable Merger Transaction Analysis

Florida Transactions

	Gateway	Comparable Transactions
Pricing Multiples	Indicators	Mean	Median	High	Low
Purchase Price % of Tangible Book Value	172.8%	133.2%	143.9%	202.8%	24.9%
Purchase Price as a Multiple of LTM Earnings	24.3x	20.2x	19.7x	28.4x	11.3x
Core Deposit Premium	9.4%	5.4%	5.8%	18.3%	(4.4%)

Florida Transactions >$500 Million

	Gateway	Comparable Transactions
Pricing Multiples	Indicators	Mean	Median	High	Low
Purchase Price % of Tangible Book Value	172.8%	168.6%	170.2%	202.8%	144.0%
Purchase Price as a Multiple of LTM Earnings	24.3x	21.4x	21.8x	28.4x	16.1x
Core Deposit Premium	9.4%	11.7%	10.4%	18.3%	7.7%

Southeast Transactions

	Gateway	Comparable Transactions
Pricing Multiples	Indicators	Mean	Median	High	Low
Purchase Price % of Tangible Book Value	172.8%	172.4%	175.2%	225.8%	119.7%
Purchase Price as a Multiple of LTM Earnings	24.3x	20.8x	18.2x	26.4x	12.7x
Core Deposit Premium	9.4%	10.4%	10.4%	14.8%	3.2%

United States Transactions

	Gateway	Comparable Transactions
Pricing Multiples	Indicators	Mean	Median	High	Low
Purchase Price % of Tangible Book Value	172.8%	167.4%	160.7%	347.2%	119.7%
Purchase Price as a Multiple of LTM Earnings	24.3x	19.2x	19.7x	27.6x	8.9x
Core Deposit Premium	9.4%	9.0%	8.6%	20.5%	4.3%

Discounted Cash Flow Analysis. In rendering its opinion, Monroe utilized a discounted cash flow analysis, an income-based valuation approach, to value Gateway common stock utilizing future financial projections derived by Monroe and Gateway management. These projections are discounted back to present value utilizing a certain cost of capital, or required rate of return, that is currently available in the market on alternative investments with comparable risk. The discount rate is derived from market evidence that includes current interest rates and equity returns for the market, adjusted for the risks inherent in the banking industry and for Gateway.

Under the discounted cash flow analysis, Monroe assumed that Gateway remains independent for approximately five years (until December 31, 2020) and then is sold at the average pricing multiples of all the comparable merger transactions. The value of Gateway common stock is thus the present value of the cash flows received, i.e., dividends, and the present value of the proceeds received upon the sale of Gateway, i.e., the terminal value.

In order to derive the terminal value of Gateway common stock in the discounted cash flow analysis, Monroe applied the average price to latest twelve months earnings multiple of 19.9x to projected fiscal year 2020 earnings and the average price to tangible book value multiple of 162.5% to projected fiscal year 2020 tangible book value. These average pricing multiples were derived from the comparable merger transactions. The resulting terminal values were then discounted to the present value at a discount rate of 12.75%, chosen to reflect the required return for the risk of owning Gateway common stock in the current environment. These values were averaged to derive a single indicated value under the discounted cash flow analysis. On the basis of these assumptions, Monroe calculated that the present value of Gateway common stock under the discounted cash flow analysis, at a 12.75% discount rate, was $140.035 million or $18.43 per fully diluted share, which is below the Merger Consideration of $142.476 million or approximately $20.34 per share, based on CenterState’s closing stock price of $22.46 on November 29, 2016 and the mix of stock and cash consideration provided for in the merger agreement.

In order to derive the impact of changes in price to tangible book value multiples and discount rates to the terminal value of the Gateway common stock, Monroe applied multiples of tangible book value ranging from 125% to 225% to projected fiscal year 2020 tangible book value and discount rates ranging from 12.0% to 14.0%. The imputed range of per share values of Gateway common stock, based on tangible book value multiples, is illustrated below.

	Price to Tangible Book Multiples
Discount Rate	125%	150%	175%	200%	225%
12%	$14.10	$16.49	$18.88	$21.27	$23.66
13%	$13.65	$15.95	$18.25	$20.55	$22.86
14%	$13.22	$15.44	$17.65	$19.87	$22.09

Monroe noted that the Merger Consideration of $142.476 million or approximately $20.34 per share, based on CenterState’s closing stock price of $22.46 on November 29, 2016 and the mix of stock and cash consideration provided for in the merger agreement, was within the range of per share values determined.

In order to derive the impact of changes in price to earnings multiples and discount rates to the terminal value of the Gateway common stock, Monroe applied multiples of latest twelve months earnings ranging from 16.0x to 24.0x to projected fiscal year 2020 earnings and discount rates ranging from 12.0% to 14.0%. The imputed range of per share values of Gateway common stock, based on latest twelve months earnings multiples, is illustrated below.

	Price to Earnings Sales Multiples
Discount Rate	16.0x	18.0x	20.0x	22.0x	24.0x
12%	$16.60	$18.41	$20.21	$22.02	$23.83
13%	$16.06	$17.80	$19.54	$21.28	$23.02
14%	$15.54	$17.21	$18.89	$20.57	$22.24

Monroe noted that the Merger Consideration of $142.476 million or approximately $20.34 per share, based on CenterState’s closing stock price of $22.46 on November 29, 2016 and the mix of stock and cash consideration provided for in the merger agreement, was within the range of per share values determined.

Monroe also considered the overall sensitivity to Gateway’s projected 2020 earnings based on variations in Gateway’s projected earnings, ranging from a 50% discount to a 50% premium from the base forecast. Monroe then applied latest twelve months earnings multiples ranging from 16.0x to 24.0x to derive the terminal value at the discount rate of 12.75%. The imputed range of per share values of Gateway common stock, utilizing different terminal earnings scenarios, is illustrated below.

	Price to Earnings Sales Multiples
Discount Rate	16.0x	18.0x	20.0x	22.0x	24.0x
(50.0%)	$9.16	$10.04	$10.92	$11.80	$12.68
(25.0%)	$12.68	$13.99	$15.31	$16.63	$17.95
(10.0%)	$14.78	$16.37	$17.95	$19.53	$21.11
0.0%	$16.19	$17.95	$19.70	$21.46	$23.22
10.0%	$17.60	$19.53	$21.46	$23.39	$25.32
25.0%	$19.70	$21.90	$24.10	$26.29	$28.49
50.0%	$23.22	$25.85	$28.49	$31.12	$33.76

Monroe noted that the Merger Consideration of $142.476 million or approximately $20.34 per share, based on CenterState’s closing stock price of $22.46 on November 29, 2016 and the mix of stock and cash consideration provided for in the merger agreement, was within the range of per share values determined.

Monroe noted that the discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Contribution Analysis. In rendering its opinion, Monroe considered the relative contribution of Gateway and CenterState to various elements of the pro forma company as of September 30, 2016, and the resulting ownership of each under the terms of the merger agreement. The balance sheet and income statement components analyzed included total assets, gross loans, total deposits, total shareholders’ equity, tangible common equity, LTM net interest income and LTM net income. This analysis excluded any purchase accounting adjustments. The following table compares the pro forma contribution and ownership in the combined company. Monroe noted that this contribution analysis is more relevant for an all stock transaction and that the indicated Merger Consideration consisted of an aggregate of 30% cash.

	Contribution
Balance Sheet at September 30, 2016	CenterState	Gateway
Total Assets	85.1%	14.9%
Total Gross Loans	85.9%	14.1%
Total Deposits	84.9%	15.1%
Total Shareholders’ Equity	86.7%	13.3%
Tangible Common Equity	83.9%	16.1%

Income Statement LTM Ended September 30, 2016
Net Interest Income, LTM	87.2%	12.8%
Net Income, LTM	86.2%	13.8%
Average Contribution	85.7%	14.3%
Pro Forma Ownership (70% stock) (1)	90.0%	10.0%
Hypothetical Ownership at 100% stock (2)	87.1%	12.9%

(1)	Assumes 70% stock / 30% cash consideration
(2)	Assumes 100% stock consideration (at an Exchange Ratio of 0.95)

Recent Financial Performance — Gateway. Monroe reviewed the recent financial performance of Gateway including balance sheet and income statement trends, profitability and net interest margin ratios, asset quality, and capitalization levels. Monroe’s analysis included an assessment of Gateway’s current capital position especially its compliance with the regulatory minimums. Monroe noted that as of September 30, 2016, Gateway’s tier one leverage ratio was 9.28% and the total risk based capital ratio was 14.46%.

Selected Peer Group Analysis — Southeast. Monroe used publicly-available information to compare selected financial information for Gateway to a peer group of publicly-traded financial institutions that Monroe deemed relevant for purposes of its analysis. Monroe compared selected operating results of Gateway to those of 24 Southeast commercial banks with similar asset size (total assets from $500 million to $1.5 billion) and asset quality (nonperforming assets to total assets ratio less than 1.5%) (the “Southeast Peer Group”). Monroe noted the following financial performance was based on results for the nine months ended September 30, 2016 for Gateway and the Southeast Peer Group, and November 29, 2016 pricing data.

	Gateway	Southeast Peer Group Average
Assets ($ millions)	$880	$951
Return on Avg. Assets	0.71%	0.88%
Return on Avg. Equity	7.2%	8.5%
Tang. Equity/Assets	9.6%	10.2%
Net Interest Margin	3.33%	3.82%
Efficiency Ratio	66.3%	68.3%
Adj. NPAs/Assets (1)	0.37%	0.81%
Price to LTM Earnings (x)	na	16.6x
Price to Tangible Book Value (%)	na	138%

(1)	NPAs include loans past due 90 days or more, nonaccrual assets, OREO and restructured loans, adjusted for any government guarantees.

Monroe noted that Gateway had better asset quality and better efficiencies compared to the Southeast Peer Group. However, Gateway was less profitable including a lower net interest margin and had lower capital levels than the Southeast Peer Group.

Selected Peer Group Analysis — SIBR. Monroe used publicly-available information to compare selected financial information for Gateway to a peer group of publicly-traded financial institutions that Monroe deemed relevant for purposes of its analysis. Monroe has studied community banks from a stock price performance perspective for over 20 years, developing the Southeastern Independent Bank Review™ (“SIBR”) to provide price performance and financial data on southeastern community banks. Monroe compared selected operating results of Gateway to those of 37 Southeast independent, community-based commercial banks with total assets less than $5 billion (the “SIBR Peer Group”). Monroe noted the following financial performance was based on results for the nine months ended September 30, 2016 for Gateway and the SIBR Peer Group and November 29, 2016 pricing data.

	Gateway	SIBR Peer Group Average
Assets ($ millions)	$880	$1,365
Return on Avg. Assets	0.71%	0.85%
Return on Avg. Equity	7.2%	8.3%
Tang. Equity/Assets	9.6%	9.9%
Net Interest Margin	3.33%	3.96%
Efficiency Ratio	66.3%	69.9%
Adj. NPAs/Assets (1)	0.37%	1.11%
NCOs/Avg. Loans	(0.26%)	0.13%
Price to LTM Earnings (x)	na	17.2x
Price to Tangible Book Value (%)	na	144%

(1)	NPAs include loans past due 90 days or more, nonaccrual assets, OREO and restructured loans, adjusted for any government guarantees.

Monroe noted that Gateway had better asset quality and better efficiencies compared to the SIBR Peer Group. However, Gateway was less profitable including a lower net interest margin and had slightly lower capital levels than the SIBR Peer Group.

Recent Financial Performance — CenterState. Monroe reviewed the recent financial performance of CenterState including balance sheet and income statement trends, profitability and net interest margin ratios, asset quality, and capitalization levels. Monroe’s analysis included an assessment of CenterState’s current capital position especially its compliance with the regulatory minimums. Monroe noted that as of September 30, 2016, CenterState’s tier one leverage ratio was 8.96% and the total risk based capital ratio was 12.38%.

Selected Peer Group Analysis — CenterState. Monroe used publicly-available information to compare selected financial information for CenterState to a peer group of publicly-traded financial institutions that Monroe deemed relevant for purposes of its analysis. Monroe compared selected operating results of CenterState to those of 19 Southeast commercial banks with similar asset size (total assets from $2 billion to $12 billion) and asset quality (nonperforming assets to total assets ratio less than 2%) (the “CenterState Peer Group”). Monroe noted the following financial performance was based on results for the nine months ended September 30, 2016 for CenterState and the CenterState Peer Group and November 29, 2016 pricing data.

	CenterState	CenterState Peer Group Average
Assets ($ millions)	$5,015	$5,804
Return on Avg. Assets	0.73%	0.99%
Return on Avg. Equity	6.7%	8.7%
Tang. Equity/Assets	8.8%	9.6%
Net Interest Margin	4.19%	3.74%
Efficiency Ratio	57.0%	58.5%
Adj. NPAs/Assets (1)	0.79%	0.82%
Price to LTM Earnings (x)	19.5x	22.2x
Price to Tangible Book Value (%)	251%	224%

Monroe noted that CenterState had a higher net interest margin, better asset quality, and better efficiencies compared to the CenterState Peer Group. However, CenterState was less profitable (as originally reported) and had lower capital levels than the CenterState Peer Group. In addition, the common shares of CenterState trade at a discount (based on normalized LTM earnings) and a premium (based on tangible book value) compared to the CenterState Peer Group.

Stock Performance — CenterState. As part of its analyses, Monroe evaluated the stock performance of CenterState over the past twelve months compared to the NASDAQ Bank Index, the KBW Bank Index, and the CenterState Peer Group. Monroe noted that over the period analyzed, the common shares of CenterState have generally performed better than the NASDAQ Bank Index, the KBW Bank Index, and the CenterState Peer Group. Over the period ended November 29, 2016, the common shares of CenterState have increased 43.5%, significantly higher than the NASDAQ Bank Index (25.3%), the KBW Bank Index (17.1%), and the CenterState Peer Group (29.3%).

Monroe also evaluated the historical stock performance of CenterState based on tangible book value multiples and price to latest twelve months earnings over time compared to the KBW Bank Index and the CenterState Peer Group. It is important to note that throughout the analysis of stock performance, Monroe normalized CenterState’s originally reported earnings for certain nonrecurring expenses and revenues. The common shares of CenterState generally traded lower than the KBW Bank Index and the CenterState Peer Group based on price to tangible book ratios, but starting in mid-2015, the common shares of CenterState began trading higher than both the KBW Bank Index and the CenterState Peer Group. Based on price to latest twelve months earnings (normalized), the common shares of CenterState generally traded higher than both groups from 2013 to 2015, but since then, the common shares of CenterState have traded below the CenterState Peer Group and above the KBW Bank Index.

The most recent stock performance of CenterState compared to the NASDAQ Bank Index, KBW Bank Index, and the CenterState Peer Group based on price to tangible book value and price to latest twelve months earnings (normalized) multiples is illustrated below.

		Price to
(YTD as of November 29, 2016)	Price Change	Tangible Book	LTM Earnings
CenterState	43.5%	251%	19.5x	(1)
NASDAQ Bank Index	25.3%	na	na
KBW Bank Index	17.1%	174%	15.8x
CenterState Peer Group	29.3%	206%	21.1x

(1)	CenterState’s earnings normalized for nonrecurring expenses and revenues

Monroe also evaluated the stock performance of CenterState over the past twelve months. Monroe noted that over this period, the common shares of CenterState generated a total return of approximately 39.6%, with a trading range from $12.57 per share to $22.63 per share, and an average daily trading volume of 190,920 shares. Monroe also gathered various research on the common shares of CenterState using data from FactSet Research Systems Inc and research reports provided by CenterState. Monroe noted that all of the research analysts following the common shares of CenterState had either market perform or outperform ratings for its shares.

Financial Impact Analysis. Monroe evaluated the pro forma effects of the merger on selected financial data of Gateway and CenterState, assuming projections for both and certain merger related accounting adjustments. The analysis indicated that the merger is expected to be accretive to both Gateway’s and CenterState’s estimated earnings per share, excluding one time merger charges and fully phased in cost savings. The analysis also showed that the merger is expected to be initially dilutive to tangible book value per share for CenterState with a tangible book value earnback period of less than three years and that the pro forma entity would maintain well capitalized regulatory capital ratios. For all of the above analyses, the actual results achieved by CenterState following the merger may vary from the projected results, and the variations may be material.

Monroe’s Conclusions. Based on the results of the various analyses described above, Monroe concluded that the Merger Consideration is fair, from a financial point of view, to the shareholders of Gateway.

Monroe’s Compensation. Monroe has acted as a financial advisor to Gateway’s board of directors in connection with the merger and will receive a fee of $90,000 for such services (including rendering its opinion). Gateway has also agreed to indemnify Monroe against certain liabilities arising out of its engagement. During the past two years, Monroe has provided investment bank and financial advisory services to Gateway for which it has received compensation. Monroe has not provided any investment banking or financial advisory services to CenterState in the past two years. Monroe’s opinion was approved by Monroe’s fairness opinion committee.

CenterState’s Reasons for the Merger

In reaching its decision to approve the merger agreement, the CenterState board of directors consulted with CenterState’s management, as well as its financial and legal advisors, and considered a number of factors, including:

•	its knowledge of CenterState’s business, operations, financial condition, earnings and prospects and of Gateway’s business, operations, financial condition, earnings and prospects, taking into account the results of CenterState’s due diligence review of Gateway;

•	its belief that Gateway and CenterState share a compatible community banking model;

•	that Gateway would enable CenterState to expand its existing presence in East, Central and West Florida;

•	that, on a pro forma basis giving effect to the merger, the combined entity would be one of the largest community banks (based on deposits) based in the State of Florida;

•	that Gateway shareholders would own approximately 9% of the outstanding shares of common stock of the combined company immediately following the merger (assuming the exercise of Gateway’s stock options prior to the closing of the merger);

•	the financial and other terms and conditions of the merger agreement, including provisions for the payment by Gateway to CenterState of a termination fee if the merger agreement is terminated under certain circumstances; and

•	the regulatory and other approvals required in connection with the transaction and the likelihood such approvals would be received in a timely manner and without unacceptable conditions.

CenterState’s board of directors also considered potential risks relating to the merger including the following:

•	CenterState may not realize all of the anticipated benefits of the merger, including cost savings, maintenance of existing customer and employee relationships, and minimal disruption in the integration of the Gateway operations with CenterState;

•	CenterState may not manage merging and integrating successfully both the merger of Gateway and the pending merger of PBHC;

•	approvals from regulatory authorities could impose conditions that could have the effect of delaying completion of the merger or imposing additional costs;

•	the substantial costs that CenterState will incur in connection with the merger even if it is not consummated; and

•	pursuing a merger transaction with Gateway could preclude other expansion opportunities during the pendency of the merger transaction.

The foregoing discussion of the factors considered by the CenterState board of directors is not intended to be exhaustive, but rather includes the material factors considered by the CenterState board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the CenterState board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The CenterState board of directors considered all these factors as a whole, including discussions with, and questioning of, CenterState management and CenterState’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

Interests of Gateway Executive Officers and Directors in the Merger

In the merger, the directors and executive officers of Gateway will receive the same merger consideration for their Gateway shares as the other Gateway shareholders. In considering the recommendation of the Gateway board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of Gateway may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of Gateway shareholders generally. The Gateway board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that Gateway shareholders vote in favor of approving the merger agreement. For a more complete description of Gateway’s reasons for the merger and the recommendations of the Gateway board of directors, please see the section entitled “The Merger — Background of the Merger” and “The Merger — Recommendations of Gateway’s Board of Directors and Reasons for the Merger” beginning on page 38 of this proxy statement/prospectus. Gateway’s shareholders should take these interests into account in deciding whether to vote “FOR” the proposal to adopt the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative below.

Payments under Certain Contracts

Pursuant to their existing employment agreements with Gateway and the GBF Banks, Messrs. Merriman, Maholias and Ingram would each receive, upon a change of control of Gateway and the GBF Banks, a lump sum payment equal to two times the sum of their average base annual salary plus the average annual bonus received during the three-year period prior to the effective date of the change of control. Notwithstanding the foregoing, the amounts payable upon a change in control under the existing employment agreements are limited to the total amount payable under Section 280G of the Code without triggering any excise tax liability, less $1. In addition, each of Messrs. Merriman, Maholias and Ingram are party to supplemental executive retirement plans with Gateway and the GBF Banks, which provide that all unvested amounts under these agreements will accelerate and become fully vested upon a change in control and payable in 36 monthly installments following the change in control. In lieu of the payments due to them pursuant to their current employment agreements with Gateway and the GBF Banks, upon a change in control, Messrs. Merriman, Maholias and Ingram agreed to accept, effective upon consummation of the merger, a reduced cash payment (as a result of the Section 280G limitation noted above) of $933,219, $917,234 and $763,341, respectively. Additionally, at the November 30, 2016 meeting of the Gateway board of directors, the board approved a $25,000 cash bonus for Sanford Miller, the Vice Chairman of the board and Chairman of the M&A Committee, in recognition of his extensive efforts in connection with the negotiation of the proposed transaction and his role as Chairman of the M&A Committee. This cash bonus was not contingent upon the closing of the transaction and was paid out of Gateway’s accrued cash bonus pool for the 2016 fiscal year.

Entry into Executive Employment Agreement

As a condition to Gateway’s obligation to consummate the merger, CenterState and CenterState Bank, N.A. entered into an employment agreement with each of Messrs. Merriman, Maholias and Ingram, effective as of the effective date of the merger, pursuant to which each would serve as a Community President of CenterState Bank, N.A. These employment agreements will supersede their respective existing employment agreement with Gateway and the GBF Banks. The employment agreements have initial four-year terms, and may be extended for successive periods of one year each on materially similar terms and conditions upon the mutual written agreement of the parties. The agreement provides for, among other things, (i) annual salaries of $210,000, $190,000 per year and $200,000, respectively, (ii) restricted stock awards valued at $150,000, $125,000 and $125,000, respectively, vesting in four equal annual installments beginning on the first anniversary of the merger, (iii) forgivable loans in the principal amounts of $150,000, $125,000 and $125,000, respectively, (iv) eligibility to participate in a cash incentive compensation opportunity up to 40% of their respective base salaries, and (v) eligibility to participate in the medical, disability and life insurance plans applicable to the executives of CenterState generally. Each of the three executives will also be entitled to receive a transition bonus in the amount of $300,000 subject to successful completion of conversion of the GBF Banks’ systems and operations, which is payable not later than 90 days after the closing of the merger.

If prior to the fourth anniversary of the effective date of the merger any of the three executives are terminated without cause or resigns for good reason, then, subject to executing an effective release of claims in favor of CenterState, Messrs. Merriman, Maholias and Ingram will be entitled to (i) a cash severance payment equal to one times the executive’s base salary, (ii) continued participation in CenterState’s medical, dental, disability and life insurance programs through the earlier of the end of the 12-month period beginning on the date of termination, such time as the executive is eligible to receive comparable benefit of a subsequent employer, or the date on which the executive becomes eligible for Medicare, and (iii) accelerated vesting of any restricted stock. The employment agreement contains restrictive covenants providing for non-recruitment of employees, non-solicitation of customers and non-competition, which are effective for a period ending on the first anniversary of the executive’s termination of employment for any reason; however if any of the three executives are terminated without cause or resign for good reason, then at their election they may waive the right to receive any severance payment, in which case they will not be subject to these restrictive covenants.

Treatment of Gateway Equity Awards

At the effective time of the merger, all outstanding options to purchase shares of Gateway common stock, or “Gateway Equity Awards”, that are outstanding and unexercised immediately prior to the effective time of the merger, whether or not then vested or exercisable, will be automatically converted into the right to acquire the number of shares of CenterState common stock equal to the product of (x) the aggregate number of shares of Gateway common stock subject to such option multiplied by (y) 0.95. The exercise price and vesting terms of the CenterState options will remain the same as those applicable to the Gateway Equity Awards.

The table below follows reflects securities authorized for issuance under equity compensation plans as of December 31, 2016.

Securities Authorized For Issuance Under Equity Compensation Plans

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity Compensation plans approved by security holders	1,220,348	$10.75	27,252
Equity compensation plans not approved by security holders	—	—	—

Total	1,220,348	$10.75	27,252

Director Restrictive Covenant Agreement; Claims Letters

Each non-employee director serving on the board of directors of either Gateway or any GBF Bank has entered into a non-competition and non-disclosure agreement with CenterState, covering a two-year period commencing with the effective time of the merger, in the form attached as Exhibit C to the merger agreement attached as Appendix A to this document. In addition, each of the directors of Gateway and the GBF Banks have entered into a claims letter in the form attached as Exhibit D to the merger agreement attached as Appendix A to this document, by which they have agreed to release certain claims against Gateway and the GBF Banks, effective as of the effective time of the merger.

Indemnification and Insurance

As described under “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance” beginning on page 84 of this proxy statement/prospectus, after the effective time of the merger, CenterState will indemnify and defend the present and former directors, officers and employees of Gateway and its subsidiaries against claims pertaining to matters occurring at or prior to the closing of the merger. CenterState also has agreed, for a period of six years after the effective time of the merger, to provide directors’ and officers’ liability insurance coverage to present and former directors and officers of Gateway and the GBF Banks. This insurance policy may be substituted, but must contain at least the same coverage and amounts, and contain terms no less advantageous in the aggregate than the coverage currently provided by Gateway and the GBF Banks. In no event shall CenterState be required to expend for the tail insurance a premium amount in excess of 200% of the annual premiums paid by Gateway for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger

The following sets forth the opinion of Hacker, Johnson & Smith, P.A., tax advisor to CenterState, as to the material U.S. federal income tax consequences of the merger to holders who hold shares of Gateway common stock as capital assets. This section does not address state, local or foreign tax consequences of the merger.

The opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”) currently in effect, and the applicable provisions of appropriate Treasury Regulations, existing judicial authority and current administrative rulings, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein and thus affect the continuing validity of the opinion and this discussion. The following discussion is intended only as a general summary of the material federal income tax consequences of the merger and is neither tax or legal advice nor a complete analysis or listing of all potential tax effects.

The opinion does not address all aspects of federal income taxation that may be relevant to Gateway shareholders in light of their particular circumstances or that may be applicable to them if they are subject to special treatment under the Code, including, without limitation, shareholders who are:

•	persons who are not for United States federal income tax purposes a citizen or resident of the United States;

•	financial institutions, mutual funds or insurance companies;

•	dealers in securities or foreign currencies or traders in securities who elect to apply a mark-to-market method of accounting;

•	tax-exempt organizations;

•	Domestic corporations, S corporations, partnerships or other pass-through entities;

•	persons whose Gateway shares are qualified small business stock for purposes of Section 1202 of the Code or who may otherwise be subject to the alternative minimum tax provisions of the Code;

•	persons who received their Gateway common stock through the exercise of employee stock options or otherwise as compensation;

•	persons who hold Gateway common stock as part of a hedge, straddle, or conversion transaction;

•	an estate whose income is subject to United States federal income tax regardless of its source.

The Hacker, Johnson & Smith, P.A. opinion states that:

•	The merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and

•	each of Gateway and CenterState will be a party to the reorganization within the meaning of Section 368(b) of the Code.

The Opinion also provides that Gateway shareholders who exchange their shares of Gateway common stock for CenterState common stock pursuant to the merger will be subject to the following material U.S. federal income tax consequences:

•

On the receipt of a combination of shares of CenterState common stock and cash in exchange for their shares of Gateway common stock, the shareholders of Gateway will recognize gain, but not loss, in an amount equal to the lesser of (a) the gain realized on the exchange (computed by reference to the fair value of the CenterState common stock received, plus any cash received, over the basis of their Gateway common stock), or (b) the amount of cash received;

•	The tax basis of the CenterState common stock received will be equal to the tax basis of the exchanged Gateway common stock, decreased by the amount of cash received and increased by the amount of any gain recognized;

•	The holding period of the CenterState common stock received by each Gateway shareholder will include the holding period of the Gateway common stock exchanged in the merger, provided the shares of Gateway common stock were held as a capital assets at the effective date;

•	On the receipt of cash for fractional shares, the shareholders of Gateway will recognize gain or loss in an amount equal to the difference between the cash received and the tax basis of the fractional shares of Gateway exchanged.

Any gain that holders of Gateway common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held (or are treated as having held) their Gateway common stock for more than one year as of the date of the merger. Long-term capital gain of non-corporate holders of Gateway common stock is generally taxed at preferential rates (such gain may also be subject to an additional 3.8% Medicare Tax, as discussed below). In some cases, particularly if a holder actually or constructively owns CenterState stock other than CenterState stock received pursuant to the merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain could be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstance, including the application of the constructive ownership rules, holders of Gateway common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances. The deductibility of capital losses is subject to limitations under the Code.

U.S. shareholders that are individuals, estates, and certain trusts are now subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized or amounts received with respect to their shares of Gateway common stock, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. Gateway shareholders should consult their own tax advisors with respect to the applicability of this additional 3.8% tax on any payments received by such shareholder.

The discussion above does not apply to Gateway shareholders who dissent to the merger by properly perfecting statutory appraisal rights with respect to such shareholder’s shares of Gateway Common Stock. Holders of shares of Gateway common stock who dissent with respect to the merger and who receive cash in respect of their shares of Gateway common stock will be treated as if the CenterState common stock had been received and then redeemed for cash by CenterState. A holder will generally recognize capital gain or loss equal to the difference between the amount of cash received and the holder’s aggregate tax basis in the Gateway shares unless the payment under the holder’s particular facts and circumstances is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Code. Any Gateway shareholder that plans to exercise appraisal rights in connection with the merger is urged to consult its own tax advisor to determine the relevant tax consequences.

The opinion will not be binding on the Internal Revenue Service (the “IRS”). Neither CenterState nor Gateway intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain a position contrary to any of the tax consequences set forth below.

TAX MATTERS CAN BE QUITE COMPLICATED. THE FOREGOING SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES DOES NOT CONSTITUTE TAX OR LEGAL

ADVICE AND IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, THE SUMMARY DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE SUMMARY DOES NOT ADDRESS ANY U.S. FEDERAL NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER, NOR ANY TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER. ACCORDINGLY, EACH GATEWAY SHAREHOLDER IS STRONGLY URGED TO CONSULT HIS, HER, OR ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL, OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH COMMUNITY SHAREHOLDER.

Accounting Treatment

The merger will be accounted for using the acquisition method of accounting with CenterState treated as the acquiror. Under this method of accounting, Gateway’s assets and liabilities will be recorded by CenterState at their respective fair values as of the date of completion of the merger. Financial statements of CenterState issued after the merger will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of CenterState.

Regulatory Approvals

Under federal law, the merger must be approved by the Federal Reserve and the bank mergers must be approved by the OCC. The approval of the Federal Reserve has been received. Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations. The parties have filed, or are in the process of filing, applications and notifications to obtain these regulatory approvals.

Although we currently believe that we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to CenterState after the completion of the merger or will contain a materially burdensome regulatory condition.

Federal Reserve Board. Completion of the merger was subject, among other things, to approval by the Federal Reserve Board pursuant to Section 3 of the BHC Act. In considering the approval of an application under Section 3 of the BHC Act, the Federal Reserve Board reviews factors including: (1) the effect of the proposal on competition in the relevant markets, (2) the financial and managerial resources of the companies involved, including pro forma capital ratios of the combined company (both in terms of absolute capital ratios and capital ratios relative to peer groups determined by the regulators), (3) the risk to the stability of the United States banking or financial system, (4) the convenience and needs of the communities to be served and (5) the effectiveness of the companies in combatting money laundering.

The Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act of 1977, which we refer to as the “CRA,” and considers the concentration of deposits on a nationwide basis. In their most recent respective CRA examinations, CenterState Bank received an overall “satisfactory” CRA performance rating and the Gateway Banks received an overall “satisfactory” CRA performance rating. Furthermore, the BHC Act and Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve Board, and authorize the Federal Reserve Board to hold a public hearing or meeting if the Federal Reserve Board determines that a hearing or meeting would be appropriate. The Federal Reserve Board takes into account the views of third party commenters, particularly on the subject of the merging parties’ service to their communities, and any hearing, meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve Board.

OCC. The prior approval of the OCC will be required under the federal Bank Merger Act to merge the Gateway Banks with and into CenterState Bank. In evaluating an application filed under the Bank Merger Act, the OCC generally considers: (1) the competitive impact of the transaction, (2) financial and managerial resources of the banks party to the bank merger, (3) the convenience and needs of the community to be served and the record of the banks under the CRA, including their CRA ratings, (4) the banks’ effectiveness in combating money-laundering activities and (5) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the OCC provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

Transactions approved by the Federal Reserve Board and the OCC generally may not be completed until 30 days after the approval is received, during which time the Department of Justice, which we refer to as the “DOJ,” may challenge the transaction on antitrust grounds. With the approval of the Federal Reserve Board or the OCC, as the case may be, and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board or the OCC, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board or the OCC does regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

Appraisal Rights for Gateway Shareholders

Holders of Gateway common stock as of the record date are entitled to appraisal rights under the Florida Business Corporation Act (the “FBCA”). Pursuant to Section 607.1302 of the FBCA, a Gateway shareholder who does not wish to accept the consideration to be received pursuant to the terms of the merger agreement may dissent from the merger and elect to receive the fair value of his or her shares of Gateway common stock immediately prior to the date of the Special Meeting to vote on the proposal to approve the merger agreement, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable. You should note that if 5% or more of the outstanding shares of Gateway common stock validly exercise, or remain entitled to exercise, their appraisal rights, then CenterState will have the right to terminate the merger agreement.

In order to exercise appraisal rights, a dissenting Gateway shareholder must strictly comply with the statutory procedures of Sections 607.1301 through 607.1333 of the FBCA, which are summarized below. A copy of the full text of those Sections is included as Appendix D to this proxy statement/prospectus. Gateway shareholders are urged to read Appendix D in its entirety and to consult with their legal advisors. Each Gateway shareholder who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.

Procedures for Exercising Dissenters’ Rights of Appraisal. The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the FBCA, a copy of which are included as Appendix D to this proxy statement/prospectus.

•

A dissenting shareholder, who desires to exercise his or her appraisal rights, must file with Gateway, prior to the taking of the vote on the merger, a written notice of intent to demand payment for his or her shares if the merger is effectuated. A vote against the merger agreement will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the FBCA. A dissenting shareholder need not vote against the merger agreement, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his or her shares of Gateway common stock in favor of the merger agreement. A vote in favor of the merger agreement will constitute a waiver of the shareholder’s appraisal rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:

Gateway Financial Holdings of Florida, Inc.

1950 W. International Speedway Boulevard

Daytona Beach, Florida 32114

Attn: David Maholias

All such notices must be signed in the same manner as the shares are registered on the books of Gateway. If a Gateway shareholder has not provided written notice of intent to demand fair value before the vote on the proposal to approve the merger agreement is taken at the Special Meeting, then the Gateway shareholder will be deemed to have waived his or her appraisal rights.

•	Within 10 days after the completion of the merger, CenterState must provide to each Gateway shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an appraisal election form that specifies, among other things:

•	the date of the completion of the merger;

•	CenterState’s estimate of the fair value of the shares of Gateway common stock;

•	where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which they must be received by CenterState or its agent, which date may not be fewer than 40, nor more than 60, days after the date CenterState sent the appraisal notice and appraisal election form to the shareholder; and

•	the date by which a notice from the Gateway shareholder of his or her desire to withdraw his or her appraisal election must be received by CenterState, which date must be within 20 days after the date set for receipt by CenterState of the appraisal election form from the Gateway shareholder.

The form must also contain CenterState’s offer to pay to the Gateway shareholder the amount that it has estimated as the fair value of the shares of Gateway common stock, and request certain information from the Gateway shareholder, including:

•	the shareholder’s name and address;

•	the number of shares as to which the shareholder is asserting appraisal rights;

•	whether the shareholder voted for the merger;

•	whether the shareholder accepts the offer of CenterState to pay its estimate of the fair value of the shares of Gateway common stock to the shareholder; and

•	if the shareholder does not accept the offer of CenterState, the shareholder’s estimated fair value of the shares of Gateway common stock and a demand for payment of the shareholder’s estimated value plus interest.

A dissenting shareholder must submit the certificate(s) representing his or her shares with the appraisal election form. Any dissenting shareholder failing to return a properly completed appraisal election form and his or her stock certificates within the period stated in the form will lose his or her appraisal rights and be bound by the terms of the merger agreement.

Upon returning the appraisal election form, a dissenting shareholder will be entitled only to payment pursuant to the procedure set forth in the applicable sections of the FBCA and will not be entitled to vote or to exercise any other rights of a shareholder, unless the dissenting shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form.

A dissenting shareholder who has delivered the appraisal election form and his or her Gateway common stock certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to CenterState within the time period specified in the appraisal election form. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of CenterState. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder and will be entitled to receive the merger consideration.

If the dissenting shareholder accepts the offer of CenterState in the appraisal election form to pay CenterState’s estimate of the fair value of the shares of Gateway common stock, payment for the shares of the dissenting shareholder is to be made within 90 days after the receipt of the appraisal election form by CenterState or its agent. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares.

A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify Gateway in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the beneficial shareholder only if the beneficial shareholder submits to Gateway the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal notice, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.

Section 607.1330 of the FBCA addresses what should occur if a dissenting shareholder fails to accept the offer of CenterState to pay the value of the shares as estimated by CenterState, and CenterState fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest.

If a dissenting shareholder refuses to accept the offer of CenterState to pay the value of the shares as estimated by CenterState, and CenterState fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest, then within 60 days after receipt of a written demand from any dissenting shareholder given within 60 days after the date on which the merger was effected, CenterState shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in Florida where the registered office of CenterState, maintained pursuant to Florida law, is located requesting that the fair value of such shares be determined by the court.

If CenterState fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of CenterState. A copy of the initial pleading will be served on each dissenting shareholder. CenterState is required to pay each dissenting shareholder the amount found to be due within 10 days after final determination of the proceedings, which amount may, in the discretion of the court, include a fair rate of interest, which will also be determined by the court. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in such shares.

Section 607.1331 of the FBCA, provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against CenterState, except that the court may assess costs against all or some of the dissenting shareholders, in amounts determined by the court, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts determined by the court, against: (i) CenterState and in favor of any or all dissenting shareholders if the court finds CenterState did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the FBCA; or (ii) either CenterState or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against CenterState, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that CenterState fails to make a required payment when a dissenting shareholder accepts CenterState’s offer to pay the value of the shares as estimated by CenterState, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from CenterState all costs and expenses of the suit, including counsel fees.

For a discussion of tax consequences with respect to dissenting shares, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF FLORIDA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.

Board of Directors and Management of CenterState Following the Merger

The directors and officers of CenterState immediately prior to the effective time of the merger will be the directors and officers of the surviving company and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. Information regarding the executive officers and directors of CenterState is contained in documents filed by CenterState with the SEC and incorporated by reference into this proxy statement/prospectus, including CenterState’s Annual Report on Form 10-K for the year ended December 31, 2015 and its Definitive Proxy Statement on Schedule 14A for its 2016 annual meeting, filed with the SEC on March 3, 2016. See “Documents Incorporated By Reference.”

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

The Merger

The boards of directors of Gateway and CenterState have each unanimously approved the merger agreement, which provides for the merger of Gateway with and into CenterState, with CenterState as the surviving company in the merger. Each share of CenterState common stock outstanding immediately prior to the effective time of the merger will remain outstanding as one share of CenterState common stock. Each share of Gateway common stock outstanding immediately prior to the effective time of the merger (excluding dissenting shares) will be entitled to converted into the right to receive 0.95 share of CenterState common stock (the “Stock Consideration”) or $18.00 (the “Cash Consideration”), with the Stock Consideration and Cash Consideration subject to adjustment as set forth below under “— Merger Consideration”.

All shares of CenterState common stock received by Gateway shareholders in the merger will be freely tradable, except that shares of CenterState received by persons who become affiliates of CenterState for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

The merger agreement also provides that immediately after the effective time of the merger but in effect simultaneously on the date the merger closes, the Gateway Banks, which are Florida state-chartered banks and wholly owned subsidiaries of Gateway, will merge with and into CenterState Bank, a national banking association and wholly owned subsidiary of CenterState, with CenterState Bank as the surviving bank of such merger. The terms and conditions of the merger of CenterState Bank and the Gateway Banks will be set forth in a separate merger agreement (referred to as the “Bank merger agreement”), the form of which is attached as an exhibit to the merger agreement. As provided in the Bank merger agreement, the merger of CenterState Bank and the Gateway Banks may be abandoned at the election of CenterState Bank at any time, whether before or after filings are made for regulatory approval of such merger. We refer to the merger of CenterState Bank and the Gateway Banks as the “bank mergers.”

Closing and Effective Time of the Merger

Unless both CenterState and Gateway agree to a later date, the closing of the merger will take place on the first day of the calendar month after the satisfaction or waiver, subject to applicable law, of the latest to occur of the conditions for closing of the merger. Simultaneously with the closing of the merger, CenterState will file articles of merger with the Department of State of the State of Florida. The merger will become effective at such time as the last articles of merger are filed or such other time as may be specified in the articles of merger.

We currently expect that the merger will be completed in the second quarter of 2017, subject to the approval of the merger agreement by Gateway shareholders, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods and other conditions. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. No assurance is made as to whether, or when, CenterState and Gateway will obtain the required approvals or complete the merger. See “— Conditions to Completion of the Merger.”

Merger Consideration

Under the terms of the merger agreement, each share of Gateway common stock outstanding immediately prior to the effective time of the merger (excluding certain shares held by Gateway, CenterState and their wholly-

owned subsidiaries and dissenting shares described below) will be converted into the right to receive, at the election of the holder thereof (subject to the proration procedures described below): (a) the Cash Consideration of $18.00 in cash; or (b) the Stock Consideration of 0.95 shares of CenterState common stock.

No fractional shares of CenterState common stock will be issued in connection with the merger. Instead, CenterState will make to each Gateway shareholder who would otherwise receive a fractional share of CenterState common stock a cash payment, without interest, equal to: (i) the fractional share amount multiplied by (ii) the average closing price per share of CenterState common stock on the Nasdaq Global Select Market for the 10 trading day period ending on the later of (i) the date on which the last required regulatory approval is obtained without regard to any requisite waiting period, or (ii) the date on which the Gateway shareholders approve the merger agreement.

All shares of CenterState common stock received by Gateway shareholders in the merger will be freely tradable, except that shares of CenterState common stock received by persons who become affiliates of CenterState for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

A Gateway shareholder also has the right to obtain the fair value of his or her shares of Gateway common stock in lieu of receiving the merger consideration by strictly following the appraisal procedures under the FBCA. Shares of Gateway common stock outstanding immediately prior to the effective time of the merger and which are held by a shareholder who does not vote to approve the merger agreement and who properly demands the fair value of such shares pursuant to, and who complies with, the appraisal procedures under the FBCA are referred to as “dissenting shares.” See “The Merger — Appraisal Rights for Gateway Shareholders” beginning on page      of this proxy statement/prospectus.

If CenterState or Gateway change the number of shares of CenterState common stock or Gateway common stock outstanding prior to the effective time of the merger as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar recapitalization with respect to the CenterState common stock or Gateway common stock and the record date for such corporate action is prior to the effective time of the merger, then the merger consideration shall be appropriately and proportionately adjusted.

The precise consideration that Gateway shareholders will receive if they elect the Cash Consideration of the Stock Consideration will not be known at the time that Gateway shareholders vote on the approval of the merger agreement or make an election. For a description of the consideration that Gateway shareholders will receive if they elect the Cash Consideration or the Stock Consideration, and the potential adjustments to this consideration, see “The Merger Agreement — Merger Consideration” beginning on page      of this proxy statement/prospectus and “The Merger Agreement — Election and Proration Procedures” beginning on page 74 of this proxy statement/prospectus.

Gateway may terminate the merger agreement if (i) the average closing price of CenterState common stock for a specified period prior to completion of the merger is less than $18.53, (ii) CenterState’s common stock under performs that Nasdaq Bank Index by more than 17.5% and (iii) CenterState does not elect to increase the Cash Consideration by a formula-based amount outlined in the merger agreement, as discussed in further detail on page      of this proxy statement/prospectus.

The value of the shares of CenterState common stock to be issued to Gateway shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the CenterState common stock. See “Risk Factors — Because the sale price of the CenterState common stock will fluctuate, you cannot be sure of the value of the stock consideration that you will receive in the merger until the closing” beginning on page      of this proxy statement/prospectus.

Election and Proration Procedures

Election Materials and Procedures

An election form will be mailed to each holder of record of Gateway common stock, as of the close of business on the fifth business day prior to such mailing date (the “election form record date”), on a date to be mutually agreed by CenterState and Gateway that is not more than 45 days nor less than 30 days prior to the anticipated closing date of the merger or on such other date as CenterState and Gateway mutually agree (the “mailing date”). CenterState will make available one or more election forms as may reasonably be requested from time to time by all persons who become holders or beneficial owners of Gateway common stock between the election form record date and the close of business on the business day prior to the twenty-fifth day following the mailing date (the “election deadline”).

Each election form will permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (y) the number of shares of such holder’s Gateway common stock with respect to which such holder makes a cash election (a “cash election share”) and (z) the number of shares of such holder’s Gateway common stock with respect to which such holder makes a stock election (a “stock election share”). Any shares of Gateway common stock with respect to which the exchange agent has not received an effective, properly completed election form accompanied by related stock certificates or book-entry shares on or before the election deadline will be deemed to be “no election shares,” and the holders of such no election shares will be deemed to have made a stock election with respect to such no election shares subject to the proration and adjustment procedures. Both the cash election and the stock election are subject to proration and adjustment procedures to cause the total number of shares of Gateway common stock (other than excluded shares), as a whole, that will receive the Cash Consideration to equal 30% of the shares of Gateway common stock outstanding upon the closing of the merger.

Any election form may be revoked or changed by the authorized person properly submitting such election form, by written notice received by the exchange agent prior to the election deadline. In the event an election form is revoked prior to the election deadline, the shares of Gateway common stock represented by such election form will become no election shares, except to the extent a subsequent election is properly made with respect to any or all of such shares of Gateway common stock prior to the election deadline. Subject to the terms of the merger agreement and the election form, the exchange agent has the reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the election forms, and any good faith decisions of the exchange agent regarding such matters shall be binding and conclusive. None of CenterState, Gateway or the exchange agent shall be under any obligation to notify any person of any defect in an election form.

Proration Procedures

If a Gateway shareholder elects to receive the Cash Consideration, and the cash election amount is greater than the available cash election amount, such shareholder will receive:

•	an amount in cash (without interest) equal to (i) the Cash Consideration of $18.00 multiplied by (ii) the cash fraction; and

•	a number of validly issued, fully paid and non-assessable shares of CenterState common stock equal to the product of (i) the Stock Consideration of 0.95 multiplied by (ii) a fraction equal to one minus the cash fraction.

If the available cash election amount is greater than the cash election amount, then the exchange agent shall select first among the no election shares by a pro rata selection process, and then (if necessary) from among the remaining stock election shares, by a pro rata selection process, a sufficient number of stock election shares to instead receive the Cash Consideration such that the cash election amount equals as closely as practicable, but does not exceed, the available cash election amount. Accordingly, for such a Gateway shareholder electing the Stock Consideration, but subject to proration, such shareholder will receive for each share of Gateway common stock for which such shareholder elects stock:

•	an amount of cash (without interest) equal to the amount of the excess of the available cash election amount over the cash election amount divided by the number of shares of Gateway common stock for which stock elections were made; and

•	a number of validly issued, fully paid and non-assessable shares of CenterState common stock equal to the product of (i) the Stock Consideration of 0.95 multiplied by (ii) a fraction, the numerator of which shall be the difference between (a) the Cash Consideration of $18.00 minus (b) the amount of cash calculated in the immediately preceding bullet, and the denominator of which shall be the Cash Consideration of $18.00.

Set forth below are illustrative examples of how the proration and adjustment procedures will work in the event there is an oversubscription of the cash election or the stock election.

Example A — Oversubscription of Cash Election. For purposes of this example, assume the following:

•	there are 6,376,175 outstanding shares of Gateway common stock;

•	Gateway shareholders make the cash election with respect to 2,550,470 shares (or 40%) of Gateway common stock;

•	Gateway shareholders make the stock election with respect to the remaining 3,825,025 shares (or 60%) of Gateway common stock;

•	no shares of Gateway common stock constitute no election shares; and

•	no Gateway shareholders exercise their right to appraisal.

In this example, the Cash Consideration, prior to proration and allocation, would be $18.00. Without proration or allocation, the cash election would be oversubscribed because the cash election amount would be approximately $45,908,460 (the product of the total number of shares of Gateway common stock for which the cash election has been made multiplied by the Cash Consideration), an amount that is greater than the available cash election amount (which is approximately $34,431,345 the product of the total number of outstanding shares of Gateway common stock, multiplied by the Cash Consideration, and multiplied by 30%). To adjust for the oversubscription, the consideration received for a Gateway share for which a cash election is made will be adjusted so that it is equal to:

•	$13.50 in cash (which is equal to the product of the Cash Consideration of $18.00 and the cash fraction (the available cash election amount divided by the cash election amount); and

•	0.2375 shares of CenterState common stock (which is equal to the product of (i) the Stock Consideration of 0.95 and (ii) 1 minus the cash fraction.

Example B — Oversubscription of Stock Election. For purposes of this example, assume the following:

•	there are 6,376,175 outstanding shares of Gateway common stock;

•	Gateway shareholders make the cash election with respect to 1,275,235 shares (or 20%) of Gateway common stock;

•	Gateway shareholders make the stock election with respect to the remaining 5,100,940 shares (or 80%) of Gateway common stock;

•	no shares of Gateway common stock constitute no election shares; and

•	no Gateway shareholders exercise their right to appraisal.

In this example, the stock election is oversubscribed because, without proration or allocation, the cash election amount would be $22,954,230, an amount that is less than the available cash election amount (which is approximately $34,431,345). To adjust for the oversubscription, the consideration received for a Gateway share for which a stock election is made will be adjusted so that it is equal to:

•	0.83125 shares of CenterState common stock (which is equal to the Stock Consideration of 0.95 multiplied by a fraction, the numerator of which is the difference between the Cash Consideration of $18.00, and $2.25, the cash amount calculated in the following bullet, and the denominator of which is the Cash Consideration of $18.00); and

•	$2.25 in cash (which is equal to the available cash election amount minus the cash election amount, divided by the number of shares of Gateway common stock for which the stock election has been made).

The greater the oversubscription of the stock election, the less stock and more cash a Gateway shareholder making the stock election will receive. Conversely, the greater the oversubscription of the cash election, the less cash and more stock a Gateway shareholder making the cash election will receive.

No Recommendation Regarding Elections

Neither Gateway nor CenterState is making any recommendation as to which merger consideration election a Gateway shareholder should make. If you are a Gateway shareholder, you must make your own decision with respect to these elections and may wish to seek the advice of your own attorneys or accountants.

Information About the Merger Consideration Elections

The mix of consideration payable to Gateway shareholders who make the cash election or the stock election will not be known until the results of the elections made by Gateway shareholders are tallied, which will not occur until near or after the closing of the merger.

Procedures for Converting Shares of Gateway Common Stock into Merger Consideration

Exchange Agent

CenterState has designated its transfer agent, Continental Stock Transfer and Trust Company, to act as the exchange agent in connection with the merger (such agent is referred to in this proxy statement/prospectus as the “exchange agent”). The exchange agent shall also act as the agent for Gateway shareholders for the purpose of receiving and holding their election forms and Gateway certificates and book-entry shares and shall obtain no rights or interests in the shares represented thereby. At or immediately after the effective time of the merger, CenterState will deposit, or cause to be deposited, with the exchange agent the aggregate amount of cash and number of shares of CenterState common stock necessary to satisfy the aggregate merger consideration payable (and any dividends or other distributions with respect thereto).

Transmittal Materials and Procedures

Promptly (but not more than five business days) after the effective time of the merger, CenterState will cause the exchange agent to send transmittal materials, which will include the appropriate form of letter of transmittal, to holders of record of shares of Gateway common stock (other than excluded shares and dissenting shares) providing instructions on how to effect the transfer and cancellation of shares of Gateway common stock in exchange for merger consideration.

After the effective time of the merger, when a Gateway shareholder delivers a properly executed letter of transmittal and any other documents as may reasonably be required by the exchange agent, the holder of shares of Gateway common stock will be entitled to receive, and the exchange agent will be required to deliver to the holder (i) the number of shares of CenterState common stock and an amount in cash that such holder is entitled to receive as a result of the merger (after taking into account all of the shares of Gateway common stock held immediately prior to the merger by such holder, and such holder’s merger consideration election) and (ii) any cash in lieu of fractional shares and in respect of dividends or other distributions to which the holder is entitled.

No interest will be paid or accrued on any amount payable upon cancellation of shares of Gateway common stock. The shares of CenterState common stock issued and cash amount paid in accordance with the merger agreement upon conversion of the shares of Gateway common stock (including any cash paid in lieu of fractional shares) will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Gateway common stock.

If any portion of the merger consideration is to be delivered to a person or entity other than the holder in whose name any surrendered certificate is registered, it will be a condition of such exchange that (i) the certificate surrendered must be properly endorsed or must be otherwise in proper form for transfer and (ii) the person or entity requesting such payment pays any transfer or other similar taxes required by reason of the payment of the merger consideration to a person or entity other than the registered holder of the certificate surrendered or will establish to the satisfaction of CenterState that such tax has been paid or is not required to be paid. Payment of the applicable merger consideration with respect to book-entry shares will only be made to the person or entity in whose name such book-entry shares are registered. The shares of CenterState common stock constituting the stock portion of the merger consideration may be in uncertificated book-entry form, unless a physical certificate is otherwise required by any applicable law.

Surrender of Gateway Stock Certificates

As described above, CenterState has designated its transfer agent, Continental Stock Transfer and Trust Company as the exchange agent under the merger agreement. The exchange agent will mail to each holder of record of Gateway common stock the Letter of Transmittal along with instructions for completing the Letter of Transmittal and delivering back to the exchange agent the completed Letter of Transmittal along with the stock certificates representing the shares of Gateway common stock held by the shareholder.

Upon surrender to the exchange agent of the certificate(s) representing his or her shares of Gateway common stock, accompanied by a properly completed Letter of Transmittal, a Gateway shareholder will be entitled to receive the merger consideration promptly after the effective time of the merger (including any cash in lieu of fractional shares). Until surrendered, each such certificate will represent after the effective time of the merger, for all purposes, only the right to receive the merger consideration, without interest (including any cash in lieu of fractional shares) and any dividends or distributions to which such holder is entitled pursuant to the merger agreement.

No dividends or other distributions with respect to CenterState common stock after completion of the merger will be paid to the holder of any unsurrendered Gateway stock certificates with respect to the shares of CenterState common stock represented by those certificates until those certificates have been properly surrendered. Subject to applicable abandoned property, escheat or similar laws, following the proper surrender of any such previously unsurrendered Gateway stock certificate, the holder of the certificate will be entitled to receive, without interest: (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of CenterState common stock represented by that certificate; and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of CenterState common stock represented by that certificate with a record date after the effective time of the merger (but before the date on which the certificate is surrendered) and with a payment date subsequent to the issuance of the shares of CenterState common stock issuable in exchange for that certificate.

Shares of CenterState common stock and cash in lieu of any fractional shares may be issued or paid in a name other than the name in which the surrendered Gateway stock certificate is registered if: (i) the certificate surrendered is properly endorsed or otherwise in a proper form for transfer; and (ii) the person requesting the payment or issuance pays any transfer or other similar taxes due or establishes to the satisfaction of CenterState that such taxes have been paid or are not applicable.

None of CenterState, the exchange agent or any other person will be liable to any former Gateway shareholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

In the event any Gateway stock certificate is lost, stolen or destroyed, in order to receive the Merger Consideration (including cash in lieu of any fractional shares), the holder of that certificate must provide an affidavit of that fact and, if reasonably required by CenterState or the exchange agent, post a bond in such amount as CenterState determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.

Stock Options

If the merger is completed, each option to acquire shares of Gateway common stock which is then outstanding will automatically become vested and be converted into an option to purchase that number of shares of CenterState common stock equal to the number of shares of Gateway common stock to which the option holder is entitled to purchase multiplied by the Stock Consideration of 0.95 (rounded to the nearest whole share). The exercise price will equal the Gateway exercise price divided by 0.95 (rounded to the nearest cent). As of the date of this proxy statement/prospectus there were options for 1,220,348 shares of Gateway common stock outstanding with a weighted average exercise price of approximately $10.75 per share.

Conduct of Business Pending the Merger

Pursuant to the merger agreement, Gateway and CenterState have agreed to certain restrictions on their activities until the effective time of the merger. In general, each party has agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law or a governmental entity, or with the prior written consent of the other party, it will:

•	use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships;

•	not take any action that is intended to or that would reasonably be expected to adversely affect or materially delay the ability of either party or its subsidiaries to obtain any necessary regulatory approvals or to complete the merger; and

•	not take any action that is likely to materially impair the party’s ability to perform any of its obligations under the merger agreement or its subsidiary bank to perform any of its obligations under the bank merger agreement.

Gateway also has agreed that it will conduct its business in the ordinary course consistent with past practice.

CenterState has also agreed that it will not, and will not permit any of its subsidiaries to without the prior written consent of Gateway:

•	amend its Articles of Incorporation or bylaws in a manner that would adversely affect Gateway;

•

take any action that is likely to materially impair the ability of CenterState to perform any of its obligations under the merger agreement or to satisfy any of the conditions to closing or of CenterState Bank to perform any of its obligations under the bank merger agreement or enter into any other agreement with another depository institution or other person, or sell, transfer, mortgage or encumber any material portion of its assets or properties to any other person, in any case with respect to an acquisition transaction that might materially delay the issuance of or materially adversely affect the conditions of any regulatory approval or materially hinder the ability of CenterState to consummate its transactions;

•	take any action or knowingly fail to take any action that could reasonably be expected to prevent the merger from qualifying as a reorganization under the Code, or enter into any agreement to or announce plans to, engage in any acquisition or other transaction that would materially delay or reduce the prospects of receiving regulatory approval to consummate the transactions contemplated by the merger agreement; or

•	agree or commit to do any of the foregoing.

Gateway has also agreed that it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice. Gateway has further agreed that it will not, and will not permit any of its subsidiaries, to do any of the following without the prior written consent of CenterState:

•	issue or sell, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any rights to acquire stock or voting debt securities, except pursuant to Gateway stock options issued under the Gateway stock plans and outstanding on the date of the merger agreement;

•	issue or repurchase any other capital securities, including trust preferred or other similar securities, voting debt securities or other securities, debentures or subordinated notes, other than the repurchase by Gateway at the closing of the merger of the outstanding shares of its Series B preferred stock;

•	make, declare, pay or set aside for payment any dividend or other distribution on its capital stock or other ownership interests (other than dividends from wholly owned subsidiaries to Gateway or to another wholly owned subsidiary of Gateway and other than distributions by Gateway to its shareholders in an amount not to exceed $0.12 per share and dividends payable on shares of Gateway’s Series B preferred stock, and will not, directly or indirectly, adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other than ownership interests or stock options;

•	(i) enter into, amend, renew or terminate any employment, consulting, severance, change in control or similar agreement or arrangement with any director, officer or employee, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (a) at will agreements, (b) normal increases in salary to rank and file employees, (c) payment of bonuses consistent with past practice, (not to exceed 5% per annum) and (d) severance in accordance with past practice, (e) the payment of bonuses consistent with past practice, (e) the payment of prorated bonuses for the year in which the closing of the merger occurs, and (f) prorated contributions to Gateway’s 401(k) plans, (ii) hire any new officers, (iii) promote any employee to a rank of vice president or a more senior position, or (iv) pay any incentive or bonus except pursuant to existing employment agreements;

•	except with respect to the acceleration of vesting under Gateway benefit plans, including its stock option plans and restricted stock plan, pursuant to the provisions of such plans, establish, amend, renew or terminate any employee benefit plan or accelerate the vesting of benefits under any employee benefit plan;

•	sell, transfer or encumber any of its assets, except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or sell or transfer any of its deposit liabilities;

•	enter into, amend or renew any data processing contract, service provider agreement or any lease, license or maintenance agreement relating to real or personal property or intellectual property, other than any annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice, or to permit to lapse its rights in any material intellectual property;

•	acquire the assets, business or properties of any person (other than pursuant to foreclosures or acquisitions of control, in a fiduciary capacity or in satisfaction of debts contracted prior to the date of the merger agreement, in each case in the ordinary course of business consistent with past practice);

•	sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice (but, in the case of a sale, after giving CenterState or CenterState Bank a first right of refusal to acquire such loan or participation), or sell or acquire any servicing rights;

•	amend its organizational documents or similar governing documents;

•	materially change its accounting principles, practices or methods, except as may be required by accounting principles generally accepted in the United States or any governmental entity;

•	enter into or terminate any material contract, or amend or modify in any material respect or renew any existing material contract;

•	settle any claim, action or proceeding outside the ordinary course of business consistent with past practice and involving an amount in excess of $100,000, excluding amounts paid or reimbursed under any insurance policy;

•	in the case of the Gateway Banks (i) increase or decrease the interest rate paid on its time deposits or certificates of deposit, except in a manner consistent with past practice and competitive factors in the marketplace, (ii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice, (iii) open any new branch or deposit taking facility, or (iv) close or relocate any existing branch or other facility;

•	acquire any investment securities outside of the limits specified in the merger agreement;

•	purchase any fixed assets where the amount paid or committed is in excess of $100,000 individually or $250,000 in the aggregate, except for emergency repairs or replacements;

•	materially change its loan underwriting policies or which classes of persons may approve loans or fail to comply with such policies as previously disclosed to CenterState as provided in the merger agreement, or make loans on extensions of credit except in the ordinary course of business consistent with past practice and otherwise within the limits specified in the merger agreement;

•	materially change its interest rate and other risk management policies, procedures and practices, fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

•	incur any debt for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year, or incur, assume or become subject to any obligations or liabilities of any other person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions specified in the merger agreement;

•	develop market or implement any new lines of business;

•	make, change or revoke any material tax election (other than in a manner consistent with prior elections), materially amend any tax return, enter into any material tax closing agreement, or settle or compromise any material liability with respect to disputed taxes;

•	take any action that is likely to materially impair its ability to perform any of its obligations under the merger agreement or the Gateway Banks’s ability to perform any of its obligations under the bank merger agreement;

•	take any action or knowingly fail to take any action that could reasonably be expected to prevent the merger from qualifying as a reorganization under the Code; or

•	agree or commit to do any of the foregoing.

Regulatory Matters

This proxy statement/prospectus forms part of a Registration Statement on Form S-4 which CenterState has filed with the SEC. Each of CenterState and Gateway have agreed to use its commercially reasonable best efforts to maintain the effectiveness of the Registration Statement for as long as necessary to complete the merger and the other transactions contemplated by the merger agreement.

CenterState has agreed to use its commercially reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement, and Gateway has agreed to furnish all information concerning Gateway and the holders of Gateway common stock as may be reasonably requested in connection with any such action.

CenterState and Gateway have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and regulatory and governmental entities that are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank mergers) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations.

Gateway and CenterState have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable laws, all the information relating to Gateway or CenterState, as the case may be, and any of their respective subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by the merger agreement. In addition, CenterState and Gateway will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the merger agreement, and each party will keep the other apprised of the status of matters relating to the completion of the merger. CenterState and Gateway shall promptly deliver to each other copies of all filings, orders and material correspondence to and from all governmental entities in connection with the transactions contemplated by the merger agreement.

Additionally, each of CenterState and Gateway has agreed to furnish to the other, upon request, all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this proxy statement/prospectus, the Registration Statement on Form S-4 or any other statement, filing, notice or application made by or on behalf of CenterState, Gateway or any of their respective subsidiaries to any regulatory or governmental entity in connection with the merger, the bank mergers of any or the other transactions contemplated by the merger agreement.

Each of CenterState and Gateway will promptly advise the other upon receiving any communication from any regulatory or governmental entity the consent or approval of which is required for completion of the merger that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval may be materially delayed.

Nasdaq Listing

CenterState has agreed to use its commercially reasonable best efforts to cause the shares of CenterState common stock to be issued to the holders of Gateway common stock in the merger to be authorized for listing on the Nasdaq Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.

Employee Matters

General

Following the effective time of the merger, CenterState must maintain employee benefit plans and compensation opportunities for those persons (as a group) who are full-time employees of Gateway and its subsidiaries on the closing date of the merger (referred to below as “covered employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are available on a uniform and non-discriminatory basis to similarly situated employees of CenterState or its subsidiaries (except that no covered employee may participate in any closed or frozen plan of CenterState or its subsidiaries). CenterState shall give the covered employees full credit for their prior service with Gateway and its subsidiaries for purposes of eligibility and vesting under any qualified or non-qualified employee benefit plan maintained by CenterState in which covered employees may be eligible to participate and for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by CenterState.

With respect to any CenterState health, dental, vision or other welfare plan in which any covered employee is eligible to participate, for the first plan year in which the covered employee is eligible to participate, CenterState or its applicable subsidiary must use its commercially reasonable best efforts to: (i) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the covered employee and his or her covered dependents to the extent the condition was, or would have been, covered under the Gateway benefit plan in which the covered employee participated immediately prior to the effective time of the merger; and (ii) recognize any health, dental, vision or other welfare expenses incurred by the covered employee and his or her covered dependents in the year that includes the closing date of the merger (or, if later, the year and which the covered employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements.

If, within six months after the effective time of the merger, any covered employee is terminated by CenterState or its subsidiaries other than “for cause” or as a result of unsatisfactory job performance, then CenterState will pay severance to the covered employee in an amount equal to two weeks of base salary for each 12 months of such covered employee’s prior employment with Gateway or the Gateway Banks; provided, however, that in no event will the total amount of severance for any current employee be less than four weeks of such base salary, nor greater than 26 weeks of such base salary. Any severance to which a covered employee may be entitled in connection with a termination occurring more than six months after the effective time of the merger will be as set forth in the severance policies of CenterState and its subsidiaries as then in effect.

At the effective time of the merger, CenterState will assume the obligations of Gateway under each of its stock option plans, and each such option shall be converted into an option exercisable for CenterState common stock. However, in the case of any option to purchase shares of CenterState common stock resulting from the conversion of a Gateway stock option that is held by a covered employee who is terminated by CenterState within 12 months after the effective time of the merger other than “for cause”, such option shall, at the election of such covered employee, be redeemed by CenterState for cash in an amount equal to the difference between the value of the number of shares of CenterState common stock subject to the option at the closing price per share of CenterState common stock on the immediately preceding trading day and the exercise price of the option with the respect to the number of shares.

The unused Gateway Banks paid time off (“PTO”), other than Sick Bank PTO, at the end of 2016 will terminate, and all the Gateway Banks employees will begin to accrue PTO at the start of 2017. For the Gateway Banks employees being retained by CenterState Bank after the closing of the merger, CenterState Bank will carryover the accrued balance of the PTO for calendar year 2017, and from and after the closing of the merger, the Gateway Banks employees will add to their accrued PTO in accordance with CenterState Bank’s policy. For employees of the Gateway Banks who will be displaced at or following the closing of the merger, Gateway will pay the calendar year 2017 accrued and unused PTO through the closing of the merger, and CenterState Bank will pay any unused PTO that is accrued in accordance with CenterState Bank’s policy from and after the closing of the merger upon separation of employment by the Gateway Banks’ employee with CenterState Bank following the closing of the merger.

With regard to the Sick Bank PTO, Gateway Bank will pay out unused Sick Bank PTO amounts accrued as of November 18, 2016, to all Gateway Banks’ employees prior to closing of the merger. Payments are limited to a maximum payment, based on Gateway Banks’ Benefit Tiers, providing a maximum payment of 40 hours, 80 hours, 120 hours or 160 hours, depending upon the Benefit Tier of each employee. This payment will be made regardless of whether Gateway employees are being retained or terminated by CenterState Bank after the closing of the merger..

Prior to the effective time of the merger, CenterState will (i) cause the termination of all salary continuation and supplement executive retirement plans, programs and agreements between Gateway and/or the Gateway Banks and any officer or employee, and (ii) pay all amounts due its officers, directors and employees pursuant to the change in control provisions applicable under any Gateway benefit plan.

Employment Agreements

Pursuant to the merger agreement five of the Gateway Banks officers, Russell Branson, Thomas D. Ingram, David K. Maholias, Shaun P. Merriman and Dennis Murphy have entered into employment agreements with CenterState Bank for rolling four years in the case of Messrs. Ingram, Maholias, and Merriman, and three years in the case of Messrs. Branson and Murphy to be effective upon the closing of the merger of the Gateway Banks with and into CenterState Bank. Pursuant to these agreements, Mr. Branson will become Senior Vice President/Area Executive/Commercial Team Leader — Marion County; Mr. Ingram will become Senior Vice President and Community President for Marion and Alachua Counties; Mr. Maholias will become Senior Vice President and Community President for Volusia County; Mr. Merriman will become Senior Vice President and Community President for Sarasota and Manatee Counties; and Mr. Murphy will become Senior Vice President/Area Executive/Commercial Team Leader — Sarasota and Manatee Counties.

In accordance with their respective employment agreements, each of these officers will be entitled to receive a base salary, participate in benefits and arrangements offered by CenterState Bank, and receive an incentive compensation opportunity up to a certain percent of the officer’s base salary. These agreements include provision for a severance payment equal to the officer’s base annual salary if he terminates his employment for good reason or his employment is terminated by CenterState without cause. The employment agreements also contain one year non-competition and non-solicitation covenants following termination of employment, with such covenants terminating if there is a change of control of CenterState (as such term is defined in the employment agreements); however, such covenants will not apply if the officer waives the right receive the severance payment.

Each of these officers will receive a cash payment from CenterState Bank that will be considered a self-amortizing interest free loan, a pro-rated portion of which will become repayable upon termination of the officer’s employment prior to the fourth anniversary (the third anniversary in the case of Messrs. Branson and Murphy) of the date of employment. In such case, upon termination of employment, the officer will be required to repay an amount equal to an interest free loan which the officer must repay on the date of termination of employment equal to 1/48th of the amount (1/36th of the amount in the case of Messrs. Branson and Murphy) of the loan multiplied by the number of full calendar months remaining from the date of such termination to the fourth anniversary (the third anniversary in the case of Messrs. Branson and Murphy) of the closing of the merger. However, the loan will be repayable only where the officer’s employment is terminated for any reason other than the officer’s death or disability, by CenterState Bank without cause, or by the officer for good reason. The agreements with Messrs. Ingram, Maholias and Merriman also provide them with a $300,000 transition bonus if each is employed through the transition of operations of Gateway to CenterState Bank (payable no later than 90 days after the date their employment commences with CenterState Bank) and a restricted stock award that vests in equal installments over a period of four years with such shares to vest automatically upon the closing of the change of control of CenterState (as such term is defined in the employment agreements) or if the officer’s employment is terminated as a result of death, disability, by CenterState Bank without cause or by the officer for good reason (as such terms are defined in the employment agreements). The employment agreements provide for the following base salaries, loan amounts, and restricted stock awards:

Name	Base Salary	Loan	Restricted Stock Award
Russell Branson	$155,000	$75,000	—
Thomas D. Ingram	$200,000	$125,000	$125,000
David K. Maholias	$190,000	$125,000	$125,000
Shaun P. Merriman	$210,000	$150,000	$150,000
Dennis Murphy	$154,650	$75,000	—

Supplement Retirement Agreements and Change in Control Payments

In connection with the termination of the Gateway Banks existing supplemental executive retirement plan immediately prior to the closing of the merger, the following officers of the Gateway Banks will receive approximately the amounts indicated:

Name	SERP Payment	Change of Control Payment
Russell Branson	—	$178,186
Daniel Gilliland	—	$169,176
Brian Hall	—	$151,645
Richard Hicks	—	$181,564
Thomas D. Ingram	$875,779	$256,877
Tucker Longabach	$217,049	$193,224
David K. Maholias	$913,053	$335,878
Shaun P. Merriman	$921,560	$359,499
Mark Siner	—	$199,824

Indemnification and Directors’ and Officers’ Insurance

After the effective time of the merger, CenterState must indemnify and defend to the fullest extent permitted by applicable law the present and former directors, officers and employees of Gateway and its subsidiaries and all such directors, officers and employees of Gateway and its subsidiaries serving as fiduciaries under any of the respective benefits plans of Gateway and its subsidiaries against all costs or expenses, damages or other liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of actions or omissions of such persons in the course of performing their duties for Gateway occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement), to the fullest extent permitted by applicable law. CenterState also has agreed to provide advancement of expenses to an indemnified party, provided that the indemnified party to whom expenses are advanced provides an undertaking to repay advances if it is determined that such party is not entitled to be indemnified pursuant to the merger agreement.

For a period of six years after the effective time of the merger, CenterState will provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Gateway or its subsidiaries with respect to claims against them arising from facts or events occurring before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified person as the coverage currently provided by Gateway; provided, however, that: (i) if CenterState is unable to obtain or maintain the directors’ and officers’ liability insurance, then CenterState will provide as much comparable insurance as is reasonably available; (ii) officers and directors of Gateway or its subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the insurance risk; and (iii) in satisfaction of its obligations to provide the liability insurance, CenterState may require Gateway to purchase, prior to but effective as of the effective time of the merger, tail insurance providing such coverage prior to the closing of the merger. In no event shall Gateway expend, or CenterState be required to expend, for the tail insurance a premium amount in excess of 200% of the annual premiums paid by Gateway for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement. If the cost of the tail insurance exceeds such maximum premium for the tail insurance, then Gateway or CenterState, as applicable, will obtain tail insurance or a separate tail insurance policy with the greatest coverage available for a cost not exceeding such maximum premium.

CenterState has agreed that it will not consolidate with or merge with any other corporation or entity where it is not the continuing or surviving corporation, or transfer all or substantially all of its property or assets, unless proper provision is made so that the successors and assigns of CenterState and its subsidiaries assume the obligations of indemnification under the merger agreement.

Third Party Proposals

Gateway has agreed that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, it will not, and will cause its subsidiaries and their officers, directors, and employees not to, and will use its commercially reasonable best efforts to cause its agents, advisors, accountants, legal counsel, and financial advisors, not to: (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide to any person any confidential or nonpublic information concerning, its and its subsidiaries’ business, properties or assets (referred to as “Gateway confidential information”); or (ii) have any discussions with any person relating to any tender or exchange offer, proposal for a merger or consolidation or other business combination involving Gateway or any of its significant subsidiaries, or any proposal to acquire more than 50% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Gateway or any of its significant subsidiaries (referred to as an “acquisition proposal”).

Notwithstanding this agreement, at any time prior to the approval of the merger agreement by the Gateway shareholders, if Gateway receives an unsolicited acquisition proposal that the Gateway board of directors determines in good faith is reasonably likely to constitute or result in a superior proposal (as defined below), then Gateway may: (i) negotiate and enter into a confidentiality agreement with the third party making the acquisition proposal with terms and conditions no less favorable to Gateway than the confidentiality agreement entered into by Gateway and CenterState prior to the execution of the merger agreement; (ii) furnish Gateway confidential information to the third party making the acquisition proposal pursuant to such confidentiality agreement; and (iii) negotiate with the third party making the acquisition proposal regarding such proposal, if the Gateway board of directors determines in good faith (following consultation with counsel) that failure to take such actions would, or would be reasonably likely to result in, a violation of its fiduciary duties under applicable law.

Gateway must advise CenterState in writing within twenty-four (24) hours following receipt of any acquisition proposal and the substance thereof and must keep CenterState apprised of any related developments, discussions and negotiations on a current basis.

A “superior proposal” means a written acquisition proposal that the Gateway board of directors concludes in good faith is more favorable from a financial point of view to the Gateway shareholders than the merger (after receiving the advice of its financial advisors, taking into account the likelihood of consummation of such transaction on the terms set forth in such proposal and taking into account all legal, financial, regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law). Furthermore, in order to constitute a “superior proposal”, an acquisition proposal must be for a tender or exchange offer, proposal for a merger or consolidation or other business combination involving Gateway or any of its significant subsidiaries or any proposal to acquire more than 50% of the voting power in, or more than 50% of the fair market value of the business, assets or deposits of, Gateway or any of its significant subsidiaries.

The merger agreement generally prohibits the Gateway board of directors making a change in recommendation (i.e., from withdrawing or modifying in a manner adverse to CenterState the recommendation of the Gateway board of directors’ set forth in this proxy statement/prospectus that the Gateway shareholders vote to approve the merger agreement, or from making or causing to be made any third party or public communication proposing or announcing an intention to withdraw or modify in a manner adverse to CenterState such recommendation). At any time prior to the approval of the merger agreement by the Gateway shareholders, however, the Gateway board of directors may effect a change in recommendation or terminate the merger agreement to enter into an agreement with respect to a superior proposal, in response to a bona fide written unsolicited acquisition proposal that the Gateway board of directors determines in good faith constitutes a superior proposal if the Gateway board of directors determines (after consultation with counsel) that the failure to do so could be inconsistent with its fiduciary obligations to Gateway shareholders under applicable law. The Gateway board of directors may not make a change in recommendation, or terminate the merger agreement to pursue a superior proposal, unless: (i) Gateway has not breached any of the provisions of the merger agreement relating to third party proposals; and (ii) the Gateway board of directors determines in good faith (after consultation with counsel) that such superior proposal continues to be a superior proposal (after taking into account all adjustments to the terms of the merger agreement offered by CenterState), Gateway has given CenterState at least five (5) business days’ prior written notice of its intention to take such action and before making such change in recommendation, Gateway has negotiated in good faith with CenterState during the notice period (to the extent CenterState wishes to negotiate) to enable CenterState to adjust the terms of the merger agreement so that such superior proposal no longer constitutes a superior proposal.

If the Gateway board of directors makes a change in recommendation, or if Gateway pursues a superior proposal, Gateway could be required to pay CenterState a termination fee of $6.1 million in cash. See “— Termination,” and “— Termination Fee.”

Representations and Warranties

The merger agreement contains generally customary representations and warranties of CenterState and Gateway relating to their respective businesses that are made as of the date of the merger agreement and as of the closing date of the merger. The representations and warranties of each of CenterState and Gateway have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:

•	have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•	will not survive consummation of the merger;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The representations and warranties made by CenterState and Gateway to each other primarily relate to:

•	corporate organization, existence, power and authority;

•	capitalization;

•	corporate authorization to enter into the merger agreement and to consummate the merger;

•	absence of any breach of organizational documents, violation of law or breach of agreements as a result of the merger;

•	regulatory approvals required in connection with the merger;

•	reports filed with governmental entities, including, in the case of CenterState, the SEC;

•	financial statements;

•	absence of material adverse effect on each party since December 31, 2015;

•	compliance with laws and the absence of regulatory agreements;

•	litigation;

•	tax matters;

•	accuracy of the information supplied by each party for inclusion or incorporation by reference in this proxy statement/prospectus; and

•	fees paid to financial advisors.

Gateway has also made representations and warranties to CenterState with respect to:

•	tax matters;

•	environmental matters;

•	labor and employee relations;

•	employee benefits plans;

•	material contracts;

•	intellectual properties;

•	loan and investment portfolios;

•	adequacy of allowances for loan losses;

•	loans to executive officers and directors;

•	compliance with the Community Reinvestment Act;

•	privacy of customer information;

•	technology systems;

•	insurance policies;

•	furnishing of corporate documents;

•	absence of state takeover laws applicability;

•	real and personal property matters;

•	receipt of fairness opinion; and

•	transactions with affiliates.

Conditions to Completion of the Merger

Mutual Closing Conditions. The obligations of CenterState and Gateway to complete the merger are subject to the satisfaction of the following conditions:

•	the approval of the merger agreement by Gateway shareholders;

•	the authorization for listing on the Nasdaq Global Select Market of the shares of CenterState common stock to be issued in the merger;

•	the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/ prospectus is a part, under the Securities Act, and the absence of a stop order suspending the effectiveness of the Registration Statement on Form S-4 or any proceeding initiated or threatened by the SEC for that purpose;

•	the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank mergers or the other transactions contemplated by the merger agreement;

•	the receipt of all regulatory approvals required to consummate the transactions contemplated by the merger agreement, without any condition, that would (i) require CenterState to maintain any increased capital ratios, (ii) require CenterState or CenterState Bank to originate any loans or make any payments to any one or more parties other than pursuant to contracts or commitments in effect as of the date of the merger agreement in order procure such regulatory approvals, or (iii) raise common equity capital at CenterState or CenterState Bank, and without any conditions, commitments, restrictions or understandings which, individually or in the aggregate, would constitute a material adverse effect on CenterState and CenterState Bank, taken as a whole after giving effect to the transactions contemplated by the merger agreement;

•	the accuracy of such party’s representations and warranties, as of the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement), other than, in most cases, inaccuracies that would not reasonably be expected to have a material adverse effect on such parties;

•	the absence of any event which is expected to have or result in a material adverse effect on the other;

•	the performance in all material respects by the other party of its obligations under the merger agreement; and

•	the receipt of all consents, approvals, authorizations, clearances, exemptions, waivers or similar affirmation required for consummation of the merger with no such consent, conditioned or restricted in a manner which in the reasonable judgment of the board of directors of either Gateway or CenterState would so materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement as to render inadvisable the consummation of the merger.

Additional Closing Conditions for the Benefit of CenterState. In addition to the mutual closing conditions, CenterState’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the dissenting shares constituting less than 7.5% of the outstanding shares of Gateway common stock;

•	CenterState’s satisfaction as to the absence of any “excess parachute payments” in connection with the closing of the merger, and the termination of all Gateway compensation agreements with its officers, directors, and employees, and the termination of its benefit plans; and

•	all change in control agreements, salary continuation agreements, severance agreements, employment agreements, and similar compensation agreements between Gateway and/or the Gateway Banks and any officer, director or employee shall be amended or terminated, and CenterState shall have received such evidence and documentation as it shall have reasonably requested to establish that Gateway and/or the Gateway Banks has effectuated the termination of their 401(k) Plan, all effective as of the effective time of the merger.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by Gateway shareholders:

•	by mutual written consent of CenterState and Gateway;

•	by either CenterState or Gateway, if a regulatory or other governmental authority that must grant a requisite regulatory approval has denied approval of the merger or the bank mergers and such denial has become final and non-appealable or a regulatory or other governmental authority has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the completion of the merger or the bank mergers (provided that the denial is not attributable to the failure of the party seeking to terminate the merger agreement to perform any covenant in the merger agreement required to be performed prior to the effective time of the merger), which we refer to as a “Regulatory Nonapproval”;

•	by either CenterState or Gateway, if the merger has not been completed by August 27, 2017, unless the failure to complete the merger by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

•	by either CenterState or Gateway, if there is a breach by the other party of any representation, warranty, covenant or other agreement set forth in the merger agreement, that would, individually or in the aggregate, result in the failure to satisfy the closing conditions of the party seeking termination and such breach is not cured within 20 days following written notice to the breaching party or by its nature or timing cannot be cured within that time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

•	by CenterState, if (i) the Gateway board of directors fails to recommend that the Gateway shareholders approve the merger agreement or withdraws or modifies, in a manner adverse to CenterState, such recommendation or makes, or causes to be made, any third party or public communication proposing or announcing an intention to withdraw or modify, in any manner adverse to CenterState, such recommendation (referred to as a “change in recommendation”), or (ii) Gateway materially breaches any of the provisions of the merger agreement relating to third party proposals;

•	by Gateway, prior to obtaining the approval of the merger agreement by the Gateway shareholders, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to third party proposals (provided that Gateway has not materially breached any such provisions and pays CenterState the required termination fee);

•	by either CenterState or Gateway, if the Gateway shareholders fail to approve the merger agreement at a duly held meeting of Gateway shareholders or any adjournment or postponement thereof and where the board of directors of Gateway have not failed to recommend that Gateway shareholders approve the merger agreement and Gateway has not materially breached any of the provisions of the merger agreement relating to third party proposals; and

•	by Gateway, if both of the following conditions exist:

(i)	the number obtained by dividing the average closing sales price of the CenterState common stock during a specified time prior to completion of the merger by $22.46 is less than 0.825, and

(ii)	the number obtained in (i) above is less than the number obtained by (x) dividing the Nasdaq Bank Index during the same period by $3,574.56 (the “Index Ratio”), and (y) then subtracting 0.175,

and Gateway complies with the following. First, Gateway must elect to terminate the merger agreement. If Gateway elects to exercise its termination right, it must give prompt written notice to CenterState. During the five business day period commencing with its receipt of such notice, CenterState has the option to increase the per share cash consideration by adjusting it to equal the lesser of

(x) the product of the Stock Consideration and an amount equal to (1) the product of the Index Ratio multiplied by $22.46, less (2) the Average Closing Price, or

(y) the product of the Stock Consideration and an amount equal to (1) the product of 0.825 multiplied by $22.46, less (2) the Average Closing Price.

If CenterState so elects within such five business day period, it must give written notice to Gateway of such election and the amount of the increase in the per share cash consideration, whereupon no termination will have occurred and the merger agreement will remain in effect in accordance with its terms (except as the payment of cash to holders of Gateway common stock shall have been so modified).

For purposes of the above termination provisions of the merger agreement by Gateway and CenterState, the following terms have the meanings indicated:

“Average Closing Price” means the closing price of the CenterState common stock as reported on the Nasdaq Stock Market over the 10 consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.

“Determination Date” means the later of (i) the date on which the last required regulatory approval is obtained without regard to any requisite waiting period, or (ii) the date on which the Gateway shareholders approve the merger agreement.

“Final Index Price” means the average of the Index Prices for the 10 consecutive trading days ending on the trading day prior to the Determination Date.

“Index Group” means the Nasdaq Bank Index.

“Index Price” means the closing price of the Index Group on any applicable Trading Day.

“Initial Index Price” means $3,574.56.

“Initial CenterState Market Price” means $22.46.

“Trading Day” means any day on which the Nasdaq Stock Market is open for trading; provided that, a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).

Termination Fee

Gateway must pay CenterState a termination fee of $6.1 million:

•	if the merger agreement is terminated by CenterState because the Gateway board of directors did not recommend that the Gateway shareholders approve the merger agreement or made a change in recommendation, or because Gateway materially breaches certain of the provisions of the merger agreement relating to third party proposals;

•	if the merger agreement is terminated by Gateway, prior to obtaining approval of the merger agreement by the Gateway shareholders, in order to enter into an agreement relating to a superior proposal and Gateway has not materially breached certain of the provisions of the merger agreement relating to third party proposals; or

•	if the merger agreement is terminated by CenterState or Gateway because the Gateway shareholders fail to approve the merger agreement and, if prior to such termination, there is a publicly announced acquisition proposal (as defined in the merger agreement) and, within 12 months of such termination, Gateway or the Gateway Banks enters into a definitive agreement with respect to such acquisition proposal or completes such acquisition proposal.

Effect of Termination

If the merger agreement is validly terminated, the merger agreement will become void and have no effect, and none of Gateway, CenterState, any of their respective subsidiaries or any of the officers or directors of any of them will have any liability under the merger agreement, or in connection with the transactions contemplated by the merger agreement, except that:

•	the provisions of the merger agreement relating to confidentiality obligations of the parties, the payment of expenses, the termination fees, publicity and certain other technical provisions will continue in effect notwithstanding termination of the merger agreement; and

•	termination will not relieve a breaching party from liability for any willful and material breach of any provision of the merger agreement.

Other than in a case of willful and material breach of the merger agreement, the payment of the termination fee fully discharges Gateway from, and is the sole and exclusive remedy of CenterState with respect to, any and all losses that may be suffered by CenterState based upon, resulting from or arising out of the circumstances giving rise to such termination of the merger agreement.

Amendment; Waiver

The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the merger agreement and the transactions contemplated thereby by the Gateway shareholders, in a writing signed on behalf of each of the parties, provided that after any approval of the transactions contemplated by the merger agreement by the Gateway shareholders, there may not be, without further approval of the Gateway shareholders, any amendment of the merger agreement that requires further approval under applicable law.

At any time prior to the effective time of the merger, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement; or (iii) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any extension or waiver must be in writing signed on behalf of such party. Any such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of any subsequent or other failure.

Expenses

Regardless of whether the merger is completed, all expenses incurred in connection with the merger, the bank mergers, the merger agreement and other transactions contemplated thereby will be paid by the party incurring the expenses.

CenterState also has agreed to reimburse Gateway for its reasonable documented out-of-pocket expenses incurred in connection with the transaction contemplated by the merger agreement if the merger agreement is terminated (i) by either CenterState or Gateway because of a Regulatory Non Approval, (ii) by Gateway as a result of a material breach by CenterState of any representation, warranty, covenant or agreement under the merger agreement which has resulted in the failure of the satisfaction of a condition to closing and which is not cured within 20 days following written notice, or (iii) by Gateway if the merger has not closed by August 27, 2017 unless the failure to close by such date is due to the failure of Gateway to perform or observe the covenants and agreements required of it under the merger agreement.

Non-Competition and Non-Disclosure Agreements

At the time of the execution of the merger agreement, each director of Gateway (other than Messrs. Ingram, Maholias and Merriman, who have entered into separate employment agreements with CenterState Bank) executed a non-competition and non-disclosure agreement with CenterState, in which each such director has agreed, among other things:

•	not to disclose confidential information or trade secrets relating to the business of Gateway and of which the director became aware as a consequence of his relationship with Gateway; and

•	for a period of two years after the effective time of the merger, directly on his own behalf or on behalf any other person not to:

•	solicit any customer of CenterState, CenterState Bank or the Gateway Banks, including actively sought prospective customers of the Gateway Banks at the effective time of the merger, for the purpose of providing competitive products or services;

•	act as a director, manager, officer, or employee of any business that is the same or essentially the same as the business conducted by CenterState, CenterState Bank or Gateway and that has an office located within any County in Florida where CenterState Bank or the Gateway Banks operate a banking office as of the closing of the merger and each County contiguous to each of such Counties; or

•	solicit or recruit or attempt to solicit or recruit any employee of CenterState, CenterState Bank or the Gateway Banks.

Claims Letters with Directors

At the time of the execution of the merger agreement, each director of Gateway executed a letter agreement with CenterState, pursuant to which each such director released and discharged, effective upon the consummation of the merger, Gateway, its directors and officers (in their capacities as such), and their respective successors and assigns (including CenterState and CenterState Bank), of and from any and all liabilities or claims that the director has or claims to have, or previously had or claimed to have, solely in his capacity as an officer, director or employee of Gateway, as of the effective time of the merger. The release does not apply to (i) compensation for services that has accrued but not yet been paid in the ordinary course of business consistent with past practice; (ii) claims that the director may have in any capacity other than as an officer, director or employee of Gateway, such as claims as a borrower under loan commitments and loan agreements, claims as a depositor under any deposit account or as the holder of any certificate of deposit, claims on account of any services rendered by the director, claims in his or her capacity of a stockholder of Gateway and claims as a holder of any check issued by any other depositor of Gateway; (iii) any claims that the director may have under the merger agreement, including with respect to the indemnification provisions of the merger agreement; or (iv) any right to indemnification that the director may have under the articles of incorporation or bylaws of Gateway, under Florida law or the merger agreement.

THE COMPANIES

CenterState

CenterState is a financial holding company incorporated under the laws of the State of Florida on September 20, 1999, which owns CenterState Bank. Headquartered in Winter Haven, Florida between Orlando and Tampa, CenterState provides a full range of consumer and commercial banking services to individuals, businesses and industries through its 68 bank office network located within 24 counties throughout Florida, as well as a loan production office in Macon, Georgia. As of September 30, 2016, CenterState Bank was the second largest Florida-based community banking organization in terms of publicly available deposit data on a proforma basis taking into account the closing of its pending acquisition transactions with Platinum and Gateway. Centerstate also owns R4ALL, which acquires and disposes of troubled assets from CenterState Bank.

CenterState has grown from its formation in 2000 primarily through a series of acquisitions, starting in June 2000 through 2016. Its most recent acquisitions include:

•	Gulfstream Bancshares, Inc., in January 2014, which added approximately $479 million in deposits;

•	First Southern Bancorp, Inc., in June 2014, which added approximately $853 million in deposits;

•	Community Bank of South Florida, Inc., in March 2016, which added approximately $453 million in deposits; and

•	Hometown of Homestead Banking Company, in March 2016, which added approximately $253 million in deposits.

CenterState also operates, through its subsidiary bank, a correspondent banking and capital markets service division for approximately 600 small and medium sized community banks throughout the United States. Based primarily in Atlanta, Georgia and Birmingham, Alabama, this division earns commissions on fixed income security sales, fees from hedging services, loan brokerage fees and consulting fees for services related to these activities.

At September 30, 2016, CenterState had total consolidated assets of $5.0 billion, total consolidated loans of $3.3 billion, total consolidated deposits of $4.1 billion, and total consolidated shareholders’ equity of $552.8 million.

CenterState’s executive offices are located at 1101 First Street South, Winter Haven, Florida 33880. CenterState’s telephone number is 863-293-4710 and its website is www.centerstatebanks.com.

The information on CenterState’s website is not part of this proxy statement/prospectus, and the reference to CenterState’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

Additional information about CenterState is included in documents incorporated by reference into this proxy statement/prospectus. See “Documents Incorporated By Reference.”

Pending Acquisition of Platinum Bank Holding Company

On November 30, 2016, CenterState entered into an agreement to acquire PBHC, the holding company of Platinum Bank. The transaction was approved by the boards of directors of each of CenterState and PBHC and is expected to close in the second quarter of 2017. Completion of the transaction is subject to customary closing conditions, including receipt of required regulatory approvals and approval of PBHC’s shareholders. Under the terms of the agreement, holders of PBHC common stock will receive 3.7832 shares of CenterState common stock and $7.60 in cash for each share of PBHC common stock, which equates to an aggregate transaction value of approximately $83.8 million (comprised of approximately 74.5 million of CenterState common stock and $9.3 million of cash).

At September 30, 2016, PBHC had total consolidated assets of approximately $584.1 million, total consolidated loans, net of allowance for loan losses, of approximately $447.3 million, and total consolidated deposits of approximately $493.1 million. PBHC’s total common shareholders’ equity at September 30, 2016 was approximately $47.4 million.

Gateway

Gateway is a multi-bank holding company under the Bank Holding Company Act of 1956, as amended, for the GBF Banks, and is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System and the Florida Office of Financial Regulation and is a corporation organized under the laws of the State of Florida. Its main office is located in Daytona Beach, Florida. Each of the Gateway Banks is a Florida-chartered state nonmember bank subject to the supervision and regulation of the Florida Office of Financial Regulation and the Federal Deposit Insurance Corporation. Each Gateway Bank is a full-service commercial bank, providing a wide range of business and consumer financial services in their respective target marketplaces. Gateway Bank of Florida is headquartered in Daytona Beach, Florida and commenced operations in January 2006. Gateway Bank of Central Florida is headquartered in Ocala, Florida and commenced operations in May 2007. Gateway Bank of Southwest Florida is headquartered in Sarasota, Florida and commenced operations in May 2008.

At September 30, 2016, Gateway had total consolidated assets of $879.7 million, total consolidated loans of $542.6 million, total consolidated deposits of $722.4 million, and total consolidated shareholders’ equity of $85.0 million.

Gateway’s executive offices are located at 1950 International Speedway Boulevard, Daytona Beach, Florida 32114. Gateway’s telephone number is (386) 947-5404. The websites of Gateway Bank of Florida, Gateway Bank of Central Florida and Gateway Bank of Southwest Florida are www.gatewaybankfl.com, www.gatewaybankcfl.com and www.gatewaybankswfl.com, respectively.

The information on the Gateway Banks’ websites is not part of this proxy statement/prospectus, and the references to the Gateway Banks’ website addresses do not constitute incorporation by reference of any information on those websites into this proxy statement/prospectus.

Banking Services

Commercial Banking. Each of the Gateway Banks focuses its commercial loan originations on small- and mid-sized businesses (generally up to $25 million in annual revenue) and such loans are usually accompanied by significant related deposits. Commercial underwriting is driven by cash flow analysis supported by collateral analysis and review. Commercial loan products include commercial real estate construction and term loans; working capital loans and lines of credit; demand, term, and time loans; and equipment, inventory and accounts receivable financing. Each of the Gateway Banks offers a range of cash management services and deposit products to commercial customers. Internet banking is available to commercial customers.

Retail Banking. Each of the Gateway Banks’ retail banking activities emphasize consumer deposit and checking accounts. An extensive range of these services is offered by the Gateway Banks to meet the varied needs of their customers from young persons to senior citizens. In addition to traditional products and services, the Gateway Banks offer contemporary products and services, such as debit cards, Internet banking, and electronic bill payment services. Consumer loan products offered by the Gateway Banks include home equity lines of credit, second mortgages, new and used auto loans, new and used boat loans, overdraft protection, and unsecured personal credit lines. The Gateway Banks also offers private wealth and investment management services through its relationship with Raymond James.

Employees

As of December 31, 2016, Gateway had 125 full-time equivalent employees. The employees are not represented by a collective bargaining unit. Each of the Gateway Banks considers relations with employees to be good.

Properties

The main office of Gateway and Gateway Bank of Florida is located at 1950 International Speedway Boulevard, Daytona Beach, Florida 32114. Gateway Bank of Florida also has two branches located in Ormond Beach and Port Orange, Florida. The main office of Gateway Bank of Central Florida is located at 1632 E Silver Springs Boulevard, Ocala, Florida 34470. Gateway Bank of Central Florida also has two branches located in Alachua and Gainesville, Florida. The main office of Gateway Bank of Southwest Florida is located at 1100 S. Tamiami Trail, Sarasota, Florida 34236. Gateway Bank of Southwest Florida also has two branch offices located in Bradenton and Sarasota, Florida. Gateway owns each of its locations except for the Sarasota headquarters of Gateway Bank of Southwest Florida and the Ormond Beach branch of Gateway Bank of Florida.

Legal Proceedings

Each of the Gateway Banks is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its business. As of the date hereof, management does not believe that there is any pending or threatened proceeding against any of the Gateway Banks which, if determined adversely, would have a material adverse effect on any of the Gateway Banks’ financial position, liquidity, or results of operations.

Competition

The Gateway Banks encounter strong competition both in making loans and in attracting deposits. The deregulation of banking industry and the widespread enactment of state laws that permit multi-bank holding companies as well as an increasing level of interstate banking have created a highly competitive environment for commercial banking. In one or more aspects of their business, the Gateway Banks compete with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that the Gateway Banks do not currently provide. In addition, many of the Gateway Banks’ non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Recent federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly. Thus, increased competition from other financial institutions could have an adverse effect on the Gateway Banks’ operations.

Management

Directors. The board of directors of Gateway is comprised of nine individuals. The directors are elected for one-year terms or until their successors are duly qualified and elected.

Name	Position Held with Gateway	Principal Occupation
Dr. P.T. Fleuchaus	Chairman	Oral and Facial Surgeon (retired)
Charles J. Bartlett	Director	Attorney
Robert O. Dale	Director	Certified Public Accountant (retired)
Thomas D. Ingram	Director	Chief Executive Officer of Gateway Bank of Central Florida

Name	Position Held with Gateway	Principal Occupation
Charles S. Lichtigman	Director	Real Estate Development and Management
David K. Maholias	Director	President of Gateway and President and Chief Executive Officer of Gateway Bank of Florida
Shaun P. Merriman	Director	Chief Executive Officer of Gateway and President and Chief Executive of Gateway Bank of Southwest Florida
Sanford Miller	Director	Real Estate Development
Timothy W. Phillips	Director	Paving Company President

Executive Officers. The following sets forth information regarding the executive officers of Gateway and the Gateway Banks. The officers of Gateway and the Gateway Banks serve at the pleasure of the respective boards of directors, subject to the terms of each executive officer’s employment agreement.

Name	Principal Occupation During the Past Five Years
Shaun P. Merriman	President and Chief Executive Officer of Gateway and Gateway Bank of Southwest Florida
David K. Maholias	President and Chief Executive Officer of Gateway Bank of Florida
Thomas D. Ingram	President and Chief Executive Officer of Gateway Bank of Central Florida
Tucker Longabach	Executive Vice President and Chief Financial Officer of Gateway and Gateway Bank of Florida
Richard Hicks	Executive Vice President and Chief Operating Officer of Gateway and Chief Financial Officer and Chief Operating Officer of Gateway Bank of Southwest Florida.

Security Ownership of Certain Beneficial Owners and Management of Gateway

The following table sets forth the beneficial ownership of Gateway voting stock as of December 31, 2016 by: (i) each person or entity who is known by Gateway to beneficially own more than 5% of the outstanding shares of Gateway voting stock; (ii) each director and executive officer of Gateway and any of the Gateway Banks; and (iii) all directors and executive officers of Gateway as a group. Gateway is not aware of any other person who beneficially owns 5% or more of the aggregate Gateway voting stock.

The percentage of beneficial ownership is calculated in relation to the 6,376,175 shares of Gateway voting stock and vested and outstanding stock options. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, and includes shares issuable pursuant to the exercise of stock options that are exercisable within 60 days of December 31, 2016. Unless otherwise indicated, to Gateway’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Beneficial Owner (a)	Number of shares of Gateway Voting Stock Beneficially Owned		Percent of Outstanding Shares of Gateway’s Voting Stock
Directors:

Charles Bartlett	80,833	(b)	1.2%
Robert O. Dale	26,499	(c)	*
Dr. P.T. Fleuchaus	154,590	(d)	2.4%
Thomas D. Ingram	69,260	(e)	1.1%
Charles D. Lichtigman	125,111	(f)	2.0%
David Maholias	48,311	(g)	*
Shaun P. Merriman	85,666	(h)	1.3%
Sanford Miller	148,142	(i)	2.3%
Timothy Phillips	182,466	(j)	2.9%

Executive Officers (not listed above):

Richard Hicks	61,226	(k)	1.0%
Tucker Longabach	125,009	(l)	2.0%

All Directors and Executive Officers as a group (11 individuals)	1,107,163		17.4%

*	Less than 1%
(a)	The address of each of Gateway’s executive officers and directors is c/o Gateway Financial Holdings of Florida, Inc., 1950 International Speedway Blvd., Daytona Beach, Florida 32114.
(b)	Includes 36,383 common stock options which are currently exercisable within 60 days of December 31, 2016.
(c)	Includes (16,499 common stock options which are currently exercisable within 60 days of December 31, 2016.
(d)	Includes 42,090 common stock options which are currently exercisable within 60 days of December 31, 2016.
(e)	Includes 23,555 common stock options which are currently exercisable within 60 days of December 31, 2016.
(f)	Includes (i) 77,000 shares of common stock held by Lightco Limited Partnership for which Mr. Lichtigman has voting and investment power, (ii) 10,000 shares of Series A preferred stock held by trusts under which Mr. Lichtigman serves as trustee and (iii) 38,111 common stock options which are currently exercisable within 60 days of December 31, 2016.
(g)	Includes 33,500 common stock options which are currently exercisable within 60 days of December 31, 2016.
(h)	Includes 45,666 common stock options which are currently exercisable within 60 days of December 31, 2016.
(i)	Includes (i) 108,000 shares of common stock held by a trust under which Mr. Miller serves as trustee and (ii) 40,142 common stock options which are currently exercisable within 60 days of December 31, 2016.
(j)	Includes (i) 8,750 shares of Series A preferred stock and (ii) 35,111 common stock options which are currently exercisable within 60 days of December 31, 2016.

(k)	Includes (i) 2,755 shares of common stock held by Mr. Hicks’s spouse and (ii) 17,818 common stock options which are currently exercisable within 60 days of December 31, 2016.
(l)	Includes (i) 14,794 shares of common stock held by Mr. Longabach’s spouse and (iii) 25,167 common stock options which are currently exercisable within 60 days of December 31, 2016.

Other Principal Shareholders. No person has beneficial ownership of Gateway’s outstanding shares of common stock representing 5% or more of such shares.

DESCRIPTION OF CENTERSTATE’S CAPITAL STOCK

General

As of December 31, 2016, the authorized capital stock of CenterState consisted of 100,000,000 shares of common stock, 48,146,981 of which were outstanding and held by approximately 1,217 shareholders of record. The articles of incorporation also authorize CenterState to issue up to 5,000,000 shares of preferred stock, none of which are outstanding.

The following discussion is a brief summary of certain rights relating to CenterState common stock and preferred stock, as determined by the articles and the bylaws of CenterState. The following discussion is not intended to be a complete description of such capital stock and is qualified in its entirety by reference to governing laws and the Articles and CenterState bylaws.

Common Stock

Holders of common stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors of CenterState out of funds legally available therefor. Holders of common stock are entitled to one vote per share on all matters on which the holders are entitled to vote and do not have any cumulative votes in the election of Directors. Holders of common stock have no conversion, redemption, preemptive, or sinking fund rights. In the event of a liquidation, dissolution or winding-up of CenterState, holders of common stock are entitled to share equally and ratably in the assets of CenterState, if any, remaining after the payment of all debts and liabilities of CenterState, as well as any prior rights of payment to holders of shares of preferred stock.

Preferred Stock

Under CenterState’s articles of incorporation, it is authorized to issue up to 5,000,000 shares of preferred stock, none of which are outstanding. As to the shares of preferred stock, CenterState’s board of directors has the authority, without approval of CenterState’s shareholders, from time to time to authorize the issuance of such stock in one or more series for such consideration and, within certain limits, with such relative rights, preferences and limitations as CenterState’s board of directors may determine. A series of preferred stock upon issuance will have preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or dissolution of CenterState. The relative rights, preferences and limitations that CenterState’s board of directors has the authority to determine as to any such series of such stock include, among other things, dividend rights, voting rights, conversion rights, redemption rights, and liquidation preferences. Because CenterState’s board of directors has the power to establish the relative rights, preferences and limitations of each series of such stock, it may afford to the holders of any such series, preferences and rights senior to the rights of the holders of the shares of common stock, as well as the shares of preferred stock to be issued in the reclassification transaction. Although CenterState’s board of directors has no intention at the present time of doing so, it could cause the issuance of any additional shares of preferred stock that could discourage an acquisition attempt or other transactions that some, or a majority of, the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.

Transfer Agent and Registrar

The transfer agent and registrar for the CenterState common stock is Continental Stock Transfer and Trust Company.

COMPARISON OF SHAREHOLDER RIGHTS

Each of CenterState and Gateway is incorporated under the laws of the State of Florida and, accordingly, the rights of their shareholders are governed by Florida law and the respective articles of incorporation and bylaws of each. After the merger, the rights of former shareholders of Gateway who receive shares of CenterState common stock in the merger will be determined by reference to CenterState’s articles of incorporation and bylaws and Florida law. Set forth below is a description of the material differences between the rights of Gateway shareholders and CenterState shareholders.

	GATEWAY	CENTERSTATE
Capital Stock	Holders of Gateway capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and Gateway’s articles of incorporation and bylaws.	Holders of CenterState capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and CenterState’s articles of incorporation and bylaws.

Authorized	Gateway’s authorized capital stock consists of 50,000,000 shares of common stock, par value $5.00 per share and 5,000,000 shares of preferred stock, par value $5.00 per share.	CenterState’s authorized capital stock consists of 100,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

Outstanding	As of January 27, 2017, there were 5,456,939 shares of Gateway common stock outstanding, 919,236 shares of Gateway Series A preferred stock outstanding, and 2,596 shares of Gateway Series B preferred stock outstanding.	As of December 31, 2016, there were 48,146,981 shares of CenterState common stock outstanding and no shares of CenterState preferred stock outstanding.

Voting Rights	Holders of Gateway common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders. Holders of Gateway Series A preferred stock have one vote per share and are entitled to vote only upon a proposal for a merger or share exchange, and holders of Gateway Series B preferred stock have no voting rights except as otherwise provided by law.	Holders of CenterState common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders.

Cumulative Voting	No shareholder has the right of cumulative voting in the election of directors.	No shareholder has the right of cumulative voting in the election of directors.

Stock Transfer Restrictions	None.	None.

	GATEWAY	CENTERSTATE
Dividends

Under the FBCA, a corporation may make a distribution, unless after giving effect to the distribution:

•     the corporation would not be able to pay its debts as they come due in the usual course of business; or

•     the corporation’s assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Under the FBCA, a corporation’s redemption of its own common stock is deemed a distribution.

Holders of CenterState common stock are subject to the same provisions of the FBCA.

Number of Directors	Gateway’s bylaws provide that the number of directors serving on the Gateway board of directors shall be such number as determined from time to time by the board of directors. There are currently nine directors serving on the Gateway board of directors. Gateway directors are elected annually and each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.	CenterState’s bylaws provide that the number of directors serving on the CenterState board of directors shall be such number as determined from time to time by the board of directors. There are currently eleven directors serving on the CenterState board of directors. CenterState directors are elected annually and each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.

Election of Directors	Under the FBCA, unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election of directors at a meeting at which a quorum is present. Gateway’s articles of incorporation do not otherwise provide for the vote required to elect directors.	CenterState’s amended bylaws provide that directors are elected by a majority of the votes cast for cash nominee.

	GATEWAY	CENTERSTATE
Removal of Directors	Gateway’s bylaws provide that any director may be removed by the shareholders, with or without cause.	CenterState’s bylaws have similar provisions.

Vacancies on the Board of Directors	Gateway’s bylaws provide that in case of any vacancy on the board occurring between annual shareholders’ meetings, the board may appoint a successor to serve.	CenterState’s bylaws have similar provisions.

Action by Written Consent	Gateway’s bylaws provide that its shareholders may act by written consent	CenterState’s bylaws do not provide for shareholders to act by written consent.

Advance Notice Requirements for Shareholder Nominations and Other Proposals	Gateway’s bylaws have no provisions relating to advance notice of shareholder nomination or other proposals.

CenterState’s Nomination and Shareholder Communication Policy provides that a shareholder who desires to nominate a person for election to the CenterState board of directors at a meeting of shareholders and who is eligible to make such nomination must give written notice of the proposed nomination to the Secretary of CenterState at the principal executive office of CenterState not less than 120 calendar days in advance of the date which is one year later than the date of CenterState’s proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders.

Shareholder nominations and proposals are not otherwise addressed in CenterState’s articles of incorporation or bylaws.

Notice of Shareholder Meeting	Gateway’s bylaws provide that the Secretary or other person designated by the President, board or shareholders, shall cause notice of each shareholders’ meeting to be mailed to the shareholders of record not less than 10 and not more than 60 days prior to the meeting date. The notice must set forth the time, place and purpose of such meeting. Any shareholder may waive notice of such meeting either before, after or at such meeting.	CenterState’s bylaws have similar notice provisions.

Amendments to Charter	Gateway’s articles of incorporation may be amended in accordance with the FBCA.	CenterState’s articles of incorporation may be amended in accordance with the FBCA.

	GATEWAY	CENTERSTATE
Amendments to Bylaws	Gateway’s bylaws may be amended by the directors at any regular or special board meeting.	CenterState’s bylaws have similar provisions.

Special Meeting of Shareholders	Gateway’s bylaws provide that special meetings of the shareholders may be called at any time by the Chairman, the President, the directors or by holders of not less than one-tenth of the outstanding shares of Gateway stock.	CenterState’s bylaws have similar provisions, except that, when requested by shareholders, it must be by the holders of at least one-third of the shares entitled to be voted at such meeting.

Quorum	Gateway’s bylaws provide that a majority of the outstanding Gateway stock entitled to vote shall constitute a quorum.	CenterState bylaws have a similar provision.

Proxy	Gateway’s bylaws provide that at any meeting of shareholders, any shareholder having the right to vote may be represented and may vote by proxy appointed in an instrument in writing.	CenterState bylaws have a similar provision.

Preemptive Rights	Gateway’s shareholders do not have preemptive rights.	CenterState’s shareholders do not have preemptive rights.

Shareholder Rights Plan/Shareholders’ Agreement	Gateway does not have a rights plan. Neither Gateway nor Gateway shareholders are parties to a shareholders’ agreement with respect to Gateway’s capital stock.	CenterState does not have a rights plan. Neither CenterState nor CenterState shareholders are parties to a shareholders’ agreement with respect to CenterState’s capital stock.

Indemnification of Directors and Officers	Gateway’s bylaws provide that Gateway may indemnify its current and former directors, officers, employees and agents in accordance with that provided un the FBCA.	CenterState’s bylaws provide that CenterState may indemnify its current and former directors, officers, employees and agents in accordance with that provided un the FBCA.

Certain Business Combination Restrictions	Gateway’s articles of incorporation do not contain any provision regarding business combinations between Gateway and significant shareholders.	CenterState’s articles of incorporation do not contain any provision regarding business combinations between CenterState and significant shareholders.

Prevention of Greenmail	Gateway’s articles of incorporation do not contain a provision designed to prevent greenmail.	CenterState’s articles of incorporation do not contain a provision designed to prevent greenmail.

Fundamental Business Transactions	Gateway’s articles of incorporation do not contain any provision regarding shareholder approval of any similar fundamental business transaction.	CenterState’s articles of incorporation do not contain any provision regarding shareholder approval of any similar fundamental business transaction.

	GATEWAY	CENTERSTATE
Non-Shareholder Constituency Provision	Gateway’s articles of incorporation do not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers	CenterState’s articles of incorporation do not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers.

Dissenters’ Rights	Gateway shareholders are entitled to dissenters’ rights as permitted under the FBCA.	Under the FBCA, dissenters’ rights are not available to holders of shares of any class or series of shares which is designated as a national market system security or listed on an interdealer quotation system by the National Association of Securities Dealers, Inc. Accordingly, holders of CenterState common stock are not entitled to exercise dissenters’ rights under the FBCA.

LEGAL MATTERS

The validity of the shares of CenterState common stock to be issued in connection with the merger has been passed upon by Smith Mackinnon, PA, Orlando, Florida. A member of the Firm owns 18,364 shares of CenterState common stock.

EXPERTS

The consolidated financial statements of CenterState appearing in its Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of its internal control over financial reporting as of December 31, 2015, have been audited by Crowe Horwath LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows CenterState to “incorporate by reference” information into this proxy statement/prospectus, which means that CenterState can disclose important information to you by referring you to another document filed separately by it with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by any information in this proxy statement/prospectus. This document incorporates by reference the following documents that have previously been filed with the SEC by CenterState:

•	Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 3, 2016, including the portions of CenterState’s Definitive Proxy Statement on Schedule 14A filed on March 3, 2016, and incorporated into that Form 10-K by reference.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed on May 4, 2016;

•	Quarterly Report on Form 10-Q for the three month and six month periods ended June 30, 2016, filed on August 3, 2016;

•	Quarterly Report on Form 10-Q for the three month and nine month periods ended September 30, 2016, filed on November 3, 2016;

•	Current Reports on Form 8-K filed on January 26, 2016, February 4, 2016, March 1, 2016, April 25, 2016, May 2, 2016, July 25, 2016, September 15, 2016, October 18, 2016, November 30, 2016, January 9, 2017, January 13, 2017, and January 25, 2017; and

•	The description of the CenterState common stock contained in CenterState’s Registration Statement on Form 8-A filed with the SEC on November 27, 2000, and any amendments or reports filed for the purpose of updating such description.

In addition, CenterState is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the Special Meeting of Gateway’s shareholders, provided, however, that CenterState is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

CenterState files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials CenterState files with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this proxy statement/prospectus.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and between

CENTERSTATE BANKS, INC.

and

GATEWAY FINANCIAL HOLDINGS OF FLORIDA, INC.

Dated as of November 30, 2016

A-i

(continued)

Exhibit A –	Form of Shareholder Voting Agreement
Exhibit B –	Form of Bank Plan of Merger and Merger Agreement
Exhibit C –	Form of Director Non-Competition and Non-Disclosure Agreement
Exhibit D –	Form of Claims Letter

A-ii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of the 30th day of November, 2016, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and Gateway Financial Holdings of Florida, Inc. a Florida corporation (“GFHF” and, together with CenterState, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the business combination transaction provided for in this Agreement in which GFHF will, on the terms and subject to the conditions set forth in this Agreement, merge with and into CenterState (the “Merger”), with CenterState as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”);

WHEREAS, as a condition to the willingness of CenterState to enter into this Agreement, all of the directors of GFHF have entered into voting agreements (each a “Voting Agreement”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with CenterState, pursuant to which each such director has agreed, among other things, to vote all of the GFHF Common Stock owned by such director in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the Voting Agreement;

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Florida Business Corporation Act (the “FBCA”), at the Effective Time, GFHF shall merge with and into CenterState. CenterState shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Florida. As of the Effective Time, the separate corporate existence of GFHF shall cease.

1.2 Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing, the Parties shall execute, and CenterState shall cause to be filed with the Department of State of the State of Florida and the Secretary of State of the State of Florida, articles of merger as provided in the FBCA (the “Articles of Merger”). The Merger shall become effective at such time as the Articles of Merger are filed or such other time as may be specified in such Articles of Merger (the “Effective Time”); provided, however, that the Effective Time shall occur no earlier than April 1, 2017.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the FBCA.

1.4 Conversion of Stock. By virtue of the Merger and without any action on the part of GFHF, CenterState or the holders of any of the following securities, at the Effective Time:

(a) CenterState Stock. Each share of common stock, par value $0.01 per share, of CenterState (“CenterState Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, par value $0.01, of the Surviving Company.

(b) Treatment of GFHF Common Stock. Subject to Sections 1.4(c), 1.4(d), 1.4(e), 1.4(f), and 8.1(a)(viii) and any applicable withholding Tax, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of GFHF or of CenterState, each share of common stock, par value $5.00 per share, of GFHF (the “GFHF Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares and any Dissenting Shares (collectively, the “Exchangeable Shares” and each an “Exchangeable Share”) shall be automatically converted into the right to receive, at the election of the holder thereof in accordance with, and subject to, the terms, conditions and procedures set forth in this Article I (including the proration procedures in Section 1.4(c)), the following consideration (collectively, the “Merger Consideration”), in each case without interest: (i) (such election, a “Cash Election”) $18.00 in cash (the “Cash Election Consideration”), or (ii) (such election, a “Stock Election”) 0.95 validly issued, fully paid and nonassessable shares of CenterState Common Stock (such number of shares of CenterState Common Stock, the “Stock Election Consideration”). From and after the Effective Time, all such GFHF shares of Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such shares of GFHF Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such shares of GFHF Common Stock in accordance with Article II, including the right to receive, pursuant to Section 2.2(g), cash in lieu of fractional shares of CenterState Common Stock, if any, into which such shares have been converted pursuant to this Section 1.4(b), together with the amounts, if any, payable pursuant to Section 2.2(d).

(c) Election and Proration Procedures.

(i) An election form in such form as CenterState shall reasonably specify and as shall be reasonably acceptable to GFHF (the “Election Form”) shall be mailed on a date to be mutually agreed by the Parties that is not more than forty-five (45) days nor less than thirty (30) days prior to the anticipated Closing Date or on such other date as the Parties shall mutually agree (the “Mailing Date”) to each holder of record of GFHF Common Stock as of the close of business on the fifth (5th) Business Day prior to the Mailing Date (the “Election Form Record Date”).

(ii) CenterState shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of GFHF Common Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline, and GFHF shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(iii) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (y) the number of shares of such holder’s GFHF Common Stock with respect to which such holder makes a Cash Election (each such share, a “Cash Election Share”), and (z) the number of shares of such holder’s GFHF Common Stock with respect to which such holder makes a Stock Election (each such share, a “Stock Election Share”). Any shares of GFHF Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form (including duly executed transmittal materials included with the Election Form), accompanied by any GFHF Certificates to which such Election Form relates, or by an appropriate customary guaranty of delivery of the related GFHF Certificates from a member of any registered national securities exchange or a commercial bank or trust company in the United States, on or before 5:00 p.m., Eastern Time, on the twenty-fifth (25th) day following the Mailing Date

(or such other time and date as the Parties shall agree) (the “Election Deadline”) (other than shares of GFHF Common Stock to be cancelled in accordance with Section 1.4(d) and other than Dissenting Shares) shall be deemed to be “No Election Shares,” and the holders of such No Election Shares shall be deemed to have made a Stock Election with respect to such No Election Shares, subject to the proration procedure in subsection (iv) below. The Parties shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline.

(iv) Not later than ten (10) Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon after the Effective Time as is reasonably practicable, CenterState shall cause the Exchange Agent to effect the following prorations to the Merger Consideration:

(A) If the Cash Election Amount is greater than the Available Cash Election Amount, then each Cash Election Share shall, instead of being converted into the Cash Election Consideration, be converted into the right to receive (1) an amount of cash (without interest) equal to the product of the Cash Election Consideration, multiplied by a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction, the “Cash Fraction”), and (2) a number of validly issued, fully paid and nonassessable shares of CenterState Common Stock equal to the product of the Stock Election Consideration multiplied by a fraction equal to one (1) minus the Cash Fraction.

(B) If the Available Cash Election Amount is greater than the Cash Election Amount, then (1) the Exchange Agent shall select first from among the No Election Shares by a pro rata selection process, and then (if necessary) from among the remaining Stock Election Shares, by a pro rata selection process, a sufficient number of Stock Election Shares to instead receive the Cash Election Consideration such that the Cash Election Amount equals as closely as practicable but does not exceed the Available Cash Election Amount, and each share of GFHF Common Stock that would have been a Stock Election Share but for the adjustment pursuant to this subsection (B) shall automatically be deemed to be a Cash Election Share; (2) each Cash Election Share shall be converted into the right to receive the Cash Election Consideration; and (3) each Stock Election Share remaining after the adjustment process pursuant to this subsection (B) shall be converted into the right to receive CenterState Common Stock pursuant to Section 1.4(b). The pro rata selection process to be used by the Exchange Agent shall consist of such equitable proration processes that shall be mutually determined by CenterState and GFHF before the Effective Time.

(v) Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form (including duly executed transmittal materials included with the Election Form), accompanied by any GFHF Certificates or Book-Entry Shares to which such Election Form relates, or by an appropriate customary guaranty of delivery of the related GFHF Certificates from a member of any registered national securities exchange or a commercial bank or trust company in the United States, by the Election Deadline. Any Election Form may be revoked or changed by the authorized Person properly submitting such Election Form, by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of GFHF Common Stock represented by such Election Form shall become No Election Shares, except to the extent a subsequent election is properly made with respect to any or all of such shares of GFHF Common Stock prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of CenterState, GFHF, or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(d) Cancelled Shares. All shares of GFHF Common Stock that are owned by GFHF or CenterState (other than (i) shares of GFHF Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and (ii) shares of GFHF Common Stock held, directly or indirectly, by

GFHF or CenterState in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist (any such shares, the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of GFHF Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Sections 607.1301 to 607.1333 of the FBCA (the “Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead the holder of such Dissenting Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Sections 607.1301 to 607.1333 of the FBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist), unless and until such holder shall have failed to perfect such holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of GFHF Common Stock under such provisions of the FBCA. If any shareholder dissenting pursuant to Sections 607.1301 to 607.1333 of the FBCA and this Section 1.4(d) shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of GFHF Common Stock shall thereupon be treated as if they had been converted into and become Exchangeable Shares as of the Effective Time, eligible to receive the Merger Consideration in accordance with Section 1.4(b), without any interest thereon. GFHF shall give CenterState (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of GFHF Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the FBCA and received by GFHF relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the FBCA. GFHF shall not, except with the prior written consent of CenterState, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Article II to pay for shares of GFHF Common Stock for which dissenters’ rights have been perfected shall be returned to CenterState upon demand.

(f) Share Adjustment. If the number of shares of CenterState Common Stock or GFHF Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock combination, stock dividend or similar recapitalization with respect to such stock, and the record date therefor shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted as necessary to preserve the relative economic benefit to the Parties.

(g) Entitlement to Merger Consideration. All of the Exchangeable Shares of GFHF Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of GFHF Common Stock (each, a “Certificate”) and non-certificated shares of GFHF Common Stock represented by book-entry (“Book-Entry Shares”) shall thereafter represent only the right to receive the Merger Consideration into which the shares of GFHF Common Stock represented by such Certificate or Book-Entry Shares have been converted pursuant to this Section 1.4.

1.5 Stock Options. Each valid option to purchase shares of GFHF Common Stock (each, a “GFHF Stock Option”), outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become fully vested and be converted into an option to purchase that number of shares of CenterState Common Stock as shall equal the product obtained by multiplying the Stock Election Consideration (the “Option Exchange Ratio”) by that number of shares of GFHF Common Stock which such option entitled the holder thereof to purchase (rounded to the nearest whole share), and at an exercise price equal to the quotient obtained by dividing the exercise price per share of the GFHF Stock Option by the Option Exchange Ratio (rounded to the nearest cent); provided however, that in the event that the Merger Consideration is modified as a result of the application of Section 1.4(f), then the Option Exchange Ratio shall be appropriately adjusted in order to reflect the impact of such modification to the Merger Consideration.

1.6 Incorporation Documents and Bylaws of the Surviving Company. At the Effective Time, the articles of incorporation of CenterState in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The bylaws of CenterState in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such bylaws.

1.7 Directors and Officers. The directors of the Surviving Company immediately following the Effective Time shall consist of the directors of CenterState immediately prior to the Effective Time, and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Surviving Company immediately following the Effective Time shall consist of the officers of the CenterState immediately prior to the Effective Time, and such officers shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.8 The Bank Merger. Except as provided below, immediately after the Effective Time and sequentially but in effect simultaneously on the Closing Date, Gateway Bank of Florida (“GBF”), Gateway Bank of Central Florida (“GBCF”) and Gateway Bank of Southwest Florida (“GBSW”), each a Florida state-chartered bank and wholly owned first-tier subsidiary of GFHF, shall be merged (the “Bank Merger”) with and into CenterState Bank of Florida, N.A., a national banking association and wholly owned first-tier subsidiary of CenterState (“CenterState Bank of Florida, N.A.” or “CenterState Bank, N.A.”), in accordance with the provisions of applicable federal and state banking laws and regulations, and CenterState Bank, N.A. shall be the surviving bank (the “Surviving Bank”). GFHF, GBF, GBCF, and GBSW are collectively referred to as the “GBF Entities” and GBF, GBCF, and GBSW are collectively referred to as the “GBF Banks”. The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and the Boards of Directors of the Parties shall cause the Boards of Directors of GBF, GBCF, GBSW and CenterState Bank, N.A., respectively, to approve a separate merger agreement (the “Bank Merger Agreement”) in substantially the form attached hereto as Exhibit B, and cause the Bank Merger Agreement to be executed and delivered as soon as practicable following the date of execution of this Agreement. Each of CenterState and GFHF also shall approve the Bank Merger Agreement in their capacities as sole shareholders of CenterState Bank, N.A. and the GBF Banks, respectively. The directors of the Surviving Bank immediately following the Effective Time shall consist of the directors of CenterState Bank, N.A. immediately prior to the Effective Time, and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Surviving Bank immediately following the Effective Time shall consist of the officers of CenterState Bank, N.A. immediately prior to the Effective Time, plus such officers of the GBF Banks hired by CenterState, N.A. in the Bank Merger, and such officers shall hold office until their respective successors are duly elected and qualified or their earlier death, resignation or removal. As provided in the Bank Merger Agreement, the Bank Merger may be abandoned at the election of CenterState Bank, N.A. at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, the GBF Banks shall continue to operate under the their respective names (together with any appendix required of national banking associations if its charter should be converted to that of a national bank).

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Agent. Prior to the Effective Time, CenterState shall appoint its transfer agent, Continental Stock Transfer and Trust Company, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2 Delivery of Merger Consideration.

(a) At or before the Effective Time, CenterState shall deposit, or shall cause to be deposited, with the Exchange Agent stock certificates representing the number of shares of CenterState Common Stock and cash sufficient to deliver the Merger Consideration payable under the terms hereof (together with, to the extent then determinable, any cash payable in lieu of shares of CenterState Common Stock as set forth in Section 2.2(g) in accordance with this Article II), and CenterState shall instruct the Exchange Agent to timely pay such consideration in accordance with this Agreement.

(b) Promptly after the Effective Time, but in no event later than five (5) Business Days after the Closing Date, the Exchange Agent shall mail to each holder of record of a Certificate which immediately prior to the Effective Time represented outstanding shares of GFHF Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4(b), including any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or affidavits of loss in lieu of such Certificate)) to the Exchange Agent and which shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering a Certificate in exchange for the Merger Consideration to be issued or paid in consideration therefor.

(c) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of GFHF Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration, including any dividends that are payable to CenterState shareholders of record as of any date on or after the Closing Date and cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor in respect of the shares of GFHF Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration, including any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 1.4(b), in accordance with the provisions of this Article II.

(d) Notwithstanding the provisions of Section 1.4(b), no dividends or other distributions with respect to CenterState Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CenterState Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of CenterState Common Stock represented by such Certificate and not paid or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of CenterState Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the CenterState Common Stock issuable with respect to such Certificate or Book-Entry Shares.

(e) In the event of a transfer of ownership of a Certificate representing GFHF Common Stock that is not registered in the stock transfer records of GFHF, the shares of CenterState Common Stock and cash in lieu of fractional shares of CenterState Common Stock comprising the Merger Consideration shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such GFHF Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or establish to the satisfaction of CenterState that the tax has been paid or is not applicable. The

Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, CenterState) shall be entitled to deduct and withhold from any cash consideration or cash in lieu of fractional shares of CenterState Common Stock otherwise payable pursuant to this Agreement to any holder of GFHF Common Stock such amounts as the Exchange Agent or CenterState, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or CenterState, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of GFHF Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or CenterState, as the case may be.

(f) After the Effective Time, there shall be no transfers on the stock transfer books of GFHF of the shares of GFHF Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of GFHF Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(g) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of CenterState Common Stock shall be issued or upon the surrender of Certificates for exchange, no dividend or distribution with respect to CenterState Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of CenterState. In lieu of the issuance of any such fractional share, CenterState shall pay to each former shareholder of GFHF who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Average Closing Stock Price by (ii) the fraction of a share (after taking into account all shares of GFHF Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of CenterState Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(h) In the event any Certificate shall have been lost, stolen, mutilated or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, mutilated or destroyed and, if reasonably required by CenterState or the Exchange Agent, the posting by such Person of a bond in such amount as CenterState may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, mutilated or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GFHF

3.1 Representations and Warranties of GFHF. Except as Previously Disclosed, GFHF hereby represents and warrants to CenterState as follows:

(a) Organization, Standing and Power.

(i) Each of GFHF and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or formation, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on GFHF. The Subsidiaries of GFHF and the GBF Banks are set forth on Section 3.1(a) of the GFHF Disclosure Schedule.

(ii) GFHF has previously made available to CenterState true and complete copies of GFHF’s articles of incorporation (the “GFHF Charter”) and bylaws (the “GFHF Bylaws”) and the articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so made available is in full force and effect. Neither GFHF nor any of its Subsidiaries is in violation of any provision of the GFHF Charter or GFHF Bylaws or such articles or certificate of incorporation or formation and bylaws (or comparable Organizational Documents) of such Subsidiary, as applicable.

(b) Capitalization.

(i) The authorized capital stock of GFHF consists of (i) 50,000,000 shares of GFHF Common Stock, of which 5,443,839 shares are issued and outstanding as of the date hereof, and (ii) 5,000,000 shares of preferred stock, par value $5.00 per share, of which (A) 1,125,000 shares are designated as Series A Preferred Stock, $5.00 par value per share, and 919,236 shares are issued and outstanding and (B) 20,000 shares are designated as Series B Preferred Stock, and 2,596 such shares are issued and outstanding (having a liquidation value of $1,000 per share). As of the date hereof, GFHF held no shares of GFHF Common Stock in its treasury. As of the date hereof, there were 1,235,180 shares of GFHF Common Stock reserved for issuance for the 1,235,180 outstanding GFHF Stock Options, which are the only GFHF Stock Options that are outstanding. All of the issued and outstanding shares of GFHF Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of GFHF may vote (“Voting Debt”) are issued or outstanding. As of the date hereof, except as set forth in Section 3.1(b)(i) of the GFHF Disclosure Schedule, GFHF does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, restricted shares, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of GFHF Common Stock, Voting Debt or any other equity securities of GFHF or any securities representing the right to purchase or otherwise receive any shares of GFHF Common Stock, Voting Debt or other equity securities of GFHF. There are no contractual obligations of GFHF or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of GFHF or any equity security of GFHF or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of GFHF or its Subsidiaries or (ii) pursuant to which GFHF or any of its Subsidiaries is or could be required to register shares of GFHF capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).

(ii) Other than 1,235,180 GFHF Stock Options that are outstanding as of the date hereof, no other equity-based awards issued by GFHF that are outstanding as of the date hereof. The name of each holder of a GFHF Stock Option, together with the date of each grant or award, the number of shares subject to each such stock option or warrant, the exercise price (or payment obligation of the holder) with respect to each share subject to such stock option or warrant, the vesting date(s) of unvested stock options and warrants, and the expiration dates thereof, as of the date hereof, have been Previously Disclosed.

(iii) Except as set forth in Section 3.1(b)(iii) of the GFHF Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of GFHF (and which, for purposes of this Agreement, shall include the GBF Banks) are owned by GFHF, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. No Subsidiary of GFHF has issued or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Except as Previously Disclosed, neither GFHF nor any of its Subsidiaries owns any equity or profit-and-loss interest in any Person, other than shares of the GFHF Subsidiaries, readily marketable securities, securities held-to-maturity in each GBF Bank’s investment portfolio and stock in the Federal Home Loan Bank of Atlanta (“FHLB”), securities held in a bona fide fiduciary capacity and securities held in satisfaction of a debt previously contracted.

(iv) GFHF does not have a dividend reinvestment plan or any shareholder rights plan.

(c) Authority; No Violation.

(i) GFHF has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the GFHF Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of GFHF. As of the date of this Agreement, the Board of Directors of GFHF has determined that this Agreement is advisable and in the best interests of GFHF and its shareholders and has directed that this Agreement be submitted to GFHF’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for receipt of the affirmative vote to approve this Agreement by the holders of a majority of the outstanding shares of GFHF Common Stock at a meeting called therefor (the “GFHF Shareholder Approval”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of GFHF. This Agreement has been duly and validly executed and delivered by GFHF and (assuming due authorization, execution and delivery by CenterState) constitutes the valid and binding obligation of GFHF, enforceable against GFHF in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”).

(ii) Neither the execution and delivery of this Agreement by GFHF or the Bank Merger Agreement by each GBF Bank nor the consummation by GFHF of the transactions contemplated in this Agreement or by each GBF Bank of the transactions contemplated in the Bank Merger Agreement, nor compliance by GFHF or each GBF Bank with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) assuming that the GFHF Shareholder Approval is duly obtained or given, violate any provision of the GFHF Charter or GFHF Bylaws or the Organizational Documents of each GBF Bank or (ii) assuming that the consents, approvals and filings referred to in Section 3.1(c)(iii) are duly obtained or made, (A) violate any law, judgment, order, injunction or decree applicable to GFHF, any of its Subsidiaries or any of their respective properties or assets in a manner that could reasonably be expected to have a Material Adverse Effect on GFHF or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of GFHF or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, bylaw or other instrument or obligation to which GFHF or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

(iii) Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the Securities and Exchange Commission (the “SEC”), the Nasdaq Global Select Market (“Nasdaq”), state securities authorities, the Financial Industry Regulatory Authority, Inc., applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board” or “FRB”), the Federal Deposit Insurance Corporation (the “FDIC”), the Office of the Comptroller of the Currency (the “OCC”), the Florida Office of Financial

Regulation (the “FOFR”) and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Authority” or “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of a registration statement on Form S-4 (the “Form S-4”) with respect to the shares of CenterState Common Stock to be issued in the Merger pursuant to Section 1.4, in which a proxy statement relating to the meeting of the shareholders of GFHF to be held in connection with this Agreement (the “Proxy Statement”) will be included, and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the OCC, applicable Governmental Agencies, and the Secretary of State of the State of Florida to cause the Bank Merger to become effective and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CenterState Common Stock pursuant to this Agreement and approval of listing of such CenterState Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are required to be made or obtained by GFHF or any of its Subsidiaries in connection with the consummation by GFHF and its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are required to be made or obtained by GFHF or any of its Subsidiaries in connection with the execution and delivery by GFHF of this Agreement.

(d) Financial Statements; Regulatory Reports.

(i) GFHF has delivered or made available (which shall include access to the following by electronic data room) to CenterState true and complete copies of (A) all financial statements of GFHF and its Subsidiaries that were prepared for GFHF’s or each GBF Bank’s Board of Directors since December 31, 2015, including the GFHF Financial Statements; (B) the annual report of GFHF filed by GFHF with the Federal Reserve Board for the year ended December 31, 2015; and (C) all call reports and consolidated and parent company only financial statements, including all amendments thereto, filed by GFHF or its Subsidiaries with the Federal Reserve Board and the FDIC since December 31, 2014.

(ii) GFHF’s Financial Statements, true and correct copies of which have been made available to CenterState, have been (and all financial statements to be delivered to CenterState as required by this Agreement will be) prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except, in each case, as indicated in such statements or in the notes thereto, subject, in the case of unaudited statements, to year-end audit adjustments not material in nature and amount, and to the absence of footnote disclosure. GFHF’s Financial Statements fairly present in all material respects (and all financial statements to be delivered to CenterState as required by this Agreement will fairly present in all material respects) the financial position, results of operations, changes in shareholders’ equity and cash flows of GFHF and its Subsidiaries as of the dates thereof and for the periods covered thereby, except, in each case, as indicated in such statements or in the notes thereto, subject, in the case of unaudited statements, to year-end audit adjustments not material in nature and amount, and to the absence of footnote disclosure. All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such forms’ instructions and the applicable rules and regulations of the regulating federal and/or state agency. As of the date of the latest balance sheet forming part of GFHF’s Financial Statements (the “GFHF Latest Balance Sheet”), none of GFHF or its Subsidiaries has had, nor are any of such entities’ assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) that is not reflected or adequately provided for in accordance with GAAP. No report, including any report filed by GFHF or any of its Subsidiaries with the FDIC, the Federal Reserve Board, the Florida Office of Financial Regulation or other banking regulatory agency or other federal or state regulatory agency, and no report, proxy statement, registration statement or offering materials made or given by GFHF to shareholders of GFHF since January 1, 2013, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. GFHF’s

Financial Statements are supported by and consistent with the general ledger and detailed trial balances of investment securities, loans and commitments, depositors’ accounts and cash balances on deposit with other institutions, true and complete copies of which have been made available to CenterState. GFHF and each GBF Bank have timely filed all reports and other documents required to be filed by them with the FDIC and the Federal Reserve Board. The call reports of each GBF Bank and accompanying schedules as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2013, through the Closing Date have been, and will be, prepared in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices through periods covered by such reports.

(iii) Each of GFHF and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that (A) transactions are executed with management’s authorization; and (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of GFHF in accordance with GAAP and to maintain accountability for GFHF’s consolidated assets. Such records, systems, controls, data and information of GFHF and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control GFHF or its Subsidiaries, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on GFHF’s (or any GFHF Subsidiary’s) system of internal accounting controls. The corporate record books of GFHFs and its Subsidiaries are complete and accurate in all material respects and reflect all material meetings, consents and other actions of the boards of directors and shareholders of GFHF and its Subsidiaries, respectively.

(iv) Since January 1, 2013, neither GFHF nor any Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding a material weakness, significant deficiency or other defect or failure in the accounting or auditing practices, procedures, methodologies or methods of GFHF or any Subsidiary or their respective internal accounting controls.

(v) GFHF has no Knowledge of (A) any significant deficiency in the design or operation of internal controls which could adversely affect GFHF’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in GFHF’s internal controls. Since December 31, 2015, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls of GFHF.

(vi) As of the date hereof, none of GFHF or its Subsidiaries has any material Liabilities of the type required to be disclosed as liabilities on a balance sheet prepared in accordance with GAAP, except Liabilities which are accrued or reserved against in the GFHF Latest Balance Sheet included in the GFHF Financial Statements delivered prior to the date of this Agreement or incurred in the ordinary course of business since the date of the GFHF Latest Balance Sheet. Except as disclosed in Section 3.1(d)(vi) of the GFHF Disclosure Schedule, as of the date hereof, none of GFHF or its Subsidiaries is directly or indirectly liable, by guarantee or otherwise, to assume any Liability of any Person for any amount in excess of $50,000. GFHF has delivered to CenterState true and complete GFHF Financial Statements as of December 31, 2015, March 31, 2016, and June 30, 2016, and September 30, 2016.

(e) Absence of Certain Changes or Events. Except as Previously Disclosed, from January 1, 2015 to the date of this Agreement, (A) GFHF and each of its Subsidiaries has conducted its business only in the ordinary course, (B) neither GFHF nor any of its Subsidiaries has taken action which, if taken after the date of this Agreement, would constitute a breach of Section 5.1 or 5.2, and (C) there have been no facts, events, changes, occurrences, circumstances or effects that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GFHF and its Subsidiaries, taken as a whole.

(f) Tax Matters.

(i) All Taxes of GFHF and each of its Subsidiaries that are due or owing (whether or not shown or required to be shown on any Tax Return) have been fully and timely paid, other than Taxes that have been reserved or accrued on the balance sheet of Company and Taxes which Company is contesting in good faith. GFHF and each of its Subsidiaries has timely filed all Tax Returns in all jurisdictions in which Tax Returns are required to have been filed by it or on its behalf, and each such Tax Return is true, complete and accurate in all material respects and has been prepared in compliance with all applicable Laws. Neither GFHF nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. Since December 31, 2012, there have been no examinations or audits of any Tax Return by any Taxing Authority. GFHF and each of its Subsidiaries has made available to CenterState true and correct copies of the United States federal, state and local income Tax Returns filed by it for each of the three most recent fiscal years ended on or before December 31, 2015. No written notice or claim has ever been received by GFHF from a Taxing Authority in a jurisdiction where GFHF or any of its Subsidiaries does not file a Tax Return that GFHF or any of its Subsidiaries is or may be subject to Taxes by that jurisdiction, and to the Knowledge of GFHF and each of its Subsidiaries, no basis for such a claim exists.

(ii) Neither GFHF nor any of its Subsidiaries has received any written notice of assessment or proposed assessment in connection with any Tax, and there is no pending, or to the Knowledge of GFHF, threatened dispute, action, suit, proceeding, claim, investigation, audit, examination, or other Litigation regarding any Tax of GFHF, any of its Subsidiaries or the assets of GFHF or any of its Subsidiaries. GFHF and its Subsidiaries have not entered into any agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against GFHF or any of its Subsidiaries, and neither GFHF nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a Tax assessment or deficiency. The relevant statute of limitations is closed with respect to the federal and state and local income and franchise Tax Returns of GFHF and its Subsidiaries for all Taxable Periods through December 31, 2012.

(iii) Except as set forth in Section 3.1(f) of the GFHF Disclosure Schedule, neither GFHF nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnification or similar agreement or any agreement pursuant to which it has any obligation to any Person with respect to Taxes, and neither GFHF nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal, state or local income Tax Return or any combined, affiliated or unitary group for any Tax purpose (other than the group of which it is currently a member), and neither GFHF nor any of its Subsidiaries has any Tax liability under Treasury Regulation Section 1.1502-6 or any similar provision of Law, or as a transferee or successor, by contract or otherwise.

(iv) GFHF and its Subsidiaries have withheld and paid over to the appropriate Taxing Authority all amounts of Taxes required to have been withheld and paid over by them, and have complied in all respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Laws in connection with amounts paid or owing to any Person, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under state, local or foreign Law.

(v) Neither GFHF nor any of its Subsidiaries has been a party to any distribution occurring during the five-year period ending on the date hereof in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied. No Liens for Taxes exist with respect to any assets of GFHF or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(vi) GFHF and each of its Subsidiaries has complied with all of the income inclusion and Tax reporting provisions of the U.S. anti-deferral Tax regimes, including the controlled foreign corporation, passive foreign investment company and foreign personal GFHF company regimes. GFHF has no Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957(a) of the Code.

(vii) Neither GFHF nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code or any comparable provision of state or local Tax Law.

(viii) Neither GFHF nor any of its Subsidiaries is or has ever been a United States real property GFHF corporation within the meaning of Code Section 897(c) or any comparable provision of state Tax Law. Neither GFHF nor any of its Subsidiaries has been required to include any item in income or exclude any item of deduction from taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting (except as provided in Section 4.20(e) hereof) pursuant to Section 481 of the Code or any comparable provision under state, local or foreign Tax Laws; (B) ‘‘closing agreement’’ as described in Section 7121 of the Code or any comparable provision under state, local, or foreign Tax Laws, executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code or any comparable provision under state, local, or foreign Tax Laws; (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(ix) GFHF and each of its Subsidiaries has disclosed on its Tax Returns any position taken for which substantial authority (within the meaning of Code Section 6662(d)(2)(B)(i) or comparable provision of state or local Tax Law) did not exist at the time the return was filed. Neither GFHF nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1) or any comparable provision of state or local Law, or a transaction substantially similar to a reportable transaction. Neither GFHF nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income Tax purposes.

(x) The unpaid Taxes of GFHF and each of its Subsidiaries (A) did not, as of the date of the GFHF Latest Balance Sheet, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the GFHF Latest Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of GFHF and each of its Subsidiaries in filing their Tax Returns. Since the date of the GFHF Latest Balance Sheet, neither GFHF nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.

(g) Environmental Matters.

(i) GFHF and each GBF Bank have delivered, or caused to be delivered to CenterState, or provided CenterState access to, true and complete copies of all environmental site assessments, test results, analytical data, boring logs and other environmental reports and studies held by GFHF and each of its Subsidiaries relating to their respective Properties and Facilities.

(ii) Except as disclosed in Section 3.1(g)(ii) of the GFHF Disclosure Schedule, GFHF and each of its Subsidiaries and their respective Facilities and Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and, to the Knowledge of GFHF, there are no past or present events, conditions, circumstances, activities or plans related to the Properties or Facilities that did or would violate or prevent compliance or continued compliance with any of the Environmental Laws.

(iii) There is no pending or, to the Knowledge of GFHF, threatened Litigation before any Governmental Authority or other forum in which GFHF or its Subsidiaries or any of their respective Properties or

Facilities (including but not limited to Properties and Facilities that secure or secured loans made by GFHF or its Subsidiaries and Properties and Facilities now or formerly held, directly or indirectly, in a fiduciary capacity by GFHF or its Subsidiaries) has been or, to the Knowledge of GFHF, with respect to threatened Litigation, may be named as a defendant (A) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) any such Properties or Facilities.

(iv) During the period of (A) GFHF’s or any of its Subsidiaries’ ownership or operation (including but not limited to ownership or operation, directly or indirectly, in a fiduciary capacity) of, or (B) GFHF’s or any of its Subsidiaries’ participation in the management (including but not limited to such participation, directly or indirectly, in a fiduciary capacity) of their respective Properties and Facilities, to the Knowledge of GFHF, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or adjacent to, or, affecting (or potentially affecting) such Properties or Facilities.

(h) Compliance with Permits, Laws and Orders.

(i) GFHF and each of its Subsidiaries have in effect all material Permits and have made all filings, applications and registrations with Governmental Authorities that are required for them to own, lease or operate their respective properties and assets and to carry on their respective businesses as now conducted (and have paid all fees and assessments due and payable in connection therewith) and there has occurred no Default under any Permit applicable to their respective businesses or employees conducting their respective businesses, except as has not and would not reasonably be expected to have a Material Adverse Effect.

(ii) Neither GFHF nor any of its Subsidiaries is, or has been since December 31, 2013, in Default in any material respect under any Laws or Orders applicable to its business or employees conducting its business. As of the date of this Agreement, none of GFHFs or its Subsidiaries knows of any reason why any Regulatory Approvals required to be obtained by GFHF or each GBF Bank for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

(iii) Neither GFHF nor any of its Subsidiaries has received any notification or communication from any Governmental Authority, (A) asserting that GFHF or any of its Subsidiaries is in Default under any of the Permits, Laws or Orders which such Governmental Authority enforces, (B) threatening or contemplating revocation or limitation of, or which could have the effect of revoking or limiting, any Permits, or (C) requiring or advising that it may require GFHF or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking that restricts materially the conduct of its business or in any material manner relates to its management.

(iv) GFHF and each of its Subsidiaries are and, at all times since December 31, 2013, have been, in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets, including Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act, the Truth in Lending Act, the Sarbanes-Oxley Act of 2002, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Fair Credit Reporting Act and all other applicable fair lending Laws and other Laws relating to discriminatory business practices.

(v) Neither GFHF nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2013, a recipient of any supervisory letter from, or since December 31, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the GFHF Disclosure Schedule, a “Company Regulatory Agreement”), nor has GFHF or any of its Subsidiaries been advised in writing or, orally, since December 31, 2013, by any Regulatory Authority or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

(vi) (A) there is no written unresolved violation, criticism or exception with respect to any report or statement relating to any examinations or inspections of GFHF or any of its Subsidiaries, and (B) to the Knowledge of GFHF, there have been no written formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to its or any of its Subsidiaries’ business, operations, policies or procedures since December 31, 2013.

(vii) Neither GFHF nor each GBF Bank nor to GFHF’s Knowledge any of their respective directors, executives, officers, employees or Representatives in their capacity as such, (A) has used or is using any corporate funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.

(viii) Except as required by the Bank Secrecy Act, to the Knowledge of GFHF, no employee of GFHF or any Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by GFHF or any of its Subsidiaries or any employee thereof acting in its capacity as such. Neither GFHF nor any Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of GFHF or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(ix) Since December 31, 2013, GFHF and each of its Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, that GFHF and each of its Subsidiaries was required to file with any Governmental Authority, and GFHF and each of its Subsidiaries have paid all fees and assessments due and payable in connection therewith.

(x) Neither GFHF nor any of its Subsidiaries is authorized to act in any capacity as a corporate fiduciary.

(i) Labor Relations.

(i) Neither GFHF nor any of its Subsidiaries is a party to any pending, or, to the Knowledge of GFHF, threatened, Litigation asserting that GFHF or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel GFHF or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is GFHF or any of its Subsidiaries a party to or bound by any Contract with a labor union or labor organization, nor is there any strike or other labor dispute involving it pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(ii) (A) Each individual that renders services to GFHF or any of its Subsidiaries who is classified as (1) an independent contractor or other non-employee status or (2) an exempt or non-exempt employee, is properly so classified for all purposes and (B) GFHF and its Subsidiaries have paid or properly accrued in the ordinary course of business all wages and compensation due to employees of GFHF or any of its Subsidiaries, including all overtime pay, vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(iii) Neither GFHF nor any of its Subsidiaries is in conflict with, or in default or in violation of any applicable Federal, state or local Law, or any collective bargaining agreement or arrangement respecting employment, employment practices, terms and conditions of employment, Tax withholding, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, facility closings and layoffs (including the Worker Adjustment and Retraining Notification Action of 1988), or wages and hours.

(iv) To the Knowledge of GFHF, no current executive officer of GFHF or any of its Subsidiaries is in violation of any material term of any employment Contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject GFHF or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

(j) Employee Benefit Plans.

(i) Section 3.1(j)(i) of the GFHF Disclosure Schedule sets forth each Benefit Plan whether or not such Benefit Plan is or is intended to be (A) arrived at through collective bargaining or otherwise, (B) funded or unfunded, (C) covered or qualified under the Code, ERISA, or other applicable law, (D) set forth in an employment agreement, consulting agreement, individual award agreement, or (E) written or oral.

(ii) GFHF has delivered or made available (which shall include access to the following by electronic data room) to CenterState prior to the date of this Agreement correct and complete copies of the following documents: (A) all Benefit Plan documents (and all amendments thereto), (B) all trust agreements or other funding arrangements for its Benefit Plans (including insurance or group annuity Contracts), and all amendments thereto, (C) with respect to any Benefit Plans or amendments, the most recent determination letters, as well as a correct and complete copy of each pending application for a determination letter (if any), and all rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (D) for the past three (3) years, annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Benefit Plans, including but not limited to the annual report on Form 5500 (if such report was required), (E) the most recent summary plan description for each Benefit Plan for which a summary plan description is required by Law, including any summary of material modifications thereto, and (F) in the case of Benefit Plans that are Rights or individual award agreements under a GFHF Stock Plan, a representative form of award agreement together with a list of persons covered by such representative form and the number of shares of GFHF Common Stock covered thereby.

(iii) All of the Benefit Plans have been administered in all material respects in compliance with their terms and with the applicable provisions of ERISA; the Code; the Patient Protection and Affordable Care Act, in combination with the Health Care and Reconciliation Act of 2010 (together, the “Affordable Care Act”); and any other applicable Laws. All Benefit Plans that are employee pension benefit plans, as defined in Section 3(2) of ERISA, that are intended to be tax qualified under Section 401(a) of the Code, have received a current, favorable determination letter from the Internal Revenue Service or have filed a timely application therefor, and to the Knowledge of GFHF there are no circumstances that will or could reasonably be expected to result in revocation of any such favorable determination letter or negative consequences to an application therefor. Each trust created under any of its ERISA Plans has been determined to be exempt from Tax under Section 501(a) of the Code and to the Knowledge of GFHF, there is no circumstance that will or could reasonably be expected to result in revocation of such exemption. With respect to each of its Benefit Plans, to

GFHF’s Knowledge, no event has occurred that will or could reasonably be expected to give rise to a loss of any intended Tax consequences under the Code or to any Tax under Section 511 of the Code. There are no pending or, to GFHF’s Knowledge, threatened Litigation, governmental audits or investigations or other proceedings, or participant claims (other than claims for benefits in the normal course of business) with respect to any Benefit Plan.

(iv) GFHF and its Subsidiaries have not engaged in a transaction with respect to any of its Benefit Plans that, assuming the Taxable Period of such transaction expired as of the date of this Agreement or the Effective Time, would subject GFHF to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither GFHF, nor its Subsidiaries, nor to the Knowledge of GFHF, any administrator or fiduciary of any of its or its Subsidiaries’ Benefit Plans (or any agent of any of the foregoing), has engaged in any transaction, or acted or failed to act in any manner with respect to any of its Benefit Plans that could subject it to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the Benefit Plans of GFHF or its Subsidiaries has been made to employees of GFHF or any of its Subsidiaries that is not in conformity with the written or otherwise preexisting terms and provisions of such plans.

(v) GFHF, any Subsidiaries, or any ERISA Affiliates thereof do not and have never sponsored, maintained, contributed to, or been obligated under ERISA or otherwise to contribute to (A) a “defined benefit plan” (as defined in ERISA Section 3(35) or Code Section 414(j); (B) a “multi-employer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3); (C) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c); or (D) a “multiple employer welfare arrangement” as defined in ERISA Section 3(40). GFHF and its ERISA Affiliates have not incurred, and to the Knowledge of GFHF there are no circumstances under which GFHF or its Subsidiaries could reasonably incur, any Liability under Title IV of ERISA or Code Section 412.

(vi) Neither GFHF nor any of its Subsidiaries nor ERISA Affiliates has any incurred current or projected obligations or Liability for post-employment or post-retirement health, medical, or life insurance benefits under any of its Benefit Plans, other than with respect to benefit coverage mandated by Code Section 4980B or other applicable Law.

(vii) Except as Previously Discussed, no Benefit Plan exists and there are no other Contracts, plans, or arrangements (written or otherwise) to which GFHF or its Subsidiaries is a party covering any employee of GFHF or its Subsidiaries that, individually or collectively, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), would reasonably be expected to, (A) result in any material severance pay upon any termination of employment, (B) accelerate the time of payment or vesting or result in any material payment or material funding (through a grantor trust or otherwise) of compensation or benefits under, materially increase the amount payable, require the security of material benefits under or result in any other material obligation pursuant to, any such Company Plans, contracts, plans, or arrangements, or (C) result in the payment of any amount that would, individually or in combination with any other such payment, result in the loss of a deduction under Code Section 280G or be subject to an excise tax under Section 4999 of the Code.

(viii) Each Benefit Plan that is a “non-qualified deferred compensation plan” (as defined for purposes of Code Section 409A) is in documentary compliance with, and has been operated and administered in compliance with Code Section 409A and the applicable guidance issued thereunder, and no Benefit Plan provides any compensation or benefits which could subject, or have subjected, a covered service provider to gross income inclusion or tax pursuant to Code Section 409A. Neither GFHF nor any of its Subsidiaries has any indemnification obligation pursuant to any Benefit Plan or any Contract to which GFHF or any of its Subsidiaries is a party for any Taxes imposed under Section 4999 or 409A of the Code.

(k) Material Contracts.

(i) Except as listed in Section 3.1(k) of the GFHF Disclosure Schedule, as of the date of this Agreement, neither GFHF nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations is a party to, or is bound or affected by, or receives benefits under, (A) any employment, severance, termination, consulting, retention, or retirement Contract, (B) any Contract relating to the borrowing of money by GFHF or any of its Subsidiaries or the guarantee by GFHF or any of its Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, Federal Home Loan Bank advances of each GBF Bank or Contracts pertaining to trade payables incurred in the ordinary course of business consistent with past practice, loan between GFHF and its Subsidiaries, endorsements made for collection), (C) any Contract containing covenants that limit in any material respect the ability of GFHF or any of its Affiliates (including, after the Effective Time, CenterState or any of its Affiliates) to engage in any line of business or to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, GFHF or any of its Subsidiaries or Affiliates (including, after the Effective Time, CenterState or any of its Affiliates) may carry on its business, (D) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets that (x) provides for or is reasonably likely to require annual payments by GFHF or any of its Subsidiaries of $50,000 or more or (y) have a term exceeding 12 months in duration (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar routine banking activities and equipment maintenance agreements that are not material), (E) any Contract between or among GFHF or any of its Subsidiaries, (F) any Contract involving Intellectual Property (excluding generally commercially available “off the shelf” software programs licensed pursuant to “shrink wrap” or “click and accept” licenses), (G) any Contract relating to the provision of data processing, network communications or other material technical services to or by GFHF or any of its Subsidiaries, (H) any Contract to which any Affiliate, officer, director, employee or consultant of GFHF or any of its Subsidiaries is a party or beneficiary (except with respect to loans to, or deposits from, directors, officers and employees entered into in the ordinary course of business consistent with past practice and in accordance with all applicable regulatory requirements with respect to it), (I) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other entity, (J) any Contract that provides any Person with registration, preemptive or anti-dilution rights or rights to designate members of or observers to the GFHF Board of Directors, (K) any Contract that provides for potential material indemnification payments by GFHF or any of its Subsidiaries, or (L) any other Contract or amendment thereto that would be required to be filed as an exhibit to any SEC Report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K) if GFHF were required to file such with the SEC. With respect to each of its Contracts that is described above: (w) the Contract is valid and binding on GFHF or the applicable Subsidiary party thereto and, to the Knowledge of GFHF, each other party thereto and is in full force and effect, enforceable in accordance with its terms (subject to each GBF Bankruptcy and Equity Exception); (x) neither GFHF nor any of its Subsidiaries is in Default thereunder except to the extent that such default or event of default has not had, and is not reasonably likely to have, a Material Adverse Effect on GFHF; (y) neither GFHF nor any of its Subsidiaries has repudiated or waived any material provision of any such Contract; and (z) no other party to any such Contract is, to the Knowledge of GFHF, in Default in any material respect or has repudiated or waived any material provision of any such Contract. No Consent is required by any such Contract for the execution, delivery or performance of this Agreement or the Bank Merger Agreement or the consummation of the Merger or the Bank Merger or the other transactions contemplated hereby or thereby. Except as set forth in Section 3.1(k)(i) of the GFHF Disclosure Schedule, all indebtedness for money borrowed by GFHF and its Subsidiaries is prepayable without penalty or premium.

(ii) All interest rate swaps, caps, floors, collars, option agreements, futures, and forward contracts, and other similar risk management arrangements, contracts or agreements, to which GFHF or each GBF Bank is a party, whether entered into for its own account or for the account of one or more of its Subsidiaries or their respective customers, were entered into (A) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable Laws and (B) with counterparties believed to be financially responsible, and each of them is enforceable in accordance with its terms (subject to each the

Bankruptcy and Equity Exception), and is in full force and effect. Neither GFHF nor any of its Subsidiaries, nor to its Knowledge, any other party thereto, is in Default of any of its obligations under any such agreement or arrangement. The GFHF Financial Statements disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with GAAP and, since January 1, 2014, there has not been a change in such value that, individually or in the aggregate, has resulted in a Material Adverse Effect on GFHF.

(l) Legal Proceedings. Except as Previously Disclosed, there is no Litigation pending or, to the Knowledge of GFHF, threatened against GFHF or any of its Subsidiaries or its or any of its Subsidiaries’ assets nor are there any Orders of any Governmental Authority or arbitrators outstanding against GFHF or any of its Subsidiaries, that individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on GFHF. To the Knowledge of GFHF or any of its Subsidiaries there are no facts or circumstances that are likely to form the basis for any claim against GFHF or its Subsidiaries, that individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on GFHF. There is no Litigation, pending or, to the Knowledge of GFHF, threatened, against any officer, director, advisory director or employee of GFHF or its Subsidiaries, in each case by reason of any such person being or having been an officer, director, advisory director or employee of GFHF or its Subsidiaries, that individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect on GFHF.

(m) Intellectual Property.

(i) Either GFHF or one of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable and unencumbered rights to use all material Intellectual Property (including the Technology Systems) that is used by GFHF or its Subsidiaries in its or its Subsidiaries’ business. Except as set forth in Section 3.1(m)(ii) of the GFHF Disclosure Schedule, neither GFHF nor any of its Subsidiaries has (A) licensed to any Person in source code from any Intellectual Property owned by GFHF or any of its Subsidiaries or (B) entered into any exclusive agreements relating to Intellectual Property owned by GFHF or its Subsidiaries.

(ii) Section 3.1(m)(ii) of the GFHF Disclosure Schedule lists all patents and patent applications, all registered and unregistered trademarks and applications therefor, trade names and service marks, registered copyrights and applications therefor, domain names, web sites, and mask works owned by GFHF or its Subsidiaries included in its Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. No royalties or other continuing payment obligations are due in respect of any third-party patents, trademarks or copyrights, including software.

(iii) All patents, registered trademarks, registered service marks and registered copyrights held by GFHF and its Subsidiaries are valid and subsisting. Since January 1, 2014, neither GFHF nor any of its Subsidiaries (A) has been a party to any Litigation which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (B) has brought any Litigation for infringement of its Intellectual Property or breach of any license or other Contract involving its Intellectual Property against any third party.

(n) Loan and Investment Portfolios.

(i) All loans, loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which GFHF or any of its Subsidiaries is the creditor (A) were at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of GFHF and its Subsidiaries and are the legal, valid and binding obligations of the obligors thereof, enforceable in accordance with their terms (subject to the Bankruptcy and Equity Exception), (B) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be and (C) to the extent secured, have been secured by valid Liens that have been perfected. True and complete lists of all Loans as of September 30, 2016 and of the investment portfolios of GFHF and each of its Subsidiaries as of such date, are disclosed on Section 3.1(n)(i) of the GFHF Disclosure Schedule.

(ii) Except as specifically set forth on Section 3.1(n)(ii) of the GFHF Disclosure Schedule, neither GFHF nor any of its Subsidiaries is a party to any Loan that was, as of the most recent month-end prior to the date of this Agreement, (A) delinquent by more than thirty (30) days in the payment of principal or interest, (B) to the Knowledge of GFHF, otherwise in material default for more than thirty (30) days, (C) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by GFHF or any of its Subsidiaries or any Regulatory Authority having jurisdiction over GFHF or any of its Subsidiaries, (D) an obligation of any director, executive officer or 10% shareholder of GFHF or any of its Subsidiaries who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any Person controlling, controlled by or under common control with any of the foregoing, or (E) in violation of any Law.

(iii) Each outstanding Loan (including Loans held for resale to investors) in which GFHF or any of its Subsidiaries is the creditor was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan or other similar files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of GFHF and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local Laws.

(iv) None of the agreements pursuant to which GFHF or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(v) Neither GFHF nor any of its Subsidiaries is now nor has it been since December 31, 2013, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

(o) Adequacy of Allowances for Losses. Each of the allowances for losses on loans, financing leases and other real estate included on the GFHF Latest Balance Sheet (along with any subsequent balance sheet required to be delivered hereunder) is, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to its Knowledge, there are no facts or circumstances that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor (specifically excluding changes in accounting or regulatory standards that may impact the allowance, including but not limited to CECL requirements). Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of GFHF and its Subsidiaries at all times from and after the date of the GFHF Latest Balance Sheet is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to its Knowledge, there are no facts or circumstances (specifically excluding changes in accounting or regulatory standards that may impact the allowance, including but not limited to CECL requirements) that are likely to require, in accordance with applicable regulatory guidelines or GAAP, a future material increase in any of such provisions for losses or a material decrease in any of the allowances therefor.

(p) Loans to Executive Officers and Directors. GFHF and the GBF Banks have not extended or maintained credit, arranged for extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof), except as permitted by Federal Reserve Regulation O and that have been made in accordance with the provisions of Regulation O.

(q) Community Reinvestment Act. Each GBF Bank has complied in all material respects with the provisions of the Community Reinvestment Act of 1977 (“CRA”) and the rules and regulations thereunder, has a

CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions, facts or circumstances that are could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

(r) Privacy of Customer Information.

(i) GFHFs and its Subsidiaries, as applicable, are the sole owners of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to CenterState or a Subsidiary of CenterState pursuant to this Agreement and the Bank Merger Agreement and the other transactions contemplated hereby. For purposes of this Section 3.1(r), “IIPI” means any information relating to an identified or identifiable natural person, including, but not limited to “personally identifiable financial information” as that term is defined in 12 CFR Part 1016.

(ii) GFHF and its Subsidiaries’ collection and use of such IIPI, the transfer of such IIPI to CenterState or any of its Subsidiaries, and the use of such IIPI by CenterState or any of its Subsidiaries complies in all material respects with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Laws.

(s) Technology Systems.

(i) Except to the extent disclosed on Section 3.1(s)(i) of the GFHF Disclosure Schedule, no action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the Technology Systems to continue by the Surviving Corporation and its Subsidiaries to the same extent and in the same manner that it has been used by GFHF and its Subsidiaries prior to the Effective Time.

(ii) The Technology Systems (for a period of 18 months prior to the Effective Time) have not suffered unplanned disruption causing a Material Adverse Effect on GFHF. Except for ongoing payments due under Contracts with third parties, the Technology Systems are free from any Liens (other than Permitted Liens).

(iii) GFHF has furnished to CenterState a true and correct copy of its disaster recovery and business continuity plans.

(iv) Neither GFHF nor any of its Subsidiaries has received notice of or is aware of any material circumstances, including the execution of this Agreement, that would enable any third party to terminate any of its or any of its Subsidiaries’ agreements or arrangements relating to the Technology Systems (including maintenance and support), except as otherwise provided in such agreements and arrangements.

(t) Insurance Policies. GFHF and each of its Subsidiaries maintains in full force and effect insurance policies and bonds in such amounts and against such liabilities and hazards of the types and amounts as it reasonably believes to be adequate for its business and operations and the value of its properties. A true and complete list of all such insurance policies is attached as Section 3.1(t) of the GFHF Disclosure Schedule. Neither GFHF nor any of its Subsidiaries is now liable for, nor has any such member received notice of, any material retroactive premium adjustment. GFHF and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in Default under any of the terms thereof and each such policy is valid and enforceable and in full force and effect, and none of GFHF or any of its Subsidiaries have received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds and, except for policies insuring against potential liabilities of officers, directors and employees of GFHF and its Subsidiaries, GFHF or one of its Subsidiaries is the sole beneficiary of any such policy, and all premiums and other payments due under any such policy have been paid, and all material claims thereunder have been filed in due and timely fashion. Within the last three years, none of GFHF or any of its Subsidiaries have been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and neither GFHF nor each GBF Bank has any reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.

(u) Corporate Documents. GFHF has delivered or made available (which shall include access to the following by electronic data room) to CenterState, with respect to GFHF and each its Subsidiaries, true and correct copies of its Organizational Documents, and the charters of each of the committees of its board of directors, all as amended and currently in effect. All of the corporate minutes and stock transfer records of GFHF and each of its Subsidiaries are current, complete and correct in all material respects.

(v) State Takeover Laws. GFHF has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other anti-takeover Laws of any applicable jurisdiction (collectively, “Takeover Laws”). GFHF has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provisions of its Organizational Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

(w) Certain Actions. Neither GFHF nor any of its Subsidiaries has taken or agreed to take any action, and it has no Knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the Merger and the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any required Regulatory Consents. To the Knowledge of GFHF, there exists no fact, circumstance, or reason that would cause any required Consent for consummation of the Merger or the Bank Merger not to be received in a timely manner.

(x) Real and Personal Property. GFHF and its Subsidiaries have good, valid and marketable title to all material real property owned by them free and clear of all Liens, except Permitted Liens and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. Each of GFHF and its Subsidiaries have paid any and all applicable tangible personal property Taxes owed or due by GFHF or its Subsidiaries. GFHF and its Subsidiaries have good, valid and marketable title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all material tangible personal property owned by them, free and clear of all Liens (other than Permitted Liens). Each of GFHF and its Subsidiaries has complied in all material respects with the terms of all leases to which it is a party, and all such leases are valid and binding in accordance with their respective terms (subject to the Bankruptcy and Equity Exception) and in full force and effect, and there is not under any such lease any material existing default by GFHF or such Subsidiary or, to the Knowledge of GFHF, any other party thereto, or any event which with notice or lapse of time or both would constitute such a Default.

(y) Brokers and Finders. Except for Hovde Group LLC and Monroe Financial Partners, Inc., neither GFHF nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

(z) Fairness Opinion. Prior to the execution of this Agreement, GFHF has received an executed opinion of each of Hovde Group LLC and Monroe Financial Partners, Inc. to the effect that as of the date thereof and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the shareholders of GFHF and a signed copy of such opinion has been delivered to CenterState. Such opinion has not been amended or rescinded as of the date of this Agreement.

(aa) Transactions with Affiliates. Except as set forth in Section 3.1(aa) of the GFHF Disclosure Schedule, there are no agreements, contracts, plans, arrangements or other transactions between GFHF or any of its Subsidiaries, on the one hand, and any (i) officer or director of GFHF or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of GFHF, (iii) to the Knowledge of GFHF, Affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other Affiliate of GFHF, on the other hand, except those of a type available to non-affiliates of GFHF generally.

(bb) Representations Not Misleading. No representation or warranty by GFHF in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CENTERSTATE

Except as (i) Previously Disclosed or (ii) disclosed in any CenterState SEC Reports or other publicly available document filed with or furnished by CenterState to the SEC in each case after December 31, 2015 and prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, non-specific or predictive or forward-looking in nature), CenterState hereby represents and warrants to GFHF as follows:

4.1 Organization, Standing and Power.

(a) Each of CenterState and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on CenterState.

(b) CenterState has previously made available to GFHF true and complete copies of CenterState’s articles of incorporation (the “CenterState Charter”) and bylaws (the “CenterState Bylaws”), in each case as amended to the date of this Agreement and as in full force and effect. Neither CenterState nor any of its Subsidiaries is in violation of any provision of the CenterState Charter or CenterState Bylaws or such articles or certificate of incorporation or formation and bylaws (or comparable Organizational Documents) of such Subsidiary, as applicable.

4.2 Capitalization.

(a) The authorized capital stock of CenterState consists of 100,000,000 shares of CenterState Common Stock of which, as of the date hereof, 48,024,144 shares were issued and outstanding, and 5,000,000 shares of preferred stock, none of which are issued or outstanding. All of the issued and outstanding shares of CenterState Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. As of the date of this Agreement, no Voting Debt of CenterState is issued or outstanding. As of the date hereof, CenterState held no shares of CenterState Common Stock in its treasury. As of the date of this Agreement, except for 653,137 outstanding CenterState Rights, CenterState does not have and is not bound by any Rights calling for the purchase or issuance of any shares of CenterState Common Stock, Voting Debt of CenterState or any other equity securities of CenterState or any securities representing the right to purchase or otherwise receive any shares of CenterState Common Stock, Voting Debt of CenterState or other equity securities of CenterState. The shares of CenterState Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, non-assessable and free of preemptive rights and will be issued in compliance with and not in violation of any applicable Securities Laws.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each “Significant Subsidiary” (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of CenterState are owned by CenterState, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. No Significant Subsidiary of CenterState has or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Neither CenterState nor any of its Subsidiaries owns any equity or profit or loss interest in any Person.

(c) CenterState does not have a dividend reinvestment plan or any shareholder rights plan.

4.3 Authority; No Violation.

(a) CenterState has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. As of the date of this Agreement, the Board of Directors of CenterState has determined that this Agreement is advisable and in the best interests of CenterState and its shareholders. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of CenterState, and no other corporate action is necessary on the part of CenterState. This Agreement has been duly and validly executed and delivered by CenterState and (assuming due authorization, execution and delivery by GFHF) constitutes the valid and binding obligation of CenterState, enforceable against CenterState in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by CenterState or the Bank Merger Agreement by CenterState Bank of Florida, N.A., nor the consummation by CenterState of the transactions contemplated in this Agreement or by CenterState Bank of Florida, N.A. of the transactions in the Bank Merger Agreement, nor compliance by CenterState or CenterState Bank of Florida, N.A. with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) violate any provision of the CenterState Charter or the CenterState Bylaws or the Organizational Documents of CenterState Bank of Florida, N.A., or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained or made, (A) violate any law, judgment, order, injunction or decree applicable to CenterState, any of its Subsidiaries or any of their respective properties or assets in a manner that could be reasonably expected to have a Material Adverse Effect on CenterState, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CenterState or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, bylaw or other instrument or obligation to which CenterState or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound. No vote of the shareholders of CenterState is required by Law, the CenterState Charter, the CenterState Bylaws or the rules of the Nasdaq Stock Market to approve this Agreement and the transactions contemplated hereby.

4.4 Consents and Approvals. Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iii) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the FDIC, the OCC, applicable state banking agencies, the Department of State of the State of Florida and the Secretary of State of the State of

Florida to cause the Bank Merger to become effective, (iv) such other filings and reports as required pursuant to the Exchange Act and the rules and regulations promulgated thereunder, or applicable stock exchange requirements, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the Nasdaq and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CenterState Common Stock pursuant to this Agreement and approval of listing of such CenterState Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by CenterState or any of its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by CenterState of this Agreement.

4.5 Reports.

(a) CenterState and each of its Subsidiaries have filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2012 and prior to the date hereof with Governmental Entities, and have paid all fees and assessments due and payable in connection therewith. There is no written unresolved violation or exception of which CenterState has been given notice by any Governmental Entity with respect to any such report, registration, statement or certification.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by CenterState pursuant to the Securities Act or the Exchange Act since December 31, 2012 and prior to the date of this Agreement is publicly available. No such report or any subsequent registration statement, prospectus, report, schedule or definitive proxy statement or any subsequently filed registration statement, prospectus, report, schedule or definitive proxy statement filed by CenterState (collectively the “CenterState SEC Reports”), at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained contain any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all CenterState SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of CenterState has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the CenterState SEC Reports.

4.6 Financial Statements.

(a) The Financial Statements of CenterState and its Subsidiaries included (or incorporated by reference) in the CenterState SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of CenterState and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of CenterState and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been and will be prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of CenterState and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) The records, systems, controls, data and information of CenterState and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CenterState or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on CenterState’s (or any CenterState Subsidiary’s) system of internal accounting controls. CenterState has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to CenterState and its Subsidiaries is made known to the management of CenterState by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act.

(c) Since December 31, 2012, (i) neither CenterState nor, to the Knowledge of CenterState, any director, officer, employee, auditor, accountant or representative of CenterState or CenterState Bank of Florida, N.A. has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding a material weakness, significant deficiency or other defect or failure in the accounting or auditing practices, procedures, methodologies or methods of CenterState or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that CenterState or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CenterState or any of its Subsidiaries, or, to the Knowledge of CenterState, other Person, whether or not employed by CenterState or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by CenterState or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of CenterState or any of its Subsidiaries or any committee thereof or to any director or officer of CenterState or any of its Subsidiaries.

(d) CenterState has no Knowledge of (A) any significant deficiency in the design or operation of internal controls which could adversely affect CenterStates’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in CenterState’s internal controls. Since December 31, 2015, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls of CenterState.

(e) None of CenterState or its Subsidiaries has any material Liabilities of the type required to be disclosed as liabilities on a balance sheet prepared in accordance with GAAP, except Liabilities which are accrued or reserved against in the CenterState Financial Statements contained in the CenterState SEC Reports or incurred in the ordinary course of business since the date of CenterState’s balance sheet contained in CenterState’s most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable.

4.7 Compliance with Applicable Law.

(a) CenterState and each of its Subsidiaries are, and at all times since December 31, 2012, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties, assets, and employees including without limitation Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices. CenterState is not aware of any facts or circumstances that would cause it to believe that any nonpublic customer information possessed by it or any of its Subsidiaries has been disclosed to, or accessed by, an unauthorized third party in a manner that would require or cause it or any of its Subsidiaries to undertake any material remedial action. CenterState and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2012, held all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted and, to CenterState’s Knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. The deposit accounts of CenterState Bank of Florida, N.A. are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No Action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of CenterState, threatened.

(b) There is no transaction, arrangement or other relationship between CenterState or any of its Subsidiaries and any unconsolidated or other affiliated entity that, as of the date hereof, is not reflected in the CenterState SEC Reports.

(c) Neither CenterState nor any of its Subsidiaries is subject to any cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management or legal compliance, its business or its operations (any of the foregoing, an “CenterState Regulatory Agreement”), and, to the Knowledge of CenterState, neither CenterState nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission.

(d) Neither CenterState nor any of its Subsidiaries (nor, to the Knowledge of CenterState, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.8 Certain Actions. Neither CenterState nor any of its Subsidiaries has taken or agreed to take any action, and it has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger and the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any required regulatory Consents. To the Knowledge of CenterState, there exists no fact, circumstance, or reason that would cause any required Consent for consummation of the Merger or the Bank Merger not to be received in a timely manner.

4.9 CenterState Information. None of the information supplied or to be supplied by CenterState for inclusion or incorporation by reference in the Proxy Statement or in the Form S-4, or in any other application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, or any amendment or supplement thereto will, at the time the Proxy Statement or any such amendment or supplement thereto is first mailed to GFHF’s shareholders or at the time GFHF’s shareholders vote on the matters constituting the GFHF Shareholder Approval, or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by CenterState in this Section 4.9 with respect to statements made or incorporated by reference therein based on information supplied by GFHF or any of its representatives in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents. If at any time prior to the Effective Time any event should be discovered by CenterState which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, CenterState shall promptly so inform GFHF.

4.10 Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between CenterState or any of its Subsidiaries, on the one hand, and any (i) officer or director of CenterState or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of CenterState, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of CenterState, on the other hand, except those of a type available to non-affiliates of CenterState generally, and compensation or benefit arrangements with officers and directors.

4.11 Broker’s Fees. Neither CenterState nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Keefe, Bruyette & Woods, Inc. (“KBW”).

4.12 Absence of Changes.

(a) Since December 31, 2015, no event or events have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CenterState.

(b) Since December 31, 2015, CenterState and its Subsidiaries have conducted their respective businesses in the ordinary course of business.

4.13 Litigation. Except as set forth in the CenterState SEC Reports, there is no Action pending or, to the Knowledge of CenterState, threatened against or affecting CenterState or any of its Subsidiaries, any of their respective properties or assets, or any present (or, to the Knowledge of CenterState, former) officer, director or employee of CenterState or any of its Subsidiaries in such individual’s capacity as such, other than any immaterial, ordinary routine Action incidental to the business of CenterState and its Subsidiaries. Neither CenterState nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.

4.14 Financing. CenterState has, and at the Closing will have, access to sufficient funds available to make all payments required to consummate the transactions contemplated by this Agreement.

4.15 Representations Not Misleading. No representation or warranty by CenterState in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein, in light of the circumstances in which they were made, not misleading.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of GFHF Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of CenterState (which shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, GFHF shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of GFHF or CenterState or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.2 GFHF Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, as Previously Disclosed or as required by applicable law or a Governmental Entity, GFHF shall not, and shall not permit any of its Subsidiaries, without the prior written consent of CenterState (which shall not be unreasonably withheld, conditioned or delayed), to:

(a) Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any Rights, except pursuant to GFHF Stock Options outstanding on the date hereof.

(b) Other Securities. Issue or repurchase any other capital securities, including trust preferred or other similar securities, Voting Debt, or other securities, debentures or subordinated notes, except pursuant to GFHF Stock Options outstanding on the date hereof or as otherwise permitted or required by the Agreement (including without limitation, the redemption of issued and outstanding shares of GFHF’s Series B Preferred Stock).

(c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to GFHF and other than (A) a dividend from GFHF to its shareholders not to exceed $0.12 per share and (B) dividends payable on the issued and outstanding shares of GFHF’s Series B Preferred Stock pursuant to the GFHF Charter); or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests or Rights.

(d) Compensation; Employment, Etc. (i) Except with respect to transactions Previously Disclosed to CenterState, enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer or employee of GFHF or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) payment of normal individual increases in salary (not to exceed 5% per annum) and payment of accumulated but unused sick leave during a longer term illness period or pending commencement of disability benefits to rank and file employees, in each case in the ordinary course of business consistent with past practice, (C) severance in accordance with past practice, (D) the payment of bonuses consistent with past practice as Previously Disclosed, (E) payment of prorated bonuses for the year in which the Effective Time occurs as Previously Disclosed, and (F) prorated contributions to GHFH’s 401(k) plans; or (ii) hire any new officers; (iii) promote any employee to a rank of vice president or more senior position; or (iv) pay any incentive or bonus amounts except pursuant to employment agreements Previously Disclosed.

(e) Benefit Plans. Except with respect to transactions Previously Disclosed to CenterState, including the termination of GFHF’s supplemental executive retirement plan and the payment to participating employees of the amounts to which they will be entitled under such plan and the payment of change in control benefits to employees pursuant to employment and other agreements in effect on the date of this Agreement, and with respect to the acceleration of vesting under other GFHF Benefit Plans, including its stock option plans and restricted stock plan, pursuant to the provisions of such plans, enter into, establish, adopt, modify, amend, renew, or terminate any GFHF Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage or encumber any of its material assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or sell or transfer any portion of its deposit liabilities.

(g) Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any material lease, license or maintenance agreement relating to real or personal property or Intellectual Property, other than the renewal or replacement of an agreement that is necessary or advisable to operate its business in the ordinary course consistent with past practice, or permit to lapse its rights in any material Intellectual Property.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business or properties of any Person.

(i) Loans, Loan Participations and Servicing Rights. Sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice (but, in the case of a sale, after giving CenterState or CenterState Bank of Florida, N.A. a first right of refusal to acquire such loan or participation, which right of first refusal shall be accepted by CenterState or CenterState Bank of Florida, N.A. within five Business days of notice by GFHF or any of its Subsidiaries of the same, failure of which shall be deemed a waiver of such right of first refusal), or sell or acquire any servicing rights.

(j) Governing Documents. Amend its Organizational Documents (or similar governing documents).

(k) Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.

(l) Contracts. Enter into or terminate any GFHF Material Contract or amend or modify in any material respect or renew any existing GFHF Material Contract, other than renewals of such contracts in the ordinary course of business.

(m) Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of $100,000 (exclusive of any amounts paid directly or reimbursed to GFHF or any of its Subsidiaries under any insurance policy maintained by GFHF or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it creates an adverse precedent for other similar claims, which in the aggregate, could reasonably be expected to be material to GFHF and its Subsidiaries, taken as a whole.

(n) Deposit Taking and Other Bank Activities. In the case of each GBF Bank (i) materially increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (ii) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iii) open any new branch or deposit taking facility; or (iv) close or relocate any existing branch or other facility.

(o) Investments. (i) Purchase any equity securities or purchase any debt securities, other than securities (A) rated “AA” or higher by either Standard and Poor’s Ratings Services or Moody’s Investor Service, (B) with a weighted average life of not more than five (5) years and (C) otherwise in the ordinary course of business consistent with its current investment policy; (ii) enter into or acquire any derivatives contract or structured note except in the ordinary course of business consistent with past practice; or (iii) enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk except in the ordinary course of business consistent with past practice.

(p) Capital Expenditures. Purchase any fixed assets (by installment purchase, capital lease, synthetic lease or otherwise) where the amount paid or committed thereof is in excess of $100,000 individually or $250,000 in the aggregate, except for emergency repairs or replacements.

(q) Lending. Except for loans or extensions of credit approval approved prior to the date hereof, (i) make any material changes in its policies concerning loan underwriting or which classes of Persons may approve loans or fail to comply with such policies as Previously Disclosed; or (ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice, provided any individual unsecured loan or extension of credit in excess of $150,000, any individual loan or extension of credit secured by assets (other than real estate) in excess of $500,000, or any individual loan or extension of credit secured by real estate and with no loan policy exceptions in excess of $1,000,000 shall require the prior written approval of the President or Chief Credit Officer or Credit Administrator of CenterState Bank of Florida, N.A. Notwithstanding the foregoing, GFHF may, without the need to seek the prior written approval of CenterState Bank of Florida, N.A., (i) effect any modification to a loan or extension of credit that is not rated “Substandard” or lower, (ii) extend the loan maturity or renew loans rated “Watch” or better greater than five years where no additional credit is extended, grant payment deferrals up to six months and renew loans rated “Watch” or better where no additional credit is extended, and (iii) renew for up to two years any unsecured loan of less than $300,000 in amount where no additional credit is extended.

(r) Risk Management. Except as required by applicable law or regulation or in accordance with the guidance of any Governmental Entity, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; or (ii) fail to follow existing policies or practices with respect to managing exposure to interest rate and other risk.

(s) Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year (other than creation of deposit liabilities or sales of certificates of deposit in the ordinary course of business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(q).

(t) New Lines of Business. Develop, market or implement any new line of business.

(u) Tax Matters. Make, change or revoke any material tax election (other than in a manner consistent with prior elections), file any materially amended Tax Return, enter into any material Tax closing agreement, or settle or agree to compromise any material liability with respect to disputed Taxes.

(v) Reorganization. Knowingly take any action or fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(w) Performance of Obligations. Knowingly take any action that is likely to materially impair GFHF’s ability to perform any of its obligations under this Agreement or each GBF Bank’s ability to perform any of its obligations under the Bank Merger Agreement.

(x) Commitments. Agree or commit to do any of the foregoing.

5.3 Conduct of CenterState Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of GFHF, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, CenterState shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and

(b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of GFHF or CenterState or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.4 CenterState Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of GFHF during the period from the date of this Agreement to the Effective Time, CenterState shall not, and shall not permit any of its Subsidiaries to:

(a) Governing Documents. Amend the CenterState Certificate or CenterState Bylaws or similar governing documents of any of its Significant Subsidiaries in a manner that would adversely affect GFHF, any of its Subsidiaries or any of their respective shareholders.

(b) Performance Obligations. Take any action that is likely to materially impair the ability of CenterState to perform any of its obligations under this Agreement or the satisfaction of the conditions set forth in Article VII or of CenterState Bank of Florida, N.A. to perform any of its obligations under the Bank Merger Agreement or enter into any agreement with another depository institution or depository institution holding company or other Person with respect to any merger, acquisition of a controlling interest in, purchase of substantially all of the assets of or any other business combination with such depository institution or holding company or other Person, or sell, transfer, mortgage or encumber any material portion of its assets or properties to any other Person, in any case that might materially delay the issuance of or materially adversely affect the conditions of any Requisite Regulatory Approvals applicable to the transactions contemplated by this Agreement or materially hinder the ability of CenterState to consummate such transactions, including the Merger and the Bank Merger.

(c) Reorganization. Knowingly take any action or fail to take any action that could reasonably be expected to prevent the Merger from qualifying as “reorganization” within the meaning of Section 368(a) of the Code , or enter into any agreement to, or announce plans to, engage in any acquisition or other transaction that would materially delay or reduce the prospects of receiving regulatory approval to consummate the transactions contemplated by this Agreement.

(d) Performance of Obligations. Take any action that is likely to materially impair CenterState’s ability to perform any of its obligations under this Agreement or CenterState Bank of Florida, N.A.’s ability to perform any of its obligations under the Bank Merger Agreement.

(e) Commitments. Agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) As promptly as practicable but in no event later than seventy-five (75) days following the date of this Agreement, CenterState, with the assistance and cooperation of GFHF, shall promptly prepare and file with the SEC the Form S-4 together with the Proxy Statement which will be included in Form S-4, which shall provide for the registration of the shares to the CenterState Common Stock to be issued as a result of the Merger. Each of CenterState and GFHF shall use its commercially reasonable efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of GFHF and CenterState shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, GFHF shall thereafter mail or deliver the Proxy Statement to its shareholders. CenterState shall also use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and GFHF shall furnish all information concerning GFHF and the holders of GFHF Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to GFHF or CenterState, or any of their respective affiliates, directors or officers, should be discovered by GFHF or CenterState that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to GFHF’s shareholders.

(b) In addition to their obligations pursuant to Section 6.1(a), GFHF and CenterState shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder and provide each other with copies of any such filings. CenterState shall advise GFHF, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of CenterState Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and CenterState’s responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of GFHF and CenterState, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) Subject to the terms and conditions set forth in this Agreement, CenterState and GFHF shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of GFHF (in the case of CenterState) or CenterState (in the case of GFHF) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. In furtherance (but not in limitation) of the foregoing, CenterState shall, and shall cause CenterState Bank of Florida, N.A. to, use commercially reasonable efforts to file any required applications, notices or other filings with the FRB, the OCC, the FDIC and applicable state banking agencies within seventy-five (75) days of the date hereof. GFHF and CenterState shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to GFHF or CenterState, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. The Parties shall promptly deliver to each other copies of all filings, orders and material correspondence to and from all Governmental Entities in connection with the transactions contemplated by this Agreement.

(d) Each of CenterState and GFHF shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of CenterState, GFHF or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger or any other transactions contemplated by this Agreement.

(e) Each of CenterState and GFHF shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

6.2 Access to Information; Current Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the confidentiality of information, and for the purposes of verifying the representations and warranties of the other and preparing for the Merger, including planning for the integration of the operations of GFHF and CenterState, each Party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other Party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments personnel, information technology systems, and records, and each shall reasonably cooperate with the other in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with the other Party and appropriate service providers), during such period, each Party shall, and shall cause its Subsidiaries to, make available to the other Party all other information concerning its business, properties and personnel as the other Party may reasonably request. Neither GFHF nor CenterState or any of their respective Subsidiaries shall be required to provide access to or to disclose information (i) where such access or disclosure would jeopardize the attorney-client privilege of such Party or its Subsidiaries or contravene any binding agreement entered into prior to the date of this Agreement or any law, rule, regulation, order, judgment, decree or fiduciary duty or (ii) relating to such Party’s or its directors’, officers’, employees’, accountants’, counsel’s, advisors’ (including investment bankers), agents’ or other representatives’ consideration of, or deliberations regarding, the transactions contemplated by this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of clause (i) of the immediately preceding sentence apply.

(b) Upon reasonable advance notice, GFHF shall permit, and shall cause its Subsidiaries to permit, CenterState (for the purposes of Sections 6.2(b) and 6.2(c), the “Requesting Party”) or an environmental consulting firm selected by the Requesting Party, and at the sole expense of the Requesting Party, to conduct such phase I or phase II environmental audits, studies and tests on real property currently owned, leased or operated by GFHF (for the purposes of Section 6.2(b) and 6.2(c), the “Examined Party”) or any of its Subsidiaries. Requesting Party shall indemnify Examined Party and its Subsidiaries for all costs and expenses associated with returning the property of the Examined Party to its previous condition.

(c) Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, each Party shall, upon the request of the Requesting Party, cause one or more of its designated officers to confer not less frequently than monthly with officers of the Requesting Party regarding the financial condition, operations and business of the Examined Party and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. As soon as reasonably available, but in no event more than five (5) Business Days after filing, GFHF will deliver to CenterState all non-confidential reports filed by GFHF or any of its Subsidiaries with any Governmental Entity subsequent to the date hereof, including all financial and call reports filed with the FRB, the FOFR and the FDIC. Each Party will also deliver to the other party as soon as practicable all quarterly and annual financial statements of such party and its Subsidiaries prepared with respect to periods ending subsequent to December 31, 2015. As soon as practicable after the end of each month, GFHF will deliver to CenterState in electronic form (i) the monthly deposit and loan trial balances of its bank subsidiary, (ii) the monthly analysis of such bank’s investment portfolio, (iii) the monthly balance sheet and income statement of GFHF and its Subsidiaries, (iv) an update of all of the information set forth in Section 3.1(n)(ii) of the GFHF Disclosure Schedule, (v) a list of all loans originated, renewed, modified or where payment has been deferred, and (vi) a list of loans maturing within the ensuing six month period.

(d) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of May 13, 2016 (the “Confidentiality Agreement”).

(e) GFHF shall deliver to the Chief Executive Officer of CenterState to the extent not otherwise precluded by applicable Law and excluding any materials related to the transactions contemplated by this Agreement or any other Acquisition Proposal or subject to any attorney-client privilege, all materials, reports and information provided to the Boards of Directors and all committees thereof of GFHF and each GFB Bank simultaneously with their submission to such directors and committee members.

(e) Nothing contained in this Agreement shall give either Party, directly or indirectly, the right to control the operations of the other Party prior to the Effective Time. No investigation by a Party or its representatives shall affect the representations and warranties of the other Party set forth in this Agreement.

6.3 Shareholder Meeting. GFHF shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the FBCA and the GFHF Charter and the GFHF Bylaws necessary to (A) call and give notice of a special meeting of GFHF’s shareholders (the “GFHF Shareholder Meeting”) for the purpose of seeking the GFHF Shareholder Approval within ten (10) Business Days following the date the Form S-4 is declared effective under the Securities Act (the “GFHF Shareholder Meeting Notice Date”) and (B) schedule the GFHF Shareholder Meeting to take place on a date that is within forty (40) days after the GFHF Shareholder Meeting Notice Date; (ii) use its commercially reasonable efforts to cause the GFHF Shareholder Meeting to be convened and held on the scheduled date; and (iii) subject to Section 6.7, use its commercially reasonable efforts to obtain the GFHF Shareholder Approval and include in the Proxy Statement the recommendation of the GFHF Board that the shareholders of GFHF approve this Agreement (the “GFHF Board Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, GFHF shall not be required to hold the GFHF Shareholder Meeting if this Agreement is terminated pursuant to Section 6.7 or Section 8.1 prior to the scheduled time of the GFHF Shareholder Meeting.

6.4 Nasdaq Listing. CenterState shall use its commercially reasonable efforts and cause the shares of CenterState Common Stock to be issued to the holders of GFHF Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.5 Employee Matters.

(a) Following the Effective Time, CenterState shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees who are full time employees of GFHF or any of its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of CenterState or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of CenterState or its Subsidiaries. CenterState shall give the Covered Employees full credit for their prior service with GFHF and its Subsidiaries (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by CenterState and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans, severance plans and similar arrangements maintained by CenterState.

(b) With respect to any employee benefit plan of CenterState that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, CenterState or its applicable Subsidiary shall use its commercially reasonable efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such CenterState or Subsidiary plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the GFHF Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee and his or her covered dependents in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable copayment, deductibles and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c) Prior to the Effective Time, GFHF shall take, and shall cause its Subsidiaries to take, all actions requested by CenterState that may be necessary or appropriate to (i) cause one or more GFHF Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any GFHF Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any GFHF Benefit Plan for such period as may be requested by CenterState, or (iv) facilitate the merger of any GFHF Benefit Plan into any employee benefit plan maintained by CenterState or an CenterState Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to CenterState’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed. If CenterState requires GFHF to terminate a medical plan having a flexible spending arrangement (“FSA”) under Code Section 125, each GBF Entity may continue its FSA through the Effective Date.

(d) Nothing in this Section 6.5 shall be construed to limit the right of CenterState or any of its Subsidiaries (including, following the Closing Date, GFHF and its Subsidiaries) to amend or terminate any GFHF Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require CenterState or any of its Subsidiaries (including, following the Closing Date, GFHF and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and, except as otherwise provided pursuant to Section 7.2(e), the continued retention (or termination) by CenterState or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to CenterState’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

(e) For purposes of this Agreement, “GFHF Benefit Plans” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, and all other benefit plans, arrangements or agreements, including any other employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, insurance, split-dollar insurance, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, whether or not subject to ERISA, or whether formal or informal, for the benefit of any employee, former employee, director or former director of GFHF or any of its Subsidiaries entered into, maintained or contributed to by GFHF or any of its Subsidiaries or to which GFHF or any of its Subsidiaries is obligated to contribute, or with respect to which GFHF or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of GFHF or any of its Subsidiaries or to any beneficiary or dependent thereof.

(f) If, within six (6) months after the Effective Time, any Covered Employee is terminated by CenterState or its Subsidiaries other than “for cause” or as a result of unsatisfactory job performance, then CenterState shall pay severance to such Covered Employee in an amount equal to two weeks of base salary for each twelve months of such Covered Employee’s prior employment with GFHF each GBF Bank; provided, however, that in no event will the total amount of severance for any single Covered Employee be less than four weeks of such base salary nor greater than twenty-six weeks of such base salary. Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than six (6) months after the Effective Time will be as set forth in the severance policies of CenterState and its Subsidiaries as then in effect.

(g) At the Effective Time, CenterState shall assume the obligations of GFHF under each GFHF Stock Option outstanding at the Effective Time and, except with respect to the adjustments described in Section 1.5, each such GFHF Stock Option shall remain in effect in accordance with its terms, including with respect to vesting. Notwithstanding the foregoing, and any provision of such GFHF Stock Option relating to exercise of the option following termination of employment, in the case of any option to purchase shares of CenterState Common Stock resulting from the conversion of a GFHF Stock Option pursuant to Section 1.5 that is held by a Covered Employee who is terminated by CenterState within twelve (12) months after the Effective Time other than “for cause”, such option shall, at the election of such Covered Employee, be redeemed by CenterState for cash in an amount equal to the difference between the value of such number of shares of CenterState Common Stock subject to such option at the closing price per share of CenterState Common Stock on the immediately preceding trading day and the exercise price of such option with respect to such number of shares.

(h) At the Effective Time, all accrued and unused sick time for all employees of GFHF and its Subsidiaries and all accrued and unused vacation time for all employees of GFHF and its Subsidiaries shall be accorded such treatment as set forth in Section 6.5(h) of the CSFL Disclosure Schedule. Section 6.5(h) of the GFHF Disclosure Schedule sets forth accrued sick time payment information as of November 18, 2016.

(i) Prior to the Effective Time, GFHF shall (i) cause the termination of all salary continuation and supplemental executive retirement plans, programs and agreements between GFHF and/or the GBF Banks and any officer or employee, and (ii) pay all amounts due its officers, directors and employees pursuant to the change in control provisions applicable under any GFHF Benefit Plan. Section 6.5(i) of the GFHF Disclosure Schedule sets forth all payments to be made by GFHF pursuant to this Section 6.5(i).

6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of six (6) years from and after the Effective Time, CenterState shall indemnify, defend and hold harmless, to the fullest extent permitted by applicable Law, the present and former directors, officers and employees of GFHF and its Subsidiaries and all such directors, officers and employees of GFHF and its Subsidiaries serving as fiduciaries under any of the respective benefit plans of the GBF Entities (the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees, expenses and disbursements), judgments, fines, losses, claims, damages, settlements or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each, a “Claim”), arising out of or pertaining to the fact that the Indemnified Person is or was a director, officer, employee or fiduciary of GFHF and its Subsidiaries or any such benefit plan or is or was serving at the request of

GFHF and its Subsidiaries as a director, officer, manager, employee, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other business or non-profit enterprise (including any employee benefit plan), whether asserted or claimed prior to, at or after the Effective Time (including with respect to the consummation of the transactions contemplated by this Agreement), and provide advancement of expenses to the Indemnified Parties (provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay advances if it shall be determined that such Indemnified Party is not entitled to be indemnified pursuant to applicable Law). CenterState shall not take any action to limit or terminate the D&O Insurance described in Section 6.6(d).

(b) In addition to the obligations set forth in Section 6.6(a), from and after the Effective Time, CenterState shall, and shall cause CenterState Bank of Florida, N.A. to, honor, assume and maintain in effect, to the fullest extent permitted by applicable law, all rights to indemnification, advancement of expenses and exculpation of each Indemnified Person as provided in the respective articles of incorporation, bylaws or comparable governing documents of GFHF and its Subsidiaries, as applicable, as in effect on the date of this Agreement.

(c) Any Indemnified Party wishing to claim indemnification under this Section 6.6 shall promptly notify CenterState upon learning of any Claim, provided that failure to so notify shall not affect the obligation of CenterState under this Section 6.6 unless, and only to the extent that, CenterState is actually and materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether arising before or after the Effective Time), (i) CenterState shall have the right to assume the defense thereof and CenterState shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, unless such Indemnified Party is advised in writing by counsel that the defense of such Indemnified Party by CenterState would create an actual or potential conflict of interest (in which case, CenterState shall not be obligated to reimburse or indemnify any Indemnified Party for the expenses of more than one such separate counsel for all Indemnified Parties, in addition to one local counsel in the jurisdiction where defense of any Claim has been or is to be asserted), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) CenterState shall not be liable for any settlement effected without its prior written consent and CenterState shall not settle any Claim without such Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (iv) CenterState shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(d) For a period of six (6) years following the Effective Time, CenterState will use its commercially reasonable efforts to provide director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors of GFHF or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as the coverage currently provided by GFHF and its Subsidiaries; provided, however, that (i) if CenterState is unable to maintain or obtain the insurance called for by this Section 6.6(d), then CenterState will provide as much comparable insurance as is reasonably available, (ii) officers and directors of GFHF or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance, and (iii) in satisfaction of its obligations under this Section 6.6(d), CenterState may require GFHF to purchase, prior to but effective as of the Effective Time, tail insurance providing such coverage prior to Closing. Whether or not CenterState or GFHF shall procure such coverage, in no event shall GFHF expend, or CenterState be required to expend, for such tail insurance a premium amount in excess of an amount equal to 200% of the annual premiums paid by GFHF for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, then GFHF or CenterState, as applicable, shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(e) If CenterState or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of CenterState and its Subsidiaries shall assume the obligations set forth in this Section 6.6.

(f) These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party and his or her heirs representatives or administrators. After the Effective Time, the obligations of CenterState under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party unless the affected Indemnified Party shall have consented in writing to such termination or modification. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.6 that is denied by CenterState, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expense, then CenterState or the Surviving Entity shall pay such Indemnified Party’s costs and expenses, including legal fees and expenses, incurred in connection with enforcing such claim against CenterState. If any Indemnified Party makes any claim for indemnification or advancement of expenses under the Section 6.6 that is denied by CenterState, and a court of competent jurisdiction determines that the Indemnified Party is not entitled to such indemnification or advancement of expense, the Indemnified Party shall pay CenterState’s or the Surviving Entity’s costs and expenses, including legal fees and expenses, incurred in connection with defending such claim against the Indemnified Party.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.6 is not prior to or in substitution for any such claims under such policies.

6.7 No Solicitation.

(a) GFHF agrees that, except as expressly permitted by Section 6.7(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and its Subsidiaries’ officers, directors, and employees (the “GFHF Individuals”) not to, and will use its commercially reasonable efforts to cause GFHF’s and its Subsidiaries’ agents, advisors, accountants, legal counsel, and financial advisors (the “GFHF Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and its Subsidiaries’ business, properties or assets (“GFHF Confidential Information”) to, or have any discussions with, any Person relating to, any Acquisition Proposal; provided, however, that this Section 6.7 shall not prohibit any GFHF Representative from informing any Person of the restrictions contained in this Section 6.7 (including by providing a copy hereof to such Person) or from contacting any Person who has made an Acquisition Proposal for the purpose of requesting clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal (provided, as to foregoing, that GFHF shall not provide any confidential or non-public information on GFHF or its Subsidiaries or CenterState or its Subsidiaries). GFHF will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than CenterState with respect to any Acquisition Proposal and will use its commercially reasonable efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal. It is understood that any breach of the provisions of this Section 6.7 by any GFHF Representative shall constitute a breach by GFHF.

(b) Notwithstanding anything to the contrary in Section 6.7(a), at any time from the date of this Agreement and prior to obtaining the GFHF Shareholder Approval, in the event GFHF receives an unsolicited

Acquisition Proposal and the Board of Directors of GFHF determines in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, GFHF may, and may permit its Subsidiaries and the GFHF Individuals and the GFHF Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to GFHF than the Confidentiality Agreement, (ii) furnish or cause to be furnished GFHF Confidential Information to the Person or Persons making such Acquisition Proposal pursuant to such confidentiality agreement, and (iii) negotiate and participate in such negotiations or discussions with the Person or Persons making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of GFHF determines in good faith (following consultation with counsel) that failure to take such actions would or would be reasonably likely to result in a violation of its fiduciary duties under applicable law.

(c) The Board of Directors of GFHF shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to CenterState, the GFHF Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to CenterState the GFHF Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding the foregoing, if the GFHF Board concludes in good faith (after consultation with its outside legal and financial advisors) that an Acquisition Proposal constitutes a Superior Proposal and (after consultation with its legal advisors) that failure to do so could be inconsistent with its fiduciary obligations to the stockholders of GFHF under applicable Laws, the GFHF Board may at any time prior to the GFHF Shareholder Approval (i) effect a Change of Recommendation or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Board of Directors of GFHF may not make a Change in Recommendation, or terminate this Agreement, with respect to an Acquisition Proposal unless (i) GFHF shall not have breached this Section 6.7 and (ii) (A) the Board of Directors of GFHF determines in good faith (after consultation with counsel) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by CenterState under this Section 6.7(c); (B) GFHF has given CenterState at least three (3) days’ prior written notice of its intention to take such action set forth above (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (C) before effecting such Change in Recommendation, GFHF has negotiated, and has caused its representatives to negotiate, in good faith with CenterState during such notice period to the extent CenterState wishes to negotiate, to enable CenterState to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of such Superior Proposal, GFHF shall, in each case, be required to deliver to CenterState a new written notice, the notice period shall recommence and GFHF shall be required to comply with its obligations under this Section 6.7 with respect to such new written notice.

(d) GFHF will advise CenterState in writing within twenty-four (24) hours following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep CenterState apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.

(e) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Section or elsewhere in this Agreement shall prohibit GFHF, its Subsidiaries, or their respective Boards of Directors or any committees thereof, from complying with their respective disclosure obligations under applicable Law.

(f) As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving GFHF or any of its Significant Subsidiaries or any proposal or offer to acquire in any manner in a single transaction or series of transactions more than fifty percent (50%) of the voting power in, or more than twenty percent (20%) of the fair market value of the business, assets or deposits of, GFHF or any of its Significant Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a written Acquisition Proposal that the Board of Directors of GFHF concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm, CenterState acknowledging that Hovde Group is a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

6.8 Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, provided that any failure to give such notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.8 or the failure of a condition contained in Article VII unless the underlying breach would independently result in a failure of a condition set forth in Article VII. Each of the Parties shall promptly inform the other in writing upon receiving notice of any material Action by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.9 Correction of Information. Each of GFHF and CenterState shall promptly correct and supplement in writing any information set forth in the Schedules to this Agreement furnished under this Agreement so that such schedules shall be correct and complete in all material respects at all times prior to Closing, without taking into account any Material Adverse Effect qualification contained in Article VII, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any Party receiving such notice.

6.10 System Integration. From and after the date hereof, GFHF shall cause each GBF Bank and its directors, officers and employees to, and shall make all commercially reasonable efforts (without undue disruption to either business) to cause each GBF Bank’s data processing consultants and software providers to, cooperate and assist each GBF Bank and CenterState Bank of Florida, N.A. in connection with an electronic and systematic conversion of all applicable data of each GBF Bank to the CenterState system following the Effective Time, including the training of each GBF Bank employee without undue disruption to each GBF Bank’s business, during normal business hours and at the expense of CenterState (not to include each GBF Bank’s standard employee payroll).

6.11 Coordination; Integration. Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, GFHF shall cause the Chief Executive Officer of each GBF Bank or his designee to assist and confer with the officers of CenterState Bank of Florida, N.A., on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of CenterState Bank of Florida, N.A., as the resulting institution in the Bank Merger.

6.12 Non-Competition and Non-Disclosure Agreement. Concurrently with the execution and delivery of this Agreement and effective upon Closing, GFHF has caused each non-employee director of GFHF and each GBF

Bank to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit C (collectively, the “Director Restrictive Covenant Agreements”).

6.13 Claims Letters. Concurrently with the execution and delivery of this Agreement and effective upon the Closing, GFHF has caused each director of GFHF and each GBF Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit D.

6.14 Tax Treatment. Each of the Parties undertakes and agrees to use reasonable efforts to cause the Merger, and to use commercially reasonable efforts to take no action which would cause the Merger not, to qualify as a “Reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes.

6.15 Redemption of GFHF Preferred Stock. At or prior to the Closing, GFHF shall redeem all of its issued and outstanding shares of Series B Preferred Stock for an amount not to exceed $2,596,000 plus accrued and unpaid dividends through the date of redemption.

6.16 Failure to Fulfill Conditions. In the event that either Party determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify the other Party.

6.17 Banking Office. Following consummation of the Merger, the Surviving Bank shall take such action with regard to the banking office as Previously Disclosed by CenterState.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, written waiver by each of GFHF and CenterState, at or prior to the Closing Date, of the following conditions:

(a) Shareholder Approval. The GFHF Shareholder Approval shall have been obtained.

(b) Nasdaq Listing. The shares of CenterState Common Stock to be issued in exchange for GFHF Common Stock in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(c) Form S-4. The Form S-4, shall have become effective under the Securities Act and no stop order suspending the effectiveness of such registration pursuant to Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement shall be in effect.

(e) Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement in the manner provided herein, including the Merger and the Bank Merger, shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, provided that such Regulatory Approvals do not contain a Materially Burdensome Regulatory Condition or commitments, conditions, restrictions or understandings, whether contained in an approval letter or otherwise, which, individually or in the aggregate, would constitute a Material Adverse Effect on CenterState and CenterState Bank of Florida, N.A., taken as a whole, after giving effect to the transactions contemplated by this Agreement (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

(f) Tax Opinion. Hacker, Johnson & Smith, PA shall have issued its written opinion, in form reasonably satisfactory to the Parties and addressed to the Parties (the “Tax Opinion”), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) the exchange in the Merger of GFHF Common Stock for CenterState Common Stock will not give rise to gain or loss to the shareholders of GFHF with respect to such exchange (except to the extent of any cash received), (iii) the holding period for the shares of CenterState Common Stock received in the Merger will include the holding period for the shares of GFHF Common Stock exchanged therefor, (iv) the basis in the shares of CenterState Common Stock received in the Merger will consist of the basis for the shares of GFHF Common Stock in exchange therefor (reduced by an amount of any cash received), and (v) neither GFHF nor CenterState will recognize gain or loss as a consequence of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code). Officers of each Party shall execute and deliver to Hacker, Johnson & Smith, PA certificates containing appropriate representations reasonably satisfactory in form and substance to such firm at such time or times as may be reasonably requested by such firm in connection with its delivery of such Tax Opinion. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of GFHF and CenterState.

(g) Consents and Approvals. Each Party shall have obtained any and all consents, approvals, authorizations, clearances, exemptions, waivers or similar affirmation required for consummation of the Merger or for the preventing of any default under any contract, agreement or permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party or that would otherwise impose a material adverse requirement upon such Party.

7.2 Conditions to Obligations of CenterState. The obligation of CenterState to effect the Merger is also subject to the satisfaction or, to the extent permitted by law, written waiver by CenterState, at or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. The representations and warranties of GFHF set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects as of the Closing Date; provided, however, that (A) the representations and warranties in Sections 3.1(b) (Capitalization) regarding the number of outstanding shares of GFHF Common Stock and the equity based awards outstanding shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, and (B) the representations and warranties in Sections 3.1(e) (Absence of Changes), 3.1(f) (Tax Matters) and 3.1(bb) (Representations Not Misleading) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time. CenterState shall have received a certificate signed on behalf of GFHF by the Chief Executive Officer or the Chief Financial Officer of GFHF to the foregoing effect.

(g) Performance of Obligations of GFHF. GFHF shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CenterState shall have received a certificate signed on behalf of GFHF by the Chief Executive Officer or the Chief Financial Officer of GFHF to such effect.

(h) Dissenting Shares. Dissenting Shares shall be less than seven and one-half percent (7 1/2%) of the issued and outstanding GFHF Common Stock.

(i) No GFHF Material Adverse Effect. Since the date of this Agreement (i) no event shall have occurred which has resulted in a Material Adverse Effect on GFHF, and (ii) no condition, event, fact, circumstance or other occurrence shall have occurred that is reasonably expected to have or result in a Material Adverse Effect on GFHF.

(j) Employee Agreements. Each of the Employment Agreements entered into between CenterState Bank, N.A. and each Thomas D. Ingram, David K. Maholias and Shaun P. Merriman as of the date of this Agreement (collectively, the “Employee Agreements”) shall continue to be in full force and effect on the Effective Time in accordance with their respective terms.

(k) Matters Relating to 280G Taxes. CenterState shall be satisfied in its reasonable discretion, either through mutually agreeable pre-closing amendments or otherwise, that GFHF shall have taken any and all reasonably necessary steps such that the Merger will not trigger any “excess parachute payment” (as defined in Section 280G of the Code) under any change in control agreements, salary continuation agreements, employment agreements, benefit plans, or similar arrangements between GFHF and/or the GBF Banks and any officers, directors, or employees thereof.

(l) Matters Relating to Compensation Matters. All change in control agreements, salary continuation agreements, severance agreements, employment agreements, and similar compensation agreements between GFHF and/or the GBF Banks and any officer, director or employee shall be amended or terminated as of the Effective Time.

(m) GFHF 401(k) Plan. CenterState shall have received such evidence and documentation as it shall have reasonably requested to establish that GFHF and/or the GBF Banks have effectuated the termination of their 401(k) Plan effective as of the Effective Time.

7.3 Conditions to Obligations of GFHF. The obligation of GFHF to effect the Merger is also subject to the satisfaction or waiver by GFHF at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of CenterState set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); except to the extent that such representations and warranties are qualified by the terms “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date; provided, however, that the representations and warranties in Section 4.1(b) (Capitalization) regarding the number of outstanding shares of GFHF Common Stock and the equity based awards outstanding, and Sections 4.9 (CenterState Information), 4.12 (Representations Not Misleading) and 4.13 (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time. GFHF shall have received a certificate signed on behalf of CenterState by the Chief Executive Officer or the Chief Financial Officer of CenterState to the foregoing effect.

(b) Performance of Obligations of CenterState. CenterState shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and GFHF shall have received a certificate signed on behalf of CenterState by the Chief Executive Officer or the Chief Financial Officer of CenterState to such effect.

(c) Execution of Agreements. CenterState shall have executed and delivered the Employee Agreements.

(d) No CenterState Material Adverse Effect. Since the date of this Agreement (i) no event shall have occurred which has resulted in a Material Adverse Effect on CenterState, and (ii) no condition, event, fact, circumstance or other occurrence shall have occurred that is reasonably expected to have or result in a Material Adverse Effect on CenterState.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination.

(a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after the GFHF Shareholder Approval:

(i) by mutual consent of GFHF and CenterState in a written instrument authorized by the Board of Directors of each of GFHF and CenterState;

(ii) by either GFHF or CenterState, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(a)(ii) if such denial is attributable to the failure of such Party to perform any covenant in this Agreement required to be performed prior to the Effective Time;

(iii) by either GFHF or CenterState, if the Merger shall not have been consummated on or before the date that is two hundred seventy (270) days following the date of this Agreement, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement;

(iv) by either GFHF or CenterState (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of GFHF, in the case of a termination by CenterState, or CenterState, in the case of a termination by GFHF, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 (in the case of a termination by CenterState) or Section 7.3 (in the case of a termination by GFHF), and which is not cured within twenty (20) days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period;

(v) by CenterState if (i) the Board of Directors of GFHF (or any committee thereof) shall have failed to make the GFHF Board Recommendation or shall have made a Change in Recommendation, or (ii) GFHF shall have materially breached any of the provisions set forth in Section 6.7, which breach shall not have been cured within five (5) Business Days of such breach;

(vi) by GFHF prior to obtaining the GFHF Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.7; provided, however, that GFHF has (i) not materially breached the provisions of Section 6.7 which breach shall not have been cured within five (5) Business Days of such breach;, and (ii) complied with its payment obligation under Section 8.4(a);

(vii) by either GFHF or CenterState, if the provisions of Section 8.1(a)(v) are not applicable and the shareholders of GFHF fail to provide the GFHF Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof; and

(viii) By the Board of Directors of GFHF, if the GFHF Board of Directors so determines at any time during the five (5) day period commencing on the Determination Date, if, and only if, both of the following conditions are satisfied:

(a) the number obtained by dividing the Average Closing Price by the Initial CenterState Market Price (the “CenterState Ratio”) is less than 0.825; and

(b) the CenterState Ratio is less than the number obtained by (1) dividing the Final Index Price by the Initial Index Price and (2) subtracting 0.175 from such quotient (the “Index Ratio”), subject, however, to the following three sentences:

If GFHF elects to exercise its termination right under this Section 8.1(a)(viii), it shall give prompt written notice thereof to CenterState. Within five (5) Business Days following its receipt of such notice, CenterState shall have the option to pay an additional amount in cash for each Stock Election Share (the “Additional Cash”) equal to the lesser of the following:

(x) Additional Cash = SEC(IR * ICSMP – ACP)

or

(y) Additional Cash = SEC(0.825 * ICSMP – ACP)

ACP = Average Closing Price

IR = Index Ratio

SEC = Stock Election Consideration

CSR = CenterState Ratio

ICSMP = Initial CenterState Market Price

If CenterState so elects, it shall give written notice to GFHF of such election to pay the Additional Cash for each Stock Election Share within the five (5) Business Day period following its receipt of notice of termination from GFHF, whereupon no termination shall have occurred pursuant to this Section 8.1(a)(viii) and this Agreement shall remain in full force and effect in accordance with its terms (except that CenterState shall be obligated to pay the Additional Cash for each Stock Election Share).

As used herein, the following terms shall have the indicated meanings:

“Average Closing Price” shall mean the average closing price of CenterState Common Stock as reported on the NASDAQ Stock Market for the ten (10) consecutive trading days ending on the Trading Day immediately prior to the Determination Date.

“Determination Date” means the later of (i) the date on which the last required Regulatory Approval is obtained without regard to any requisite waiting period or (ii) the date on which the GFHF Shareholder Approval is obtained.

“Final Index Price” shall mean the average of the Index Prices for the ten (10) Trading Days ending on the Trading Day immediately prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index (Symbol: BANK).

“Index Price” shall mean the closing price of the Index Group on any applicable Trading Day.

“Initial Index Price” shall mean $3,574.56.

“Initial CenterState Market Price” shall mean $22.46.

“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 pm (Eastern Time).

If CenterState declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, then the prices for the CenterState Common Stock shall be appropriately adjusted for the purposes of applying Section 1.4 and this Section 8.1.

8.2 Effect of Termination. In the event of termination of this Agreement by either GFHF or CenterState as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of GFHF, CenterState, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement; provided, however, that (i) this Section 8.2 and Sections 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

8.3 Fees and Expenses. Except as provided in Section 8.4 and with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne equally by GFHF and CenterState, and all filing and other fees in connection with any filing with the SEC relating to the Merger, which shall be borne by CenterState, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated, provided that nothing contained herein shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful and material breach of any provision of this Agreement. Notwithstanding the foregoing, CenterState shall reimburse GFHF for its reasonable documented out of pocket expenses incurred in connection with the transactions contemplated by this Agreement if this Agreement is terminated (i) by GFHF or CenterState pursuant to (a) Section 8.1(a)(ii) or (b) Section 8.1 (a)(iv) or (ii) by GFHF pursuant to Section 8.1(a)(iii). If any legal action or other proceeding relating to this Agreement or the transactions contemplated hereby or the enforcement of any provision of this Agreement is brought by a Party against the other Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the other Party, in addition to any other relief to which such prevailing Party may be entitled.

8.4 Termination Fees.

(a) In recognition of the efforts, expenses and other opportunities foregone by CenterState while structuring and pursuing the Merger, if this Agreement is terminated pursuant to Section 8.1(a)(v) or Section 8.1(a)(vi), then (i) in the case of termination under Section 8.1(a)(v), GFHF shall, within three (3) Business Days after such termination, pay CenterState an amount equal to $6,100,000 (the “Termination Fee”) in each case by wire transfer of same day funds, and (ii) in the case of a termination under Section 8.1(a)(vi), GFHF shall, simultaneously with such termination and as a condition thereof, pay CenterState an amount equal to the Termination Fee.

(b) If this Agreement is terminated by either Party under Section 8.1(a)(vii), and prior to the GFHF Shareholder Meeting there has been publicly announced an Acquisition Proposal, then if within twelve (12) months of such termination GFHF or any GBF Bank either (i) enters into a definitive agreement with respect to such Acquisition Proposal or (ii) consummates such Acquisition Proposal, GFHF shall, within three (3) Business Days after the first to occur of the foregoing, pay CenterState the Termination Fee set forth in

Section 8.4(a)(i) by wire transfer of same-day funds. For purposes of the immediately preceding clauses (i) and (ii), the references to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

(c) Notwithstanding anything to the contrary in this Agreement, other than in the case of a willful and material breach of this Agreement, the payment of the Termination Fee pursuant to this Section 8.4 shall fully discharge the paying Party from, and be the sole and exclusive remedy of the other Party with respect to, any and all losses that may be suffered by such other Party based upon, resulting from or arising out of the circumstances giving rise to such termination of this Agreement. In no event shall a Party be required to pay the Termination Fee on more than one occasion. The Parties agree that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.

8.5 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement by the shareholders of GFHF; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of GFHF, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.6 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement on the part of the other Party or (c) waive compliance with any of the agreements or conditions contained in this Agreement on the part of the Party. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Winter Haven, Florida time (or at such other time as the Parties may mutually agree), at the offices of CenterState or by the exchange of transaction documents by e-mail, facsimile or overnight courier, on a date no later than the first day of the calendar month immediately following the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at such time), unless another time or date is determined by mutual agreement of the Parties (the “Closing Date”); provided, however, that the Closing Date shall occur no earlier than April 1, 2017.

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement other than this Section 9.2 shall survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, including, without limitation, the agreements contained in Sections 6.4, 6.5, 6.6 and 9.8.

9.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to CenterState, to:

CenterState Banks, Inc.

1101 First Street South

Winter Haven, Florida 33880

Attn: Mr. John C. Corbett

Fax: (863) 419-7798

(b)	with a copy (which shall not constitute notice to CenterState) to:

Smith Mackinnon, PA

255 South Orange Avenue, Suite 1200

Orlando, Florida 32801

Attn: John P. Greeley, Esq.

Fax: (407) 843-2448

(c)	if to GFHF, to:

Gateway Financial Holdings of Florida, Inc.

1950 W International Speedway Boulevard Daytona Beach, Florida 32114

Attn: Shaun Merriman, CEO

Fax: (386) 947-5434

with a copy (which shall not constitute notice to GFHF) to:

Gunster, Yoakley & Stewart, P.A.

450 E. Las Olas Boulevard, Suite 1400

Fort Lauderdale, Florida 33301

Attn: Gregory K. Bader, Esq.

Fax: (954) 523-1722

9.4 Interpretation.

(a) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) The word “or” as used in this Agreement shall not be exclusive.

(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any statute or to any provision of any statute shall include any amendment to, and any modification or re-enactment thereof, and all regulations and statutory instruments issued thereunder or pursuant thereto.

(f) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(g) If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5 Counterparts. This Agreement may be executed and delivered in two or more counterparts (including delivery by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction.

9.8 Publicity. Neither GFHF nor CenterState shall, and neither GFHF nor CenterState shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of CenterState, in the case of a proposed announcement or statement by GFHF, or GFHF, in the case of a proposed announcement or statement by CenterState; provided, however, that either Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the rules and regulations of the Nasdaq.

9.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Any purported assignment in contravention hereof shall be null and void. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except (a) for Section 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, (b) if the Effective Time occurs, the right of holders of GFHF Common Stock and equity awards to receive the Merger Consideration and amounts payable pursuant to this Agreement, or (c) as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties hereto any rights or remedies under this Agreement.

9.10 Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled to specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

9.11 Disclosure Schedule. Before entry into this Agreement, each Party has delivered to the other Party a schedule (each a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties of the disclosing Party contained in Article III or Article IV, as applicable; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance. For purposes of this Agreement, “Previously Disclosed” or “previously disclosed” means information set forth by a Party in the applicable paragraph of its Disclosure Schedule or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).

ARTICLE X

DEFINITIONS

10.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Affiliate” of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (ii) any director, partner or executive officer of such Person or, for any Person that is a limited liability company, any manager or managing member thereof. For purposes of this definition, “control” (and its derivatives) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity, voting or other interests, as trustee or executor, by contract or otherwise.

“Available Cash Election Amount” shall mean the product of (a) the number of shares of GFHF Common Stock outstanding at the Effective Time, multiplied by (b) the Cash Election Consideration, and multiplied by (c) 30%.

“Benefit Plan” shall mean any “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), and any other employee benefit plan, policy, or agreement, whether or not covered by ERISA, and any pension, retirement, profit-sharing, deferred compensation, equity compensation, employment, stock purchase, gross-up, retention, incentive compensation, employee stock ownership, severance, vacation, bonus, or deferred compensation plan, policy, or arrangement, any medical, vision, dental, or other written health plan, any life insurance plan, fringe benefit plan, and any other employee program or agreement, whether formal or informal, that is entered into, maintained by, sponsored in whole or in part by, or contributed to by GFHF or any Subsidiaries thereof, or under which GFHF or any of its Subsidiaries could have any obligation or Liability, whether actual or contingent, with respect to any employee of GFHF or any of its Subsidiaries.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended, and rules and regulations thereunder.

“Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday, excluding federal holidays, on which CenterState Bank of Florida, N.A. is open for carrying on substantially all of its business functions.

“Cash Election Amount” shall mean the product of (i) the number of Exchangeable Shares receiving the Cash Election Consideration, multiplied by (ii) the Cash Election Consideration.

“Code” shall mean the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations thereunder.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, note, bond, license, mortgage, deed of trust or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, assets or business.

“Default” shall mean (i) any breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Law, Order, or Permit.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common Law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material, including all requirements for permits, licenses and other authorizations that may be required.

“ERISA Affiliate” of any Person means any entity that is, or at any relevant time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (iii) an affiliated service group (as defined under Section 414(m) of Code or the regulations under Section 414(o) of the Code) with such Person.

“ERISA Plan” shall mean any Benefit Plan that is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, amended, and the rules and regulations thereunder.

“Facilities” shall mean all buildings and improvements on the Property of any Person.

“FBCA” shall mean the Florida Business Corporation Act.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of a Party and its Subsidiaries as of September 30, 2016, and as of December 31, 2014 and 2015, and the related consolidated statements of operations, cash flows (as to annual financial statements only), and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) for the nine months ended September 30, 2016 and for each of the years ended December 31, 2013, 2014 and 2015, as delivered by such party to the other Party or as filed or to be filed by such Party in its SEC Reports, and (ii) the consolidated balance sheets of such Party and its Subsidiaries (including related notes and schedules, if any), and related statements of operations, cash flows (as to annual financial statements only), and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) filed with respect to periods ended subsequent to September 30, 2016.

“GAAP” means U.S. generally accepted accounting principles.

“Hazardous Material” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state, or federal Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

“Intellectual Property” shall mean (i) any patents, copyrights, trademarks, service marks, maskworks or similar rights throughout the world, and applications or registrations for any of the foregoing, (ii) any proprietary interest, whether registered or unregistered, in know-how, copyrights, trade secrets, database rights, data in databases, website content, inventions, invention disclosures or applications, software (including source and object code), operating and manufacturing procedures, designs, specifications and the like, (iii) any proprietary interest in any similar intangible asset of a technical, scientific or creative nature, including slogans, logos and the like and (iv) any proprietary interest in or to any documents or other tangible media containing any of the foregoing.

“Internal Revenue Service” or “IRS” shall mean the Internal Revenue Service.

“Knowledge” of any Party or “known to” a Party and any other phrases of similar import means, with respect to any matter in question relating to a Party, if any of the Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or General Counsel of such Party have actual knowledge of such matter, after reasonable inquiry of their direct subordinates who would be likely to have knowledge of such matter.

“Law” shall mean any code, law (including any rule of common law), ordinance, regulation, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Governmental Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include claims of entitlement under any Benefit Plans that are made or received in the ordinary course of business.

“Material Adverse Effect” means, with respect to CenterState or GFHF, as the case may be, any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is material and adverse to the business, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries taken as a whole; provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in laws, rules or regulations or interpretations of laws, rules or regulations by Governmental Entities of general applicability to companies in the industry in which such Party and its Subsidiaries operate, (C) changes after the date of this Agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the industry in which such Party and its Subsidiaries operate, (D) the execution or public disclosure of this Agreement or the transactions contemplated hereby or the consummation hereof, including impacts on relationships with customers and employees, or (E) any action taken by such Party with the other Party’s written consent or any action taken by such Party that is required by this Agreement, except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the business, operations, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate (in which case only the incremental disproportionate effect may be taken into account in determining whether there has been or may be a Material Adverse Effect); or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such Party to timely consummate the transactions contemplated by this Agreement or to perform its agreements or covenants hereunder.

“Materially Burdensome Regulatory Condition” Any requirement imposed by a Regulatory Authority on CenterState or CenterState Bank of Florida, N.A. in connection with obtaining any Requisite Regulatory Approval to (i) maintain capital ratios greater than those set forth in Section 6.1 of the CenterState Disclosure Schedule, (ii) agree to originate any loans or make any payments to any one or more third parties other than pursuant to contracts or commitments in effect as of the date hereof or as required or contemplated by this Agreement, or (iii) raise common equity capital at the holding company or bank level.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Governmental Authority.

“Organizational Documents” shall mean the articles of incorporation, certificate of incorporation, charter, bylaws or other similar governing instruments, in each case as amended as of the date specified, of any Person.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, or permit from Governmental Authorities that are required for the operation of the businesses of a Person or its Subsidiaries.

“Permitted Liens” shall mean (i) Liens for current Taxes and assessment not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) landlord’s, mechanics’, workmen’s, repairman’s, warehousemen’s, carrier’s and similar Liens arising in the ordinary course of business of GFHF or such Subsidiary consistent with past practice, or (iii) restrictions on transfers under applicable securities Laws, (iv) statutory Liens for amounts not yet delinquent, and (v) Liens, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

“Person” means an individual, bank, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Property” shall mean all real property leased or owned by any Person and its Subsidiaries, either currently or in the past.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board, the OCC, the FDIC, the Florida Office of Financial Regulation, the Consumer Financial Protection Bureau, the Internal Revenue Service, all federal and state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, FINRA, and the SEC (including, in each case, the staff thereof).

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative of a Person.

“SEC Reports” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Laws” shall mean the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, and the Trust Indenture Act of 1939, each as amended, state securities and “Blue Sky” Laws, including in each case the rules and regulations thereunder.

“Subsidiary,” when used with respect to either Party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such Party for financial reporting purposes under GAAP.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments, including assessments for unclaimed property, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, or any amount in respect of unclaimed property or escheat, imposed by or required to be paid or withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, and including any liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous provision of state, local or foreign Law or otherwise.

“Tax Return” shall mean any report, return, information return, or other information provided or required to be provided to a Taxing Authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax return.

“Taxable Period” shall mean any period prescribed by any Taxing Authority.

“Taxing Authority” shall mean any federal, state, local, municipal, foreign, or other Governmental Authority, instrumentality, commission, board or body having jurisdiction over the Parties to impose or collect any Tax.

“Technology Systems” shall mean the electronic data processing, information, record keeping, communications, telecommunications, hardware, third-party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property used by GFHF.

(b) The terms set forth below shall have the means ascribed thereto in the referenced sections:

Definition	Section
Acquisition Proposal	6.7(e)
Agreement	Preamble
Articles of Merger	1.2
Average Closing Price	8.1(a)(ix)
Bank Merger	1.8
Bank Merger Agreement	1.8
Bankruptcy and Equity Exception	3.1(c)(i)
Cancelled Shares	1.4(d)
Cash Election	1.4(b)
Cash Election Consideration	1.4(b)
Cash Election Share	1.4(c)(iii)
Cash Fraction	1.4(c)(iv)(A)
CenterState	Preamble
CenterState Bank of Florida, N.A.	1.8
CenterState Bylaws	4.1(b)
CenterState Charter	4.1(b)
CenterState Common Stock	1.4(a)
CenterState Ratio	8.1(a)(viii)
CenterState Regulatory Agreement	4.7(b)
CenterState SEC Reports	4.5(b)
CenterState Termination Fee	8.4(c)
Certificate	1.4(g)
Change in Recommendation	6.7(c)
Claim	6.6(a)
Closing	9.1
Closing Date	9.1
Code	2.2(d)
Company Regulatory Agreement	3.1(h)(v)
Confidentiality Agreement	6.2(e)
Covered Employees	6.5(a)
CRA	3.1(q)
D&O Insurance	6.6(c)
Determination Date	8.1(a)(ix)
Determination Period	8.1(a)
Director Restrictive Covenant Agreements	7.2(f)
Disclosure Schedule	9.11
Dissenting Shares	1.4(e)
DPC Common Shares	1.4(d)
Effective Time	1.2
Election Deadline	1.4(c)(iii)
Election Form	1.4(c)(i)
Election Form Record Date	1.4(c)(i)
Employee Agreements	7.2(e)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchangeable Shares	1.4(b)
FBCA	1.1
Federal Reserve Board or FRB	3.1(c)(iii)
FDIC	3.1(c)(iii)

Definition	Section
FHLB	3.1(b)(iii)
FOFR	3.1(c)(iii)
Final Index Price	8.1(a)(ix)
Form S-4	3.1(c)(iii)
FRB	3.1(c)(iii)
FBCA	1.1
GBCF	1.8
GBF	1.8
GBFSW	1.8
GBF Banks	1.8
GBF Entities	1.8
GFHF	Preamble
GFHF Benefit Plans	6.5(e)
GFHF Board Confidential Matters	6.2(d)
GFHF Board Recommendation	6.3
GFHF Bylaws	3.1(a)(ii)
GFHF Charter	3.1(a)(ii)
GFHF Common Stock	1.4(b)
GFHF Confidential Information	6.7(a)
GFHF Entities	1.8
GFHF Individuals	6.7(a)
GFHF Latest Balance Sheet	3.1(d)(ii)
GFHF Representatives	6.7(a)
GFHF Shareholder Approval	3.1(c)(i)
GFHF Shareholder Meeting	6.3
GFHF Shareholder Meeting Notice Date	6.3
GFHF Stock Option	1.5(a)
GFHF Stock Plans	1.5(a)
Governmental Authority	3.1(c)(iii)
Governmental Entity	3.1(c)(iii)
Indemnified Parties	6.6(a)
Index Group	8.1(a)(viii)
Index Price	8.1(a)(ix)
Initial CenterState Market Price	8.1(a)(ix)
Initial Index Price	8.1(a)(ix)
IIPI	3.1(r)(i)
KBW	4.11
Letter of Transmittal	2.2(a)
Liens	3.1(b)(iii)
Mailing Date	1.4(c)(i)
Maximum D&O Tail Premium	6.6(c)
Merger	Recitals
Merger Consideration	1.4(b)
Nasdaq	3.1(c)(iii)
No Election Shares	1.4(c)(iii)
OCC	3.1(c)(iii)
Option Exchange Ratio	1.5
Party or Parties	Preamble
Person	3.1(b)(iii)
Previously Disclosed	9.11
Program	6.5(g)

Definition	Section
Proxy Statement	3.1(c)(iii)
PTO	6.5(g)
Regulatory Approvals	3.1(c)(iii)
Requisite Regulatory Approvals	7.1(e)
Rights	3.1(b)(i)
Sarbanes-Oxley Act	4.5(b)
SEC	3.1(c)(iii)
SRO	3.1(c)(iii)
Stock Election	1.4(b)
Stock Election Consideration	1.4(b)
Stock Election Share	1.4(c)(iii)
Superior Proposal	6.7(e)
Surviving Bank	1.8
Surviving Company	Recitals
Tax Opinion	7.1(f)
Takeover Laws	3.1(v)
Termination Fee	8.4(a)
Trading Day	8.1(a)(ix)
Trust Account Common Shares	1.4(d)
Voting Agreement	Recitals
Voting Debt	3.1(b)(i)

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, CenterState and GFHF have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CENTERSTATE BANKS, INC.

By:	/s/ John C. Corbett
John C. Corbett
President and Chief Executive Officer

GATEWAY FINANCIAL HOLDINGS OF FLORIDA, INC.

By:	/s/ Shaun P. Merriman
Shaun P. Merriman
Chief Executive Officer

EXHIBIT A

SHAREHOLDER VOTING AGREEMENT

This Shareholder Voting Agreement (this “Agreement”) is entered into as of the 30th day of November, 2016, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and the undersigned holder (“Shareholder”) of Common Stock (as defined herein).

RECITALS

WHEREAS, as of the date hereof, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of voting common stock, $5.00 par value per share (the “Common Stock”), of Gateway Financial Holdings of Florida, Inc. (“GFHF”), indicated on the signature page of this Agreement under the heading “Total Number of Shares of Common Stock Subject to this Agreement” (such shares of Common Stock, which shall exclude any shares of Common Stock underlying any outstanding equity rights, together with any other shares of Common Stock the voting power over which is acquired by Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the “Shares”);

WHEREAS, CenterState and GFHF propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; for purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, GFHF will merge with and into CenterState (the “Merger”); and

WHEREAS, as a condition to the willingness of CenterState to enter into the Merger Agreement, Shareholder is executing this Agreement;

NOW, THEREFORE, in consideration of, and as a material inducement to, CenterState entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by CenterState in connection therewith, Shareholder and CenterState, intending to be legally bound, hereby agree as follows:

1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of GFHF, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by CenterState, Shareholder shall:

(a)	appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)	vote (or cause to be voted), in person or by proxy, all the Shares as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including, without limitation, any amendments or modifications of the terms thereof adopted in accordance with the terms thereof); (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of GFHF contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

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Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of GFHF, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares; provided, however, that the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (d) the disposition or surrender of Shares in connection with the vesting, settlement or exercise of equity rights as permitted by the Merger Agreement; and (e) such transfers as CenterState may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with CenterState as follows:

(a)	Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)	This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by CenterState, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity.

(c)	The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, limited liability company, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)	Shareholder is the beneficial owner of the Shares. Shareholder does not own, of record or beneficially, any shares of capital stock of GFHF other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any GFHF Stock Options. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto.

4. No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of GFHF, shall not, nor shall Shareholder in such capacity authorize any shareholder, member, partner, officer, director, advisor or representative of Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to not permit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry,

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offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than CenterState) any information or data with respect to GFHF or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger and the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of GFHF’s shareholders with respect to an Acquisition Proposal. For avoidance of doubt, the parties acknowledge and agree that nothing in this Agreement shall limit or restrict Shareholder or any of his, her or its affiliates who is or becomes during the term hereof a member of the Board of Directors or an officer of GFHF or any of its Subsidiaries from acting, omitting to act or refraining from taking any action, solely in such person’s capacity as a member of the Board of Directors or as an officer of GFHF (or as an officer or director of any of its Subsidiaries) consistent with his or her fiduciary duties in such capacity under applicable law.

5. Irrevocable Proxy. Subject to the last sentence of this Section 5, by execution of this Agreement, Shareholder does hereby appoint CenterState with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of GFHF, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of GFHF taken by written consent. Notwithstanding the foregoing, the holder of such proxy shall not exercise such proxy on any matter other than as set forth in Section 1. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 7 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

6. Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of CenterState to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to CenterState if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, CenterState will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that CenterState has an adequate remedy at law. In addition, CenterState shall have the right to inform any third party that CenterState reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of CenterState hereunder, and that participation by any such thirty party with Shareholder in activities in violation of Shareholder’s agreement with CenterState set forth in this Agreement may give rise to claims by CenterState against such third party. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against either Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the Party against which such action or proceeding is brought, in addition to any other relief to which such prevailing Party may be entitled.

7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon: (i) termination of the Merger Agreement, or (ii) the consummation of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

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8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provision hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

10. Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of GFHF, and it shall not apply in any manner to Shareholder in any capacity as a director, officer or employee of GFHF or in any other capacity.

11. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction.

12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13. Waiver of Appraisal Rights; Further Assurances. To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or to demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against CenterState, GFHF or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger. From time to time prior to the termination of this Agreement, at CenterState’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

14. Disclosure. To the extent such information is required to be included, Shareholder hereby permits CenterState to publish and disclose in the Proxy Statement and Form S-4 (including, without limitation, all related documents and schedules filed with the Securities and Exchange Commission) his, her or its identity and ownership of shares of Common Stock and the nature of Shareholder’s commitments, arrangements and understandings pursuant to this Agreement.

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15. Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered by facsimile or other electronic transmission.

[Signature page follows.]

5

IN WITNESS WHEREOF, CenterState has caused this Agreement to be duly executed, and Shareholder has duly executed this Agreement, all as of the day and year first above written.

CENTERSTATE BANKS, INC.

By:
John C. Corbett
President and Chief Executive Officer

SHAREHOLDER:

Printed Name:

Total Number of Shares of Common Stock

Subject to this Agreement:

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EXHIBIT B

PLAN OF MERGER AND MERGER AGREEMENT

GATEWAY BANK OF FLORIDA GATEWAY BANK OF CENTRAL FLORIDA

GATEWAY BANK OF SOUTHWEST FLORIDA

with and into

CENTERSTATE BANK OF FLORIDA, N.A.

under the charter of

CENTERSTATE BANK OF FLORIDA, N.A.

under the title of

“CENTERSTATE BANK OF FLORIDA, N.A.”

(“Resulting Bank”)

THIS AGREEMENT is made this 30th day of November, 2016, between CenterState Bank of Florida, N.A. (hereinafter referred to as “CenterState Bank of Florida, N.A.” and the “Resulting Bank”), a national banking association, with its main office located at 1101 First Street South, Winter Haven, Florida 33880; Gateway Bank of Florida (hereinafter referred to as “GBF”), a Florida banking corporation, with its main office located at 1950 W. International Speedway Boulevard, Daytona Beach, Florida 32114; Gateway Bank of Central Florida (hereinafter referred to as “GBCF”), a Florida banking corporation, with its main office located at 1632 East Silver Springs Boulevard, Ocala, Florida 34470; and Gateway Bank of Soutwest Florida (hereinafter referred to as “GBSW”), a Florida banking corporation, with its main office located at 1100 South Tamiami Trail, Sarasota, Florida 34236. Collectively, CenterState Bank of Florida, N.A., GBF, GBCF, and GBSW are referred to as the “Banks”, and GBF, GBCF and GBSW are collectively referred to as the “GBF Banks”.

WHEREAS, at least a majority of the entire Board of Directors of CenterState Bank of Florida, N.A. has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);

WHEREAS, at least a majority of the entire Board of Directors of each GBF Bank has approved this Agreement and authorized its execution in accordance with Florida Statutes §658.42 and the Act; and

WHEREAS, CenterState Banks, Inc., which owns all of the outstanding shares of CenterState Bank of Florida, N.A., and Gateway Financial Holdings of Florida, Inc. which owns all of the outstanding shares of each GBF Bank, have entered into an Agreement and Plan of Merger (the “Plan of Merger”) which, among other things, contemplates the merger of Gateway Financial Holdings of Florida, Inc. with and into CenterState Banks, Inc., all subject to the terms and conditions of such Plan of Merger (the “BHC Merger”); and

WHEREAS, each of the Banks is entering this Agreement to provide for the merger of each GBF Bank with and into CenterState Bank of Florida, N.A., with CenterState Bank of Florida, N.A. being the surviving corporation of such merger transaction subject to, and as soon as practicable following, the closing of the BHC Merger.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement and the closing of the BHC Merger, at the Effective Time (as defined below) and pursuant to the Act, each GBF Bank shall be merged with and into CenterState Bank of Florida, N.A. (the “Merger”). Upon consummation of the Merger, CenterState Bank of Florida, N.A.

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shall continue its existence as the surviving company and Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of each GBF Bank shall cease. The closing of the Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Merger (such time when the Merger becomes effective, the “Effective Time”).

SECTION 2

The name of the Resulting Bank shall be “CenterState Bank of Florida, National Association,” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank shall be that of a national banking association. This business shall be conducted by the Resulting Bank at its main office which shall be located at 1101 First Street South, Winter Haven, Florida 33880, as well as all of the banking offices of CenterState Bank, N.A. and the banking offices of each GBF Bank that are acquired in the Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Merger as branch offices of CenterState Bank of Florida, N.A.). The savings accounts of the Resulting Bank will be issued by the Resulting Bank in accordance with the Act.

SECTION 4

Immediately upon the Merger becoming effective, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of CenterState Bank of Florida, N.A. issued and outstanding immediately prior to the Merger becoming effective. Preferred stock shall not be issued by the Resulting Bank.

SECTION 5

All assets of each GBF Bank and the Resulting Bank, as they exist at the effective time of the Merger shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description, of each GBF Bank and the Resulting Bank existing as of the effective time of the Merger, all in accordance with the provisions of the Act.

SECTION 6

CenterState Bank of Florida, N.A. and each GBF Bank shall contribute to the Resulting Bank acceptable assets having a book value, over and above liability to its creditors, in such amounts as set forth on the books of CenterState Bank of Florida, N.A. and each GBF Bank at the time the Merger becomes effective.

SECTION 7

At the effective time of the Merger, each outstanding share of common stock of each GBF Bank shall be cancelled with no consideration being paid therefor.

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Outstanding certificates representing shares of the common stock of each GBF Bank shall, at the effective time of the Merger, be cancelled.

SECTION 8

Upon the Effective Time, the then outstanding shares of the CenterState Bank of Florida, N.A.’s Common Stock shall continue to remain outstanding shares of CenterState Bank of Florida, N.A.’s Common Stock, all of which shall continue to be owned by CenterState Banks, Inc.

SECTION 9

The directors of the Resulting Bank following the Effective Time shall consist of those directors of CenterState Bank of Florida, N.A. as of the Effective Time who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of CenterState Bank of Florida, N.A. as of the Effective Time, each of whom shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 10

This Agreement has been approved by CenterState Banks, Inc., which owns all of the outstanding shares of CenterState Bank of Florida, N.A. and by Gateway Financial Holdings of Florida, Inc. which owns all of the outstanding shares of each GBF Bank.

SECTION 11

This Agreement is also subject to the following terms and conditions:

(a) The BHC Merger shall have closed and become effective.

(b) The OCC shall have approved this Agreement and the Merger and shall have issued all other necessary authorizations and approvals for the Merger, and any statutory waiting period shall have expired.

SECTION 12

Each of the Banks hereby invites and authorizes the OCC to examine each of such bank’s records in connection with the Merger.

SECTION 13

Effective as of the time this Merger shall become effective, the Articles of Association and Bylaws of the Resulting Bank shall consist of the Articles of Association and Bylaws of the Resulting Bank as in effect immediately prior to the time this Merger shall become effective.

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SECTION 14

This Agreement shall terminate if and at the time of any termination of the Plan of Merger.

SECTION 15

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent Federal law is applicable hereto, this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Florida without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns.

Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have signed this Plan of Merger and Merger Agreement effective as of the date and year first set forth above.

CENTERSTATE BANK OF FLORIDA, N.A.

By:
John C. Corbett
As Its: President and Chief Executive Officer

GATEWAY BANK OF FLORIDA

By:
David Maholias
As Its: President and Chief Executive Officer

GATEWAY BANK OF CENTRAL FLORIDA

By:
Thomas D. Ingram
As Its: Chief Executive Officer

GATEWAY BANK OF SOUTHWEST FLORIDA

By:
Shaun P. Merriman
As Its: President and Chief Executive Officer

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EXHIBIT A TO PLAN OF MERGER AND MERGER AGREEMENT

BANKING OFFICES OF THE RESULTING BANK

Main Office:

1101 First Street South

Winter Haven, Florida 33880

Branch Offices:

3670 Havendale Boulevard

Auburndale, Florida 33823

1375 North Broadway

Bartow, Florida 33831

10990 U.S. Highway 441 Southeast

Belleview, Florida 34420

1515 North Federal Highway, Suite 100

Boca Raton, Florida 33432

7301 West Palmetto Park Road

Boca Raton, Florida 33433

102 West Robertson Street

Brandon, Florida 33511

12435 Cortez Boulevard

Brooksville, Florida 34613

114 Belt Drive

Bushnell, Florida 33513

205 South W.C. Owen Avenue

Clewiston, Florida 33440

3301 North University Drive, Suite 110

Coral Springs, Florida 33065

500 North Summit Street

Crescent City, Florida 32112

18765 S. Dixie Highway

Cutler Bay, Florida 33157

14045 Seventh Street

Dade City, Florida 33525

100 East Polo Park

Davenport, Florida 33837

42725 Highway 27

Davenport, Florida 33837

6

909 SE 5th Avenue

Delray Beach, Florida 33483

1 Eastgate Square

East Palatka, Florida 32131

15830 U.S. Hwy 441

Eustis, Florida 32726

302 W. Palm Drive

Florida City, Florida 33034

2419 East Commercial Blvd., Suite 102

Ft. Lauderdale, Florida 33408

901 East Las Olas Blvd., Suite 103

Ft. Lauderdale, Florida 33301

5001 Okeechobee Road

Ft. Pierce, Florida 34947

1105 W. Broad Street

Groveland, Florida 34736

36099 U.S. Highway 27

Haines City, Florida 33844

1550 N. Krome Avenue

Homestead, Florida 33030

1750 N.E. 8th Street

Homestead, Florida 33033

28801 SW 157th Avenue

Homestead, Florida 33033

1120 S.R. 20

Interlachen, Florida 32148

1234 King Street

Jacksonville, Florida 32204

2922 Corinthian Avenue

Jacksonville, Florida 32210

7077 Bonneval Road

Jacksonville, Florida 32216

100150 Overseas Highway

Key Largo, Florida 33037

7

349 W. Oak Street

Kissimmee, Florida 34741

45 Bridge Street

Labelle, Florida 33935

500 South Florida Avenue

Lakeland, Florida 33801

4719 South Florida Avenue

Lakeland, Florida 33803

155 Lake Shore Way

Lake Alfred, Florida 33850

300 West Central Avenue

Lake Wales, Florida 33853

4144 Ashton Club Drive

Lake Wales, Florida 33859

903 West North Boulevard

Leesburg, Florida 34748

19990 SW 177th Avenue

Miami, Florida 33187

763 East 3rd Avenue

New Smyrna Beach, Florida 32169

406 East Silver Springs Boulevard

Ocala, Florida 34470

7755 S.W. 65th Avenue

Ocala, Florida 34476

811 N.E. 36th Avenue

Ocala, Florida 34470

4905 N.W. Blichton Road

Ocala, Florida 34482

2100 S. Parrott Avenue

Okeechobee, Florida 34974

945 South Orange Avenue

Orlando, Florida 32806

12285 S. Orange Blossom Trail

Orlando, Florida 32837

8

10891 N. Military Trail

Palm Beach Gardens, Florida 33410

305 South Wheeler Street

Plant City, Florida 33563

850 Cypress Parkway

Poinciana, Florida 34759

9815 S. U.S. Hwy 1

Port St. Lucie, Florida 34952

25151 South Dixie Highway

Princeton, Florida 33032

2801 Thirteenth Street

St. Cloud, Florida 34769

10101 Bloomingdale Avenue

Riverview, Florida 33578

420 West First Street

Sanford, Florida 32771

4898 East Irlo Bronson Memorial Highway

St. Cloud, Florida 34771

2400 S.E. Monterey Road, Suite 100

Stuart, Florida 34996

91390 Overseas Highway

Tavernier, Florida 33070

1815 State Road 60 East

Valrico, Florida 33594

855 21st Street

Vero Beach, Florida 32960

7722 State Road 544 East

Winter Haven, Florida 33881

1500 Lee Road

Winter Park, Florida 32789

6930 Gall Boulevard

Zephyrhills, Florida 33542

802 W. Lumsden Road

Brandon, FL 33511

5404 S. Florida Ave,

Lakeland, FL 33813

9

724 S. Florida Ave,

Lakeland, FL 33801

408 S. MacDill Ave,

Tampa, FL 33609

1804 James L Redman Pkwy,

Plant City, FL 33563

1285 1st Street South,

Winter Haven, FL 33880

2100 Main Street,

Dunedin, FL 34698

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EXHIBIT C

NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is entered into as of the 30th day of November, 2016, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and             , an individual resident of the State of Florida (“Director”).

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of November 30, 2016 (the “Merger Agreement”) by and between CenterState and Gateway Financial Holdings of Florida, Inc., a Florida corporation (“GFHF”), GFHF will merge with and into CenterState (the “Merger”), as a result of which Gateway Bank of Florida, Gateway Bank of Central Florida, and Gateway Bank of Southwest Florida, each a Florida state-chartered bank and wholly owned subsidiary of GFHF (collectively, the “GBF Banks”), will merge with and into CenterState Bank of Florida, N.A., a national banking association and wholly owned subsidiary of CenterState (“CenterState Bank, N.A.”);

WHEREAS, Director is a shareholder of GFHF and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of GFHF Common Stock (as defined in the Merger Agreement) held by Director;

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of GFHF, and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined);

WHEREAS, as a result of the Merger, CenterState will succeed to all of the Confidential Information and Trade Secrets, for which CenterState, as of the Effective Time (as defined in the Merger Agreement), will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that certain directors of GFHF, including Director, enter into this Agreement;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, CenterState and Director, each intending to be legally bound, covenant and agree as follows:

1. Restrictive Covenants.

(a) Director acknowledges that (i) CenterState has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.

(b) Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director covenants and agrees with CenterState as follows:

(i) From and after the Effective Time, Director will not disclose or use any Confidential Information or Trade Secret for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose, except for any disclosure that is required by applicable law or court order. In the event that Director is required by law or court order to disclose any Confidential Information, Director will: (i) if and to the extent permitted by such law or court order provide CenterState with prompt notice of such requirement prior to the disclosure so that CenterState may waive the requirements of this Agreement or seek an appropriate protective order at CenterState’s

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sole expense; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed.

(ii) Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of CenterState, CenterState Bank, N.A., GFHF or any GBF Bank (each a “Protected Party”), including actively sought prospective customers of any of the GBF Banks as of the Effective Date, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party.

(iii) Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, act as a director, manager, officer or employee of any business which is the same as or essentially the same as the business conducted by any Protected Party and which has an office located within the Restricted Territory.

(iv) For a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party, whether or not such employee is a full-time employee or a temporary employee of such Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of any Protected Party or hiring any such person as a result thereof.

(c) For purposes of this Section 1, the following terms shall be defined as set forth below:

(i) “Competitive,” with respect to particular products or services, shall mean products or services that are the same as or similar to the products or services of any Protected Party.

(ii) “Confidential Information” shall mean data and information:

(A) relating to the business of GFHF and its subsidiaries, including the GBF Banks, regardless of whether the data or information constitutes a Trade Secret;

(B) disclosed to Director or of which Director became aware as a consequence of Director’s relationship with GFHF and/or any of the GBF Banks;

(C) having value to GFHF and/or any of the GBF Banks and, as a result of the consummation of the transactions contemplated by the Merger Agreement, CenterState; and

(D) not generally known to competitors of GFHF or CenterState.

Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not mean data or information that (x) has been disclosed to the public, except where such public disclosure has been made by Director without authorization from GFHF or CenterState, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.

(iii) “Restricted Territory” shall mean each county in Florida where the GBF Banks operate a banking office at the Effective Time and each county contiguous to each of such counties.

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(iv) “Trade Secret” shall mean information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:

(A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(d) Director acknowledges that irreparable loss and injury would result to CenterState upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, CenterState may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

2. Term; Termination. This Agreement may be terminated at any time by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier of (i) termination of the Merger Agreement; (ii) two (2) years following the Effective Time or (iii) upon a Change in Control of CenterState (as defined in Schedule I). For the avoidance of doubt, the provisions of Section 1 shall only become operative upon the consummation of the Merger but, in such event, shall survive the consummation of the Merger until the earlier of (a) two (2) years after the Effective Time or (b) upon a Change in Control of CenterState. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement.

3. Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given to such party (x) when delivered personally to such party or (y) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 3) or (z) in the case of CenterState only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have specified by ten (10) days’ advance notice given in accordance with this Section 2), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 2.

If to CenterState:	CenterState Banks, Inc.
42745 U.S. Highway 27
Davenport, Florida 33837
Attn: Chief Executive Officer
Fax: (863) 419-7788

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If to Director:	The address of Director’s principal residence as it appears in GFHF’s records as of the date hereof, as subsequently modified by Director’s provision of notice regarding the same to CenterState.

4. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof.

5. Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and CenterState. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

6. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

7. Counterparts. This Agreement may be executed (and delivered via facsimile or other electronic transmission) in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

9. Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

[Signature page follows.]

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IN WITNESS WHEREOF, Director has executed and delivered this Agreement, and CenterState has caused this Agreement to be executed and delivered, all as of the day and year first above set forth.

CENTERSTATE BANKS, INC.

By:
John C. Corbett
President and Chief Executive Officer

Director:

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Schedule I

For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 3(b)(ii) and (iii) shall not apply to any of the following activities of Director:

1.	The provision of legal services by Director to any Person.

2.	The offer and sale of insurance products by Director to any Person.

3.	The provision of investment advisory and brokerage services by Director to any Person.

4.	The provision of private equity/venture capital financing by Director to any Person.

5.	The provision of accounting services by Director to any Person.

6.	The ownership of 5% or less of any class of securities of any Person.

7.	The provision of automobile financing in connection with the operation of auto dealerships.

8.	Obtaining banking-related services or products for entities owned or controlled by the Director.

9.	Referrals of clients or obtaining banking-related services in connection with the conduct of real estate or mortgage broker businesses.

10.	Activities that are incidental to the Director’s performance of his or her profession so long as such activities are not a scheme to circumvent the restrictions contained in this Agreement.

11.	[For Ken MacKay’s agreement only – Continuing to serve as a director of a bank having a banking office in the Restricted Territory, provided that the Director is serving as a director of such bank on the date of this Agreement.]

For the purposes of this agreement, “Change in Control of CenterState” means (a) any person or group of persons within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner, directly or indirectly, of 50% or more of the outstanding voting securities of CenterState or CenterState Bank, N.A., or (b) individuals serving on the board of directors of CenterState cease for any reason to constitute at least a majority of the board of directors of CenterState.

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EXHIBIT D

CLAIMS LETTER

November 30, 2016

CenterState Banks, Inc.

1101 First Street South

Winter Haven, Florida 33880

Attention: John C. Corbett

Gentlemen:

This letter is delivered pursuant the Agreement and Plan of Merger, dated as of November 30, 2016 (the “Merger Agreement”), by and among Gateway Financial Holdings of Florida, Inc. (“GFHF”), and CenterState Banks, Inc. (“CenterState”).

Concerning claims which the undersigned may have against GFHF or any of its subsidiaries in my capacity as an officer, director or employee, of GFHF or any of its subsidiaries, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:

1. Definitions. Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.

2. Release of Certain Claims.

(a) The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger under the Merger Agreement, each GBF Entity, and its respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his capacity as an officer, director or employee of any GBF Entity, has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation for services that have accrued but not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options and restricted stock grants which have been disclosed in writing to CenterState on or prior to the date of the Merger Agreement, and (ii) the items listed in Section 2(b) below.

(b) For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:

(i) any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any GBF Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and a GBF Entity, (B) Claims as a depositor under any deposit account with any GBF Entity, (C) Claims as the holder of any Certificate of Deposit issued by any GBF Entity, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any GBF Entity; (E) Claims in his or her capacity of a shareholder of GFHF; and (F) Claims as a holder of any check issued by any other depositor of any GBF Entity;

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(ii) the Claims excluded in (i) and (ii) of Section 2(a) above;

(iii) any Claims that the undersigned may have under the Merger Agreement;

(iv) any right to indemnification that the undersigned may have under the articles of incorporation or bylaws of any GBF Entity, under Florida law or the Merger Agreement; or

(v) any rights or Claims listed on Schedule I to this Agreement.

3. Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.

4. Miscellaneous.

a. This letter shall be governed and construed in accordance with the laws of the State of Florida (other than the choice of law provisions thereof).

b. This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and this Release supersedes all prior agreements, arrangement or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.

c. This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.

d. This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of this Release shall not constitute or be construed as the waiver of any other breach of the terms hereof.

e. The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.

f. This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties (other than the failure of CenterState to pay the Merger Consideration under the Merger Agreement). If the Merger Agreement is terminated for any reason, this letter shall be of no force or effect.

g. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

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h. IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

i. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this letter occurred or shall occur in Polk County, Florida. Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this letter shall be brought in the courts of record of the State of Florida in Polk County or the United States District Court, Middle District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

Sincerely,

Signature of Officer or Director

Name of Officer or Director

On behalf of CenterState Banks, Inc., I hereby acknowledge receipt of this letter as of this 30th day of November, 2016.

CENTERSTATE BANKS, INC.

By:
Name:	John C. Corbett
Title:	President and Chief Executive Officer

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Schedule I

Additional Excluded Claims

4

Appendix B

November 30, 2016

Board of Directors

Gateway Financial Holdings of Florida, Inc.

1950 West International Speedway Blvd

Daytona Beach, Florida 32114

Ladies and Gentlemen:

Hovde Group, LLC (“we” or “Hovde”) understand that CenterState Banks, Inc., a Florida corporation (“CenterState”) and Gateway Financial Holdings of Florida, Inc., a Florida corporation (“GFHF”) are about to enter into an Agreement and Plan of Merger to be dated on or about November 30, 2016 (the “Agreement”). Pursuant and subject to the terms of the Agreement, CenterState will acquire GFHF pursuant to the merger of GFHF with and into CenterState (the “Merger”), with CenterState being the surviving company in the Merger (the “Surviving Company”). Further, pursuant to the Agreement it is contemplated that immediately after the Effective Time and sequentially but in effect simultaneously on the Closing Date, Gateway Bank of Florida (“GBF”), Gateway Bank of Central Florida (“GBCF”) and Gateway Bank of Southwest Florida (“GBSW”), each a Florida state-chartered bank and wholly owned first-tier subsidiary of GFHF, shall be merged (the “Bank Merger”) with and into CenterState Bank of Florida, N.A., a national banking association and wholly owned first-tier subsidiary of CenterState (“CenterState Bank of Florida, N.A.” or “CenterState Bank, N.A.”), in accordance with the provisions of applicable federal and state banking laws and regulations, and CenterState Bank, N.A. shall be the surviving bank (the “Surviving Bank”). Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement.

Pursuant to and subject to the terms, conditions, and limitations set forth in the Agreement, by virtue of the Merger and without any action on the part of GFHF, CenterState or the holders of any securities thereof, at the Effective Time, and subject to Sections 1.4(c), 1.4(d), 1.4(e), 1.4(f), and 8.1(a)(viii) of the Agreement and any applicable withholding Tax, each share of common stock, par value $5.00 per share, of GFHF (the “GFHF Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares and any Dissenting Shares (collectively, the “Exchangeable Shares” and each an “Exchangeable Share”) shall be automatically converted into the right to receive, at the election of the holder thereof in accordance with, and subject to, the terms, conditions and procedures set forth in Article I of the Agreement (including the proration procedures in Section 1.4(c) thereof), the following consideration (collectively, the “Merger Consideration”), in each case without interest: (i) (such election, a “Cash Election”) $18.00 in cash (the “Cash Election Consideration”), or (ii) (such election, a “Stock Election”) 0.95 validly issued, fully paid and nonassessable shares of CenterState Common Stock (such number of shares of CenterState Common Stock, the “Stock Election Consideration”). Through the allocation process described below, the aggregate Cash Election Consideration will be equal to the product of (a) the number of shares of GFHF Common Stock outstanding at the Effective Time, multiplied by (b) $18.00, and multiplied by (c) 30%, or $34,360,605 (the “Available Cash Election Amount”) as of the date of this letter.

We note that if the Cash Election Amount is greater than the Available Cash Election Amount, then each Cash Election Share shall, instead of being converted into the Cash Election Consideration, be converted into the right to receive (1) an amount of cash (without interest) equal to the product of the Cash Election Consideration, multiplied by a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction, the “Cash Fraction”), and (2) a number of validly issued, fully paid and nonassessable shares of CenterState Common Stock equal to the product of the Stock Election Consideration multiplied by a fraction equal to one (1) minus the Cash Fraction.

Board of Directors

Gateway Financial Holdings of Florida, Inc.

We further note that if the Available Cash Election Amount is greater than the Cash Election Amount, then (1) the Exchange Agent shall select first from among the No Election Shares by a pro rata selection process, and then (if necessary) from among the remaining Stock Election Shares, by a pro rata selection process, a sufficient number of Stock Election Shares to instead receive the Cash Election Consideration such that the Cash Election Amount equals as closely as practicable but does not exceed the Available Cash Election Amount, and each share of GFHF Common Stock that would have been a Stock Election Share but for the adjustment pursuant to this subsection (B) shall automatically be deemed to be a Cash Election Share; (2) each Cash Election Share shall be converted into the right to receive the Cash Election Consideration; and (3) each Stock Election Share remaining after the adjustment process pursuant to this subsection (B) shall be converted into the right to receive CenterState Common Stock pursuant to Section 1.4(b) of the Agreement.

We have been advised and have assumed that GFHF will have 6,363,075 shares of common stock outstanding at the Effective Date (inclusive of 5,443,839 shares of GFHF Common Stock issued and outstanding as of the date of the Agreement, and 919,236 shares of Series A Preferred Stock convertible without additional consideration into 919,236 shares of GFHF Common Stock).

Pursuant to the Agreement, each valid option to purchase shares of GFHF Common Stock (each, a “GFHF Stock Option”), outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become fully vested and be converted into an option to purchase that number of shares of CenterState Common Stock as shall equal the product obtained by multiplying the Stock Election Consideration (the “Option Exchange Ratio”) by that number of shares of GFHF Common Stock which such option entitled the holder thereof to purchase (rounded to the nearest whole share), and at an exercise price equal to the quotient obtained by dividing the exercise price per share of the GFHF Stock Option by the Option Exchange Ratio (rounded to the nearest cent). For purposes of our opinion, we have assumed that 1,235,180 outstanding GFHF Stock Options will be converted into CenterState options to purchase 1,173,421 shares of CenterState Common Stock (which, based on a closing price of CenterState Common Stock of $22.46 as of November 29, 2016, has a value, net of the aggregate exercise prices, of approximately $13,076,851).

We have assumed for purposes of the foregoing and our opinion that the Average Closing Price for CenterState Common Stock as of the Determination Date will be not be less than $18.53, and that CenterState will pay Merger Consideration at the Closing Date in an amount not less than $121,232,000. Assuming 6,363,075 shares of common stock outstanding at the Effective Date (including shares of Series A Preferred Stock convertible without additional consideration into shares of GFHF Common Stock), based on a closing price of $22.46 for CenterState Common Stock as of November 29, 2016, the value of the Merger Consideration was $129,398,857 (comprised of Stock Election Consideration of 4,231,445 shares with a value of $95,038,252 and Cash Election Consideration of $34,360,605).

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the shareholders of GFHF. This opinion addresses only the fairness of the Merger Consideration to be paid in connection with the Merger, and we are not opining on any individual stock, cash, or other components of the consideration.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed a draft of the Agreement dated November 29, 2016, as provided to Hovde by GFHF;

(ii)	reviewed unaudited financial statements for GFHF and CenterState for the nine-month period ended September 30, 2016;

(iii)	reviewed certain historical annual reports of each of GFHF and CenterState, including audited annual reports for the year ending December 31, 2015;

Board of Directors

Gateway Financial Holdings of Florida, Inc.

(iv)	reviewed certain historical publicly available business and financial information concerning each of GFHF and CenterState;

(v)	reviewed certain internal financial statements and other financial and operating data concerning of GFHF and CenterState;

(vi)	reviewed financial projections prepared by certain members of senior management of GFHF;

(vii)	discussed with certain members of senior management of GFHF and CenterState, the business, financial condition, results of operations and future prospects of GFHF and CenterState; the history and past and current operations of GFHF and CenterState; GFHF’s and CenterState’s historical financial performance; and their assessment of the rationale for the Merger;

(viii)	reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(ix)	assessed general economic, market and financial conditions;

(x)	reviewed the pro forma impact of the Merger on the combined company’s earnings per share, consolidated capitalization and financial ratios;

(xi)	taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;

(xii)	reviewed historical market prices and trading volumes of CenterState’s common stock;

(xiii)	reviewed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis; and

(xiv)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed, without independent verification, that the representations and financial and other information included in the Agreement or otherwise provided to us by GFHF or CenterState are true and complete. Hovde has relied upon the management of GFHF as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to Hovde by GFHF, and Hovde assumed such forecasts and projections have been reasonably prepared by GFHF on a basis reflecting the best currently available information and GFHF’s judgments and estimates. We have assumed that such forecasts and projections would be realized in the amounts and at the times contemplated thereby, and we do not in any respect assume any responsibility for the accuracy or reasonableness thereof. We have been authorized by GFHF to rely upon such forecasts and projections and other information and data, including without limitation the projections, and we express no view as to any such forecasts, projections or other information or data, or the bases or assumptions on which they were prepared.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by GFHF or CenterState or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of GFHF and CenterState that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review.

We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for GFHF and CenterState

Board of Directors

Gateway Financial Holdings of Florida, Inc.

are, in the aggregate, adequate to cover such losses, and will be adequate on a pro forma basis for the combined entity. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of GFHF or CenterState, the collateral securing any such assets or liabilities, or the collectability of any such assets and we were not furnished with any such evaluations or appraisals; nor did we review any loan or credit files of GFHF or CenterState.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by GFHF or any other party to the Agreement and that the final Agreement will not differ materially from the draft we reviewed. We have assumed that the Merger will be consummated in compliance with all applicable laws and regulations. GFHF has advised us that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on GFHF or CenterState or would have a material adverse effect on the contemplated benefits of the Merger.

Our opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the Merger on GFHF, or its shareholders; (ii) any advice or opinions provided by any other advisor to the Board or GFHF; (iii) any other strategic alternatives that might be available to GFHF; or (iv) whether CenterState has sufficient cash or other sources of funds to enable it to pay the consideration contemplated by the Merger.

Our opinion does not constitute a recommendation to GFHF as to whether or not GFHF should enter into the Agreement or to any shareholders of GFHF as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the Merger. Our opinion does not address the underlying business decision to proceed with the Merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of GFHF relative to the amount of consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the Merger Consideration is necessarily the highest or best price that could be obtained in a sale, merger, or combination transaction with a third party. We do not express any opinion as to the value of CenterState’s common stock following the announcement of the proposed Merger, or the value of CenterState’s common stock following the consummation of the Merger, or the prices at which shares of CenterState’s common stock may be purchased or sold at any time. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of GFHF or CenterState.

This opinion was approved by Hovde’s fairness opinion committee. This letter is directed solely to the board of directors of GFHF and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement or information statement to be delivered to the holders of GFHF’s common stock in connection with the Merger if, and only if, this letter is quoted in full or attached as an exhibit to such document, this letter has not been withdrawn prior to the date of such document, and any description of or reference to Hovde or the analyses performed by Hovde or any summary of this opinion in such filing is in a form acceptable to Hovde and its counsel in the exercise of their reasonable judgment.

Our opinion is based solely upon the information available to us and described above, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring or information that becomes available after the date hereof.

Board of Directors

Gateway Financial Holdings of Florida, Inc.

In arriving at this opinion, Hovde did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. In addition to being retained to render this opinion letter, we were retained by GFHF to act as their financial advisor in connection with the Merger.

In connection with our services, we will receive from GFHF a fairness opinion fee that is contingent upon the issuance of this opinion letter and a completion fee that is contingent upon the consummation of the Merger. GFHF has also agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement. We or our affiliates have been engaged by and/or received compensation from CenterState in the past, and may presently or in the future, seek or receive compensation from CenterState in connection with future transactions, or in connection with potential advisory services and corporate transactions, although to our knowledge none are expected at this time. Certain owners and/or employees of Hovde are beneficial owners of shares of CenterState common stock. Other than the receipt of the completion fee by Hovde upon the consummation of the Merger, such persons’ interests in the Merger, including the consummation thereof, is the same as any other shareholder of CenterState, and the foregoing beneficial ownership has been disclosed to GFHF. In the ordinary course of our business as a broker dealer, we may purchase securities from and sell securities to CenterState and their affiliates. We may also trade the securities of CenterState and their affiliates for our own account and the accounts of our customers. Except for the foregoing, during the past two years there have not been, and there are no mutual understandings contemplating in the future, any material relationships between Hovde and GFHF or CenterState.

Based upon and subject to the foregoing review, assumptions and limitations, we are of the opinion, as of the date hereof, that the Merger Consideration to be paid in connection with the Merger is fair to the shareholders of GFHF from a financial point of view.

Sincerely,

HOVDE GROUP, LLC

Appendix C

November 30, 2016

Board of Directions

Gateway Financial Holdings of Florida, Inc.

1950 West International Speedway Blvd

Daytona Beach, FL 32114

Members of the Board:

We understand that CenterState Banks, Inc. (“CenterState”) and Gateway Financial Holdings of Florida, Inc. (“GFHF”) have entered into an Agreement and Plan of Merger dated November 30, 2016 (the “Agreement”), pursuant to which GFHF will merge with and into CenterState (the “Merger”). Under the terms of the Agreement, each share of GFHF Common Stock issued and outstanding prior to the Effective Time shall be converted into the right to receive, at the election of the holder, $18.00 in cash (the “Cash Election Consideration”), or 0.95 shares of CenterState Common Stock (the “Stock Election Consideration”) (collectively, the “Merger Consideration”), subject to certain limitations as set forth in the Agreement. You have requested our opinion that the Merger Consideration is fair to the shareholders of GFHF from a financial point of view. The terms and conditions of the Merger are fully set forth in the Agreement and capitalized terms used herein without definition shall have meanings assigned to them in the Agreement. The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.

Monroe Financial Partners, Inc. (“Monroe”) is a Financial Industry Regulatory Authority (FINRA) member investment banking firm, which specializes in the securities of financial institutions. As part of our investment banking activities, we are regularly engaged in the valuation of financial institutions and transactions relating to their securities. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to CenterState and GFHF and their respective affiliates. We may also actively trade the equity and debt securities of CenterState and/or GFHF or their respective affiliates for our own account and for the accounts of our customers. We regularly publish our research on independent community banks regarding their financial and stock price performance. We are familiar with the commercial banking industry in Florida and the major commercial banks operating in that market. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of GFHF and will receive a fee for our services upon delivery of this opinion, which is not contingent upon the successful completion of the Merger. GFHF has also agreed to reimburse us for our reasonable out-of-pocket expenses and has agreed to indemnify us for certain liabilities arising out of our engagement. During the past two years, Monroe has provided investment bank and financial advisory services to GFHF for which it has received compensation. Monroe has not provided any investment banking or financial advisory services to CenterState in the past two years.

In reaching our opinion, we have analyzed the respective financial positions and operating results, both current and historical, of CenterState and GFHF. We have reviewed: (i) the Agreement; (ii) audited financial statements of GFHF for years ending December 31, 2010 through 2015; (iii) audited financial statements of CenterState for years ended December 31, 2010 through December 31, 2015; (iv) unaudited financial statements of GFHF for the nine months ended September 30, 2016; (v) unaudited financial statements of CenterState for the nine months

Board of Directors

Gateway Financial Holdings of Florida, Inc.

November 30, 2016

ended September 30, 2016; and (vi) certain other financial and operating information with respect to the business, operations and prospects of CenterState and GFHF. We have also: (a) held discussions with members of the managements of both CenterState and GFHF regarding historical and current business operations, financial condition and future prospects of their respective companies; (b) reviewed the historical market prices and any trading activity for the common stocks of both CenterState and GFHF; (c) compared the results of operations of CenterState and GFHF with those of certain banking companies which we deemed to be comparable and relevant; (d) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations we deemed comparable and relevant; (e) considered the current market environment generally and the commercial banking environment in particular; and (f) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information, including financial projections, that was available to us from public sources, that was provided to us by CenterState and GFHF or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the senior management of each of CenterState and GFHF that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of CenterState or GFHF or any of their subsidiaries, or the collectability of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of CenterState or GFHF or any of their subsidiaries nor have we reviewed any individual credit files relating to CenterState or GFHF or any of their subsidiaries.

In preparing our analyses, we used estimated long term projections of GFHF, as provided by the senior management of GFHF, as well as publicly available earnings per share estimates provided by senior management of CenterState. With respect to the financial projections for both CenterState and GFHF used by us in our analyses, the senior management of each confirmed to us that those projections reflected the best currently available estimates and judgments of the future financial performances of their respective companies. We assumed that the financial performances reflected in all projections and estimates used by us in our analyses would be achieved. We express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of either CenterState or GFHF since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement and that the conditions precedent in the Agreement are not waived. Finally, with your consent, we have relied upon the advice GFHF received from its legal, accounting and tax advisors as to all legal, accounting, regulatory and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise

Board of Directors

Gateway Financial Holdings of Florida, Inc.

November 30, 2016

comment upon events occurring after the date hereof and do not have an obligation to update, revise or reaffirm this opinion. We are not expressing any opinion herein as to the prices at which CenterState Common Stock or GFHF Common Stock have traded or will trade following the announcement of the Merger nor the prices at which CenterState Common Stock will trade following the consummation of the Merger. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

Our opinion is directed to the Board of Directors of GFHF in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of GFHF as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or any transactions related thereto. Our opinion is directed only to the fairness of the Merger, from a financial point of view, to GFHF’s shareholders and does not address the underlying business decision of GFHF to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies or transaction that might exist for GFHF or the effect of any other transaction in which GFHF might engage. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger or in any other related transaction by any officer, director, or employee, or class of such persons, relative to the compensation to be received in the Merger by any other shareholder. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Monroe’s prior written consent. This opinion has been approved by Monroe’s fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration is fair to the shareholders of Gateway Financial Holdings of Florida, Inc. from a financial point of view.

Sincerely,

MONROE FINANCIAL PARTNERS, INC.

Appendix D

FLORIDA DISSENTERS’ RIGHTS LAW

607.1301    Appraisal rights; definitions.

— The following definitions apply to ss. 607.1302-607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9)	“Shareholder” means both a record shareholder and a beneficial shareholder.

History. — s. 118, ch. 89-154; s. 21, ch. 2003-283; s. 2, ch. 2005-267.

607.1302     Right of shareholders to appraisal. —

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights are not available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval;

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation;

(g) An amendment of the articles of incorporation of a social purpose corporation to which s. 607.504 or s. 607.505 applies;

(h) An amendment of the articles of incorporation of a benefit corporation to which s. 607.604 or s. 607.605 applies;

(i) A merger, conversion, or share exchange of a social purpose corporation to which s. 607.504 applies; or

(j) A merger, conversion, or share exchange of a benefit corporation to which s. 607.604 applies.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

History. — s. 119, ch. 89-154; s. 5, ch. 94-327; s. 31, ch. 97-102; s. 22, ch. 2003-283; s. 1, ch. 2004-378; s. 3, ch. 2005-267; s. 5, ch. 2014-209.

607.1303     Assertion of rights by nominees and beneficial owners. —

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

History. — s. 23, ch. 2003-283.

607.1320     Notice of appraisal rights. —

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

History. — s. 120, ch. 89-154; s. 35, ch. 93-281; s. 32, ch. 97-102; s. 24, ch. 2003-283.

607.1321    Notice of intent to demand payment. —

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

History. — s. 25, ch. 2003-283; s. 7, ch. 2004-378.

607.1322    Appraisal notice and form. —

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1.	The shareholder’s name and address.

2.	The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3.	That the shareholder did not vote for the transaction.

4.	Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5.	If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1.	Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2.	A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3.	The corporation’s estimate of the fair value of the shares.

4.	An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5.	That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6.	The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of ss. 607.1301-607.1333.

History. — s. 26, ch. 2003-283

607.1323    Perfection of rights; right to withdraw. —

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

History. — s. 27, ch. 2003-283.

607.1324     Shareholder’s acceptance of corporation’s offer. —

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

History. — s. 28, ch. 2003-283.

607.1326     Procedure if shareholder is dissatisfied with offer. —

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

History. — s. 29, ch. 2003-283.

607.1330     Court action. —

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

History. — s. 2, ch. 2004-378.

607.1331    Court costs and counsel fees. —

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

History. — s. 30, ch. 2003-283; s. 98, ch. 2004-5.

607.1332     Disposition of acquired shares. —

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

History. — s. 31, ch. 2003-283.

607.1333    Limitation on corporate payment. —

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (1)(b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

History. — s. 32, ch. 2003-283.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 607.0850, Florida Statutes, grants a corporation the power to indemnify its directors, officers, employees, and agents for various expenses incurred resulting from various actions taken by its directors, officers, employees, or agents on behalf of the corporation. In general, if an individual acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the action was unlawful, then the corporation has the power to indemnify said individual who was or is a party to any proceeding (including, in the absence of an adjudication of liability (unless the court otherwise determines), any proceeding by or in the right of the corporation) against liability expenses, including counsel fees, incurred in connection with such proceeding, including any appeal thereof (and, as to actions by or in the right of the corporation, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof). To the extent that a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any proceeding, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. The term “proceeding” includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

Any indemnification in connection with the foregoing, unless pursuant to a determination by a court, shall be made by the corporation upon a determination that indemnification is proper in the circumstances because the individual has met the applicable standard of conduct. The determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding; (ii) by majority vote of a committee duly designated by the board of directors consisting solely of two or more directors not at the time parties to the proceeding; (iii) by independent legal counsel selected by the board of directors or such committee; or (iv) by the shareholders by a majority vote of a quorum consisting of shareholders who are not parties to such proceeding. Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, then the directors or the committee shall evaluate the reasonableness of expenses and may authorize indemnification. Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

Section 607.0850 also provides that the indemnification and advancement of expenses provided pursuant to that Section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses may not be made if a judgment or other final adjudication established that the individual’s actions, or omissions to act, were material to the cause of action so adjudicated and constitute (i) a violation of the criminal law (unless the individual had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful); (ii) a transaction from which the individual derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor in a proceeding by or in the right of a shareholder. Indemnification and advancement of expenses shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person, unless otherwise provided when authorized or ratified.

Section 607.0850 further provides that unless the corporation’s articles of incorporation provide otherwise, then notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that (i) the individual is entitled to mandatory indemnification under Section 607.0850 (in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses); (ii) the individual is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power under Section 607.0850; or (iii) the individual is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether the person met the standard of conduct set forth in Section 607.0850. Further, a corporation is granted the power to purchase and maintain indemnification insurance.

Article VI of the Bylaws of the Company provides for indemnification of the Company’s officers and directors and advancement of expenses. The text of the indemnification provision contained in the Bylaws is set forth in Exhibit 3.2 to this Registration Statement. Among other things, indemnification is granted to each person who is or was a director, officer or employee of the Company and each person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation to the full extent authorized by law. Article VI of the Company’s Bylaws also sets forth certain conditions in connection with any advancement of expenses and provision by the Company of any other indemnification rights and remedies. The Company also is authorized to purchase insurance on behalf of any person against liability asserted whether or not the Company would have the power to indemnify such person under the Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to CenterState’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, CenterState has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

2.1	—	Agreement and Plan of Merger dated November 30, 2016 between Gateway Financial Holdings of Florida, Inc. and CenterState Banks, Inc. (attached as Appendix A to the proxy statement/prospectus). Certain exhibits and schedules to the Agreement and Plan of Merger have been omitted. Such exhibits and schedules are described in the Agreement and Plan of Merger. CenterState Banks, Inc. hereby agrees to furnish to the Securities and Exchange Commission, upon its request, any or all of such omitted exhibits or schedules.

3.1	—	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4, File No. 333-95087, dated January 20, 2000 (the “Initial Registration Statement”))

3.2	—	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K dated April 25, 2006)

3.3	—	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated December 16, 2009)

3.4	—	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.6 to the Company’s Form 10-K dated March 4, 2010)

3.5	—	Bylaws (incorporated by reference to Exhibit 3.2 to the Initial Registration Statement)

3.6	—	Amendment to Bylaws (incorporated by reference to Exhibit 3.4 to the Company’s Form 10-K dated March 7, 2008)

3.7	—	Articles of Amendment to the Articles of Incorporation authorizing the Preferred Shares (Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated November 24, 2008.)

3.8	—	Articles of Amendment to the Articles of Incorporation increasing the number of authorized common shares from 40,000,000 to 100,000,000 (Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated December 16, 2015.)

3.9	—	Specimen Stock Certificate of CenterState Banks, Inc. (Incorporated by reference to Exhibit 4.2 to the Registration Statement.)

5.1	—	Legal Opinion of Smith Mackinnon, PA as to the validity of the Common Stock being offered hereby*

8.1	—	Tax Opinion and consent of Hacker, Johnson & Smith, P.A.*

21.1	—	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Form 10-K dated March 4, 2016)

23.1	—	Consent of Crowe Horwath LLP

23.2	—	Consent of Hacker, Johnson & Smith, P.A. (included in Exhibit 8.1)*

23.3	—	Consent of Smith Mackinnon, P.A. (included in Exhibit 5.1)*

23.4	—	Consent of Hovde Group, LLC

23.5	—	Consent of Monroe Financial Partners, Inc.

23.6	—	Consent of Hacker, Johnson & Smith, P.A.

24	—	Power of Attorney*

99.1	—	Form of Proxy to be used at Gateway Financial Holdings of Florida, Inc. Special Shareholders Meeting

99.2	—	Form of Election Form to be mailed to shareholders of Gateway Financial Holdings of Florida, Inc.*

*		Previously filed

(b)	Financial Statement Schedules

Not applicable.

Schedules are omitted for the reason that they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

(c)	Reports, Opinions or Appraisals

(1)	Opinion of Hovde Group LLC (included as Appendix B to the proxy statement/prospectus contained in this Registration Statement)

(2)	Opinion of Monroe Financial Partners, Inc. (included as Appendix C to the proxy statement/prospectus contained in this Registration Statement)

Item 22.	Undertakings

The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.

The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remained unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of the Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed in its behalf by the undersigned, thereunto duly authorized, in Winter Haven, Florida, on January 30, 2017.

CenterState Banks, Inc.

/s/ John C. Corbett
John C. Corbett
President and Chief Executive Officer

/s/ Jennifer Idell
Jennifer Idell
Senior Vice President and Chief Financial Officer
(Principal financial officer and principal accounting officer)

In accordance with the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities on January 30, 2017.

Signature	Title

/s/ Ernest S. Pinner* Ernest S. Pinner	Executive Chairman of the Board

/s/ John C. Corbett John C. Corbett	Director and President and Chief Executive Officer (Principal Executive Officer)

/s/ Jennifer Idell Jennifer Idell	Senior Vice President and Chief Financial Officer (Principal financial officer and principal accounting Officer)

/s/ James H. Bingham* James H. Bingham	Director

/s/ G. Robert Blanchard, Jr.* G. Robert Blanchard, Jr.	Director

/s/ C. Dennis Carlton* C. Dennis Carlton	Director

/s/ Michael F. CiFerri* Michael F. CiFerri	Director

/s/ Griffin A. Greene* Griffin A. Greene	Director

/s/ Charles W. McPherson* Charles W. McPherson	Director

/s/ George Tierso Nunez, II* George Tierso Nunez, II	Director

/s/ Thomas E. Oakley* Thomas E. Oakley	Director

/s/ William Knox Pou, Jr.* William Knox Pou, Jr.	Director

/s/ Daniel R. Richey* Daniel R. Richey	Director

/s/ Joshua A. Snively* Joshua A. Snively	Director

* Signed on behalf of the individual by Jennifer Idell on January 30, 2017 pursuant to Power of Attorney dated January 18, 2017.

/s/ Jennifer Idell
Jennifer Idell
Senior Vice President and Chief Financial Officer
(Principal financial officer and principal accounting officer)

INDEX TO EXHIBITS

23.1	—	Consent of Crowe Horwath LLP

23.4	—	Consent of Hovde Group LLC

23.5	—	Consent of Monroe Financial Partners, Inc.

23.6	—	Consent of Hacker, Johnson & Smith, P.A.

99.1	—	Form of Proxy to be used at Gateway Financial Holdings of Florida, Inc. Special Shareholders Meeting